Exhibit 10.1

CREDIT AGREEMENT
DATED AS OF SEPTEMBER 9, 2011
AMONG
MOLINA HEALTHCARE, INC.,
THE LENDERS,
U.S. BANK NATIONAL ASSOCIATION
AS ADMINISTRATIVE AGENT
AND
U.S. BANK NATIONAL ASSOCIATION
AS LEAD ARRANGER AND SOLE BOOK RUNNER
AND
CITY NATIONAL BANK AND
UNION BANK, N.A.
AS CO-SYNDICATION AGENTS

i

Page
ARTICLE IV CONDITIONS PRECEDENT	45
4.1. Initial Credit Extension	45
4.2. Each Credit Extension	46

ARTICLE V REPRESENTATIONS AND WARRANTIES	46
5.1. Existence, Qualification and Power	46
5.2. Authorization; No Contravention	47
5.3. Governmental Authorization; Other Consents	47
5.4. Binding Effect	47
5.5. Financial Statements; No Material Adverse Effect	47
5.6. Litigation	48
5.7. No Default	48
5.8. Subsidiaries	48
5.9. Ownership of Personal Property; Liens	48
5.10. Intellectual Property; Licenses, Etc	48
5.11. Real Estate; Leases	49
5.12. Environmental Matters	49
5.13. Security Documents	50
5.14. Insurance	50
5.15. Taxes	50
5.16. ERISA Compliance	51
5.17. Margin Regulations; Investment Company Act	51
5.18. Disclosure	52
5.19. Compliance with Laws	52
5.20. Labor Matters	52
5.21. Licensing	53
5.22. Solvency	53
5.23. Borrower Identification	53

ARTICLE VI COVENANTS	54
6.1. Financial Statements	54
6.2. Certificates; Other Information	57
6.3. Notices	56
6.4. Payment of Obligations	58
6.5. Preservation of Existence	58
6.6. Maintenance of Properties	58
6.7. Maintenance of Insurance	58
6.8. Reinsurance Arrangements	59
6.9. Compliance with Laws	59
6.10. Books and Records	59
6.11. Inspection Rights	59
6.12. Use of Proceeds	59
6.13. Further Assurances with Respect to Non-Regulated Subsidiaries	59
6.14. Further Assurances with Respect to Regulated Subsidiaries	60
6.15. Further Assurances with Respect to other Collateral	61

v

SCHEDULES
PRICING SCHEDULE
SCHEDULE I — Commitments
SCHEDULE 1 — Initial Guarantors
SCHEDULE 2.19 — Existing Facility LCs
SCHEDULE 5.3 — Third Party Consents
SCHEDULE 5.8 — Subsidiaries and Other Equity Investments
SCHEDULE 5.11 — Fee Properties; Leased Properties
SCHEDULE 5.14 — Insurance
SCHEDULE 5.20 — Labor Matters
SCHEDULE 5.23 — Borrower Identification
SCHEDULE 6.19 — Liens
SCHEDULE 6.20 — Investments
SCHEDULE 6.21 — Indebtedness
SCHEDULE 6.27 — Transactions with Affiliates
EXHIBITS
EXHIBIT A — Form of Compliance Certificate
EXHIBIT B — Form of Assignment and Assumption Agreement
EXHIBIT C — Form of Borrowing Notice
EXHIBIT D — Form of Note
EXHIBIT E — Form of Increasing Lender Supplement
EXHIBIT F — Form of Augmenting Lender Supplement
EXHIBIT G — List of Closing Documents
EXHIBIT H — Form of Joinder Agreement
EXHIBIT I — Form of Mortgage

EXHIBIT J — Form of Pledge Agreement
EXHIBIT K — Form of Security Agreement
EXHIBIT L — Form of Subsidiary Guaranty
EXHIBIT M-1 — Form of Legal Opinion of External Counsel
EXHIBIT M-2 — Form of Legal Opinion of In-House Counsel

CREDIT AGREEMENT
     This Credit Agreement (the “Agreement”), dated as of September 9, 2011, is among Molina Healthcare, Inc., the Lenders and U.S. Bank National Association, a national banking association, as LC Issuer, Swing Line Lender and as Administrative Agent. The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.1. Definitions. As used in this Agreement:
     “Account Control Agreement” means any Account Control Agreement in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time in a manner reasonably satisfactory to the Administrative Agent.
     “Acquiring Party” means the Borrower, any other Loan Party or any wholly-owned Subsidiary of the Borrower whose stock is pledged pursuant to the Pledge Agreement who makes an Acquisition.
     “Acquisition”, by any Person, means the purchase or acquisition by such Person of any capital stock of another Person other than a Loan Party or all or any substantial portion of the Property (other than the capital stock) of another Person other than a Loan Party, whether involving a merger or consolidation with such other Person.
     “Act” shall have the meaning set forth in Section 9.14.
     “Actual Knowledge” means, as to any matter with respect to any Person, the actual knowledge of such matter by a Responsible Officer of such Person, it being understood in any event that “Actual Knowledge” shall be deemed to exist upon receipt of notice of such matter by a Responsible Officer.
     “Administrative Agent” means U.S. Bank in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.
     “Advance” means a borrowing hereunder, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.
     “Affected Foreign Subsidiary” means any “controlled foreign corporation” within the meaning of Section 957 of the Code, to the extent a pledge of such Foreign Subsidiary’s Equity Interests would cause a Deemed Dividend Problem.
     “Affected Lender” shall have the meaning set forth in Section 2.20.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.

     “Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof. As of the date of this Agreement, the Aggregate Commitment is $170,000,000.
     “Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.
     “Agreement” means this Credit Agreement, as it may be amended or modified and in effect from time to time.
     “Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum and (iii) the Eurodollar Rate (without giving effect to the Applicable Margin) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate reported by the applicable financial information service at approximately 11:00 a.m. London time on such day.
     “Applicable Fee Rate” means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the unused portion of the Aggregate Commitment at such time as set forth in the Pricing Schedule.
     “Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.
     “Applicable Pledge Percentage” means 100% but 65% in the case of a pledge by the Borrower or any Domestic Subsidiary of its Equity Interests in an Affected Foreign Subsidiary.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arco” means the real property with a street address of 200 & 300 Oceangate, Long Beach, California, 90802, and the office project, all fixtures and other improvements located at such location.
     “Arranger” means U.S. Bank, and its successors, in its capacity as Lead Arranger and Sole Book Runner.
     “Article” means an article of this Agreement unless another document is specifically referenced.
     “Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and the Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year of the Borrower and the Subsidiaries, including the notes thereto.
     “Augmenting Lender” shall have the meaning set forth in Section 2.23.

     “Authorized Officer” means any of the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or General Counsel of a Loan Party, acting singly.
     “Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.
     “Base Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.
     “Base Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Base Rate.
     “Base Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Base Rate.
     “Borrower” means Molina Healthcare, Inc., a Delaware corporation, and its successors and assigns.
     “Borrowing Date” means a date on which an Advance is made or a Facility LC is issued hereunder.
     “Borrowing Notice” shall have the meaning set forth in Section 2.8.
     “Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York, and London, England, for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York, for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.
     “Businesses” shall have the meaning set forth in Section 5.12.
     “Capital Expenditures” means, for any period for any Person, without duplication (a) all expenditures made directly or indirectly during such period for Capital Assets (whether paid in cash or other consideration or accrued as a liability and including, without limitation, all expenditures for maintenance and repairs which are required, in accordance with GAAP, to be capitalized on the books of such Person) and (b) solely to the extent not otherwise included in clause (a) of this definition, the aggregate principal amount of all Indebtedness (including, without limitation, obligations in respect of Capitalized Leases) assumed or incurred during such period to finance any such expenditures for Capital Assets. For purposes of this definition, (i) Permitted Acquisitions shall not be included in Capital Expenditures, and (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing assets, equipment or other property or with insurance proceeds, condemnation awards or other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such asset, equipment or other property for the asset, equipment or other property being traded in at such time or the amount of such insurance proceeds, as the case may be.

     “Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which in accordance with GAAP, is or should be accounted for, as a capital lease on the balance sheet of such Person.
     “Cash Equivalents” means:
     (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition;
     (b) marketable obligations issued by any State of the United States of America or any local government or other political subdivision thereof rated (at the time of acquisition of such security) at least “AA” by S&P or the equivalent thereof by Moody’s having maturities of not more than one year from the date of acquisition;
     (c) certificates of deposit maturing not more than twelve (12) months from the date of acquisition thereof issued by a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender or the parent company of a Lender, provided that (i) such deposits are denominated in Dollars, (ii) such bank or trust company has capital, surplus and undivided profits of not less than $100,000,000 and (iii) such bank or trust company has certificates of deposit or other debt obligations rated at least “A-1” (or its equivalent) by S&P or “P-1” (or its equivalent) by Moody’s;
     (d) commercial paper and variable or fixed rate notes issued by any Lender or by the parent company of any Lender and commercial paper and variable rate notes issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating (at the time of acquisition of such security) of at least “A-1” or the equivalent thereof by S&P or at least “P-1” or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long-term unsecured debt rating (at the time of at least “Aa” or the equivalent thereof by Moody’s) and in each case maturing within one year after the date of acquisition; and
     (e) repurchase agreements with any Lender or any primary dealer maturing within one (1) year from the date of acquisition that are fully collateralized by investment instruments that would otherwise be Cash Equivalents; provided that the terms of such repurchase agreements comply with the guidelines set forth in the “Federal Financial Institutions Examinations Council Supervisory Policy — Repurchase Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency in October 31, 1985”.
     “Cash Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), with respect to any and all Cash Management Services.
     “Cash Management Services” means any banking services that are provided to the Borrower or any Subsidiary by the Administrative Agent or any of its Affiliates (other than pursuant to this Agreement), including without limitation: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, or (g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.

     “Change of Control” means, with respect to any Person, an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 promulgated under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); provided, however, that notwithstanding any of the foregoing, transfers of Equity Interests among members of the Molina Family and/or trusts beneficially owned by any member of the Molina Family shall not be considered a Change of Control hereunder; or
     (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).
     “CMS” means the Centers for Medicare and Medicaid Services and any successor thereof.
     “Co-Syndication Agent” means each of City National Bank and Union Bank, N.A. in their respective capacities as co-syndication agents for the credit facility evidenced by this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
     “Collateral” means all the “Collateral” referred to in the Collateral Documents.
     “Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, each Account Control Agreement, each Mortgage, each Intellectual Property Security Agreement and any other security agreements, pledge agreements or similar instruments delivered to the Administrative Agent from time to time pursuant to Sections 6.13, 6.14 and 6.15.
     “Collateral Shortfall Amount” shall have the meaning set forth in Section 8.1.
     “Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to, and participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth on Schedule I, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3(b) or as otherwise modified from time to time pursuant to the terms hereof.
     “Company Action Level” means the Company Action Level risk-based capital threshold, as defined by the HMO Model Act or comparable act applicable to a Regulated Subsidiary.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit A attached hereto.
     “Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (i) Consolidated Interest Expense, (ii) expense for taxes paid in cash or accrued, (iii) depreciation expense, (iv) amortization expense, (v) extraordinary or non-recurring, non-cash expenses, charges or losses incurred other than in the ordinary course of business and (vi) non-cash charges related to stock based compensation expenses pursuant to the financial reporting guidance of the Financial Accounting Standards Board concerning stock-based compensation as in effect from time to time, minus, to the extent included in Consolidated Net Income, extraordinary or non-recurring, non-cash income or gains realized other than in the ordinary course of business.
     “Consolidated Funded Indebtedness” means, for the Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP, as of any date of determination, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness (other than customary reservations of title under agreements with suppliers entered into in the ordinary course of business), (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, including, without limitation, all unreimbursed drafts drawn thereunder, bank guaranties, surety bonds and similar instruments (less the amount of any cash collateral securing any such letters of credit and banker’s acceptances), (d) the outstanding principal amount of all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of Capitalized Leases, (f) the attributed principal amount of Securitization Transactions, (g) all preferred stock or comparable Equity Interests providing for mandatory redemption, sinking fund or other like payments at any time prior to the Facility Termination Date, (h) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (g) above, which shall include any Guarantee in connection with the purchase of Arco, and (i) all Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person; provided, however, that Contingent Obligations arising as a result of surety bond requirements in connection with any MMIS Contract to which the Borrower or a Subsidiary is a party shall not be included in Consolidated Funded Indebtedness. To the extent that the rights and remedies of the obligee of any Consolidated Funded Indebtedness are limited to certain property or are otherwise non-recourse to the Borrower or any Subsidiary the amount of such Consolidated Funded Indebtedness shall be limited to the value of such Person’s interest in such property (valued at the higher of book value or market value as of such date of determination).
     “Consolidated Interest Expense” means, with reference to any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

     “Consolidated Net Income” means, for any period, the Net Income of the Borrower and the Subsidiaries on a consolidated basis for such period.
     “Consolidated Rent Expense” means, with reference to any period, the rent expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period, in accordance with GAAP.
     “Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.
     “Contract Provider” means any Person or any employee, agent or subcontractor of such Person who provides professional health care services under or pursuant to any contract with the Borrower or any of the Subsidiaries.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Conversion/Continuation Notice” shall have the meaning set forth in Section 2.9.
     “Convertible Debt” means Indebtedness that is convertible into common stock of the Borrower, cash or any combination thereof.
     “Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.
     “Daily Eurodollar Base Rate” means, with respect to a Swing Line Loan, the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollars in the London interbank market for one month appearing on the applicable Reuters Screen LIBOR01 as of 11:00 a.m. (London time) on a Business Day, provided that, if the applicable Reuters Screen is not available to the Administrative Agent for any reason, the applicable Daily Eurodollar Base Rate for one month shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollars for one month as reported by any other generally recognized financial information service selected by the Administrative Agent as of 11:00 a.m. (London time) on a Business Day, provided that, if no such British Bankers’ Association Interest Settlement Rate is available to the Administrative Agent, the applicable Daily Eurodollar Base Rate for one month shall instead be the rate determined by the Administrative Agent to be the rate at which U.S. Bank or one of its Affiliate banks offers to place deposits in Dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) on a Business Day in the approximate amount of U.S. Bank’s relevant Swing Line Loan and having a maturity equal to one month. For purposes of determining any interest rate hereunder or under any other Loan Document which is based on the Daily Eurodollar Base Rate, such interest rate shall change as and when the Daily Eurodollar Base Rate shall change.
     “Daily Eurodollar Loan” means a Swing Line Loan which, except as otherwise provided in Section 2.11, bears interest at the Daily Eurodollar Rate.

     “Daily Eurodollar Rate” means, with respect to a Swing Line Loan, the sum of (a) the quotient of (i) the Daily Eurodollar Base Rate, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Applicable Margin.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, any portion of such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Borrower or the applicable parent Domestic Subsidiary for U.S. federal income tax purposes and the effect of such repatriation causing adverse tax consequences to the Borrower or such parent Domestic Subsidiary, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.
     “Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.
     “Default Rate” means an interest rate equal to (a) in the case of each Eurodollar Advance, the rate of interest for the remainder of the applicable Interest Period equal to the rate otherwise applicable to Eurodollar Advances for such Interest Period plus 2.00% per annum, (ii) in the case of each Base Rate Advance, the rate of interest equal to the Base Rate in effect from time to time plus 2.00% per annum and (iii) in the case of Facility LCs, the LC Fee plus 2.00% per annum.
     “Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Facility LCs or Swing Line Loans within two Business Days of the date such portion is required in the determination of the Administrative Agent to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the LC Issuer, the Swing Line Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to that effect, (c) failed, within one Business Day after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Facility LCs and Swing Line Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a Defaulting Lender solely as the result of (x) the acquisition or maintenance of an ownership interest in such Lender or a Person controlling such Lender or (y) the exercise of control over a Lender or a Person controlling such Lender, in each case, by a Governmental Authority. Any determination by the Administrative Agent that a Lender is a Defaulting Lender will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender upon notification of such determination by the Administrative Agent to the Borrower, the LC Issuer, the Swing Line Lender and the Lenders.

     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but other than pursuant to any casualty or condemnation event.
     “Dollar” and “$” means the lawful currency of the United States of America.
     “Domestic Subsidiary” means a Subsidiary of the Borrower incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.
     “Eligible Assignee” means (i) a Lender; (ii) an Approved Fund; (iii) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization; (iv) a commercial bank organized under the laws of any other country that is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $3,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (iv); or (v) the central bank of any country that is a member of the OECD; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) which together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, or the treatment of a Plan amendment as a termination, under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.
     “Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollars in the London interbank market appearing on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, if the applicable Reuters Screen is not available to the Administrative Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollars as reported by any other generally recognized financial information service selected by the Administrative Agent as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association Interest Settlement Rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which U.S. Bank or one of its Affiliate banks offers to place deposits in Dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of U.S. Bank’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.
     “Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.
     “Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.
     “Event of Default” shall have the meaning set forth in Article VII.
     “Evergreen Letter of Credit” shall have the meaning set forth in Section 2.19(d).
     “Excluded Subsidiary” means any Subsidiary of the Borrower which has assets of less than 1.00% of the total assets of the Borrower and the Subsidiaries as of the last day of the most recent fiscal year-ended of the Borrower for which the Borrower has delivered the Required Financial Information or has revenues of less than 1.00% of the total revenues of the Borrower and the Subsidiaries for the most recent fiscal year-ended of the Borrower for which the Borrower has delivered the Required Financial Information; provided, however, the aggregate amount of assets for all Excluded Subsidiaries under this definition shall not exceed 3.00% of the total assets of the Borrower and the Subsidiaries as of the last day of the most recent fiscal year-ended of the Borrower for which the Borrower has delivered the Required Financial Information and the aggregate amount of revenues for all Excluded Subsidiaries under this definition shall not exceed 3.00% of the total revenues of the Borrower and the Subsidiaries for the most recent fiscal year-ended of the Borrower for which the Borrower has delivered the Required Financial Information.
     “Excluded Taxes” means, in the case of each Lender or applicable Lending Installation, the LC Issuer and the Administrative Agent, (a) taxes imposed on or measured by its overall net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender, the LC Issuer or the Administrative Agent is incorporated or organized or the jurisdiction in which the Administrative Agent’s, the LC Issuer’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Non-U.S. Lender, any withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party hereto (or designates a new Lending Installation) except to the extent that such Non-U.S. Lender was entitled, at the time of assignment (or designation of a new Lending Installation), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.5 and (d) any U.S. federal withholding taxes imposed by FATCA.
     “Exclusion Event” means the exclusion of the Borrower or any of the Subsidiaries from participation in any Medical Reimbursement Program.
     “Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
     “Existing Convertible Indebtedness” means the $200,000,000 in aggregate original principal amount of the Borrower’s 3.75% Convertible Senior Notes due 2014 issued on October 11, 2007.
     “Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of March 9, 2005 among the Borrower, certain lenders party thereto and Bank of America, N.A. as administrative agent, as amended.
     “Existing Facility LC” shall have the meaning set forth in Section 2.19(a).
     “Facility LC” shall have the meaning set forth in Section 2.19(a).
     “Facility LC Application” shall have the meaning set forth in Section 2.19(c).
     “Facility LC Collateral Account” shall have the meaning set forth in Section 2.19(k).
     “Facility Termination Date” means September 9, 2016, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.
     “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.
     “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day on such transactions received by the

Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.
     “Fee Letter” shall have the meaning set forth in Section 10.13.
     “Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) the total for such period of (i) the sum of Consolidated EBITDA and Consolidated Rent Expense minus (ii) the sum of income taxes paid in cash by the Borrower and the Subsidiaries, all non-financed Capital Expenditures (excluding any portion of Capital Expenditures required in connection with any MMIS Contract to which the Borrower or its Subsidiaries are a party that are reimbursable from a Governmental Authority and any Capital Expenditures, to the extent not in excess of $80,000,000, made in connection with the purchase of Arco) and cash dividends paid by the Borrower to (b) the sum for such period of Consolidated Rent Expense, interest payable on all Indebtedness for borrowed money (including interest payments on all Indebtedness incurred in connection with the purchase of Arco, but excluding non-cash interest charges on Convertible Debt determined in accordance with Accounting Standards Codification Subtopic 470-20 until the maturity date of such Convertible Debt), and scheduled principal payments on all Indebtedness for borrowed money (but excluding the repayment in full of any Indebtedness for borrowed money at the scheduled maturity thereof).
     “Foreign Subsidiary” means any Subsidiary organized under the laws of a jurisdiction not located in the United States of America.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Governmental Reimbursement Program Cost” means with respect to and payable by the Borrower and the Subsidiaries, the sum of:
     (a) all amounts (including punitive and other similar amounts) agreed to be paid or payable (i) in settlement of claims made pursuant to any litigation, suit, arbitration, investigation or other legal or administrative proceeding relating to a dispute or (ii) as a result of a final, non-appealable judgment, award or similar order, in each case, relating to participation in Medical Reimbursement Programs;
     (b) all final, non-appealable fines, penalties, forfeitures or other amounts rendered pursuant to criminal indictments or other criminal proceedings relating to participation in Medical Reimbursement Programs; and
     (c) the amount of final, non-appealable recovery, damages, awards, penalties, forfeitures or similar amounts rendered in any litigation, suit, arbitration, investigation or other legal or administrative proceeding of any kind relating to participation in Medical Reimbursement Programs.
     “Grantor” means each Guarantor who executes the Collateral Documents and each other Guarantor that joins the Collateral Documents as a Grantor pursuant to the terms of Section 6.13, together with their permitted successors and assigns.
     “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that Guarantee shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantor” means each Non-Regulated Domestic Subsidiary that is not an Excluded Subsidiary and that is a party to the Subsidiary Guaranty, either on the date hereof or pursuant to the terms of Section 6.13, and its successors and assigns; provided, no Subsidiary that holds title to the Specified Real Estate, nor any entity in which the Borrower and/or any Subsidiary holds a minority interest shall be deemed a Guarantor. The Guarantors on the date hereof are identified as such in Schedule 1 hereto.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Health Care Business” means (a) the provision, administration or arrangement of health care services or related ancillary services or products, directly or through an HMO, a provider, a regulated health care service contractor or any other business which in the ordinary course of business provides, administers or arranges for such services or products, including, without limitation, the provision of services under Medicare, Medicaid or SCHIP, or any other health care program operated by or financed in whole or in part by any Governmental Authority, (b) the provision, administration or arrangement of health and related insurance, (c) the provision or management of health care ancillary services, including, without limitation, state fiscal agent services, claims services, medical management, disease management, or medical information services, (d) the provision, administration or arrangement of health or personal care services through a hospital, outpatient, urgent care, clinic, home health or hospice environment, (e) the leasing of excess office space or other facilities, (f) any other related business in which the Borrower or the Subsidiaries are engaged on the date hereof, and (g) any other business activity which is related, ancillary, or incidental to any of the foregoing.
     “Health Care Business Regulations” means all laws, regulations, directives and administrative orders applicable under United States federal or state law or the law of the District of Columbia to any Regulated Subsidiary and any regulations, orders and directives promulgated or issued pursuant to any of the foregoing (including, without limitation, Medicaid Regulations, Medicare Regulations, Titles XVIII and XIX of the Social Security Act (which include, but are not limited to, 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the Federal False Claims Act (31 U.S.C. §§ 3759-33) and any guidance relevant to overpayments, the criminal false claims statute (which includes, but is not limited to, 18 U.S.C. §§ 287 and 1001), federal statutes governing the privacy and security of individually identifiable health information, and, with respect to each of the above, any ordinance, rule, regulation, order, or interpretative guidance issued by United States Governmental Authorities, Subchapter XI of Chapter 6A of Title 42 of the United States Code Annotated (and any regulations, orders and directives promulgated or issued pursuant thereto, including pursuant to Part 417 of Chapter IV of 42 Code of Federal Regulations)). Health Care Business Regulations shall also mean, with respect to any applicable state, the state laws pertaining to substantially similar subject matter, as well as any state laws pertaining to the practice of the applicable health care professionals.
     “Health Care Business Regulator” means any Person charged with the administration, oversight or enforcement of a Health Care Business Regulation, whether primarily, secondarily or jointly.
     “HHS” means the United States Department of Health and Human Services and any successor thereof.
     “Highest Lawful Rate” means, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law stated as a rate per annum.
     “HMO” means any health maintenance organization or similar managed care organization, or any health service plan under applicable Law, any Person doing business as a health maintenance organization or similar managed care organization, or a health care service plan under applicable Law, or any Person required to qualify or be licensed as a health maintenance organization or similar managed care organization under applicable United States federal or state Law or a health care service plan under applicable Law (including, without limitation, in each case, Health Care Business Regulations).
     “HMO Model Act” means the Health Maintenance Organization Model Act adopted by the National Association of Insurance Commissioners, as amended, supplemented or otherwise modified from time to time.
     “Improvements” means, with respect to any Mortgaged Property, all buildings, structures and other improvements now or hereafter existing, erected or placed on or under the Mortgaged Property or any portion thereof, and all fixtures of every kind and nature whatsoever now or hereafter owned and used or procured for use in connection with the Mortgaged Property.
     “Increasing Lender” shall have the meaning set forth in Section 2.23.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

     (b) all direct or Contingent Obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, including, without limitation, all unreimbursed drafts drawn thereunder, bank guaranties, surety bonds and similar instruments (less the amount of any cash collateral securing any such letters of credit, bankers’ acceptances or surety bonds);
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) Capitalized Leases;
     (g) all obligations to repurchase any Equity Interests issued by such Person at any time prior to the Facility Termination Date which repurchase obligations are related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares;
     (h) all Indebtedness in respect of any of the foregoing of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise to be secured by) any Lien on the property, including, without limitation, accounts and contract rights owned by such Person, even though such Person has not assumed or become liable for such Indebtedness; and
     (i) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. To the extent that the rights and remedies of the obligee of any Indebtedness are limited to certain property and are otherwise non-recourse to such Person, the amount of such Indebtedness shall be limited to the value of such Person’s interest in such property (valued at the higher of book value and market value as of such date of determination). For the avoidance of doubt, Contingent Obligations arising as a result of surety bond requirements in connection with any MMIS Contract to which the Borrower or a Subsidiary is a party shall not constitute Indebtedness.
     “Intellectual Property Security Agreement” means each Intellectual Property Security Agreement executed by the Borrower and each Grantor, substantially in the form of Exhibit D to the Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in a manner reasonably satisfactory to the Administrative Agent.

     “Intercompany Note” means the promissory notes issued as contemplated by Section 6.20(e), substantially in the form of Exhibit A to the Pledge Agreement.
     “Interest Period” means, with respect to a Eurodollar Advance, a period of one (1), two (2), three (3) or six (6) months, or, if acceptable to all Lenders, nine (9) or twelve (12) months, commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one (1), two (2), three (3), six (6), nine (9) or twelve (12) months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, sixth, ninth or twelfth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third, sixth, ninth or twelfth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
     “Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person (other than equity swaps, warrants or options on the capital stock of the Borrower entered into in connection with any Permitted Convertible Indebtedness), whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “Investment Policy” means the investment policy of the Borrower as approved by the Board of Directors of the Borrower and as disclosed to the Administrative Agent prior to the date hereof, as amended, restated, supplemented or otherwise modified from time to time, in each case with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).
     “IP Rights” shall have the meaning set forth in Section 5.10.
     “Joinder Agreement” means a joinder agreement executed and delivered in accordance with the provisions of Section 6.13, substantially in the form of Exhibit H hereto.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “LC Fee” shall have the meaning set forth in Section 2.19(e).

     “LC Issuer” means U.S. Bank (or any subsidiary or affiliate of U.S. Bank designated by U.S. Bank) in its capacity as issuer of Facility LCs hereunder, or any successor issuer of Facility LCs hereunder.
     “LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.
     “LC Payment Date” shall have the meaning set forth in Section 2.19(f).
     “Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless otherwise specified, the term “Lenders” includes U.S. Bank in its capacity as Swing Line Lender.
     “Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof (in the case of the Administrative Agent) or on its Administrative Questionnaire (in the case of a Lender) or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.
     “Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
     “Lien” means any mortgage, pledge, hypothecation, assignment, restricted deposit arrangement, encumbrance, lien (statutory or other), charge, or security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means a Revolving Loan or a Swing Line Loan.
     “Loan Documents” means this Agreement, the Facility LC Applications, the Collateral Documents, the Subsidiary Guaranty, the Fee Letter and any note or notes executed by the Borrower in connection with this Agreement and payable to a Lender.
     “Loan Party” or “Loan Parties” means, individually or collectively, the Borrower and the Guarantors.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material adverse change in, or a material adverse effect on, the Lien of any Collateral Document, or (d) a material adverse change in, or material adverse effect on, the material rights, powers, or remedies of the Administrative Agent or any Lender under any Loan Document.
     “Material Contract” shall have the meaning set forth in Section 601(b)(10) of Regulation S-K.
     “Medicaid” means that means-tested entitlement program under Title XIX, P.L. 89-87 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth in Section 1396, et seq. of Title 42 of the United States Code, as amended.

     “Medicaid Regulations” means, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto, (b) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above, (c) all state or other political subdivision statutes and regulations for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above, and (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (b) above, in each case as may be amended, supplemented or otherwise modified from time to time.
     “Medical Reimbursement Programs” means a collective reference to the Medicare, Medicaid and SCHIP programs and any other health care program operated by or financed in whole or in part by any Governmental Authority.
     “Medicare” means that government-sponsored entitlement program under Title XVIII, P.L. 89-87, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as amended.
     “Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including, without limitation, CMS, the OIG, HHS, or any person succeeding to the functions of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.
     “MMIS Contract” means each Medicaid Management Information System contract or fiscal administrator contract to which the Borrower or its Subsidiaries are a party.
     “Modify” and “Modification” are defined in Section 2.19(a).
     “Molina Family” means Mary R. Molina, Joseph M. Molina, Mary Martha Bernadett, M.D., John C. Molina, Janet M. Watt and Josephine M. Molina-Battiste, and the spouses, natural and legal issue and other descendants and the stepchildren (including the natural and legal issue of the stepchildren) of any of the above-named persons.
     “Molina Healthcare of California” means Molina Healthcare of California, a California corporation.
     “Molina Healthcare of New Mexico” means Molina Healthcare of New Mexico, Inc., a New Mexico corporation.
     “Moody’s” means Moody’s Investors Service, Inc.

     “Mortgage” means any mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a security interest to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, on the Mortgaged Property, substantially in the form of Exhibit I hereto or in such form as is suitable for filing in the applicable jurisdiction, as the same may be amended, restated, supplemented or otherwise modified from time to time in a manner reasonably satisfactory to the Administrative Agent.
     “Mortgaged Property” means (a) all the Real Property Assets identified on Schedule 5.11 that are identified as Mortgaged Property and (b) all other Real Property Assets with respect to which a Mortgage is granted pursuant to Section 6.15.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
     “Net Income” means for any period, net income of any Person (excluding extraordinary gains and extraordinary non-cash losses but including extraordinary cash losses) for that period.
     “New Mexico Data Center” means the real property located at 5610 Turing Drive South East, Albuquerque, New Mexico, 87106, and the building, all fixtures and other improvements located at such location.
     “Non-Regulated Domestic Subsidiary” means each Domestic Subsidiary that is a Non-Regulated Subsidiary.
     “Non-Regulated Subsidiary” means each of the Subsidiaries that are not Regulated Subsidiaries identified on Schedule 5.8 hereto, and any other future, direct and indirect Subsidiary of the Borrower that is not a Regulated Subsidiary.
     “Non-Renewal Notice Date” shall have the meaning set forth in Section 2.19(d).
     “Non-U.S. Lender” shall have the meaning set forth in Section 3.5(d).
     “Note” shall have the meaning set forth in Section 2.13.
     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, the LC Issuer or any indemnified party arising under the Loan Documents.
     “OIG” means the Office of Inspector General of HHS and any successor thereof.
     “One Golden Shore” means the Borrower’s corporate headquarters building located at One Golden Shore Drive, Long Beach, California 90802.
     “One Golden Shore JV” shall have the meaning set forth in Section 6.20(k).
     “Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” shall have the meaning set forth in Section 3.5(b).
     “Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time, plus (iii) an amount equal to its Pro Rata Share of the LC Obligations at such time.
     “Participant Register” shall have the meaning set forth in Section 12.2(c).
     “Participants” shall have the meaning set forth in Section 12.2(a).
     “Payment Date” means the last Business Day of each calendar quarter.
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.
     “Permitted Acquisition” means any Acquisition (or series of related Acquisitions) by any Acquiring Party (any such Acquisition (or series of related Acquisitions) a “Subject Acquisition”); provided that:
     (a) in the case of an Acquisition of the capital stock of another Person, the Person to be acquired will be a direct or indirect wholly-owned Subsidiary of the Borrower after giving effect to such Acquisition and the Person to be acquired is in the Health Care Business;
     (b) the Property acquired (or the Property of the Person acquired) in such Subject Acquisition shall be used or useful in the Health Care Business of the Borrower or its Subsidiaries;
     (c) all Property to be acquired in connection with such Subject Acquisition shall be located in the United States of America;
     (d) in the case of an Acquisition of the capital stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition;

     (e) no Default shall exist immediately after giving effect to such Subject Acquisition on a Pro Forma Basis;
     (f) the Subject Acquisition shall not involve an interest in a partnership or have a requirement that the Borrower or any other Loan Party be a general partner;
     (g) the Acquiring Party shall, and shall cause the party that is the subject of the Subject Acquisition to, execute and deliver such Joinder and Pledge Agreements, Security Agreements and Intercompany Notes and take such other actions as may be necessary for compliance with the provisions of Sections 6.13, 6.14 and 6.15;
     (h) the Borrower shall be in compliance with the financial covenants hereunder after giving effect to the Subject Acquisition on a Pro Forma Basis;
     provided, however, that the Subject Acquisition shall not result in interests in such Person or the property of such Person being directly or indirectly held by or transferred into Molina Healthcare of California or any of its Subsidiaries so long as the stock of Molina Healthcare of California has not been pledged pursuant to terms of this Agreement, except that Molina Healthcare of California and its Subsidiaries located in California shall be permitted to make one or more Subject Acquisitions in accordance with the provisions set forth in this definition but solely within the State of California, where the consideration therefor is payable (x) solely in the form of common stock of the Borrower or (y) in the form of cash and non-cash consideration, but only if the Total Debt to EBITDA Ratio is less than 1.00 to 1.00 immediately after giving effect to such Subject Acquisition on a Pro Forma Basis.
     “Permitted Convertible Indebtedness” means Indebtedness of the Borrower in the form of unsecured convertible notes issued in accordance with Section 6.21(i) and Section 6.24(e).
     “Permitted Lien” shall have the meaning set forth in Section 6.19.
     “Permitted Senior Indebtedness” means senior unsecured Indebtedness of the Borrower issued in accordance with Section 6.21(i).
     “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower.
     “Pledge Agreement” means the Pledge Agreement duly executed by the Borrower and any Subsidiary party thereto, which Pledge Agreement shall be substantially in the form of Exhibit J hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time in a manner reasonably satisfactory to the Administrative Agent.
     “Pricing Schedule” means the Schedule attached hereto identified as such.
     “Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

     “Pro Forma Basis” means, for purposes of determining the applicable pricing level under the definition of “Applicable Margin”, and determining compliance with any financial covenant or test hereunder and determining whether the conditions precedent to a Permitted Acquisition have been met, that the subject transaction shall be deemed to have occurred as of the first day of the period of four (4) consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof (the “Pro Forma Reference Period”). Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (a) any funds to be used by any Person in consummating a Permitted Acquisition will be assumed to have been used for that purpose as of the first day of the Pro Forma Reference Period, (b) EBITDA for the Pro Forma Reference Period associated with the assets acquired or to be acquired in any Permitted Acquisition will be included in the calculation of Consolidated EBITDA, (c) Consolidated Interest Expense shall be calculated to give effect to such Permitted Acquisition, (d) any Indebtedness to be incurred by any Person in connection with the consummation of any Permitted Acquisition will be assumed to have been incurred on the first day of the Pro Forma Reference Period, (e) the gross interest expenses, determined in accordance with GAAP, with respect to such Indebtedness assumed to have been incurred on the first day of the Pro Forma Reference Period that bears interest at a floating rate shall be calculated at the current rate under the agreement governing such Indebtedness (including this Agreement if the Indebtedness is incurred hereunder), (f) any funds to be received by any Person in consummating a Disposition will be assumed to have been used for that purposes as of the first day of the Pro Forma Reference Period, (g) EBITDA for the Pro Forma Reference Period associated with the assets disposed of or to be disposed of in any Disposition will be reflected in the calculation of Consolidated EBITDA, (h) Consolidated Interest Expense shall be calculated to give effect to such Disposition, and (i) any gross interest expense, determined in accordance with GAAP, incurred during the Pro Forma Reference Period that was or is to be refinanced with proceeds of Indebtedness assumed to have been incurred as of the first day of the Pro Forma Reference Period will be excluded from the calculation for which a Pro Forma Basis is being given.
     “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
     “Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment, provided, however, if all of the Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (a) such Lender’s Outstanding Credit Exposure at such time by (b) the Aggregate Outstanding Credit Exposure at such time; and provided, further, that when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Pro Rata Shares shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
     “Purchasers” shall have the meaning set forth in Section 12.3(a).
     “Quotation Date” means, in relation to any Interest Period for which an interest rate is to be determined, two (2) Business Days before the first day of that period.
     “Real Property Assets” means all interest of the Borrower or any Subsidiary in any real property, including all facilities and properties owned, leased or operated by the Borrower or any Subsidiary.
     “Register” shall have the meaning set forth in Section 12.3(d).

     “Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed in the Securities Laws.
     “Regulated Subsidiary” means each of the Subsidiaries identified as an HMO or a Subsidiary regulated by a state health, insurance or human services agency in the United States identified on Schedule 5.8 hereto, and any other future HMO or direct and indirect Subsidiary of the Borrower regulated by a state health, insurance or human services agency in the United States.
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
     “Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.19 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
     “Reports” shall have the meaning set forth in Section 9.6.
     “Required Advances” means advances required by Health Care Business Regulators to be made by the Borrower or any of the Subsidiaries to a Contract Provider; provided that the Borrower shall have provided reasonably satisfactory evidence of any such requirement to the Administrative Agent.
     “Required Financial Information” means with respect to each fiscal year-end or quarter-end of the Borrower, (a) the financial statements required to be delivered pursuant to Section 6.1(a) or (b) for such fiscal year-end or quarter-end, as applicable, and (b) the certificate of the Responsible Officer of the Borrower required by Section 6.2(b) to be delivered with the financial statements described in clause (a) above
     “Required Lenders” means Lenders in the aggregate having greater than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding greater than 50% of the Aggregate Outstanding Credit Exposure.
     “Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurodollar liabilities.
     “Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to the Borrower’s stockholders, partners or other members (or the equivalent Persons thereof).
     “Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).
     “S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
     “SAP” means, with respect to each Regulated Subsidiary, the statutory accounting principles and procedures prescribed or permitted by applicable Health Care Business Regulations for such Regulated Subsidiary, as in effect from time to time and as applied on a consistent basis.
     “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended, supplemented or otherwise modified from time to time.
     “Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
     “SCHIP” means that government-sponsored entitlement program under Title XXI of the Balanced Budget Act of 1997 known as the State Children’s Health Insurance Program, as amended, restated, supplemented or otherwise modified from time to time.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Section” means a numbered section of this Agreement, unless another document is specifically referenced.
     “Secured Obligations” means, collectively, (i) the Obligations and (ii) all Cash Management Obligations and Swap Contract Obligations owing to one or more Lenders or their Affiliates.
     “Secured Parties” means, collectively, the Administrative Agent, the LC Issuer and each Lender.
     “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
     “Securitization Transaction” means any financing transaction or series of financing transactions, including factoring transactions, that have been or may be entered into by the Borrower or any of its Subsidiaries pursuant to which such Person may sell, convey or otherwise transfer to (i) a Subsidiary or Affiliate of such Person, or (ii) any other Person, or may grant a security interest in, any accounts receivable, notes receivable, rights to future lease payments or residuals or other similar rights to payment (the “Securitization Receivables”) (whether such Securitization Receivables are then existing or arising in the future) of the Borrower or such Subsidiary, as applicable, and any assets related thereto, including, without limitation, all security interests in merchandise or services financed thereby, the proceeds of such

Securitization Receivables, and other assets that are customarily sold or in respect of which security interests are customarily granted in connection with securitization or factoring transactions involving such assets.
     “Security Agreement” means the Security Agreement duly executed by the Borrower and each Grantor, substantially in the form of Exhibit K hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time in a manner reasonably satisfactory to the Administrative Agent.
     “Significant Subsidiary” means any Subsidiary of the Borrower which had (a) revenues (directly and together with its Subsidiaries, but excluding intercompany revenues) for the most recent fiscal year of the Borrower for which the Borrower has delivered the Required Financial Information that were at least 5.00% of the Borrower’s consolidated revenues for such fiscal year or (b) total assets (directly and together with its Subsidiaries) as of the last day of the most recent fiscal year of the Borrower for which the Borrower has delivered the Required Financial Information that were at least 5.00% of the Borrower’s consolidated total assets as of such date.
     “Specified Real Estate” means, collectively, Arco, One Golden Shore and New Mexico Data Center.
     “Stark Law” means Section 1877 of the Social Security Act as set forth at Section 1395nn of Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.
     “Stated Rate” shall have the meaning set forth in Section 2.21.
     “Statutory Net Worth” means, with respect to each Regulated Subsidiary, at any time, the difference between (a) total admitted assets and (b) total liabilities, in each case as calculated according to SAP in the applicable jurisdiction.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity which is organized under the Laws of a political subdivision of the United States of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary,” the “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Subsidiary Guaranty” means the Subsidiary Guaranty Agreement duly executed by each Guarantor, substantially in the form of Exhibit L hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time in a manner reasonably satisfactory to the Administrative Agent.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options (other than equity swaps, warrants or options on the capital stock of the Borrower entered into in connection with any Permitted Convertible Indebtedness), or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement (other than equity swaps or options on the capital stock of the Borrower entered into in connection with any Permitted Convertible Indebtedness).
     “Swap Contract Obligations” of a Loan Party means any and all obligations of such Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Contracts required or permitted under this Agreement that are entered into by and between the Borrower and any Lender or any Affiliate of a Lender, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Contracts required or permitted under this Agreement that are entered into by and between the Borrower and any Lender or any Affiliate of a Lender.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swing Line Borrowing Notice” shall have the meaning set forth in Section 2.4(b).
     “Swing Line Lender” means U.S. Bank or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.
     “Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.4.
     “Swing Line Sublimit” means the maximum principal amount of Swing Line Loans the Swing Line Lender may have outstanding to the Borrower at any one time, which, as of this date, is $10,000,000.
     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.
     “Threshold Amount” means $20,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).
     “Title Insurance Company” shall have the meaning set forth in Section 6.15(b)(ii).
     “Total Debt to EBITDA Ratio” means, as of any date of calculation, the ratio of (i) Consolidated Funded Indebtedness outstanding on such date to (ii) Consolidated EBITDA for the Borrower’s then most-recently ended four fiscal quarters.

     “Transferee” shall have the meaning set forth in Section 12.4.
     “Type” means, with respect to any Advance, its nature as a Base Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.
     “U.S. Bank” means U.S. Bank National Association, a national banking association, in its individual capacity, and its successors.
     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
     1.2. Pro Forma Calculations. Notwithstanding anything to the contrary contained herein, financial ratios and tests (including the Total Debt to EBITDA Ratio and the Fixed Charge Coverage Ratio) pursuant to this Agreement shall be calculated in the manner prescribed by the definition of “Pro Forma Basis”.
ARTICLE II
THE CREDITS
     2.1. Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower in Dollars and participate in Facility LCs issued upon the request of the Borrower, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, the amount of such Lender’s Outstanding Credit Exposure shall not exceed its Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to extend credit hereunder shall expire on the Facility Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.
     2.2. Required Payments; Termination. If at any time the amount of the Aggregate Outstanding Credit Exposure exceeds the Aggregate Commitment, the Borrower shall immediately prepay Loans in an aggregate amount sufficient to eliminate such excess. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.
     2.3. Ratable Loans; Types of Advances. Each Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Loans made from the several Lenders ratably according to their Pro Rata Shares. The Advances may be Base Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9, or Swing Line Loans selected by the Borrower in accordance with Section 2.4.
     2.4. Swing Line Loans.
          (a) Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, the Swing Line Lender may, at its option, on the terms and conditions set forth in this Agreement, make Swing Line Loans in Dollars to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Sublimit, provided that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and provided further that at no time shall the sum of (i) the Swing Line Lender’s Pro Rata Share of the Swing Line Loans, plus (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, plus (iii) the Swing Line Lender’s Pro Rata Share of the LC Obligations, exceed the Swing Line Lender’s Commitment at such time. Subject to the terms of this Agreement (including, without limitation the discretion of the Swing Line Lender), the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.
          (b) Borrowing Notice. The Borrower shall deliver to the Administrative Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than 12:00 noon (California time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000.
          (c) Making of Swing Line Loans; Participations. Not later than 2:00 p.m. (California time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available, to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will promptly make the funds so received from the Swing Line Lender available to the Borrower on the Borrowing Date at the Administrative Agent’s aforesaid address. Each time that a Swing Line Loan is made by the Swing Line Lender pursuant to this Section 2.4(c), the Swing Line Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swing Line Lender a participation in such Swing Line Loan in proportion to its Pro Rata Share.
          (d) Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower on the date selected by the Administrative Agent. In addition, the Swing Line Lender may at any time in its sole discretion with respect to any outstanding Swing Line Loan, require each Lender to fund the participation acquired by such Lender pursuant to Section 2.4(c) or require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than 12:00 noon (California time) on the date of any notice received pursuant to this Section 2.4(d), each Lender shall make available its required Revolving Loan, in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.4(d) shall initially be Base Rate Loans and thereafter may be continued as Base Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified the Swing Line Lender, prior to the Swing Line Lender’s making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.4(d) to repay

Swing Line Loans or to fund the participation acquired pursuant to Section 2.4(c) shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Borrower, the Administrative Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Event of Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.4(d), interest shall accrue thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received and the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. On the Facility Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.
     2.5. Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Aggregate Commitment from the date hereof to and including the Facility Termination Date (the “Commitment Fee”), payable in arrears on a quarterly basis on each Payment Date hereafter and on the Facility Termination Date. Swing Line Loans shall not count as usage of the Aggregate Commitment for the purpose of calculating the commitment fee due hereunder with respect to any Lender other than the Swing Line Lender, except to the extent another Lender’s participation in such Swing Line Loans has been funded by such Lender.
     2.6. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $5,000,000 and incremental amounts in integral multiples of $500,000, and each Base Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $500,000 and incremental amounts in integral multiples of $100,000, provided, however, that any Base Rate Advance may be in the amount of the Available Aggregate Commitment.
     2.7. Reductions in Aggregate Commitment; Optional Principal Payments. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in an aggregate amount of $1,000,000 or any higher integral multiples of $500,000 in excess thereof, upon at least five (5) Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued Commitment Fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder. The Borrower may from time to time pay, without penalty or premium, all outstanding Base Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $1,000,000 or any higher integral multiple of $500,000 in excess thereof, any portion of the outstanding Base Rate Advances (other than Swing Line Loans) upon one (1) Business Day’s prior written notice to the Administrative Agent. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and the Swing Line Lender by 11:00 a.m. (California time) on the date of repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $1,000,000 or any higher integral multiple of $500,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three (3) Business Days’ prior written notice to the Administrative Agent.
     2.8. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit C (a “Borrowing Notice”) not later than 10:00 a.m. (California time) on the Borrowing Date of each Base Rate Advance (other than a Swing Line Loan) and three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:
(i)	the Borrowing Date, which shall be a Business Day, of such Advance,
(ii)	the aggregate amount of such Advance,
(iii)	the Type of Advance selected, and
(iv)	in the case of each Eurodollar Advance, the Interest Period applicable thereto.
Not later than 12:00 noon (California time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.
     2.9. Conversion and Continuation of Outstanding Advances; Maximum Number of Interest Periods. Base Rate Advances (other than Swing Line Loans) shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Base Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a Base Rate Advance (other than a Swing Line Loan) into a Eurodollar Advance. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Base Rate Advance into a Eurodollar Advance, conversion of a Eurodollar Advance to a Base Rate Advance, or continuation of a Eurodollar Advance not later than 10:00 a.m. (California time) at least three (3) Business Days prior to the date of the requested conversion or continuation, specifying:
(i)	the requested date, which shall be a Business Day, of such conversion or continuation,
(ii)	the Type of the Advance which is to be converted or continued, and
(iii)	the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.
After giving effect to all Advances, all conversions of Advances from one Type to another and all continuations of Advances of the same type, there shall be no more than ten (10) Interest Periods in effect hereunder.
     2.10. Interest Rates. Each Base Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Base Rate Advance pursuant to Section 2.9, to but excluding the date it becomes due or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Base Rate for such day. Each

Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Daily Eurodollar Rate or the Base Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and the Pricing Schedule. No Interest Period may end after the Facility Termination Date.
     2.11. Rates Applicable After Event of Default. Notwithstanding anything to the contrary contained in Section 2.8, 2.9 or 2.10, during the continuance of a Default or Event of Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. If any amount (i) of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law and (ii) other than principal of any Loan payable by the Borrower under any Loan Document that is not paid when due (without regard to any applicable grace period), such amount shall bear interest at the Default Rate applicable to Base Rate Advances to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds in Dollars to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 12:00 noon (California time) on the date when due and shall (except (i) with respect to repayments of Swing Line Loans, (ii) in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or (iii) as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with U.S. Bank for each payment of principal, interest, Reimbursement Obligations and fees as such amounts become due hereunder. Each reference to the Administrative Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.19(g).
     2.13. Noteless Agreement; Evidence of Indebtedness.
          (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the

Borrower to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
          (c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
          (d) Any Lender may request that its Loans be evidenced by a promissory note or, in the case of the Swing Line Lender, promissory notes representing its Revolving Loans and Swing Line Loans, respectively, substantially in the form of Exhibit D, with appropriate changes for notes evidencing Swing Line Loans (each a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender in a form supplied by the Administrative Agent. The Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clause (b) above.
     2.14. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation (which may include e-mail) of each telephonic notice authenticated by an Authorized Officer of the Borrower. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. The parties agree to prepare appropriate documentation to correct any such error within 10 days after discovery by any party to this Agreement.
     2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Base Rate Advance and each Swing Line Loan shall be payable on each Payment Date, commencing with the first such Payment Date to occur after the date hereof and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on all Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year, except that Interest at the Prime Rate shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (California time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.
     2.16. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
     2.17. Lending Installations. Each Lender may book its Advances and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.
     2.18. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.
     2.19. Facility LCs.
          (a) Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial Letters of Credit denominated in Dollars (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $40,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Facility LC shall have an expiry date later than the earlier to occur of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance; provided, however, that the expiry date of a Facility LC may be up to one year later than the fifth Business Day prior to the Facility Termination Date if the Borrower has posted on or before the fifth Business Day prior to the Facility Termination Date cash collateral in the Facility LC Collateral Account on terms satisfactory to the Administrative Agent in an amount equal to 105% of the LC Obligations with respect to such Facility LC. Schedule 2.19 sets forth a list of existing letters of credit outstanding as of the date hereof (the “Existing Facility LCs”) issued by U.S. Bank National Association for the account of the Borrower or a Subsidiary thereof. On and after the date hereof, the Existing Facility LCs shall constitute Facility LCs deemed to have been issued under this Agreement.

          (b) Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.19, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.
          (c) Notice. Subject to Section 2.19(a), the Borrower shall give the Administrative Agent notice prior to 10:00 a.m. (California time) at least three (3) Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the Administrative Agent shall promptly notify the LC Issuer and each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV, be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). The LC Issuer shall have no independent duty to ascertain whether the conditions set forth in Article IV have been satisfied; provided, however, that the LC Issuer shall not issue a Facility LC if, on or before the proposed date of issuance, the LC Issuer shall have received notice from the Administrative Agent or the Required Lenders that any such condition has not been satisfied or waived. In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.
          (d) Evergreen Letters of Credit. If the Borrower so requests in any Facility LC Application, the LC Issuer agrees to issue a Facility LC that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that (i) any such Evergreen Letter of Credit must permit the LC Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Facility LC) by giving prior notice to the beneficiary thereof not later than one (1) Business Day (the “Non-Renewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Facility LC is issued and (ii) no such Evergreen Letter of Credit shall have an expiry date later than the earlier to occur of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance; provided, however, that the expiry date of an Evergreen Letter of Credit may be up to one year later than the fifth Business Day prior to the Facility Termination Date if the Borrower has posted on or before the fifth Business Day prior to the Facility Termination Date cash collateral in the Facility LC Collateral Account on terms satisfactory to the Administrative Agent in an amount equal to 105% of the LC Obligations with respect to such Evergreen Letter of Credit. Unless otherwise directed by the LC Issuer, the Borrower shall not be required to make a specific request to the LC Issuer for any such renewal.
          (e) LC Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, (i) with respect to each Facility LC which is a standby Letter of Credit, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the average daily undrawn stated amount under such Facility LC, and (ii) with respect to each Facility LC which is a commercial Letter of Credit, a letter of credit fee at a per annum rate equal to one-half (1/2) of the Applicable Margin for Eurodollar Loans in effect from time to time on the average daily undrawn stated amount under such Facility LC, in each case, such fee to be payable in arrears on each Payment Date (the “LC Fee”). The Borrower shall also pay to the LC Issuer for its own account (x) a fronting fee in the amount set forth in the Fee Letter and (y) on demand, all amendment, drawing and other fees regularly charged by the LC Issuer to its letter of credit customers and all out-of-pocket expenses incurred by the LC Issuer in connection with the issuance, Modification, administration or payment of any Facility LC.
          (f) Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Event of Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.19(g) below and there are not funds available in the Facility LC Collateral Account to cover the same, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (California time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (g) Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Base Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2.00% plus the rate applicable to Base Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.19(f). Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.
          (h) Obligations Absolute. The Borrower’s obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s

Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.19(h) is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19(g).
          (i) Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex, teletype or electronic mail message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.
          (j) [Intentionally Omitted].
          (k) Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.
          (l) Facility LC Collateral Account. The Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral Account”), in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of U.S. Bank having a maturity not exceeding thirty (30) days. Nothing in this Section 2.19(l) shall either obligate the Administrative Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1.
          (m) Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.
     2.20. Replacement of Lender. If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Base Rate Advances into Eurodollar Advances shall be suspended pursuant to Section 3.3 or if any Lender defaults in its obligation to make a Loan, reimburse the LC Issuer pursuant to Section 2.19(e) or the Swing Line Lender pursuant to Section 2.4(d) or declines to approve an amendment or waiver requiring the consent of “all of the Lenders” or “each Lender directly affected thereby” that is approved by the Required Lenders or otherwise becomes a Defaulting Lender (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit B and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2, 3.4 and 3.5.
     2.21. Limitation of Interest. The Borrower, the Administrative Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 2.21 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.21, even if such provision declares that it controls. As used in this Section 2.21, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations. In no event shall the Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of any applicable state, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Highest Lawful Rate. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.21, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrower’s obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.
     2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.5;
          (b) the Commitment and Outstanding Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder;
          (c) if any Swing Line Loans shall be outstanding or any LC Obligations shall exist at the time a Lender becomes a Defaulting Lender then:
(i)	all or any part of the unfunded participations in and commitments with respect to such Swing Line Loans or Facility LCs shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all non-Defaulting Lenders’ Outstanding Credit Exposure plus such Defaulting Lenders’ Loans and participations in and commitments with respect to Loans and Facility LCs does not exceed the total of all non-Defaulting Lender’s Commitments and (y) the conditions set forth in Article IV are satisfied at such time; provided, that the LC Fees payable to the Lenders shall be determined taking into account such reallocation.

(ii)	if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay the outstanding Swing Line Loans that were not reallocated and (y) second, cash collateralize such Defaulting Lender’s Pro Rata Share of the LC Obligations in accordance with the procedures set forth in Section 8.1 for so long as such Facility LC Exposure is outstanding;

(iii)	if the Borrower cash collateralizes any portion of such Defaulting Lender’s Facility LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.19(e) with respect to such Defaulting

Lender’s Facility LC Exposure during the period such Defaulting Lender’s Facility LC Exposure is cash collateralized; and
(iv)	if any Defaulting Lender’s Facility LC Exposure is not cash collateralized pursuant to clause (ii) above, then, without prejudice to any rights or remedies of the LC Issuer or any Lender hereunder, all letter of credit fees payable under Section 2.19(e) with respect to such Defaulting Lender’s Facility LC Exposure shall be payable to the LC Issuer until such Facility LC Exposure is cash collateralized;
          (d) so long as any Lender is a Defaulting Lender, the LC Issuer shall not be required to issue or Modify any Facility LC, unless it is satisfied that the related exposure will be 100% covered by cash collateral provided by the Borrower in accordance with Section 2.22(c); and
          (e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 11.2 but excluding Section 2.20) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Lender to the LC Issuer or Swing Line Lender hereunder, (iii) third, to the funding of any Revolving Loan or the funding or cash collateralization of any participating interest in any Swing Line Loan or Facility LC in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vi) sixth, if so determined by the Administrative Agent, distributed to the Lenders other than the Defaulting Lender until the ratio of the Outstanding Credit Exposure of such Lenders to the Aggregate Outstanding Exposure equals such ratio immediately prior to the Defaulting Lender’s failure to fund any portion of any Loans or participations in Facility LCs or Swing Line Loans and (vii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of draws under Facility LCs with respect to which the LC Issuer has funded its participation obligations, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all Lenders that are not Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender.
In the event that the Administrative Agent, the Borrower, the LC Issuer and the Swing Line Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and Facility LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold the Revolving Loans in accordance with its Pro Rata Share. For purposes of this Section 2.22, (x) “Swing Line Exposure” shall mean, with respect to any Defaulting Lender at any time, such Defaulting Lender’s Pro Rata Share of the aggregate principal amount of all Swing Line Loans outstanding at such time and (y) “Facility LC Exposure” shall mean, with respect to any Defaulting Lender at any time, such Defaulting Lender’s Pro Rata Share of the LC Obligations at such time.

Nothing contained in the foregoing shall be deemed to constitute a waiver by the Borrower of any of its rights or remedies (whether in equity or law) against any Lender which fails to fund any of its Loans hereunder at the time or in the amount required to be funded under the terms of this Agreement.
     2.23. Increase Option. So long as no Default or Event of Default has occurred and is continuing, the Borrower may from time to time elect to increase the Commitments, in each case in minimum increments of $5,000,000 or such lower amount as the Borrower and the Administrative Agent agree upon, so long as, after giving effect thereto, the aggregate amount of such increases does not exceed $25,000,000. The Borrower may arrange for any such increase to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Commitments, or extend Commitments, as the case may be; provided that (i) each Augmenting Lender shall be subject to the reasonable approval of the Borrower and the Administrative Agent and (ii) (x) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit E hereto, and (y) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit F hereto. No consent of any Lender (other than the Lenders participating in the increase) shall be required for any increase in Commitments pursuant to this Section 2.23. Increases and new Commitments created pursuant to this Section 2.23 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase, (A) the conditions set forth in paragraphs (i) and (ii) of Section 4.2 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Borrower and (B) the Borrower shall be in compliance (on a Pro Forma Basis) with the covenants contained in Section 6.26 and (ii) the Administrative Agent shall have received documents reasonably requested by it and consistent with those delivered on the date hereof as to the corporate power and authority of the Borrower to borrow hereunder after giving effect to such increase. On the effective date of any increase in the Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Pro Rata Share of such outstanding Revolving Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.3). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 3.4 if the deemed payment occurs other than on the last day of the related Interest Periods.
ARTICLE III
YIELD PROTECTION; TAXES
     3.1. Yield Protection. If, on or after the date of this Agreement, any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) is adopted, or any change is made in the interpretation, promulgation, implementation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, including, notwithstanding the foregoing, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act regardless of the date enacted, adopted or issued, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
          (a) subjects any Lender or any applicable Lending Installation, the LC Issuer or the Administrative Agent to any taxes, duties, levies, imposts, deductions, assessments, fees, charges or withholdings, and any and all liabilities with respect to the foregoing (other than (A) Taxes, (B) Other Taxes or (C) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or
          (b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances) and Daily Eurodollar Loans, or
          (c) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurodollar Loans or Daily Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans, or Daily Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, or Daily Eurodollar Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, the LC Issuer or the Administrative Agent, as the case may be, of making or maintaining its Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation, the LC Issuer or the Administrative Agent, as the case may be, in connection with such Loans or Commitment, Facility LCs or participations therein, then, within 15 days after demand by such Lender, the LC Issuer or the Administrative Agent, as the case may be, the Borrower shall pay such Lender, the LC Issuer or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender, the LC Issuer or the Administrative Agent, as the case may be, for such increased cost or reduction in amount received.
     3.2. Changes in Capital Adequacy Regulations. If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation or holding company controlling such Lender or the LC Issuer is increased as a result of a Change (as hereinafter defined), then, within 15 days of demand by such Lender or the LC Issuer, the Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as hereinafter defined) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer. Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change regardless of the date enacted, adopted or issued. All requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
     3.3. Availability of Types of Advances; Adequacy of Interest Rate. If the Administrative Agent or the Required Lenders determine that deposits of a type and maturity appropriate to match fund Eurodollar Advances or Daily Eurodollar Loans are not available to such Lenders in the relevant market or the Administrative Agent, in consultation with the Lenders, determines that the interest rate applicable to Eurodollar Advances or Daily Eurodollar Loans is not ascertainable or does not adequately and fairly reflect the cost of making or maintaining Eurodollar Advances or Daily Eurodollar Loans, then the Administrative Agent shall suspend the availability of Eurodollar Advances or Daily Eurodollar Loans and require any affected Eurodollar Advances or Daily Eurodollar Loans to be repaid or converted to Base Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.
     3.4. Funding Indemnification. If (a) any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, (b) a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, (c) a Eurodollar Loan is converted other than on the last day of the Interest Period applicable thereto, (d) the Borrower fails to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (e) any Eurodollar Loan is assigned other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, the Borrower will indemnify each Lender for such Lender’s costs, expenses and Interest Differential (as determined by such Lender) incurred as a result of such prepayment. The term “Interest Differential” shall mean that sum equal to the greater of zero or the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from the investments in money markets as of the Borrowing Date of such Advance) had prepayment not occurred and the interest such Lender will actually earn (from like investments in money markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of this facility, Borrower agrees that Interest Differential shall not be discounted to its present value.
     3.5. Taxes.
          (a) All payments by the Borrower to or for the account of any Lender, the LC Issuer or the Administrative Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes except as required by law. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent the original copy of a receipt, or other evidence of such payment reasonably acceptable to the Administrative Agent, evidencing payment thereof as soon as practicable after such payment is made.
          (b) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).
          (c) The Borrower hereby agrees to indemnify the Administrative Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, the LC Issuer or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Administrative Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.
          (d) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement, deliver to each of the Borrower and Administrative Agent either (i) two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, or (ii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Non-U.S. Lender is not (I) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (II) a “ten (10) percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (III) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall provide evidence that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
          (e) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (d) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification or additional amounts under this

Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d) above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.
          (f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
          (g) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.
          (h) If a payment made to a Lender hereunder, or under any Note or Facility LC Application would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.5(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
          (i) If the Administrative Agent, LC Issuer or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.5, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.5) with respect to the Taxes or Other Taxes giving rise to such refund, net of all out-of-pocket expenses of the Administrative Agent, LC Issuer or Lender, as the case may be, and without interest (other than interest paid by the relevant governmental authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent, LC Issuer or Lender, as the case may be, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, LC Issuer or Lender in the event the Administrative Agent, LC Issuer or Lender is required to repay such refund to such Governmental Authority. This Section 3.5(i) shall not be construed to require Administrative Agent, LC Issuer or

Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
     3.6. Selection of Lending Installation; Mitigation Obligations; Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances or Daily Eurodollar Loans under Section 3.3, so long as such designation is not, in the judgment of such Lender, materially disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan or Daily Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan and the Swing Line Lender funded its Daily Eurodollar Loans through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate or Daily Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
ARTICLE IV
CONDITIONS PRECEDENT
     4.1. Initial Credit Extension. The Lenders shall not be required to make the initial Credit Extension hereunder unless each of the following conditions is satisfied:
          (a) The Administrative Agent shall have received executed counterparts of each of this Agreement and the Subsidiary Guaranty.
          (b) The Administrative Agent shall have received a certificate, signed by the chief accounting officer or the treasurer of the Borrower, stating that on the date of the initial Credit Extension (1) no Default or Event of Default has occurred and is continuing and (2) the representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except, in each case, to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct (or true and correct in all material respects, as applicable) on and as of such earlier date.
          (c) The Administrative Agent shall have received written legal opinions of each of (i) Orrick, Herrington & Sutcliffe LLP, counsel to the Borrower and the other Loan Parties, and (ii) in-house counsel to the Borrower and the other Loan Parties, in each case addressed to the Lenders and in the forms attached hereto as Exhibits M-1 and M-2, respectively.
          (d) The Administrative Agent shall have received any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

          (e) The Administrative Agent shall have received the Organization Documents and good standing certificates of the Borrower and each initial Guarantor and each of the other closing documents listed on Exhibit G.
          (f) If the initial Credit Extension will be the issuance of a Facility LC, the Administrative Agent shall have received a properly completed Facility LC Application.
          (g) The Administrative Agent shall have received evidence satisfactory to it that the Existing Credit Agreement currently in effect for the Borrower shall have been terminated and cancelled and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Loans) and any and all liens thereunder shall have been terminated and released.
          (h) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
     4.2. Each Credit Extension. The Lenders shall not (except as otherwise set forth in Section 2.4(d) with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any borrowing of Loans hereunder or issue a Facility LC hereunder unless on the applicable Borrowing Date:
          (a) There exists no Default or Event of Default, nor would a Default or Event of Default result from such Credit Extension.
          (b) The representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such Borrowing Date, except, in each case, to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct (or true and correct in all material respects, as applicable) on and as of such earlier date.
     Each Borrowing Notice or Swing Line Borrowing Notice, as the case may be, or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and the Lenders that:
     5.1. Existence, Qualification and Power. The Borrower and each of the Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate power and authority to (i) own its assets and carry on its business as presently conducted, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, including, without limitation, to conduct its business or to own a Health Care Business in the state of its organization, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of its properties or the conduct of its business requires such qualification or license, except, in each case referred to in clauses (b)(i) or (c) to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.2. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the consummation of the transactions contemplated hereby with respect to each Loan Party and any of their respective Subsidiaries, do not and will not: (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with in any material respect or result in any material breach or contravention of, or (except for the Liens created under the Loan Documents) the creation of any Lien under, (i) any material Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law applicable to any Loan Party, including, without limitation, state and Federal Laws relating to health care organizations and health care providers except for such violations as could not reasonably be expected to have a Material Adverse Effect.
     5.3. Governmental Authorization; Other Consents. Except as specifically disclosed on Schedule 5.3, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document (other than those that have been obtained), (b) the validity or enforceability of any Loan Documents against the Loan Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Loan Documents), or (c) the consummation of the transactions contemplated hereby (other than those that have been obtained by the Borrower and the Subsidiaries).
     5.4. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
     5.5. Financial Statements; No Material Adverse Effect.
          (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and the Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP (or as applicable, with respect to Regulated Subsidiaries, SAP) consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) properly reflect, in accordance with GAAP or as applicable, with respect to Regulated Subsidiaries, SAP, all material indebtedness and other material liabilities, direct or contingent, of the Borrower and the Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.
          (b) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
          (c) The financial statements delivered to the Administrative Agent and each Lender pursuant to Sections 6.1(a) and (b) (i) will be prepared in accordance with GAAP (or, as applicable, with respect to Regulated Subsidiaries, SAP), except as otherwise noted therein, and (ii) will fairly present in all material respects the financial condition of the Borrower and the Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP (or, as applicable, with respect to Regulated Subsidiaries, SAP).
     5.6. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the Actual Knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of the Subsidiaries or against any of their respective properties or revenues or injunctions, writs, temporary restraining orders or other orders of any nature issued by any court or Governmental Authority that (a) purport to affect, pertain to or enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, in the case of any such suit, proceeding, claim or dispute which is reasonably likely to be adversely determined, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
     5.7. No Default. (a) Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation and (b) to the knowledge of the Borrower, no other party is in default, and no default has been asserted, under or with respect to any Contractual Obligation, in the case of both (a) and (b), that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default could reasonably be expected to result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.8. Subsidiaries. As of the date hereof, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.8 (which disclosure shall include the jurisdiction of organization, classes of capital stock (including options, warrants, rights of subscription, conversion and exchangeability and other similar rights, ownership and ownership percentages thereof) and whether such Subsidiaries are capitalized or licensed as an HMO or another type of Regulated Subsidiary) and has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.8 or on Schedule 6.20. The outstanding shares of capital stock shown have been validly issued, fully-paid and are non-assessable and owned free and clear of Liens. The outstanding shares of capital stock shown are not subject to buy-sell, voting trust or other stockholders agreement.
     5.9. Ownership of Personal Property; Liens. Each of the Borrower and each Subsidiary has good title to all of their respective material personal properties and assets (except for those properties and assets disposed of not in violation of this Agreement and the other Loan Documents and except for encumbrances and title defects that could not reasonably be expected to have a Material Adverse Effect). The property and assets of the Borrower and the Subsidiaries are subject to no Liens, other than Permitted Liens. Each of the Borrower and each of the Subsidiaries has obtained all material licenses, permits, franchises or other certifications, consents, approvals and authorizations, governmental or private, necessary to the ownership of its property and assets and the conduct of its business.
     5.10. Intellectual Property; Licenses, Etc. The Borrower and the Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of its businesses as currently conducted. To the Actual Knowledge of the Borrower the use of such IP Rights by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     5.11. Real Estate; Leases.
          (a) Schedule 5.11 sets forth an accurate description, as of the date hereof, of the location, by state and street address, of all Real Property Assets owned by the Borrower and the Subsidiaries under the heading “Fee Properties” and all Real Property Assets leased by the Borrower and the Subsidiaries under the heading “Leased Properties”, together with, in the case of owned Real Property Assets, a statement as to whether each such Real Property Asset is the subject of a contract of sale (and, if so, a statement as to the status of such sale), and, in the case of the each Real Property Asset, the identity of the lessor and lessee, the term of the lease and the annual rental payments.
          (b) The Borrower and each of the Subsidiaries has (i) good and marketable fee title to all of its owned Real Property Assets and (ii) good and valid title to the leasehold estates in all of the leased Real Property Assets, in each case free and clear of all Liens, except Permitted Liens.
     5.12. Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Borrower:
          (a) Each of the Real Property Assets and all operations with respect to Real Property Assets are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Real Property Assets or the businesses operated by the Borrower and the Subsidiaries (the “Businesses”), and there are no conditions relating to the Businesses or the Real Property Assets that could be reasonably likely to give rise to liability under any applicable Environmental Laws.
          (b) None of the Real Property Assets contains, or to the Actual Knowledge of the Borrower, has previously contained, any Hazardous Materials at, on or under the Real Property Assets in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.
          (c) Neither the Borrower nor any of the Subsidiaries has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Property Assets or the Businesses, nor does the Borrower have Actual Knowledge that any such notice is being threatened.
          (d) Hazardous Materials have not been transported or disposed of from the Real Property Assets, or generated, treated, stored or disposed of at, on or under any of the Real Property Assets or any other location, in each case by or on behalf of the Borrower or any of the Subsidiaries in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.
          (e) There are no consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower or any of the Subsidiaries, the Real Property Assets or the Businesses.
          (f) There has been no release or threat of release of Hazardous Materials at or from the Real Property Assets, or arising from or related to the operations (including, without limitation, disposal) of the Borrower or any of the Subsidiaries in connection with the Real Property Assets or otherwise in connection with the Businesses, in violation of, or in amounts or in a manner that could reasonably be likely to give rise to liability under, Environmental Laws.

     5.13. Security Documents.
          (a) The Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral identified therein owned by the Loan Parties who are a party thereto, and, when financing statements in appropriate form are filed in the appropriate offices for the locations specified in the schedules to the Security Agreement, the Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral that may be perfected by filing, recording or registering a financing statement under the UCC as in effect, in each case prior and superior in right to any other Lien on any Collateral other than Permitted Liens.
          (b) The Pledge Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral identified therein, and, when such Collateral is delivered to the Administrative Agent, the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case subject to no other Lien other than Permitted Liens.
          (c) The Security Agreement, together with the Intellectual Property Security Agreement when duly recorded in the United States Patent and Trademark Office, will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in all Trademarks and Trademark Licenses (each as defined in the Security Agreement) owned by such grantors and in which a security interest may be perfected by filing, recording or registration of a Notice in the United States Patent and Trademark Office, in each case prior and superior in right to any other Lien other than Permitted Liens.
          (d) Each Account Control Agreement when duly executed and delivered by the banks and securities intermediaries parties thereto will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Deposit Accounts and Securities Accounts (described in such Account Control Agreement) prior and superior in right to any other Lien other than Permitted Liens.
          (e) Each Mortgage, when executed and delivered pursuant to Section 6.15 and filed in the real estate recording offices specified in such Mortgage, will be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on, and security interest in, all the right, title and interest of the Loan Parties in and to the Mortgaged Properties thereunder. When any Mortgage is filed in the real estate recording offices specified in such Mortgage, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in and to the Mortgaged Property and proceeds thereof, in each case subject to no other Lien other than Permitted Liens.
     5.14. Insurance. The properties of the Borrower and the Subsidiaries are insured, with financially sound and reputable insurance companies not Affiliates of the Borrower or through self-insurance as is in accordance with normal industry practice for comparable companies engaged in similar businesses, and in such amounts, with such deductibles and covering such risks as are consistent with the insurance maintained by comparable companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates. As of the date hereof, the present insurance coverage of the Borrower and each of the Subsidiaries is described as to name of insured, carrier, policy number, expiration date, type and amount on Schedule 5.14.
     5.15. Taxes. The Borrower and each of the Subsidiaries have filed all Federal, material state and other material tax returns and reports required to be filed, and have paid all Federal, material state and other material taxes, assessments, fees and other governmental charges shown thereon to be due (including interest and penalties) and all other Federal, state and other taxes, assessments, fees and other governmental charges owing by it, except (i) which are not yet due and payable or (ii) that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP (or as applicable, with respect to Regulated Subsidiaries, SAP) or (iii) where the failure to file such tax returns and reports could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, there is no pending investigation or proposed tax assessment against the Borrower or any of the Subsidiaries that would, if made, have a Material Adverse Effect.
     5.16. ERISA Compliance.
          (a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except for any failure to so comply that could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code on or before the required due dates, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.
          (b) There are no pending or, to the Actual Knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
     5.17. Margin Regulations; Investment Company Act.
          (a) The Borrower is not engaged, and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.
          (b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940. Neither the making of the Loans, nor the issuance of the Letters of Credit or the application of the proceeds or repayment thereof by the Borrower, nor the consummation of other transactions contemplated hereunder, will violate any provision of any such Act or any rule, regulation or order of the SEC.

     5.18. Disclosure. The Borrower has made available to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of the Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No written report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party or any of their respective Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the time when made or delivered; provided that, with respect to projected financial and projected operational information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time.
     5.19. Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with the requirements of all Laws (including, without limitation, Health Care Business Regulations applicable to it and its Properties) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, with respect to the Borrower and each of the Subsidiaries:
          (a) (i) neither the Borrower nor any of the Subsidiaries nor any individual employed by the Borrower or any of the Subsidiaries is reasonably expected to have criminal culpability or to be excluded from participation in any Medical Reimbursement Program for corporate or individual actions or failures to act where such culpability or exclusion has resulted or could reasonably be expected to result in an Exclusion Event; and (ii) there is no officer continuing to be employed by the Borrower or any of the Subsidiaries who may reasonably be expected to have individual culpability for matters under investigation by the OIG or other Governmental Authority relating to the Businesses unless such officer has been, within a reasonable period of time after discovery of such actual or potential culpability, either suspended or removed from positions of responsibility related to those activities under challenge by the OIG or other Governmental Authority;
          (b) current billing policies, arrangements, protocols and instructions comply with requirements of Medical Reimbursement Programs and are administered by properly trained personnel, except where any such failure to comply would not reasonably be expected to result in an Exclusion Event; and
          (c) current medical director compensation arrangements comply with state and federal anti-kick back, fraud and abuse, false claims act, and Stark Law requirements, except where any failure to comply would not reasonably be expected to result in an Exclusion Event.
     5.20. Labor Matters. Except as would not reasonably be expected to have a Material Adverse Effect:
          (a) There are no strikes or lockouts against the Borrower or any Subsidiary pending or, to the Actual Knowledge of the Borrower, threatened;
          (b) The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal,

state, local or foreign Law dealing with such matters in any case where a Material Adverse Effect could reasonably be expected to occur as a result of the violation thereof;
          (c) All payments due from the Borrower or any of the Subsidiaries, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary; and
          (d) Neither the Borrower nor any of the Subsidiaries is a party to a collective bargaining agreement.
     Set forth on Schedule 5.20 is a summary of all labor matters pending or, to the Actual Knowledge of the Borrower, threatened by or against the Borrower or any of the Subsidiaries as of the date hereof, and none of such labor matters, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.21. Licensing. Except to the extent it could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each of the Subsidiaries and, to the Actual Knowledge of the Borrower, each Contract Provider, has, to the extent applicable (a) obtained (or been duly assigned) all required authorizations, consents, approvals, certificates of authority, certificates of need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its businesses as currently operated, (b) obtained and maintains all required licenses, (c) to the extent prudent and customary in the industry in which it is engaged, obtained and maintains accreditation from all generally recognized accrediting agencies, and (d) entered into and maintains its status as a Medicare supplier and as a Medicaid supplier. To the Actual Knowledge of the Borrower, each Contract Provider is duly licensed by each state, state agency, commission or other Governmental Authority having jurisdiction over the provisions of such services by such Contract Provider in the locations where the Borrower or any of the Subsidiaries conduct business, to the extent such licensing is required to enable such Contract Provider to provide the professional services provided by such Contract Provider and otherwise as is necessary to enable the Borrower and the Subsidiaries to operate as currently operated and as contemplated to be operated. To the Actual Knowledge of the Borrower, all such required licenses are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited.
     5.22. Solvency. On the date hereof and immediately after giving effect to the initial Credit Extension, (a) the fair value of the assets of (i) the Borrower and (ii) the Borrower and its Subsidiaries on a consolidated basis will exceed the debts and liabilities, subordinated, contingent or otherwise, of (i) the Borrower and (ii) the Borrower and its Subsidiaries on a consolidated basis, respectively, (b) the present fair saleable value of the property of (i) the Borrower and (ii) the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and mature, of (i) the Borrower and (ii) the Borrower and its Subsidiaries on a consolidated basis, and (c)(i) the Borrower and (ii) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the date hereof.
     5.23. Borrower Identification. The true and correct legal name, jurisdiction of formation, address and U.S. taxpayer identification number of the Borrower is set forth on Schedule 5.23.

ARTICLE VI
COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other matured and non-Contingent Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall:
     6.1. Financial Statements. Deliver to the Administrative Agent (for further distribution to each Lender), in form and detail satisfactory to the Administrative Agent and the Required Lenders:
          (a) as soon as available, but in any event within (i) the period required by the SEC (plus five (5) days) (commencing with the fiscal year ended December 31, 2011), consolidated balance sheets of the Borrower and the Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (x) a report and opinion of Ernst & Young LLP or another Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (y) an attestation report of such Registered Public Accounting Firm with respect to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley expressing a conclusion to which the Required Lenders do not reasonably object, and (ii) the period required by the applicable Governmental Authority (plus five (5) days) (commencing with the fiscal year ended December 31, 2011), with respect to each Regulated Subsidiary, as applicable, annual financial statements of such Regulated Subsidiary prepared in accordance with SAP; and
          (b) as soon as available, but in any event within (i) the period required by the SEC (plus five (5) days) (commencing with fiscal quarter ended September 30, 2011), consolidated balance sheets of the Borrower and the Subsidiaries as at the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower and the Subsidiaries, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s or the Subsidiaries’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the consolidated financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and the Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and (ii) the period required by the applicable Governmental Authority (plus five (5) days) (commencing with the fiscal quarter ended September 30, 2011), with respect to each Regulated Subsidiary, as applicable, quarterly financial statements of such Regulated Subsidiary prepared in accordance with SAP.
     As to any information contained in materials furnished pursuant to Section 6.2(d), the Borrower shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.
     6.2. Certificates; Other Information. Deliver to the Administrative Agent (for further distribution to each Lender), in form and detail satisfactory to the Administrative Agent and the Required Lenders:

          (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), to the extent available on commercially reasonable terms, a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such Default and setting forth the details of such Default and the action that the Borrower has taken or proposes to take with respect thereto;
          (b) concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended September 30, 2011), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower. In connection with the delivery by the Borrower of each Compliance Certificate pursuant to this Section 6.2(b), the Borrower shall deliver to the Administrative Agent supplements to Schedules to the Security Agreement and the Pledge Agreement to the extent that there are any changes to such Schedules consistent with the terms of the Loan Documents, together with a statement of the Responsible Officer executing the Compliance Certificate, certifying that, as of the date thereof, after giving effect to the supplements to such Schedules and such report delivered therewith, the representations and warranties in the Loan Documents relating to any such supplemented Schedules and the Collateral are true and correct in all material respects;
          (c) promptly after receipt thereof, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower or any of the Subsidiaries by independent accountants in connection with the accounts or books of the Borrower or any of the Subsidiaries, or any audit of any of them;
          (d) promptly after the same are available, (i) copies of management discussion and analysis in relationship to the financial statements delivered pursuant to Sections 6.1(a)(i) and 6.1(b), (ii) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower in their capacities as stockholders, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto, and (iii) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor or other agencies or authorities concerning environmental, health or safety matters;
          (e) no later than the date hereof for fiscal year 2010, and as soon as available, but in any event no later than ninety (90) days following the end of each fiscal year of the Borrower thereafter, an annual strategic plan and budget of the Borrower and the Subsidiaries containing, among other things, summary pro forma financial information for the next fiscal year with respect to each calendar month and fiscal quarter;
          (f) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and
          (g) as soon as reasonably practicable after the Borrower’s receipt of a request thereof, promptly, such additional information regarding the business, financial or corporate affairs of the

Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
     Documents required to be delivered pursuant to Sections 6.1(a) or (b) or Section 6.2(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 13.1(a)(i); or (ii) on which such documents are posted on the Borrower’s behalf on the Internet or an intranet website, if any, to which each Lender, the LC Issuer and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent, the LC Issuer or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent, the LC Issuer or such Lender and (ii) the Borrower shall notify the Administrative Agent, the LC Issuer and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.2(b) to the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies (except for such Compliance Certificates) of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Borrower hereby acknowledges that (a) the Administrative Agent, the Lead Arranger and/or the Book Runner will make available to the Lenders and the LC Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on DebtX or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that, so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities, (i) any Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arranger, the Book Runner, the LC Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 9.11); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor,” and (iv) the Administrative Agent, the Lead Arranger and Book Runner shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

     6.3. Notices. Promptly notify the Administrative Agent and each Lender:
          (a) of the occurrence of any Default;
          (b) of, to the Actual Knowledge of the Borrower, (i) any material breach or non-performance of, or any material default under, a Material Contract of the Borrower or any Subsidiary, (ii) any dispute, action, litigation, investigation or proceeding between the Borrower or any Subsidiary and any Governmental Authority that either, individually, or in the aggregate could reasonably be expected to have a Material Adverse Effect, (iii) the commencement of, or any material development in, any action, litigation, investigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws that (A) purports to affect, pertain, enjoin or restrain the performance of this Agreement or the Loan Documents or any transactions contemplated hereby or (B) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (iv) the institution of any material action, litigation, investigation or proceeding against the Borrower or any Subsidiary (or, to the Actual Knowledge of the Borrower, any Contract Provider) to suspend, revoke or terminate (or that may result in termination of) its status as a Medicaid supplier or its status as a Medicare supplier, or any such investigation or proceeding that may result in an Exclusion Event, (v) a copy of any notice of intent to exclude the Borrower or any of the Subsidiaries from participation in any Medical Reimbursement Program, any notice of proposal to exclude the Borrower or any of the Subsidiaries from participation in any Medical Reimbursement Program issued by the OIG, or any other Exclusion Event, (vi) a copy of any notice of loss of participation under any reimbursement program or loss of applicable health care license or certificate of authority of any Regulated Subsidiary that could be reasonably expected to result in a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of such Regulated Subsidiary, and all other material deficiency notices, material compliance orders or material reports issued by any Health Care Business Regulator or other Governmental Authority pursuant to a provider agreement that, if not promptly complied with or cured, could reasonably be expected to result in the suspension or forfeiture of any license or certification necessary for such Regulated Subsidiary to carry on its business as then conducted or the termination of any insurance or reimbursement program available to any Regulated Subsidiary, or (vii) any correspondence received by the Borrower and any Subsidiary from a Health Care Business Regulator or other Governmental Authority asserting that the Borrower or any Subsidiary is not in compliance with Health Care Business Regulations or other applicable Laws, or to the Actual Knowledge of the Borrower, threatening action against the Borrower or any Subsidiary under the Health Care Business Regulations or other applicable Laws, which in either case could reasonably be expected to result in a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of such Regulated Subsidiary;
          (c) of the occurrence of any ERISA Event;
          (d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;
          (e) within the period for delivery of the quarterly financial statements provided in Section 6.1(b), of any written notification of Investments during such fiscal quarter by the Borrower or any Subsidiary in any Regulated Subsidiary that, individually or in the aggregate in any fiscal year of the Borrower, exceed the greater of $10,000,000 or 10% of the Company Action Level or the relevant state’s risk-based capital threshold, as applicable, (in each case as determined in accordance with SAP (if applicable) at the immediately preceding fiscal-year-end determination thereof) of such Regulated Subsidiary; provided that, to the extent such Investments, individually or in the aggregate, materially deviate from the strategic plan and budget delivered pursuant to Section 6.2(e), written notification of such Investments shall be provided not later than fifteen (15) days following the end of the calendar month during which such Investments are made; and

          (f) of the occurrence of any Internal Control Event.
     Each notice pursuant to this Section 6.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
     6.4. Payment of Obligations. Pay and discharge, and cause each of the Subsidiaries to pay and discharge, as the same shall become due and payable, all its material obligations and liabilities, including (a) all tax liabilities, fees, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being diligently contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained, (b) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; provided that no violation of this clause (b) shall constitute an Event of Default unless such violation is also an Event of Default under Section 7.5, and (c) all lawful claims that, if unpaid, would by law become a Lien upon its property, except where the failure to pay and discharge any such claim could not reasonably be expected to have a Material Adverse Effect.
     6.5. Preservation of Existence. (a) Preserve, renew and maintain, and cause each of the Subsidiaries to preserve, renew and maintain, in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its incorporation or organization, except in a transaction permitted by Sections 6.22 or 6.23; (b) take all reasonable action, and cause each of the Subsidiaries to take all reasonable action, to maintain all rights (charter or statutory), privileges, permits, licenses, approvals and franchises in each case which are necessary in the normal conduct of its business, except in a transaction permitted by Sections 6.22 and 6.23 and except to the extent that such failure to do so could not reasonably be expected to result in a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower or any Subsidiary, as applicable; and (c) preserve or renew, and cause each of the Subsidiaries to preserve and renew, all of its registered patents, trademarks, trade names and service marks, except, in each case, where failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.6. Maintenance of Properties. Maintain, preserve and protect, and cause each of its Subsidiaries to maintain, preserve and protect, all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, to the extent and in the manner customary for Persons engaged in similar businesses, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.7. Maintenance of Insurance. Maintain, and cause each of the Subsidiaries to maintain, with financially sound and reputable insurance companies not Affiliates of the Borrower or through self-insurance as is in accordance with normal industry practice for comparable companies engaged in similar businesses, insurance (including worker’s compensation insurance, liability insurance and casualty insurance), covering such risks and liabilities and with deductibles or other self-insurance retentions as are in accordance with normal industry practice for similarly situated companies. The Administrative Agent shall be named as loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be canceled. The Borrower shall notify the Administrative Agent in writing, promptly after its awareness thereof, if (i) any such policy or policies shall be materially altered in a manner adverse to the Administrative Agent and/or the Lenders or (ii) the amount of coverage thereunder shall be reduced.
     6.8. Reinsurance Arrangements. As soon as available, and in any event within 120 days after the end of each fiscal year of the Borrower, deliver a schedule signed by a Responsible Officer of the Borrower setting forth in reasonable detail the reinsurance arrangements maintained by each of the Regulated Subsidiaries of the Borrower as of the end of such fiscal year (with any changes subsequent to the end of such fiscal year described therein).
     6.9. Compliance with Laws. Comply, and cause each of the Subsidiaries to comply, in all respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     6.10. Books and Records. (a) Maintain, and cause each of the Subsidiaries to maintain, proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be (and with respect to each Regulated Subsidiary, if applicable, in accordance with SAP); and (b) maintain, and cause each of the Subsidiaries to maintain, such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
     6.11. Inspection Rights. Permit, and cause each of the Subsidiaries to permit, representatives and independent contractors of the Administrative Agent and each Co-Syndication Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, subject, in each case to applicable Laws of Governmental Authorities regarding confidentiality of patient health information and other confidentiality restrictions of Governmental Authorities to which the Borrower and its Subsidiaries are bound, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, however, such right may not be exercised more than two (2) times in any consecutive twelve-month period unless an Event of Default shall have occurred and be continuing; and provided further that notwithstanding anything to the contrary contained herein (including Section 9.6), when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. The Borrower agrees that the Administrative Agent and its representatives may conduct an annual audit of the Collateral, at the expense of the Borrower.
     6.12. Use of Proceeds. Use the proceeds of the Credit Extensions (a) to pay fees and expenses incurred in connection with the Loan Documents, (b) to provide for working capital, Capital Expenditures, share repurchases and other general corporate purposes for the Borrower and the Subsidiaries not in contravention of any applicable Law or any Loan Document, (c) for Permitted Acquisitions, and (d) to refinance the outstanding obligations under the Existing Credit Agreement.
     6.13. Further Assurances with Respect to Non-Regulated Subsidiaries. Promptly, and in any event within thirty (30) days, after a Person becomes a Non-Regulated Subsidiary (a) cause such Subsidiary if it is a Non-Regulated Domestic Subsidiary and not an Excluded Subsidiary to (i) become a Guarantor by executing and delivering to the Administrative Agent the Subsidiary Guaranty, or if the Subsidiary Guaranty has been executed and delivered by another Guarantor, a Joinder Agreement and such other documents as the Administrative Agent shall deem appropriate for such purpose, (ii) perfect and maintain the validity, effectiveness and priority of security interests in all of its personal property, assets and all proceeds and accessions therefrom (subject to any exceptions in the definition of “Collateral” with respect thereto in the Collateral Documents) to secure the Secured Obligations as contemplated herein and in the Collateral Documents by executing and delivering the Security Agreement in the capacity of a Grantor, or if the Security Agreement has been executed and delivered by another Grantor, a Joinder Agreement in the capacity of a Grantor and such other documents as the Administrative Agent shall deem appropriate for such purpose, and (iii) become a party to or execute all applicable Collateral Documents, as determined by the Administrative Agent and such other documents as the Administrative Agent shall deem appropriate for such purpose, (b) cause such Subsidiary if it is not an Excluded Subsidiary to pledge and maintain a pledge of the Applicable Pledge Percentage of the capital stock of any Non-Regulated Subsidiary pursuant to the terms of the Collateral Documents, and (c) deliver, and cause such Person to deliver, to the Administrative Agent documents, to the extent deemed appropriate by the Administrative Agent, of the types referred to in Section 4.1(e), and if requested by the Administrative Agent, favorable opinions of counsel to the Borrower and such Non-Regulated Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in Section 4.1), all in form, content and scope reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary herein, Account Control Agreements shall not be required until sixty (60) days after the date hereof, or such other date as may be agreed by the Administrative Agent in its reasonable discretion.
     6.14. Further Assurances with Respect to Regulated Subsidiaries.
          (a) In the event the Health Care Business Regulations in California change or the undertaking agreement which prohibits the pledge of the capital stock of Molina Healthcare of California or any of its Subsidiaries to secure a loan to the Borrower or any of its Subsidiaries is terminated or changed at a date in the future to permit the pledge of the capital stock of Molina Healthcare of California or any of its Subsidiaries, the Borrower shall be required to take, or cause to be taken, commercially reasonable efforts to pledge 100% of the capital stock of Molina Healthcare of California and its Subsidiaries.
          (b) The Borrower will notify the Administrative Agent at any time that any other Person becomes licensed as a Regulated Subsidiary, and will file, or will cause such Regulated Subsidiary to file, if such Regulated Subsidiary is not an Excluded Subsidiary, promptly thereafter (and in any event within thirty (30) days after the issuance of such license), a request with the applicable Governmental Authority for approval of, or provide notice of (as applicable), the pledge of its capital stock to the Administrative Agent for the benefit of the Lenders. Upon submission of any such filing to the applicable Governmental Authority, the Borrower and such Regulated Subsidiary shall use commercially reasonable efforts to obtain such approval and shall provide the Administrative Agent, for the benefit of the Lenders, with monthly reports documenting the status of each request for approval. Within thirty (30) days after the date of such approval with respect to such Regulated Subsidiary, (a) the Borrower will pledge and maintain a pledge of the Applicable Pledge Percentage of the capital stock of such Regulated Subsidiary pursuant to the terms of the Collateral Documents (subject to no Liens), and (b) the Borrower or such Regulated Subsidiary, as appropriate, (i) shall become a party to and execute all applicable Collateral Documents, as determined by the Administrative Agent and such other documents as the Administrative Agent shall deem appropriate for such purpose, (ii) shall deliver to the Administrative Agent, to the extent deemed appropriate by the Administrative Agent, documents of the type referred to in Sections 4.1(c) and (e) and (iii) shall pledge and maintain the pledge of the Applicable Pledge Percentage of the capital stock of such Regulated Subsidiary in accordance with the provisions of the Collateral Documents (subject to no Liens); provided, however with respect to a Permitted Acquisition by Molina Healthcare of California, the actions specified in this subsection (b) shall only be required to the extent permitted by applicable

Law. Notwithstanding the foregoing provisions, the Borrower shall not be required to take such action with respect to a Regulated Subsidiary, and shall be relieved from its obligations under this Section 6.14(b) with respect to the pledge of the capital stock of such Regulated Subsidiary, if in the Borrower’s good faith reasonable judgment such action would be likely to result in the incurrence of regulatory restrictions that could be reasonably expected to result in a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Regulated Subsidiary.
     6.15. Further Assurances with Respect to other Collateral.
          (a) To the fullest extent permitted by applicable Law, execute, and cause each of the Subsidiaries (to the extent appropriate) to execute, any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to comply with the terms of this Agreement and the other Loan Documents, including causing, to the fullest extent permitted by Law, (i) the Collateral to be subject to a first priority security interest in favor of the Administrative Agent (subject, in the case of non-possessory security interests, to the Liens permitted by Section 6.19) and (ii) the pledge of the Applicable Pledge Percentage of the capital stock of the Subsidiaries which capital stock is subject to a pledge pursuant to the Pledge Agreement, in each case to secure all the Obligations, all at the expense of the Borrower. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the validity, perfection and priority of the Liens created or intended to be created by the Loan Documents.
          (b) If any property or asset is acquired or leased by the Borrower or any Grantor after the date hereof, notify the Administrative Agent thereof (except, in the case of personal property, such notice shall not be required if the Administrative Agent has a valid first priority perfected security interest in such property and assets by virtue of any actions previously taken by or on behalf of the Administrative Agent), and cause, to the fullest extent permitted by Law, subject to the next succeeding sentence with respect to Real Property Assets acquired or leased after the date hereof, such property and assets to be subjected to a first priority security interest, which in the case of a Real Property Asset would be a first priority deed of trust, in favor of the Administrative Agent (subject, in the case of non-possessory security interests, to the Liens permitted by Section 6.19) and take, and cause each Grantor to take, to the fullest extent permitted by Law, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Required Lenders to grant and perfect such Liens, including the actions described in subsection (a). The Borrower and any Grantor shall only be required to provide a valid first priority perfected security interest in a Real Property Asset acquired after the date hereof with a market value of $15,000,000 or greater or a Real Property Asset in the form of a lease entered into after the date hereof (i) with annual rent of $1,000,000 or greater, and (ii) wherein the granting of such lien does not cause a default by the Borrower or its Grantor under the lease; provided the Borrower makes a good faith effort to obtain permission from landlord to grant such lien; provided, further, in each case, the Specified Real Estate shall be excluded from the obligations set forth in this Section 6.15. With respect to any owned Real Property Assets other than the Specified Real Estate with a market value of $15,000,000 or greater, the Borrower shall provide, or cause to be provided, the following:
(i)	an as-built survey of the sites of the Mortgaged Property that are certified to the Administrative Agent and the Title Insurance Company (as defined below) in a manner satisfactory to them, dated as of a date reasonably acceptable to the Administrative Agent by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, which surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1997 or 1999 and meeting the accuracy requirements as defined therein, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such surveys the following: (A) a current “as-built” survey showing the location of any adjoining streets (including their widths and any pavement or other Improvements), easements (including the recorded information with respect to all recorded instruments), the mean high water base line or other legal boundary lines of any adjoining bodies of water, fences, zoning or restriction setback lines, rights-of-way, utility lines to the points of connection and any encroachments; (B) all means of ingress and egress, certifying the amount of acreage and square footage, the address of the Mortgaged Property, the legal description of the Mortgaged Property, and a location sketch of the Mortgaged Property; (C) the location of all Improvements as constructed on the Mortgaged Property, all of which shall be within the boundary lines of the Mortgaged Property and conform to all applicable zoning ordinances, set-back lines and restrictions; (D) the location of any Improvements on the Mortgaged Property with the dimensions in relations to the lot and building lines; (E) the measured distances from the Improvements to be set back and specified distances from street or property lines in the event that deed restrictions, recorded plats or zoning ordinances require same; (F) all courses and distances referred to in the legal description, and the names of all adjoining owners on all sides of the Mortgaged Property, to the extent available; and (G) the flood zone designation, if any, in which the Mortgaged Property is located. The legal description of the applicable Mortgaged Property shall be shown on the face of each survey or affixed thereto, and the same shall conform to the legal description contained in the title policy described below;
(ii)	a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the Administrative Agent, (B) be issued at ordinary rates, (C) insure that each Mortgage insured thereby creates a valid first Lien on, and security interest in, the Mortgaged Property free and clear of all Liens, except as reasonably acceptable to the Administrative Agent, (D) name the Administrative Agent for the benefit of the Lenders as the insured thereunder, (E) be in the form of ALTA Loan Policy — 1970 Form B (Amended 10/17/70 and 10/17/84) (or equivalent policies), if available, (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request in form and substance acceptable to the Administrative Agent, including, without limitation (to the extent applicable with respect to the relevant Mortgaged Property and available in the jurisdiction in which such Mortgaged Property is located), the following: variable rate endorsement; survey endorsement, but only as to such Real Property Assets for which a land survey is required pursuant to clause (i) above; comprehensive endorsement; zoning (ALTA 3.1 with parking added) endorsement, but only as to such Real Property Assets for which a land survey is required pursuant to clause (i) above; first loss, last dollar and tie-in endorsement; access coverage; separate tax parcel coverage; usury; doing business; subdivision; environmental protection lien; CLTA 119.2; contiguity coverage; and such other endorsements as the Administrative Agent shall reasonably require in order to provide insurance against specific risks identified by the Administrative Agent in connection with the Mortgaged Property (provided that all endorsements requested by the Administrative Agent shall be made based on the relative value of the Real Property Asset and the extent the requested endorsement is generally available at commercially reasonable rates) and (G) be issued by nationally recognized title companies (collectively, the “Title Insurance Company”) satisfactory to the Administrative Agent. The

Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid;
(iii)	a certificate identifying the flood zone of the property, and if requested by the Administrative Agent, and required by Law, a policy of flood insurance that (A) covers any parcel of the Mortgaged Property that is located in a flood zone, and (B) is written in an amount not less than the outstanding principal amount of the Indebtedness secured by each relevant Mortgage or the maximum limit of coverage made available with respect to the particular type of Mortgaged Property under the National Flood Insurance Act of 1968, whichever is less;

(iv)	a copy of (A) all documents listed as exceptions to title in, the title policy or policies referred to in clause (ii) above and (B) all other material documents affecting the Mortgaged Property in the possession or under the control of the Borrower, including, for those Real Property Assets for which a land survey is required under clause (i) above, including all building, construction, environmental and other permits, licenses, franchises, approvals, consents, authorizations and other approvals required in connection with the construction, ownership, use, occupation or operation of the Mortgaged Property; and

(v)	evidence reasonably acceptable to the Administrative Agent that the Real Property Assets comply with applicable zoning ordinances, if any.
     6.16. Performance of Material Contracts. Do the following, and cause each of the Subsidiaries to do the following: (a) perform and observe all the terms and provisions of each Material Contract to be performed or observed by it; and (b) maintain each such Material Contract in full force and effect, except, in either case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.
     6.17. Maintenance of Licensing, Etc. Preserve and maintain, and cause each of the Regulated Subsidiaries to preserve and maintain, (a) the licensing and certification of each Regulated Subsidiary pursuant to the Health Care Business Regulations and other applicable Laws, (b) all certifications and authorizations necessary to ensure that the Regulated Subsidiaries are eligible for all reimbursements available under the Health Care Business Regulations and other applicable Laws to the extent applicable to the Regulated Subsidiaries owned by the Borrower or any of the Subsidiaries in their respective jurisdictions and (c) all licenses, permits, authorizations and qualifications required under the Health Care Business Regulations and other applicable Laws in connection with the ownership or operation of the Regulated Subsidiaries, in each case, to the extent that such licensing and certification, certifications and authorizations, or licenses, permits, authorizations and qualifications are material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole.
     6.18. [Intentionally Omitted].
     6.19. Liens. Not create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, the “Permitted Liens”):
          (a) Liens pursuant to any Loan Document;

          (b) Liens existing on the date hereof and listed on Schedule 6.19 and any renewals or extensions thereof; provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.21(b);
          (c) Liens for taxes, fees, assessments or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
          (d) statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens imposed by Law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith and by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;
          (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
          (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;
          (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property incurred in the ordinary course of business which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
          (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.8 or securing appeal or other surety bonds related to such judgments;
          (i) Liens securing Indebtedness permitted under Section 6.21(e); provided that (i) any such Lien attaches to such property concurrently with or within ninety (90) days of the acquisition thereof, (ii) such Lien does not at any time encumber any property other than the property financed by such Indebtedness, and (iii) the Indebtedness secured thereby does not exceed 100% of the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
          (j) any interest or title of a lessor under, and Liens arising from UCC financing statements relating to, leases permitted by this Agreement;
          (k) Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying (i) Governmental Reimbursement Program Costs and (ii) other actions or claims pertaining to the same or related matters; provided that the Borrower in its reasonable discretion in each case shall have established adequate reserves for such claims or actions;
          (l) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;
          (m) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

          (n) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable Law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;
          (o) Liens securing Indebtedness permitted under Section 6.21(m); provided that the Borrower may not grant any Lien in support of its Guarantee of the Indebtedness associated with the Arco property; and
          (p) other Liens securing Indebtedness or other obligations not otherwise prohibited by this Agreement not in excess of $10,000,000.
     6.20. Investments. Not make or hold, or permit any of the Subsidiaries to make or hold, any Investments in any Person, except:
          (a) Investments made by the Loan Parties in compliance with the Borrower’s Investment Policy;
          (b) Investments made prior to the date hereof and set forth on Schedule 6.20;
          (c) advances or loans to directors, officers and employees in the ordinary course of business of the Borrower and the Subsidiaries as presently conducted in an aggregate principal amount not to exceed $1,000,000 in the aggregate at any one time outstanding; provided however that all such advances or loans must be in compliance with all applicable Laws, including Sarbanes-Oxley;
          (d) Investments in any Person which is a Loan Party prior to giving effect to such Investment;
          (e) Investments by the Borrower in and to any Loan Party in the form of contributions to capital or loans or advances; provided that (i) immediately before and after giving effect thereto, no Default exists or would result therefrom, (ii) each item of intercompany Indebtedness shall be unsecured and (iii) each item of intercompany Indebtedness shall be evidenced by an Intercompany Note which shall be pledged as security for the Obligations of the holder thereof under the Loan Documents and delivered to the Administrative Agent pursuant to the terms of the Collateral Documents;
          (f) so long as no Default or Event of Default shall have occurred and be continuing at the time of any such Investment (unless such Investment is required by applicable regulatory requirements), Investments in Regulated Subsidiaries;
          (g) so long as no Default or Event of Default shall have occurred and be continuing at the time of any such Investment, Investments consisting of equity holdings in Persons other than Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding;
          (h) Investments that constitute Permitted Acquisitions;
          (i) (i) Required Advances and (ii) other advances to Contract Providers (and their Affiliates) in an amount not to exceed (A) with respect to any Contract Provider (and its Affiliates) individually, $2,000,000 in the aggregate at any time outstanding (excluding Required Advances) and (B) with respect to Contract Providers collectively, $10,000,000 in the aggregate at any time outstanding (excluding Required Advances);
          (j) Investments by the Borrower in Swap Contracts permitted under Section 6.21(d);

          (k) minority Investment by the Borrower in the joint venture holding title to One Golden Shore (the “One Golden Shore JV”), the value of which Investment shall be limited to the value of the Borrower’s interest in such property (valued at the higher of book value or market value as of such date of determination); and
          (l) Investments of a nature not addressed in any of the foregoing subsections in an amount not to exceed $5,000,000 in the aggregate at any time outstanding.
     6.21. Indebtedness. Not create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Indebtedness, except:
          (a) Indebtedness under the Loan Documents;
          (b) Indebtedness outstanding on the date hereof and listed on Schedule 6.21 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;
          (c) Guarantees of any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower;
          (d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view,” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
          (e) Indebtedness in respect of Capitalized Leases and purchase money obligations for fixed or capital assets within the limitations set forth in the proviso in Section 6.19(h); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000;
          (f) intercompany Indebtedness permitted under Section 6.20(d);
          (g) (i) Contingent Obligations with respect to surety bonds and similar instruments incurred in the ordinary course of business and (ii) endorsements for collection or deposit in the ordinary course of business;
          (h) Guarantees by the Borrower of (i) leases by the Subsidiaries of office and medical space entered into in the ordinary course of business, (ii) reserve obligations and similar obligations of the Subsidiaries under applicable Laws and (iii) the obligations of the Regulated Subsidiaries under insurance policies issued by the Subsidiaries in the ordinary course of business;
          (i) senior or subordinated unsecured Indebtedness (excluding Existing Convertible Indebtedness, but including, without limitation, Indebtedness consisting of Permitted Convertible Indebtedness incurred after the date hereof and any equity swaps, warrants or options on the capital stock of the Borrower in connection therewith) in an aggregate principal amount not to exceed $250,000,000, provided that (i) no portion of the principal of such Indebtedness shall have a stated maturity date prior to the date that is 100 days after the Facility Termination Date, (ii) the Borrower will not, and will not permit any Subsidiary to, directly or indirectly, declare, pay, make or set aside any amount for payment in respect of such Indebtedness, except (A) regularly scheduled payments of interest in respect of such Indebtedness, (B) prepayment in common stock of all or any portion of the principal amount of any such Permitted Convertible Indebtedness or senior Indebtedness or prepayment in common stock of all or any portion of the amount of any conversion or repurchase obligations with respect to any such Permitted Convertible Indebtedness or senior Indebtedness, (C) prepayment in Equity Interests (other than common stock) or cash of all or any portion of the principal amount of any such Permitted Convertible Indebtedness or senior Indebtedness, provided that as of the date of such prepayment, after giving effect to such prepayment on a Pro Forma Basis, (1) no Default or Event of Default shall have occurred and be continuing and (2) if all or any portion of such prepayment is made in cash, the aggregate amount of remaining availability existing under the Aggregate Commitments and unrestricted cash on hand of the Borrower shall equal at least $50,000,000, (y) payment in Equity Interests (other than common stock) or cash of all or any portion of the amount of any conversion or repurchase obligations with respect to any such Permitted Convertible Indebtedness or senior Indebtedness, provided that as of the date of such payment, after giving effect to such payment, on a Pro Forma Basis, (1) no Default or Event of Default shall have occurred and be continuing and (2) if all or any portion of such payment is made in cash, the aggregate amount of remaining availability existing under the Aggregate Commitments and unrestricted cash on hand of the Borrower shall equal at least $50,000,000 and (z) payment of usual and customary fees, expenses and indemnity obligations with respect to such Indebtedness, provided, that in no event shall the amount of payments of any such indemnity obligations exceed $10,000,000 in the aggregate, (iii) covenants and default provisions relating to the Borrower or any of the Subsidiaries shall be no more restrictive than the covenants and default provisions contained in the Loan Documents, (iv) such Indebtedness shall have no provisions limiting amendments to, or consents, waivers or other modifications with respect to, any of the Loan Documents, (v) immediately before and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred or be continuing, and (vi) the Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such Indebtedness and to the concurrent retirement of any other Indebtedness of the Borrower or any Subsidiary and/or repurchase of Borrower’s Equity Interests (other than common stock) in accordance with Section 6.24(e), the Borrower would be in compliance with the financial covenants set forth in Section 6.34, in each case as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information;
          (j) Indebtedness arising or existing with respect to Governmental Reimbursement Program Costs;
          (k) additional unsecured Indebtedness of the Borrower, or any Subsidiary not covered in the foregoing subsections in an aggregate principal amount not to exceed $10,000,000 at any time outstanding; provided that (i) such Indebtedness is not senior in right of payment to the payment of the Indebtedness arising under this Agreement and the Loan Documents and (ii) the loan documentation with respect to such Indebtedness shall not contain covenants or default provisions relating to the Borrower or any Subsidiary that are more restrictive than the covenants and default provisions contained in the Loan Documents;
          (l) Existing Convertible Indebtedness and any refinancings, refundings, renewals or extensions thereof; provided that that the amount of such Existing Convertible Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; provided, further, that the Borrower will not, and will not permit any Subsidiary to, directly or indirectly, declare, pay, make or set aside any amount for payment in respect of such Existing Convertible Indebtedness, except the following: (i) regularly scheduled payments of interest in respect of such Indebtedness; (ii) prepayment in common stock of all or any portion of the principal amount of any such Existing Convertible Indebtedness or prepayment in common stock of all or any portion of the amount of any conversion or repurchase obligations with respect to any such Existing Convertible Indebtedness; (iii) prepayment in Equity Interests (other than common stock) or cash of all or any portion of the principal amount of any such Existing Convertible Indebtedness (provided that as of the date of such prepayment, after giving effect to such prepayment on a Pro Forma Basis, (A) no Default or Event of Default shall have occurred and be continuing and (B) if all or any portion of such prepayment is made in cash, the aggregate amount of remaining availability existing under the Aggregate Commitments and unrestricted cash on hand of the Borrower shall equal at least $50,000,000); (iv) payment in Equity Interests (other than common stock) or cash of all or any portion of the amount of any conversion or repurchase obligations with respect to any such Existing Convertible Indebtedness (provided that as of the date of such payment, after giving effect to such payment, on a Pro Forma Basis, (A) no Default or Event of Default shall have occurred and be continuing and (B) if all or any portion of such payment is made in cash, the aggregate amount of remaining availability existing under the Aggregate Commitments and unrestricted cash on hand of the Borrower shall equal at least $50,000,000); and (v) payment of usual and customary fees, expenses and indemnity obligations with respect to such Existing Convertible Indebtedness (provided, that in no event shall the amount of payments of any such indemnity obligations exceed $10,000,000 in the aggregate); and
          (m) Indebtedness incurred in connection with Real Property Assets, including the Specified Real Estate, in an aggregate principal amount not to exceed $95,000,000, of which no more than $25,000,000 may be a Guarantee by the Borrower of the Indebtedness associated with the Arco property.
     6.22. Fundamental Changes and Acquisitions.
          (a) Not merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of, or permit any of the Subsidiaries to merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of, (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(i)	a Loan Party may merge with the Borrower; provided that the Borrower shall be the continuing or surviving Person;
(ii)	a Loan Party (other than the Borrower) may be party to a transaction of merger or consolidation with another Loan Party;
(iii)	any Subsidiary which is not a Loan Party may be merged or consolidated with or into (A) any Loan Party provided that such Loan Party shall be the continuing or surviving corporation, or (B) any other Subsidiary which is not a Loan Party;
(iv)	a wholly-owned Subsidiary may dissolve, liquidate or wind-up its affairs at any time provided that such dissolution, liquidation or winding-up, as applicable, could not reasonably be expected to have a Material Adverse Effect;
(v)	a Subsidiary may be a party to a transaction of merger or consolidation with a Person other than the Borrower or any Subsidiary; provided that (A) the surviving entity shall be a wholly-owned Subsidiary and shall execute and deliver such Joinder Agreement, Pledge Agreement, Security Agreement and Intercompany Notes, as applicable, and take such other actions as may be necessary for compliance with the provisions of Sections 6.13, 6.14 and 6.15, and (B) the transaction shall otherwise constitute a Permitted Acquisition;
(vi)	a Subsidiary may enter into a transaction of merger or consolidation in connection with a Disposition permitted under Section 6.23; and
(vii)	the Borrower may enter into the transaction contemplated in Section 6.20(k).
               (b) Not permit the Borrower or any Subsidiary to make any Acquisition, except:
(i)	Acquisitions of capital stock of another Person, so long as after giving effect to such Acquisition,
            (A) such Acquisition constitutes an Investment permitted by Section 6.20, if the Acquisition is not of a controlling interest in the subject Person such that after giving effect thereto the subject Person will not be a Subsidiary; and
            (B) such Acquisition constitutes a Permitted Acquisition, if the Acquisition is of a controlling interest in the subject Person such that after giving effect thereto the subject Person will be a Subsidiary;
(ii)	an Acquisition of all or any substantial portion of the Property (other than capital stock) of another Person, so long as such Acquisition otherwise constitutes a Permitted Acquisition; and
(iii)	the Acquisition of Arco by a Subsidiary of the Borrower.
     6.23. Dispositions. Not make any Disposition or permit any Subsidiary to make any Disposition, except:
           (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
           (b) Dispositions of inventory in the ordinary course of business;
           (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of similar replacement property;
           (d) Dispositions of property to a Loan Party;
           (e) Dispositions of property from a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;
           (f) Dispositions permitted by Sections 6.20 and 6.22;
           (g) non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice for terms not exceeding five (5) years;

          (h) any other Disposition if (i) the consideration paid in connection therewith shall be cash or Cash Equivalents (payment to be contemporaneous with consummation of transaction) and shall be in an amount not less than the fair market value of the Property disposed of, (ii) such transaction does not involve the sale or other disposition of a minority Equity Interest in any Subsidiary, (iii) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 6.23 and (iv) the aggregate net book value of all of the assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions in any fiscal year shall not exceed $50,000,000; and
          (i) Disposition of the One Golden Shore Property, provided that (i) as of the date of such Disposition, no Default or Event of Default shall have occurred and be continuing and (ii) such Disposition shall be for fair market value;
provided, however, that any Disposition pursuant to subsections (a) through (g) shall be for fair market value.
     6.24. Restricted Payments. Not make, or permit any Subsidiary to make, any Restricted Payment; provided that:
          (a) the Borrower and each Subsidiary may declare and make dividend payments and other distributions, including stock splits, payable solely in common stock and other common Equity Interests of such Person;
          (b) the Borrower may accept (directly or indirectly) shares of its capital stock or other assets in satisfaction of any Indebtedness owed to the Borrower by its officers or employees; provided, however, that such activities must be in compliance with all applicable Laws, including Sarbanes-Oxley;
          (c) the Borrower may finance the costs of Permitted Acquisitions, payable solely in common stock and other Equity Interests of the Borrower;
          (d) any Subsidiary may make Restricted Payments to the Borrower or any wholly-owned Subsidiary of the Borrower;
          (e) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may (i) issue any Permitted Convertible Indebtedness in accordance with Section 6.21(i) and enter into or issue any equity swaps, warrants or options on the capital stock of the Borrower in connection therewith, (ii) satisfy its conversion or required repurchase obligations related to any (A) Existing Convertible Indebtedness or (B) Permitted Convertible Indebtedness issued by the Borrower in accordance with Section 6.21(i), as the case may be, in Equity Interests or cash of the Borrower, (iii) exercise or settle any equity swaps, warrants or options on the capital stock of the Borrower entered into in connection with any (A) Existing Convertible Indebtedness or (B) Permitted Convertible Indebtedness, in each case in Equity Interests of the Borrower or in cash to the extent cash payments are permitted under Section 6.21(i) or Section 6.21(l), as applicable, and (iv) apply up to 30% of the gross proceeds of any Permitted Senior Indebtedness issued in accordance with Section 6.21(i) to repurchase outstanding Equity Interests in the Borrower; and
          (f) the Borrower may make any other Restricted Payments so long as, at the time of any such Restricted Payment:

(i)	No Default or Event of Default shall have occurred and be continuing; and
(ii)	The aggregate amount paid to make such Restricted Payment, together with the aggregate amount paid to make all other Restricted Payments pursuant to this Section 6.24(f) during the same fiscal year shall not exceed $100,000,000.
     6.25. Amendment, Etc. of Indebtedness and Constitutive Documents and Payments in respect of Indebtedness.
          (a) After the issuance thereof, not amend or modify (or permit the amendment or modification of (including any waivers of)), or permit any Subsidiary to amend or modify (or permit the amendment or modification of (including any waivers of)), the terms of any Indebtedness (other than the Obligations under this Agreement) in a manner adverse in any material respect to the interests of the Lenders (including, without limitation, specifically shortening any maturity or average life to maturity or requiring any payment sooner than previously scheduled or increasing the interest rate or fees applicable thereto).
          (b) Not amend, or permit any of the Subsidiaries to amend, its Organization Documents, unless, in each case, any such amendment is not adverse in any material respect to the Lenders.
          (c) Not make any payment, or permit any Subsidiary to make any payment, in contravention of the terms of any subordination with respect to any Indebtedness.
          (d) Except in connection with a refinancing or refunding permitted hereunder, not make any prepayment, redemption, defeasance or acquisition for value (including, without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange, or permit any Subsidiary to make any prepayment, redemption, defeasance or acquisition for value (including, without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange, of any Indebtedness (other than the Indebtedness under the Loan Documents and intercompany Indebtedness permitted hereunder) other than regularly scheduled payments of principal and interest on such Indebtedness.
     6.26. Change in Nature of Business. Not engage in, or permit any Subsidiary to engage in, any material line of business other than the Health Care Business.
     6.27. Transactions with Affiliates. Except for certain existing transactions specifically set forth on Schedule 6.27, not enter into or permit to exist, or permit any Subsidiary to enter into or permit to exist, any transaction or series of transactions with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Sections 6.20, 6.21, 6.22, 6.23 or 6.24, (d) normal compensation (including bonuses) and reimbursement of expenses of officers and directors to the extent consistent with Law, including Sarbanes-Oxley, (e) Investments permitted by Sections 6.20(b) or 6.20(c) and Restricted Payments permitted under Section 6.24(b), (f) cost sharing arrangements of the Borrower and the Subsidiaries in the ordinary course of business generally consistent with past practices, (g) de minimis transactions and (h) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

     6.28. Limitations on Restricted Actions. Not enter into or create or otherwise cause to exist or become effective, or permit any Subsidiary to enter into or create or otherwise cause to exist or become effective, any agreement or arrangement that: (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 6.21(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or (B) any amendments to or modifications of any undertaking between Molina Healthcare of California and Governmental Authorities in California solely with respect to Molina Healthcare of California but only to the extent the amendments and modifications could not reasonably be expected to have a material adverse effect on Molina Healthcare of California; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
     6.29. Margin Stock. Not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
     6.30. Impairment of Security Interests. Not permit any Loan Party or any of their respective Subsidiaries to (a) take or omit to take any action which action or omission could reasonably be expected to or would materially impair the security interests in favor of the Administrative Agent with respect to the Collateral or (b) grant to any Person (other than the Administrative Agent pursuant to the Collateral Documents) any interest whatsoever in the Collateral, except for Permitted Liens.
     6.31. Ownership of Subsidiaries and Other Restrictions Relating to Subsidiaries.
          (a) Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, (i) not permit any Person (other than the Borrower or any wholly-owned Subsidiary; provided that Molina Healthcare of California, a Subsidiary of the Borrower, shall not have any such right, except to the extent permitted by the definition of Permitted Acquisition) to own any capital stock of any Subsidiary (except as a result of or in connection with a dissolution, merger, consolidation or disposition of a Subsidiary permitted under Section 6.22 or Section 6.23) or (ii) not permit any Subsidiary to issue any shares of preferred capital stock.
          (b) Other Restrictions. Except as set forth in the final proviso of the definition of Permitted Acquisition, not form or acquire any new Subsidiaries of Molina Healthcare of California.
For the avoidance of doubt, nothing in this Section 6.31 shall be construed to prohibit the One Golden Shore JV or the Acquisition of Arco by a Subsidiary of the Borrower.
     6.32. Fiscal Year. Not change its fiscal year, or permit any Subsidiary to change its fiscal year, unless such change is not adverse in any respect to the Lenders.
     6.33. Partnerships, etc. Not become, or permit any Subsidiary to become, a general partner or limited partner or joint venture.
     6.34. Financial Covenants.

          (a) Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower (calculated for each four consecutive fiscal quarter period) to be less than 1.75 to 1.00.
          (b) Total Debt to EBITDA Ratio. Not permit the Total Debt to EBITDA Ratio as of the end of any fiscal quarter of the Borrower (calculated for each four consecutive fiscal quarter period) to be greater than 2.75 to 1.0.
     6.35. Statutory Net Worth Ratio. As of the end of each fiscal quarter, not permit any Regulated Subsidiary, regardless of whether it is operating in a state that requires risk-based capital reporting, to maintain a ratio of Statutory Net Worth to the applicable Statutory Net Worth requirement at a level less than 1.10 to 1.00.
ARTICLE VII
DEFAULTS
     Any of the following shall constitute an Event of Default (“Event of Default”):
     7.1. Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any Reimbursement Obligation, or (ii) within five (5) days after the same becomes due, any interest on any Loan or on any LC Obligation, any Commitment Fee, LC Fee, or any other fee or amount payable hereunder or under any other Loan Document.
     7.2. Specific Covenants.
          (a) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.5(a) (with respect to the legal existence of the Borrower only), 6.12, 6.19, 6.20, 6.21, 6.22, 6.23, 6.24, 6.25, 6.26, 6.27, 6.28, 6.29, 6.30, 6.31, 6.32, 6.33 or 6.34; or
          (b) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.1, 6.2 or 6.3, which failure continues for five (5) days after the earlier of (i) the date upon which a Responsible Officer had Actual Knowledge of such failure or (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Lender; or
     7.3. Other Defaults. The Borrower or any Loan Party fails to perform or observe any other covenant or agreement (not specified in Sections 7.1 or 7.2 above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) the date upon which a Responsible Officer had Actual Knowledge of such failure or (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Lender; provided, that the thirty-day cure period for any breach of the minimum Statutory Net Worth Ratio set forth in Section 6.35 shall commence upon the initial occurrence of such breach.
     7.4. Representations and Warranties. Any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made.
     7.5. Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) beyond the applicable grace period with respect thereto, if any, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform (beyond the applicable grace period with respect thereto) any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or
     7.6. Insolvency Proceedings, Etc. The Borrower or any of its Significant Subsidiaries (i) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors or (ii) applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding.
     7.7. Inability to Pay Debts; Attachment. (i) The Borrower or any of its Significant Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy.
     7.8. Judgments. There is entered against the Borrower or any of its Significant Subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.
     7.9. ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount.
     7.10. Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Responsible Officer of a Loan Party purports to revoke, terminate or rescind any Loan Document, or in the case of any Lien granted pursuant to any Collateral Document (including any Lien granted after the date hereof in accordance with Section 6.13, 6.14 or 6.15) in favor of the Administrative Agent, such Lien ceases to have the priority purported to be granted under such Collateral Document (other than pursuant to the terms thereof or hereunder) or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect.
     7.11. Subsidiary Guaranty. The Subsidiary Guaranty given by any Guarantor (including any Person that becomes a Guarantor after the date hereof in accordance with Section 6.13) or any provision thereof shall cease to be in full force and effect, or any Responsible Officer of a Guarantor (including any Person that becomes a Guarantor after the date hereof in accordance with Section 6.13) or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Subsidiary Guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiary Guaranty.
     7.12. Change of Control. There occurs any Change of Control with respect to the Borrower.
     7.13. Exclusion Event. There shall occur an Exclusion Event that could be reasonably expected to result in a Material Adverse Effect.
ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
     8.1. Acceleration; Remedies. (a) If any Event of Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Event of Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

          (b) If at any time while any Event of Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.
          (c) The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents, as provided in Section 8.2.
          (d) At any time while any Event of Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.
          (e) If, within thirty (30) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Event of Default (other than any Event of Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
          (f) Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent may, subject to the direction of the Required Lenders, exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable law.
     8.2. Application of Funds. After the exercise of remedies provided for in Section 8.1 (or after the Obligations have automatically become immediately due and payable as set forth in the first sentence of Section 8.1(i)), any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:
          (a) First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
          (b) Second, to payment of fees, indemnities and other amounts (other than principal, interest, LC Fees and Commitment Fees) payable to the Lenders and the LC Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the LC Issuer as required by Section 9.6 and amounts payable under Article III);
          (c) Third, to payment of accrued and unpaid LC Fees, Commitment Fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the LC Issuer in proportion to the respective amounts described in this Section 8.2(c) payable to them;
          (d) Fourth, to payment of the unpaid principal of the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to their Pro Rata Shares;

          (e) Fifth, to payment of all other Secured Obligations ratably among the Lenders;
          (f) Sixth, to the Administrative Agent for deposit to the Facility LC Collateral Account; and
          (g) Last, the balance, if any, to the Borrower or as otherwise required by Law.
     8.3. Amendments. Subject to the provisions of this Section 8.3, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Event of Default hereunder; provided, however, that no such supplemental agreement shall:
          (a) without the consent of each Lender directly affected thereby, extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto or increase the amount of the Commitment of such Lender hereunder.
          (b) without the consent of all of the Lenders, reduce the percentage specified in the definition of Required Lenders.
          (c) without the consent of all of the Lenders, amend this Section 8.3.
          (d) without the consent of all of the Lenders, release all or substantially all of the Guarantors of the Obligations or, except as otherwise provided in Section 10.16, release all or substantially all of the Collateral.
No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. No amendment to any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be affective without the written consent of the Swing Line Lender. The Administrative Agent may waive payment of the fee required under Section 12.3(c) without obtaining the consent of any other party to this Agreement. Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency of a technical or immaterial nature, as determined in good faith by the Administrative Agent
     8.4. Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.
ARTICLE IX
GENERAL PROVISIONS
     9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.
     9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
     9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
     9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the Fee Letter which shall survive and remain in full force and effect during the term of this Agreement.
     9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
     9.6. Expenses; Indemnification.
          (a) The Borrower shall reimburse the Administrative Agent and the Arranger upon demand for all reasonable and documented costs and expenses paid or incurred by the Administrative Agent or the Arranger, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses and reasonable fees, charges and disbursements of outside counsel to the Administrative Agent and the Arranger, in connection with the due diligence, preparation, administration, negotiation, execution, delivery, syndication, distribution (including, without limitation, via DebtX and any other internet service selected by the Administrative Agent), review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger, the LC Issuer and the Lenders for any reasonable and documented out-of-pocket costs and expenses, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses and reasonable fees, charges and disbursements of outside counsel to the Administrative Agent, the Arranger, the LC Issuer and the Lenders, paid or incurred by the Administrative Agent, the Arranger, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, the cost and expense of obtaining an appraisal of each parcel of real property or interest in real property described in the relevant Collateral Documents, which appraisal shall be in conformity with the applicable requirements of any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, including, without limitation, the provisions of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, reformed or otherwise modified from time to time, and any rules promulgated to implement such provisions and costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time U.S. Bank may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by U.S. Bank from information furnished to it by or on behalf of the Borrower, after U.S. Bank has exercised its rights of inspection pursuant to this Agreement.
          (b) The Borrower hereby further agrees to indemnify and hold harmless the Administrative Agent, the Arranger, the LC Issuer, each Lender, their respective affiliates, and each of their directors, officers and employees, agents and advisors from and against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor (including reasonable fees, charges and disbursements of outside counsel) whether or not the Administrative Agent, the Arranger, the LC Issuer, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or Facility LC or the use of the proceeds therefrom (including any refusal by the LC Issuer to honor a demand for payment under a Facility LC if the documents presented in connection with such demand do not strictly comply with the terms of such Facility LC), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any environmental liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether the Administrative Agent, the Arranger, the LC Issuer, any Lender, any affiliate or any of their respective directors, officers, employees, agents or advisors is a party thereto, including, without limitation, reasonable attorneys’ fees and settlement costs, except, in each case, to the extent that (i) they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Person seeking indemnification or (ii) they result from a claim brought by any Loan Party against the party seeking indemnification for a material breach in bad faith of such Person’s express obligations under the Loan Documents pursuant to a claim made by the Borrower, if such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.
     9.7. [Intentionally Omitted].
     9.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4; provided, however that, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein, or (ii) any treatment of Indebtedness in respect of

Convertible Debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.
     9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
     9.10. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby. It is agreed that the Arranger shall, in its capacity as such, have no duties or responsibilities under the Agreement or any other Loan Document. Each Lender acknowledges that it has not relied and will not rely on the Arranger in deciding to enter into the Agreement or any other Loan Document or in taking or not taking any action.
     9.11. Confidentiality. The Administrative Agent and each Lender agrees to hold any confidential information which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to the Administrative Agent or such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which it is a party, (vi) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.4, and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. Without limiting Section

9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and the Administrative Agent and each Lender with respect to any confidential information previously or hereafter received by the Administrative Agent or such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by the Administrative Agent or any Lender with respect to such confidential information.
     9.12. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.
     9.13. Disclosure. The Borrower and each Lender hereby acknowledge and agree that U.S. Bank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.
     9.14. USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:
Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower and each other Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.
ARTICLE X
THE ADMINISTRATIVE AGENT
     10.1. Appointment; Nature of Relationship. U.S. Bank National Association is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
     10.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

     10.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.
     10.4. No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries.
     10.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
     10.6. Employment of Administrative Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.
     10.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

     10.8. Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(g) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
     10.9. Notice of Event of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders; provided that, except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.
     10.10. Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.
     10.11. Lender Credit Decision, Legal Representation.
          (a) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each

Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent or Arranger hereunder, neither the Administrative Agent nor the Arranger shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the possession of the Administrative Agent or Arranger (whether or not in their respective capacity as Administrative Agent or Arranger) or any of their Affiliates.
          (b) Each Lender further acknowledges that it has had the opportunity to be represented by legal counsel in connection with its execution of this Agreement and the other Loan Documents, that it has made its own evaluation of all applicable laws and regulations relating to the transactions contemplated hereby, and that the counsel to the Administrative Agent represents only the Administrative Agent and not the Lenders in connection with this Agreement and the transactions contemplated hereby.
     10.12. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five (45) days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (provided that no such consent shall be required if an Event of Default has occurred and is continuing), to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders (and, unless an Event of Default has occurred and is continuing, consented to by the Borrower) within thirty (30) days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

     10.13. Administrative Agent and Arranger Fees. The Borrower agrees to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arranger pursuant to that certain letter agreement dated July 12, 2011 (the “Fee Letter”), or as otherwise agreed from time to time.
     10.14. Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.
     10.15. Execution of Collateral Documents. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf the Collateral Document(s) and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Document(s).
     10.16. Collateral Releases. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing.
     10.17. Co-Syndication Agents, etc. Neither any of the Lenders identified in this Agreement as a “co-agent” nor the Co-Syndication Agents shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.
     10.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     10.19. Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan

Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders and the LC Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the LC Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in their respective capacities as LC Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.1 (subject to the terms of Section 11.2), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.1 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 11.2, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
ARTICLE XI
SETOFF; RATABLE PAYMENTS
     11.1. Setoff. The Borrower hereby grants each Lender a security interest in all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of the Borrower with such Lender or any Affiliate of such Lender (the “Deposits”). In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Event of Default occurs, Borrower authorizes each Lender, after obtaining the prior written consent of the Administrative Agent, to offset and apply all such Deposits toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due and regardless of the existence or adequacy of any collateral, Guarantee or any other security, right or remedy available to such Lender or the Lenders.
     11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
     12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with the terms of this Agreement. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
     12.2. Participations.
          (a) Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
          (b) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents provided that each such Lender may agree in its participation agreement with its Participant that such Lender will not vote to approve any amendment, modification or waiver with respect to any Outstanding Credit Exposure or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.3 or of any other Loan Document.
          (c) Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any state thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender (it being understood that the documentation required under Section 3.5 shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
     12.3. Assignments.
          (a) Permitted Assignments. Any Lender may at any time assign to one or more Eligible Assignees (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit B or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Outstanding Credit Exposure of the assigning Lender or (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.
          (b) Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof. The consent of the Administrative Agent shall be required prior to an assignment becoming effective. The consent of the LC Issuer shall be required prior to an assignment of a Revolving Commitment becoming effective unless the Purchaser is a Lender with a Revolving Commitment. Any consent required under this Section 12.3(b) shall not be unreasonably withheld or delayed.
          (c) Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Sections 12.3(a) and 12.3(b), and (ii) payment by the assigning Lender of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(c), the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.
          (d) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States of America, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender, and participations of each Lender in Facility LCs, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.
     12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.
     12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any state thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d), (f) and (h). For the avoidance of doubt, the Transferee’s right to indemnification and additional amounts shall be subject to the provisions of Section 3.5(e).

ARTICLE XIII
NOTICES
          13.1. Notices; Effectiveness; Electronic CommunicationNotices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)	if to the Borrower, to it at Molina Healthcare, Inc., 200 Oceangate, Suite 100, Long Beach, California 90802, Attention: John C. Molina, Executive Vice President and Chief Financial Officer, Facsimile: (562) 495-7770, Internet address for purposes of Section 6.2: http://phx.corporate-ir.net/phoenix.zhtml?c=137837&p=irol-irhome;
(ii)	if to the Administrative Agent, to it at 1420 Fifth Avenue, 9th Floor, Seattle, Washington 98101, Attention: Sarah Adams, Facsimile: (206) 587-7022;
(iii)	if to the LC Issuer, to it at 111 SW 5th Street, Suite 500, Portland, Oregon 97204, Attention: Nancy Tousignant, Facsimile: (503) 275-5132
(iv)	if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
          (b) Electronic Communications. Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

          (c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto given in the manner set forth in this Section 13.1.
ARTICLE XIV
COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION
     14.1. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent, and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     14.2. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.
ARTICLE XV
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
     15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
     15.2. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY

ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.
     15.3. WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuer and the Administrative Agent have executed this Agreement as of the date first above written.

MOLINA HEALTHCARE, INC.
By:	/s/ Jeffrey D. Barlow
	Name:	Jeffrey D. Barlow
	Title:	Senior Vice President, General Counsel and Secretary

U.S. BANK NATIONAL ASSOCIATION, as a Lender, as LC Issuer and as Administrative Agent
By:	/s/ David C. Mruk
	Name:	David C. Mruk
	Title:	Vice President

UNION BANK, N.A., as a Lender and as a Co-Syndication Agent
By:	/s/ Mark Adelman
	Name:	Mark Adelman
	Title:	Vice President

CITY NATIONAL BANK, as a Lender and as a Co-Syndication Agent
By:	/s/ Jeanine Smith
	Name:	Jeanine Smith
	Title:	Vice President

BMO HARRIS BANK, N.A., as a Lender
By:	/s/ Patrick O’Connor
	Name:	Patrick O’Connor
	Title:	Senior Vice President

By:	/s/ Hamady Ba
	Name:	Hamady Ba
	Title:	Associate Vice President

EAST WEST BANK, as a Lender
By:	/s/ Robert Lo
	Name:	Robert Lo
	Title:	Senior Vice President

BOKF, NA dba BANK OF ALBUQUERQUE, as a Lender
By:	/s/ John M. Valentine
	Name:	John M. Valentine
	Title:	Senior Vice President

SANTA BARBARA BANK & TRUST, as a Lender
By:	/s/ Craig L. Miller
	Name:	Craig L. Miller
	Title:	Vice President

LAND BANK OF TAIWAN LOS ANGELES BRANCH, as a Lender
By:	/s/ Roger J.F. Chien
	Name:	Roger J.F. Chien
	Title:	Vice President & General Manager

HUA NAN COMMERCIAL BANK LTD., LOS ANGELES BRANCH, as a Lender
By:	/s/ Oliver Hsu
	Name:	Oliver Hsu
	Title:	VP & General Manager

PRICING SCHEDULE

Applicable	Level I	Level II	Level III	Level IV	Level v
Margin	Status	Status	Status	Status	Status
Eurodollar Rate	1.75%	2.00%	2.25%	2.50%	2.75%
Base Rate	0.75%	1.00%	1.25%	1.50%	1.75%

Applicable	Level I	Level II	Level III	Level IV	Level V
Fee Rate	Status	Status	Status	Status	Status
Commitment Fee	0.25%	0.30%	0.35%	0.45%	0.50%
     For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:
     “Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(a) or (b).
     “Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Total Debt to EBITDA Ratio is less than 1.00 to 1.00.
     “Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Total Debt to EBITDA Ratio is less than 1.50 to 1.00.
     “Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Total Debt to EBITDA Ratio is less than 2.00 to 1.00.
     “Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Total Debt to EBITDA Ratio is less than 2.50 to 1.00.
     “Level V Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.
     “Status” means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.
     The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective from and after the first day of the first fiscal month immediately following the date on which the delivery of such Financials is required until the first day of the first fiscal month immediately following the next such date on which delivery of such Financials of the Borrower and its Subsidiaries is so required. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five (5) days after such Financials are so delivered.
     Notwithstanding the foregoing, Level III Status shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the Borrower’s first full fiscal quarter ending after the date hereof and adjustments to the Status then in effect shall thereafter be effected in accordance with the preceding paragraphs.

SCHEDULE I
Commitments

BANK:	COMMITMENT:	PERCENTAGE:
U.S. BANK NATIONAL ASSOCIATION	$33,500,000	19.705882352941%
UNION BANK, N.A.	$30,000,000	17.647058823529%
CITY NATIONAL BANK	$30,000,000	17.647058823529%
BMO HARRIS BANK, N.A.	$20,000,000	11.764705882353%
EAST WEST BANK	$20,000,000	11.764705882353%
BOKF, NA dba BANK OF ALBUQUERQUE	$17,500,000	10.294117647059%
SANTA BARBARA BANK & TRUST	$10,000,000	5.882352941176%
LAND BANK OF TAIWAN LOS ANGELES BRANCH	$5,000,000	2.941176470588%
HUA NAN COMMERCIAL BANK LTD., LOS ANGELES BRANCH	$4,000,000	2.352941176471%

TOTAL COMMITMENTS	$170,000,000	100%

SCH. I-1

SCHEDULE 1
Initial Guarantors
Molina Information Systems, LLC, dba Molina Medicaid Solutions (“MMS”)

SCH1-1

SCHEDULE 2.19
Existing Facility LCs

L/C No.	Beneficiary	Amount
SLCPPDX05516	State of Idaho	$300,000.00
SLCPPDX05517	State of Idaho	$5,000,000.00
SLCPPDX05518	State of Maine	$5,000,000.00

SCH. 2.19-1

SCHEDULE 5.3
Third Party Consents
Leases
1.	MMS is required to obtain the consent of Normandy Northridge, LLC, landlord of the premises commonly known as 13221 Woodland Park Road, Herndon, Virginia, in the event of a change of control of MMS.

2.	MMS, as successor-in-interest to Unisys Corporation, is required to obtain the consent of III United Partnership, landlord of the first floor of the premises commonly known as III United Plaza, 8545 United Plaza Boulevard, Baton Rouge, Louisiana, in the event of a change of control of MMS.

3.	MMS, as successor-in-interest to Unisys Corporation, is required to obtain the consent of III United Partnership, landlord of the premises commonly known as III United Plaza, 8545 United Plaza Boulevard, Baton Rouge, Louisiana, in the event of a change of control of MMS.

4.	MMS, as successor-in-interest to Unisys Corporation, is required to obtain the consent of V United Limited Liability Company, landlord of first, second and third floors of the premises commonly known as V United Plaza, 8591 United Plaza Boulevard, Baton Rouge, Louisiana, in the event of a change of control of MMS.

5.	Molina Healthcare of Florida, Inc. (“MHF”) is required to obtain the consent of The Prudential Insurance Company of America, landlord of the premises commonly known as 8300 Northwest 33rd St., Miami, Florida, in the event of a change of control of MHF.

6.	MHF is required to obtain the consent of BSH Owner LLC, landlord of the premises commonly known as 3350 Buschwood Park Drive, Tampa, Florida, in the event of a change of control of MHF.

7.	Molina Healthcare of Michigan, Inc. (“MHMI”) is required to obtain the consent of Liberty Property Limited Partnership, landlord of the premises commonly known as 100 West Big Beaver, Suite 600, Troy, Michigan, in the event of a change of control of MHMI.

8.	Molina Healthcare of New Mexico is required to obtain the consent of Westlake Horizon Blvd, LLC, landlord of the premises commonly known as 8801 Horizon Blvd. NE, Albuquerque, New Mexico, in the event of a change of control of Molina Healthcare of New Mexico.

9.	Molina Healthcare of New Mexico is required to obtain the consent of Nydes Properties SMV Ltd. Co, landlord of the premises commonly known as 1714 St. Michaels Drive, Santa Fe, New Mexico, in the event of a change of control of Molina Healthcare of New Mexico.

10.	Molina Healthcare of Ohio, Inc. (“MHO”) is required to obtain the consent of Northwoods II, L.P., landlord of the premises commonly known as 8101 North High Street, Columbus, Ohio, in the event of a change of control of MHO.

11.	Molina Healthcare of Texas, Inc. (“MHT”) is required to obtain the consent of 10 Park Row Office Corporation, landlord of the premises commonly known as Park Ten Plaza and whose street address is 15115 Park Row, Houston, Texas, in the event of a change of control of MHT.

SCH. 5.3-1

12.	MHT is required to obtain the consent of Equastone MacArthur, LLC, landlord of the premises commonly known as 5605 N. MacArthur Blvd., Irving, Texas, in the event of a change of control of MHT.

13.	MHT is required to obtain the consent of Century 410 Associates, L.P., landlord of the premises commonly known as the Century Building and whose street address is 84 NE Loop 410, San Antonio, Texas, in the event of a change of control of MHT.

14.	Molina Healthcare of Utah, Inc. (“MHU”) is required to obtain the consent of James Campbell Company LLC, as successor-in-interest to the Trustees under the Will and of the Estate of James Campbell, deceased, landlord of the premises commonly known as 7050 Union Park Center, Midvale, Utah, in the event of a change of control of MHU.

15.	Molina Healthcare of Washington, Inc. (“MHWA”) is required to obtain the consent of Principal Development Investors, LLC, landlord of the premises commonly known as 21540 — 30th Drive S.E., Bothell, Washington, in the event of a change of control of MHWA.

16.	MHWA is required to obtain the consent of Teachers Insurance & Annuity Association of America, landlord of the premises commonly known as 22125 17th Avenue SE, Ste. 117, Bothell, Washington, in the event of a change of control of MHWA.

17.	MHWA is required to obtain the consent of Compass Health, landlord of the premises commonly known as 3301 Broadway Ave., Suite 200, Everett, Washington, in the event of a change of control of MHWA.

18.	MHWA is required to obtain the consent of Metropolitan Investments, landlord of the premises commonly known as 5709 W. Sunset Highway Suite 200, Spokane, Washington, in the event of a change of control of MHWA.
Regulatory
19.	MHF may be required to file a notice with the HMO regulator in the State of Florida relating to the pledge by the Borrower of its capital stock in MHF. MHF intends to file all requisite notices with the HMO regulator in the State of Florida in connection with the pledge by the Borrower of its capital stock in MHF. In the event of any enforcement against the pledged shares of MHF, the Administrative Agent will be required to obtain the advance written consent of, and comply with any other applicable rules and regulations of, the HMO regulator in the State of Florida prior to acquiring title to or selling such pledged shares.

20.	MHMI may be required to file a notice with the HMO regulator in the State of Michigan relating to the pledge by the Borrower of its capital stock in MHMI. MHMI intends to file all requisite notices with the HMO regulator in the State of Michigan in connection with the pledge by the Borrower of its capital stock in MHMI. In the event of any enforcement against the pledged shares of MHMI, the Administrative Agent may be required to obtain the advance written consent of, and will need to comply with any other applicable rules and regulations of, the HMO regulator in the State of Michigan prior to acquiring title to or selling such pledged shares.

21.	Alliance for Community Health LLC, dba Molina Healthcare of Missouri (“MHMO”), will be required to file a notice with the HMO regulator in the State of Missouri relating to the pledge by the Borrower of its capital stock in MHMO. MHMO intends to file all requisite notices with the

SCH. 5.3-2

HMO regulator in the State of Missouri in connection with the pledge by the Borrower of its capital stock in MHMO. In the event of any enforcement against the pledged shares of MHMO, the Administrative Agent will be required to obtain the advance written consent of, and comply with any other applicable rules and regulations of, the HMO regulator in the State of Missouri prior to acquiring title to or selling such pledged shares.

22.	Molina Healthcare of New Mexico may be required to file a notice with the HMO regulator in the State of New Mexico relating to the pledge by the Borrower of its capital stock in Molina Healthcare of New Mexico. Molina Healthcare of New Mexico intends to file all requisite notices with the HMO regulator in the State of New Mexico in connection with the pledge by the Borrower of its capital stock in Molina Healthcare of New Mexico. In the event of any enforcement against the pledged shares of Molina Healthcare of New Mexico, the Administrative Agent may be required to obtain the advance written consent of, and will need to comply with any other applicable rules and regulations of, the HMO regulator in the State of New Mexico prior to acquiring title to or selling such pledged shares.

23.	MHO will be required to file a notice with the HMO regulator in the State of Ohio relating to the pledge by the Borrower of its capital stock in MHO. MHO intends to file all requisite notices with the HMO regulator in the State of Ohio in connection with the pledge by the Borrower of its capital stock in MHO. In the event of any enforcement against the pledged shares of MHO, the Administrative Agent will be required to obtain the advance written consent of, and comply with any other applicable rules and regulations of, the HMO regulator in the State of Ohio prior to acquiring title to or selling such pledged shares.

24.	MHT will be required to file a notice with the HMO regulator in the State of Texas relating to the pledge by the Borrower of its capital stock in MHT. MHT intends to file all requisite notices with the HMO regulator in the State of Texas in connection with the pledge by the Borrower of its capital stock in MHT. In the event of any enforcement against the pledged shares of MHT, the Administrative Agent will be required to obtain the advance written consent of, and comply with any other applicable rules and regulations of, the HMO regulator in the State of Texas prior to acquiring title to or selling such pledged shares.

25.	MHU will be required to file a notice with the HMO regulator in the State of Utah relating to the pledge by the Borrower of its capital stock in MHU. MHU intends to file all requisite notices with the HMO regulator in the State of Utah in connection with the pledge by the Borrower of its capital stock in MHU. In the event of any enforcement against the pledged shares of MHU, the Administrative Agent may be required to obtain the advance written consent of, and will need to comply with any other applicable rules and regulations of, the HMO regulator in the State of Utah prior to acquiring title to or selling such pledged shares.

26.	MHWA will be required to file a notice with the HMO regulator in the State of Washington relating to the pledge by the Borrower of its capital stock in MHWA. MHWA intends to file all requisite notices with the HMO regulator in the State of Washington in connection with the pledge by the Borrower of its capital stock in MHWA. In the event of any enforcement against the pledged shares of MHWA, the Administrative Agent will be required to obtain the advance written consent of, and comply with any other applicable rules and regulations of, the HMO regulator in the State of Washington prior to acquiring title to or selling such pledged shares.

27.	MHWI may be required to file a notice with the HMO regulator in the State of Wisconsin relating to the pledge by the Borrower of its capital stock in MHWI. MHWI intends to file all requisite notices with the HMO regulator in the State of Wisconsin in connection with the pledge by the

SCH. 5.3-3

Borrower of its capital stock in MHWI. In the event of any enforcement against the pledged shares of MHWI, the Administrative Agent will be required to obtain the advance written consent of, and comply with any other applicable rules and regulations of, the HMO regulator in the State of Wisconsin prior to acquiring title to or selling such pledged shares.

28.	Molina Healthcare Insurance Company (“MHIC”) may be required to file a notice with the insurance regulator in the state of Ohio relating to the pledge by the Borrower of its capital stock in MHIC. MHIC intends to file all requisite notices with the insurance regulator in the State of Ohio in connection with the pledge by the Borrower of its capital stock in MHIC. In the event of any enforcement against the pledged shares of MHIC, the Administrative Agent may be required to obtain the advance written consent of, and will need to comply with any other applicable rules and regulations of, the insurance regulator in the State of Ohio (and also certain regulators in the states in which MHIC holds licenses) prior to acquiring title to or selling such pledged shares.

29.	In the event of any enforcement against the pledged interests of MMS, the Administrative Agent may be required to obtain the advance written consent of, and will need to comply with any other applicable contract provisions and rules and regulations of, certain regulators in the states in which MMS conducts business prior to acquiring title to or selling such pledged interests.

30.	Any future pledge of shares by a Regulated Subsidiary that is not an Excluded Subsidiary may require such Subsidiary to file a notice with the HMO regulator in the state in which it operates. In the event of any enforcement against the pledged shares of a Regulated Subsidiary, the Administrative Agent will be required to comply with the applicable rules and regulations of the HMO regulator in the state in which the Regulated Subsidiary operates prior to acquiring title to or selling such pledged shares.

SCH. 5.3-4

SCHEDULE 5.8
Subsidiaries and Other Equity Investments
(a) Subsidiaries

Conducting
HMO Business
and/or
	Jurisdiction	Classes of		Capitalized	Providing
	of	Capital	Ownership	or Licensed	Managed Care
Subsidiary	Organization	Stock	Percentages	as an HMO	Services
Molina Healthcare of California+	California	Common Stock	100% owned by the Borrower	Yes	Yes

Molina Healthcare of California Partner Plan, Inc.	California	Common Stock	100% owned by the Borrower	Yes	Yes

Molina Healthcare of Michigan, Inc.	Michigan	Class A and Class B Common Stock	100% owned by the Borrower	Yes	Yes

Molina Healthcare of Washington, Inc.	Washington	Common Stock	100% owned by the Borrower	Yes	Yes

Molina Healthcare of Utah, Inc.	Utah	Common Stock	100% owned by the Borrower	Yes	Yes

Molina Healthcare of New Mexico, Inc.	New Mexico	Common Stock	100% owned by the Borrower	Yes	Yes

Molina Healthcare of Ohio, Inc.	Ohio	Common Stock	100% owned by Borrower	Yes	Yes

Molina Healthcare of Texas, Inc.*	Texas	Common Stock	100% owned by Borrower	Yes	Yes

SCH. 5.8-1

Conducting
HMO Business
and/or
	Jurisdiction	Classes of		Capitalized	Providing
	of	Capital	Ownership	or Licensed	Managed Care
Subsidiary	Organization	Stock	Percentages	as an HMO	Services
Alliance for Community Health, LLC, dba Molina Healthcare of Missouri	Missouri	Membership Units	100% owned by Borrower	Yes	Yes

Molina Healthcare of Missouri, Inc.	Missouri	Common Stock	100% owned by Borrower	No	No

Molina Healthcare of Georgia, Inc.	Georgia	Common Stock	100% owned by Borrower	No	No

Molina Healthcare Insurance Company	Ohio	Common Stock	100% owned by Borrower	No**	No**

Molina Healthcare of Wisconsin, Inc.	Wisconsin	Common Stock	100% owned by Borrower	Yes	Yes

Molina Healthcare of Florida, Inc.	Florida	Common Stock	100% owned by Borrower	Yes	Yes

Molina Healthcare of Arizona, Inc.	Arizona	Common Stock	100% owned by Borrower	No	No

Molina Healthcare of Virginia, Inc.	Virginia	Common Stock	100% owned by Borrower	No	No

Molina Healthcare of Mississippi, Inc.	Mississippi	Common Stock	100% owned by Borrower	No	No

Molina Healthcare of Illinois, Inc.	Illinois	Common Stock	100% owned by Borrower	Yes	No

Molina Information Systems, LLC	California	Membership Units	100% owned by Borrower	No	No

SCH. 5.8-2

Conducting
HMO Business
and/or
	Jurisdiction	Classes of		Capitalized	Providing
	of	Capital	Ownership	or Licensed	Managed Care
Subsidiary	Organization	Stock	Percentages	as an HMO	Services
Molina Healthcare Data Center, Inc.	New Mexico	Common Stock	100% owned by Borrower	No	No

Molina Pathways, LLC	Delaware	Membership Units	100% owned by Borrower	No	No

American Family Care, Inc.	California	Common Stock	100% owned by Borrower	No	No

Molina Center LLC	Delaware	Membership Units	100% owned by Borrower	No	No

+	Molina Healthcare of California owns 100% of the outstanding common stock of Molina Healthcare Services, a California corporation, which is not licensed as an HMO and is currently inactive.

*	Molina Healthcare of Texas, Inc. owns 100% of the outstanding common stock of Molina Healthcare of Texas Insurance Company, a Texas corporation, which is licensed as a Texas insurance company.

**	Although not licensed as an HMO, Molina Healthcare Insurance Company is licensed as an indemnity insurer, and holds 48 state insurance licenses. Molina Healthcare Insurance Company is an “insurance shell” company, conducts no business, and ceded all of the life and annuity policies held by it to Protective Life in 1997.
     (b) Other Equity Investments
None.

SCH. 5.8-3

SCHEDULE 5.11
Fee Properties; Leased Properties
Fee Properties

	Subject to contract	If so, status of
Location (street address & state)	for sale (Y/N)	such sale	Description
One Golden Shore Drive Long Beach, CA 90802 Owned by Molina Healthcare, Inc.	No	N/A	Office space

887 East Second Street Pomona, CA 91767 Owned by Molina Healthcare, Inc.	No	N/A	Medical Office

5610 Turing Drive SE Albuquerque, NM 87106	No, but contemplated to be transferred from Molina, Healthcare, Inc. to Molina Healthcare Data Center, Inc.	Contemplated transfer to be completed in September 2011	Data Center
Leased Properties

Location (street address &				Annual rental
state)	Lessor	Lessee	Term of Lease	payments	Description
445 E. Anaheim St Wilmington, CA 90748	Maycent Incorporated and Hong Ly	Molina Healthcare of California	12/15/2015	$99,216.00+ miscellaneous expenses	Medical office

1627 East Anaheim Street Long Beach, CA 90813	Palo Plesnik	Molina Healthcare of California	7/31/2013	$68,873.5 + miscellaneous expenses	Medical office

1974 Santa Fe Avenue Long Beach, CA 90810	The Mary R. Molina Living Trust	Molina Healthcare of California	3/31/2015	$61,061.76 + miscellaneous expenses (small portion of the space is sub-leased, income rent $7,560)	Medical office

540 East Artesia Blvd. Long Beach, CA 90805	Kenneth B. Heller, Trustee	Molina Healthcare of California	4/30/2016	$54,400 + miscellaneous expenses	Medical office

44216 North 10th Street West Lancaster CA 93534	The Abbey Company	Molina Healthcare of California	8/31/2018	$160,056 + miscellaneous expenses	Medical office

SCH.5.11-1

Location (street address &				Annual rental
state)	Lessor	Lessee	Term of Lease	payments	Description
2895 North Towne Avenue Pomona, CA 91767	GMC Investors, Ltd. A Limited Partnership	Molina Healthcare of California	12/31/2011	$97,685.76 + miscellaneous expenses	Medical office

887 East Second Street Pomona, CA 91767	Molina Healthcare, Inc.	Molina Healthcare of California	4/30/2013	$95,631.12 + miscellaneous expenses	Medical office

1650 South Euclid Avenue Ontario, Ca 91762	GMC Investors, Ltd. A Limited Partnership	Molina Healthcare of California	12/31/2016	$101,667.72 + miscellaneous expenses	Medical office

11748 Magnolia Avenue Riverside, CA 92503	Biltmore Riverside I, LLC an Arizona limited liability company	Molina Healthcare of California	11/30/2015	$58,500.00 + miscellaneous expenses	Medical office

17500 Foothill Blvd Fontana, CA 92324	Woodside Investments, a California General Partnership C/O:	Molina Healthcare of California	7/31/2013	$134,299.56+ miscellaneous expenses	Medical office
Pacific West Management

2279A E Palmdale Blvd. Palmdale, CA 93550	The Abbey Company	Molina Healthcare of California	7/31/2012	$95,764.80 + miscellaneous expenses	Medical office

184 — 190 East Highland San Bernardino, CA 92404	F&C Corporation a Delaware Corporation	Molina Healthcare of California	5/31/2015	$91,023.96 + miscellaneous expenses	Medical office

24853 Alessandro Blvd, #D Moreno Valley, CA 92553	Bhullar Investments, LLC	Molina Healthcare of California	12/31/2015	$133,377.60 + miscellaneous expenses	Medical office

11965 Cactus Road, #J Adelanto, CA 92301	Arrowhead Properties IV, LLC	Molina Healthcare of California	1/14/2016	$51,515.40 + miscellaneous expenses	Medical office

7215 55th Street Sacramento, CA 95823	Mark Eden, a California Corporation	Molina Healthcare of California	1/14/2013	$88,372.80 + miscellaneous expenses	Medical office

SCH.5.11-2

Location (street address &				Annual rental
state)	Lessor	Lessee	Term of Lease	payments	Description
3234 Marysville Blvd Sacramento, CA 95815	Terry Prock	Molina Healthcare of California	9/14/2012	$129,600.00 + miscellaneous expenses	Medical office and warehouse space

4215 Norwood Ave, St 01 Sacramento, CA 95838	Norwood Properties, LLC	Molina Healthcare of California	9/30/2112	$74,156.00+ miscellaneous expenses	Medical office

7400 Sunrise Blvd Citrus Heights, CA 95610	Negus, LLC	Molina Healthcare of California	7/31/2014	$92,083.20 + miscellaneous expenses	Medical office

900 E. Washington, Ste 215 Colton, CA 92324	Milan Properties, LLC	Molina Healthcare of California	2/08/2013	$93,157.68+ miscellaneous expenses	Office space

9665 Chesapeake Drive Ste 305 San Diego, CA 92123	ARI — Chesapeake Park Plaza, c/o CBRE	Molina Healthcare of California	5/14/2014	$102,624.00 + miscellaneous expenses	Office Space

2277 Fair Oaks Boulevard Suites 195 Sacramento, CA 95825	Payton Development, LLC	Molina Healthcare of California	8/31/2013	$84,273.60+ miscellaneous expenses	Office Space

8300 NW 33 Street, #400 Miami, FL 33122	Prudential Real Estate Investors	Molina Healthcare of Florida	2/06/2016	$781,275.00 + miscellaneous expenses	Office Space

3350 Buschwood Park Drive, #245 Tampa Bay, FL33618	BSH Owner LLC	Molina Healthcare of Florida	1/31/2015	$62,574.00 + miscellaneous expenses	Office space

100 West Big Beaver Road, Suites 400,500 & 600 Troy, MI 49525	Liberty Property Limited Partnership	Molina Healthcare of Michigan	8/31/2014	$907,581.24 + miscellaneous expenses	Office Space

409 E. Jefferson Ave, Suites 400,500 & 600 Detroit, MI 48226	Four Zero One Associates, LLC	Molina Healthcare of Michigan	7/31/2011	$304,999.92 + miscellaneous expenses	Office Space

SCH.5.11-3

Location (street address &				Annual rental
state)	Lessor	Lessee	Term of Lease	payments	Description
1648-A East Elm Street Jefferson City, MO 65101	David A. Nunn and Janie D. Nunn, Trustees of the David A. Nunn Revocable Living Trust, Y/A/D April 18, 2009	Molina Healthcare of Missouri	7/31/2013	$15,000.00 + miscellaneous expenses	Office Space

12400 Olive St, #100 St. Louis, MO 63141	The Missner Group	Molina Healthcare of Missouri	9/30/2016	$467,302.56+	Office Space

8801 Horizon Blvd, #400 Albuquerque, NM 87113	WESTLAKE HORIZON BLVD, LLC	Molina Healthcare of New Mexico	7/31/2015	$671,003.76 + expenses	Office Space

8101 N High Street, Suite #100 Columbus, OH 43235	Triple Net Properties, LLC	Molina Healthcare of Ohio	12/31/2013	$689,739.84 + miscellaneous expenses	Office Space

15115 Park Ten Plaza Houston, TX 77084	Stream Realty Partner	Molina Healthcare of Texas	6/30/2015	$110,368.00 + miscellaneous expenses	Office Space

3104 Edloe St. Ste #350 Houston, TX 77027	Parkland EBI LP	Molina Healthcare of Texas	10/9/2011	$127,200.00 + miscellaneous expenses	Office Space

84 NE Loop 410, Ste #200 San Antonio, TX 78216	Century 410 Associates, L.P.	Molina Healthcare of Texas	9/30/2014	$538,555.56 + miscellaneous expenses	Office Space

699 McPherson Rd, #213 Laredo, TX 78041	Tri-G Land Development, Ltd	Molina Healthcare of Texas	12/31/2014	$136,500 + miscellaneous expenses	Office Space

5605 MacArthur, #400 Irving, TX 75038	Equatone MacArthur , LLC	Molina Healthcare of Texas	5/31/2016	$186,036.00+ miscellaneous expenses	Office space

SCH.5.11-4

Location (street address &				Annual rental
state)	Lessor	Lessee	Term of Lease	payments	Description
7050 Union Park Center Suites 240,260 & 550 Midvale, UT 84047	The trustees under the will and of the estate of James Campbell deceased	Molina Healthcare of Utah	8/31/2013	$728,900.00 + miscellaneous expenses	Office Space

21540 30th Drive SE Suites 101,320 & 400 Bothell, WA 98021	Diamond Canyon Park, LLC	Molina Healthcare of Washington	9/30/2015	$1,438,700.28 + miscellaneous expenses	Office Space

5709 W. Sunset Highway, Suites 100 & 200 Spokane, WA 99224	Metropolitan Investments	Molina Healthcare of Washington	3/31/2013	$555,850.56 + miscellaneous expenses	Office Space

3322 Broadway, #200 Everett, WA 98201	Compass Health	Molina Healthcare of Washington	1/31/2015	$59,480.16 + miscellaneous expenses	Medical office

15 SW Everett Mall Way Everett, WA 98204	Everett Project, LLC	Molina Healthcare of Washington	7/31/2015	$92,625.00 + miscellaneous expenses	Medical office

22125 17th Ave S.E Ste #117 and 113 Bothell, WA 98021	Teachers Insurance & Annuity Association America	Molina Healthcare of Washington (#117) Molina Healthcare, Inc. (#113)	8/31/2013	$140,412.00 + miscellaneous expenses	Office and warehouse space

40 Chestnut Place #5312 Long Beach, CA 90802	Camden Harbor View	Molina Healthcare, Inc.	7/29/2011	$23,052.00 + expenses	Corporate apartment

13 BonitoAve Long Beach, CA 90802	Long Beach Investments	Molina Healthcare, Inc.	8/08/2011	13,800.00 + expenses	Corporate apartment

300 University Ave, #100 Sacramento, CA 95825	JPI XXXII, L.P	Molina Healthcare, Inc.	1/31/2017	$266,495.00 + miscellaneous expenses	Office space

SCH.5.11-5

Location (street address &				Annual rental
state)	Lessor	Lessee	Term of Lease	payments	Description
3680 Skypark Drive Torrance, CA 90505	Weis Properties, Inc	Molina Healthcare, Inc.	3/31/2013	$144,480.00 + expenses	Warehouse Book Buddies

1500 Hughes Way Floors 1, 2, 3, 4 Long Beach, CA 90810	Linwood Avenue Limited Partnership	Molina Healthcare, Inc.	12/31/2018	$3,458,547.12 + expenses	Office Space

555 12th, #670 WA DC, 20005	John Hancock	Molina Healthcare, Inc.	7/31/2016	$192,492.00 + miscellaneous expenses	Office Space

111 W Ocean Blvd Suite 1100 Long Beach, CA 90802	Brookfield Properties	Molina Healthcare, Inc.	1/31/2014	$95,103.96 + miscellaneous expenses	Office Space

200 Oceangate Floors 1,2,3,4,5,6,7,10 (partial floor),11 & 14 Long Beach, CA 90802	200 Oceangate, LLC	Molina Healthcare, Inc. (1,2,5, 10, 11, 14) and Molina Healthcare of California (3,4,6,7)	12/31/2018	$4,010,610.00 + miscellaneous expenses	Office Space

2282 Killearn Center Blvd, #D Tallahassee, FL 32309	Joseph W. Landers, JR	Molina Medicaid Solutions	11/31/2011	$47,740.00 + miscellaneous expenses	Office Space

9415 W. Golden Trout Boise, ID 83704	Mowbary Property Management	Molina Medicaid Solutions	12/31/14	$233,667.36 + miscellaneous expenses	Office Space

8545 United Plaza Blvd, suites 110 and 250 Baton Rouge, LA 70809	III United Partnership	Molina Medicaid Solutions	1/31/2015	$440,900.00 + miscellaneous expenses	Office Space

8591 United Plaza Blvd, (floors 1, 2 and 3) Baton Rouge, LA 70809	V United LLC	Molina Medicaid Solutions	1/31/2015	$760,070.00 + miscellaneous expenses	Office Space

189 Water St, 1st floor Augusta, ME 04330	189 LLC	Molina Medicaid Solutions	3/31/2015	$71,979.60 + miscellaneous expenses	Office Space

SCH.5.11-6

Location (street address &				Annual rental
state)	Lessor	Lessee	Term of Lease	payments	Description
45 Commerce Drive Augusta, ME 04430	Lawson’s Property Services	Molina Medicaid Solutions	3/31/2015	$172,825.32 + miscellaneous expenses	Office Space

E.State St and Ward Ave Hamilton, NJ	Desertvest LLC	Molina Medicaid Solutions	12/31/2011	$30,260.00 + miscellaneous expenses	Warehouse

3705 Quakerbridge Trenton, NJ 08619	Mitzen Farm Associates	Molina Medicaid Solutions	12/31/2011	$1,458,443.52 + miscellaneous expenses	Office Space

4050 Innslake Drive, #202 Glen Allen, VA 23060	HRLC, LLC	Molina Medicaid Solutions	2/29/2016	$307,608.00 + miscellaneous expenses	Office Space

13221 Woodland Park Road, #200 Herndon, VA 20171	Normandy Northridge, LLC	Molina Medicaid Solutions	12/31/2015	$411,950.04 + miscellaneous expenses	Office Space

477 Viking Drive, #310 Virginia Beach, 23452	Ranco Road Associates, L.C.	Molina Medicaid Solutions	9/30/2015	$92,322.00 + miscellaneous expenses	Office Space

1600 Pennsylvania Ave, Charleston, WV	West Virginia — American Water Company	Molina Medicaid Solutions	4/30/2016	$532,560.00 + miscellaneous expenses	Office Space

2400 South 102 Street West Alis, WI 53227	Selzer-Ornst Co	Molina Healthcare of Wisconsin	6/30/2021	$405, 045.00 + miscellaneous expenses	Office Space

790E. Foothill Blvd, #D Rialto, CA 92376	Rialto Management Group, LLC	Molina Healthcare of California	3/22/2016	$50,400.00 + miscellaneous expenses	Medical Office

5549 Van Buren Blvd., Riverside, CA 92503	The Cotta Family Trust dated March 10,2005	Molina Healthcare of California	4/30/2016	$90,000.00 + miscellaneous expenses	Medical Office

890 South Military Trail/Summit Boulevard, #20 West Palm Beach, FL 33415	West Palm Beach FLA., CPDC, LTD	Molina Healthcare of Florida	7/15/2016	$52,160.00 + miscellaneous expenses	Medical Office

500 Inland Center Drive, #404 San Bernardino, CA 92408	WM Inland Investors IV, LLC	Molina Healthcare of California	10/31/2011	$14,400.00 + miscellaneous expenses	Community Outreach/Information Center

SCH.5.11-7

Location (street address &				Annual rental
state)	Lessor	Lessee	Term of Lease	payments	Description
7317 Central Avenue NE Albuquerque, NM 87108	Frank R. Munos III	Molina Healthcare of New Mexico	5/31/2016	$57,000.00 + miscellaneous expenses	Medical office

1714 St. Michaels Drive Santa Fe, NM 87505	Nydes Properties SMV Ltd. Co.	Molina Healthcare of New Mexico	5/31/2016	$74,480.00 + miscellaneous expenses	Medical office

SCH.5.11-8

SCHEDULE 5.14
Insurance

Policy
Name of Insured	Carrier	Policy Number	Period	Type of Insurance	Amount
Molina Healthcare, Inc. (auto & driver-specific; currently WV, LA, NJ, NM & CA only)	American Casualty Co. of Reading, PA	BUA2068803489	1/1/2011- 1/1/2012	Owned Auto	$1M

Molina Healthcare, Inc.; Molina Healthcare of California; Molina Healthcare of California Partner Plan, Inc.; Molina Healthcare of Florida, Inc.; Molina Healthcare of Michigan, Inc.; Alliance for Community Health, LLC, dba Molina Healthcare of Missouri; Molina Healthcare of Nevada, Inc.; Molina Healthcare of New Mexico, Inc.; Molina Healthcare of Ohio, Inc.; Molina Healthcare of Texas, Inc.; Molina Healthcare of Utah, Inc.; Molina Healthcare of Virginia, Inc.; Molina Healthcare of Washington, Inc.; Molina Healthcare Insurance Company; Abri Health Plan, Inc. (renamed Molina Healthcare of Wisconsin, Inc. as of 4/1/11); Molina Information Systems, LLC; Molina Healthcare Data Center, Inc.
Continental Casualty Co.	TCP2072786000	1/1/2011- 1/1/2012	General Liability Property	$1M each occurrence
$100K damage to
rented premises
(each occurrence)
$10,000 med exp
(any one person)
$1M personal & adv
injury
$2M general
aggregate
$2M products —
comp/op aggregate
$20M — property
coverage building,
special form, rep
cost
$13M — personal
property, special
form, rep cost incl
theft

Same as above	Continental Casualty Co.	L4024356224	1/1/2011- 1/1/2012	Umbrella	$25M

Same as above	American Casualty Co. of Reading, PA	BUA2068803489	1/1/2011- 1/1/2012	Hired/Non-Owned Auto	$1M

Same as above	Chartis Specialty Ins. Co.	014238824	1/1/2011- 1/1/2012	Specialty Risk Protector Internet Security Ins (e-Portal & Technology E&O)	$15M aggregate — Cyber Risk $15M aggregate — Technology E&O

Same as above	Continental Ins. Co.	C2099332539	1/1/2011- 1/1/2012	Inland Marine (Computers)	Depends on location

SCH. 5.14-1

Policy
Name of Insured	Carrier	Policy Number	Period	Type of Insurance	Amount
Same as above	Continental Ins. Co.	TCP2072786000	1/1/2011- 1/1/2012	Inland Marine (Accounts Receivable)	Depends on location

Same as above	Continental Ins. Co.	TCP2072786000	1/1/2011- 1/1/2012	Personal Property	Depends on location

Same as above	Continental Ins. Co.	TCP2072786000	1/1/2011 — 1/1/2012	Boiler & Machinery	included in personal property

Molina Healthcare, Inc., a Delaware corporation; Molina Healthcare of California; Molina Healthcare of California Partner Plan, Inc.; Molina Healthcare of Florida, Inc.; Molina Healthcare of Michigan, Inc.; Alliance for Community Health, LLC, dba Molina Healthcare of Missouri; Molina Healthcare of Nevada, Inc.; Molina Healthcare of New Mexico, Inc.; Molina Healthcare of Ohio, Inc.; Molina Healthcare of Utah, Inc.; Molina Healthcare of Virginia, Inc.; Molina Healthcare of Washington, Inc.; Molina Healthcare Insurance Company; Abri Health Plan, Inc. (renamed Molina Healthcare of Wisconsin, Inc. as of 4/1/11); Molina Information Systems, LLC; Molina Healthcare Data Center, Inc.
	Hartford Fire Insurance Company	72FA023331107	7/21/2011-7/21/2012 Until cancelled	Fidelity Bond	$10M $250K Ded

Molina Healthcare of Texas, Inc.	Hartford Casualty Insurance Company	72BDDDC8162	10/1/2010- 10/1/2011 Until cancelled	Fidelity Bond	$100K

Molina Healthcare, Inc.; Molina Healthcare of California; Molina Healthcare of California Partner Plan, Inc.; Molina Healthcare of Florida, Inc.; Molina Healthcare of Michigan, Inc.; Alliance for Community Health, LLC, dba Molina Healthcare of Missouri; Molina Healthcare of Nevada, Inc.; Molina Healthcare of New Mexico, Inc.; Molina Healthcare of Ohio, Inc.; Molina Healthcare of Texas, Inc.; Molina Healthcare of Utah, Inc.; Molina Healthcare of Virginia, Inc.; Molina Healthcare of Washington, Inc.; Molina Healthcare of Wisconsin, Inc. f/k/a Abri Health Plan, Inc.
	Employers’ Fire Ins. Co.	MCP-4307-10	7/29/2011- 1/29/2012	Managed Care Organizations Errors & Omissions (E&O) Liability	$15M each claim $15M aggregate $250K retention all states $250K aggregate for personal information protection event expenses

SCH. 5.14-2

Policy
Name of Insured	Carrier	Policy Number	Period	Type of Insurance	Amount
Molina Information Systems, LLC dba Molina Medicaid Solutions	Employers’ Fire Ins. Co.	MCP-4168-10	5/1/2011- 11/1/2011	Managed Care Organizations Errors & Omissions (E&O Liability	$2M per claim $2M aggregate

Molina Healthcare, Inc.; Molina Healthcare of California; Molina Healthcare of California Partner Plan, Inc.; Molina Healthcare of Florida, Inc.; Molina Healthcare of Michigan, Inc.; Alliance for Community Health, LLC, dba Molina Healthcare of Missouri; Molina Healthcare of Nevada, Inc.; Molina Healthcare of New Mexico, Inc.; Molina Healthcare of Ohio, Inc.; Molina Healthcare of Texas, Inc.; Molina Healthcare of Utah, Inc.; Molina Healthcare of Virginia, Inc.; Molina Healthcare of Washington, Inc.; Molina Healthcare Insurance Company; Abri Health Plan, Inc. (renamed Molina Healthcare of Wisconsin, Inc. as of 4/1/11); Molina Information Systems, LLC; Molina Healthcare Data Center, Inc.
	Liberty Insurance Underwriters, Inc.	DOLA-819391-003	6/30/2011- 6/30/2012	Primary Directors & Officers (D&O) Liability	$10M aggregate

Same as above	National Union Fire Ins. Co. of Pittsburgh, PA (Chartis)	23060747	6/30/2011- 6/30/2012	Excess D&O	$10M excess of $10M

Same as above	RLI Insurance Company	EPG0011151	6/30/2011- 6/30/2012	Excess D&O	$10M excess of $20M

Same as above	ACE American Ins. Co.	DOX G23661184004	6/30/2011- 6/30/2012	CODA Premier Directors and Officers Liability Excess DIC	$10M excess of $30M

SCH. 5.14-3

Policy
Name of Insured	Carrier	Policy Number	Period	Type of Insurance	Amount
Molina Healthcare, Inc.; Molina Healthcare of California; Molina Healthcare of California Partner Plan, Inc.; Molina Healthcare of Florida, Inc.; Molina Healthcare of Michigan, Inc.; Alliance for Community Health, LLC, dba Molina Healthcare of Missouri; Molina Healthcare of Nevada, Inc.; Molina Healthcare of New Mexico, Inc.; Molina Healthcare of Ohio, Inc.; Molina Healthcare of Texas, Inc.; Molina Healthcare of Utah, Inc.; Molina Healthcare of Virginia, Inc.; Molina Healthcare of Washington, Inc.; Molina Healthcare Insurance Company; Abri Health Plan, Inc. (renamed Molina Healthcare of Wisconsin, Inc. as of 4/1/11); Molina Information Systems, LLC; Molina Healthcare Data Center, Inc.; Molina Pathways, LLC
	London’s Beazley Syndicate	W10F93100101	9/15/2010- 9/15/2011	Information Security & Privacy Insurance with Breach Response Services	$5M aggregate

Abri Health Plan, Inc.	St. Paul Mercury Insurance Company	576CM2167	1/1/2011- 1/1/2012	Extended Reporting Endorsement — D&O Policy

Molina Healthcare of California dba Molina Medical Centers	Norcal Mutual Insurance Company	707225	1/1/2011- 1/1/2012	Professional Liability (medical malpractice) Includes California Nurse Advice (Telesalud)	Entity limit: $1M/$3M Each individual physician: $1M/$3M Defense Reimbursement:
$30K each action $150K aggregate

Molina Healthcare of Virginia, Inc.	Hudson Specialty Insurance Company	HCP 4006182	7/1/2011- 10/1/2011	Professional Liability (medical malpractice)	$2M per claim $6M aggregate

Molina Healthcare of Washington, Inc.	Hudson Specialty Insurance Company	HCP-4006802	2/1/2011- 2/1/2012	Professional Liability (medical malpractice)	$1M each claim $3M aggregate

Molina Healthcare, Inc.	Landmark American Ins. Co.	LHM815775	3/18/2011- 3/18/2012	Professional Liability (out of state Nurse Advice/Telesalud)	$1M each claim $3M aggregate

SCH. 5.14-4

Policy
Name of Insured	Carrier	Policy Number	Period	Type of Insurance	Amount
Molina Healthcare, Inc. & all subsidiary entities & all locations except AZ, OR,OH & WA	Travelers Property Casualty Co. of America	TC2JUB4246B87810	10/1/2010- 10/1/2011	Workers Compensation Insurance	$1M each accident $1M disease/each EE $1M disease policy limit

Molina Healthcare, Inc. (Arizona & Oregon remote employees)	Travelers Property Casualty Co. of America	TRJUB424B84010	10/1/2010- 10/1/2011	Workers Compensation Insurance	$1M each accident $1M disease/each EE $1M disease policy limit

Molina Healthcare of Ohio, Inc.	OH Bureau of W.C.	N/A	Ongoing	Workers Compensation Insurance	State-controlled

Molina Healthcare of Washington, Inc.	State of WA	N/A	Ongoing	Workers Compensation Insurance	Tax not premium

Molina Healthcare, Inc. (One Golden Shore, Long Beach, CA)	Mt. Hawley Insurance	MDC0203231	11/10/2010- 11/10/2011	Earthquake	$9,584,000

Molina Healthcare, Inc. (7215 55th St., Sacramento, CA)	Max Specialty Ins. Co.	MSEQ010655	3/19/2011- 3/19/2012	Earthquake	$1,250,000

Molina Healthcare, Inc. (One Golden Shore, Long Beach, CA)	FEMA	3000216351	8/27/2010- 8/27/2011	Flood	$500K

Molina Healthcare, Inc. (7215 55th St., Sacramento, CA)	Fidelity National Property and Casualty Ins. Co.	04 2510097552 07	2/23/2011- 2/23/2012	Flood	$500K

Molina Healthcare, Inc. (7215 55th St., Sacramento, CA)	RGA Reinsurance Company	412028 003	1/1/2011- 12/31/2011	Medicare — HMO Excess Risk Reinsurance	$2M for each Member per Agreement Period & per Lifetime

Molina Healthcare of Florida, Inc.	RGA Reinsurance Company	412033 003	1/1/2011- 12/31/2011	Medicare — HMO Excess Risk Reinsurance	$2M for each Member per Agreement Period & per Lifetime

SCH. 5.14-5

Policy
Name of Insured	Carrier	Policy Number	Period	Type of Insurance	Amount
Molina Healthcare of Florida, Inc.	RGA Reinsurance Company	412449-002	1/1/2011- 12/31/2011	Medicare — HMO Excess Risk Reinsurance	$2M for each Member per Agreement Period & per Lifetime

Molina Healthcare of Michigan, Inc.	RGA Reinsurance Company	412031 003	1/1/2011- 12/31/2011	Medicare — HMO Excess Risk Reinsurance	$2M for each Member per Agreement Period & per Lifetime

Molina Healthcare of Michigan, Inc.	RGA Reinsurance Company	412031 003	1/1/2011- 12/31/2011	Medicaid and MIChild — HMO Excess Risk Reimsurance	$2M for each Member per Agreement Period & per Lifetime

Molina Healthcare of Missouri	RGA Reinsurance Company	412034 003	1/1/2011- 12/31/2011	Medicare — HMO Excess Risk Reinsurance	$2M for each Member per Agreement Period & per Lifetime

Molina Healthcare of New Mexico, Inc.	RGA Reinsurance Company	412027 003	1/1/2011- 12/31/2011	Medicare — HMO Excess Risk Reinsurance	$2M for each Member per Agreement Period & per Lifetime

Molina Healthcare of Ohio, Inc.	RGA Reinsurance Company	412026 003	1/1/2011- 12/31/2011	Medicaid TANF, ABD and Medicare — HMO Excess Risk Reinsurance	$2M for each Member per Agreement Period & per Lifetime

Molina Healthcare of Texas, Inc.	RGA Reinsurance Company	412025 003	1/1/2011- 12/31/2011	Medicaid AFDC (Star), CHIP (including CHIP Perinatal Members — babies only, which includes the RSA service areas who are directly written by Molina Healthcare of Texas Insurance Company} and Medicare — HMO Excess Risk Reinsurance	$2M for each Member per Agreement Period & per Lifetime

Molina Healthcare of Utah, Inc.	RGA Reinsurance Company	412030 003	1/1/2011- 12/31/2011	CHIP and Medicare — HMO Excess Risk Reinsurance	$2M for each Member per Agreement Period & per Lifetime

SCH. 5.14-6

Policy
Name of Insured	Carrier	Policy Number	Period	Type of Insurance	Amount
Molina Healthcare of Utah, Inc.	RGA Reinsurance Company	412557 002	1/1/2011- 12/31/2011	Medicaid (excluding CHIP) — HMO Excess Risk Reinsurance	$2M for each Member per Agreement Period & per Lifetime

Molina Healthcare of Washington, Inc.	RGA Reinsurance Company	412032 003	1/1/2011- 12/31/2011	Medicare — HMO Excess Risk Reinsurance	$2M for each Member per Agreement Period & per Lifetime

Molina Healthcare of Washington, Inc.	RGA Reinsurance Company	412032 003	1/1/2011- 12/31/2011	Medicaid (HO, SCHIP, B+, WMIP, BP) — HMO Excess Risk Reinsurance	$2M for each Member per Agreement Period & per Lifetime

Molina Healthcare, Inc.; Molina Healthcare of California; Molina Healthcare of California Partner Plan, Inc.; Molina Healthcare of Florida, Inc.; Molina Healthcare of Michigan, Inc.; Alliance for Community Health, LLC, dba Molina Healthcare of Missouri; Molina Healthcare of Nevada, Inc.; Molina Healthcare of New Mexico, Inc.; Molina Healthcare of Ohio, Inc.; Molina Healthcare of Texas, Inc.; Molina Healthcare of Utah, Inc.; Molina Healthcare of Virginia, Inc.; Molina Healthcare of Washington, Inc.; Molina Healthcare Insurance Company; Abri Health Plan, Inc. (renamed Molina Healthcare of Wisconsin, Inc. as of 4/1/11); Molina Information Systems, LLC; Molina Healthcare Data Center, Inc.
	National Union Fire Ins. Co. of Pittsburgh, PA (Chartis)	23813129	6/30/2011- 6/30/2012	Employment Practices Liability	$10M aggregate

SCH. 5.14-7

SCHEDULE 5.20
Labor Matters
None.

SCH. 5.20-1

SCHEDULE 5.23
Borrower Identification

Legal Name	Molina Healthcare, Inc.
Jurisdiction of Formation	Delaware
Address	200 Oceangate, Suite 100, Long Beach, CA 90802-4317
U.S. Taxpayer ID	13-4204626

SCH. 5.23-1

SCHEDULE 6.19
Liens
DEBTOR: MOLINA HEALTHCARE, INC.
JURISDICTION: SECRETARY OF STATE OF DELAWARE

SECURED PARTY	DATE FILED	FILE NO.	COLLATERAL
BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT	03/10/05 and continued on 12/01/09	50771346	ALL ASSETS

DELL FINANCIAL SERVICES, L.P.	05/11/06 and continued on 04/15/11	61603273	Specific equipment

BANC OF AMERICA LEASING & CAPITAL, LLC	10/30/08	20083655162	Specific equipment

BANC OF AMERICA LEASING & CAPITAL, LLC	06/18/09	20091957072	Specific equipment

CISCO SYSTEMS CAPITAL CORPORATION	08/25/09	20092735709	Leased equipment

BANC OF AMERICA LEASING & CAPITAL LLC	09/09/09	20092896576	Specific equipment

US BANCORP	05/03/10	20101535123	Specific equipment

US BANCORP	05/12/10	20101663677	Specific equipment

US BANCORP	05/27/10	20101867773	Specific equipment

US BANCORP	06/18/10	20102137739	Specific equipment

US BANCORP	08/05/10	20102720989	Specific equipment

US BANCORP	08/05/10	20102721037	Specific equipment

US BANCORP	10/07/10	20103508110	Specific equipment

US BANCORP	10/07/10	20103508169	Specific equipment

US BANCORP BUSINESS EQUIPMENT FINANCE GROUP	11/01/10	20103812215	Specific equipment

US BANCORP BUSINESS EQUIPMENT FINANCE GROUP	12/01/10	20104216010	Specific equipment

INSIGHT INVESTMENTS, LLC BANC OF AMERICA LEASING & CAPITAL, LLC	01/04/11	20110017155	Goods leased. Partial assignment to Banc of America Leasing & Capital, LLC assigning equipment and personal property under Schedule No. 1

US BANCORP BUSINESS EQUIPMENT FINANCE GROUP	01/31/11	20110365331	Specific equipment

US BANCORP BUSINESS EQUIPMENT FINANCE GROUP	02/01/11	20110383532	Specific equipment

BANC OF AMERICA LEASING & CAPITAL, LLC	01/18/11	20110483134	Leased goods, furniture fixtures and equipment

SCH. 6.19-1

SECURED PARTY	DATE FILED	FILE NO.	COLLATERAL
U.S. BANCORP BUSINESS EQUIPMENT FINANCE GROUP	02/15/11	20110572357	Specific equipment

U.S. BANCORP BUSINESS EQUIPMENT FINANCE GROUP	02/15/11	20110572365	Specific equipment

U.S. BANCORP BUSINESS EQUIPMENT FINANCE GROUP	02/16/11	20110573121	Specific equipment

U.S. BANCORP BUSINESS EQUIPMENT FINANCE GROUP	03/10/11	20110902539	Specific equipment
DEBTOR: MOLINA INFORMATION SYSTEMS, LLC
JURISDICTION: SECRETARY OF STATE OF CALIFORNIA

SECURED PARTY	DATE FILED	FILE NO.	COLLATERAL
BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT	05/25/10	10-7233480492	ALL ASSETS

SCH. 6.19-2

SCHEDULE 6.20
Investments
Deposit Accounts

Entity	Bank	Account Type	Account Number	Bank Address & Officer
MHI	East West Bank	Money Market	XX-XXXXXXXX	135 N Los Robles Ave 2nd Floor Pasadena, CA 91101 Kathleen Kwan

MHI	Union Bank of California	Money Market	XXXXXXXXXX	970 W 190th St Ste 995 Torrance, CA 90505 Charles Wilmot

MHI MMS	JPMorgan Chase JPMorgan Chase	Money Market Money Market	XXXXXXXXX XXXXXXXX	1999 Ave of the Stars 27th Floor Los Angeles, CA 90067 Lucy Nixon

MHI MMS	PFM Asset Mgmt LLC PFM Asset Mgmt LLC	Money Market Money Market	XXXX-XXXX-XXXX XXXX-XXXX-XXXX	One Keystone Plaza Ste 300 Harrisburg, PA 17101 William Sullivan

MHI	City Natl Bk	Certificate of Deposit	XXXXXXXXXX	555 S Flower St 16th Flr Los Angeles, CA 90071 Janice Geringer
Securities Accounts

Entity	Bank	Account Type	Account Number	Bank Address & Officer
MHI	Merrill Lynch	Investments	XXX-XXXXX	3455 Peachtree Rd NE Atlanta, GA 30326

MHI	Morgan Stanley Smith Barney	Investments	XXX-XXXXX-XX XXX	555 California St 35th Flr San Francisco, CA 94104 Lars Monroe

MHI	PFM Asset Mgmt LLC	Investments	XXXX-XXXX-XXXX	One Keystone Plaza Ste 300 Harrisburg, PA 17101 William Sullivan

SCH. 6.20-1

SCHEDULE 6.21
Indebtedness
1.	$187 million aggregate principal amount outstanding of the 3.75% Convertible Senior Notes due 2014 issued pursuant to that certain Indenture, dated as of October 11, 2007, between the Borrower and U.S. Bank National Association, as supplemented by the First Supplemental Indenture, dated as of October 11, 2007, between the Borrower and U.S. Bank National Association.
2.	Surety bonds and letters of credit issued in favor of certain subsidiaries of the Borrower as noted below:

		Surety Bonds
		Zurich
Issuer		(Fidelity)	Liberty Mutual	Great American
Outstanding	Alliance for Community Health LLC, dba Molina Healthcare of Missouri			($3,000,000)
	Molina Healthcare of Ohio, Inc.	($3,000,000)

	Molina Healthcare of Texas, Inc.	($700,000)

	Molina Healthcare of Texas Insurance Company	($100,000)
	Molina Information Systems, LLC, dba Molina Medicaid Solutions	($10,000,000)	($7,897,999)

SCH. 6.21-1

SCHEDULE 6.27
Transactions with Affiliates
1.	Services Agreement by and between Molina Healthcare of California and Molina Healthcare of California Partner Plan, Inc., as amended from time to time.

2.	Services Agreement by and between MHMO and the Borrower, as amended from time to time.

3.	Services Agreement by and between MHF and the Borrower, as amended from time to time.

4.	Services Agreement by and between MHMI and the Borrower, as amended from time to time.

5.	Services Agreement by and between Molina Healthcare of New Mexico and the Borrower, as amended from time to time.

6.	Services Agreement by and between MHO and the Borrower, as amended from time to time.

7.	Services Agreement by and between MHT and the Borrower, as amended from time to time.

8.	Services Agreement by and between MHU and the Borrower, as amended from time to time.

9.	Services Agreement by and between MHWA and the Borrower, as amended from time to time.

10.	Services Agreement by and between MHWI and the Borrower, as amended from time to time.

11.	Services Agreement between Molina Healthcare Texas Insurance Company and the Borrower, as amended from time to time.

12.	The Borrower provides certain administrative services to MMS including, but not limited to, assistance with operations, regulation, finance, marketing and administration. Such services are not being provided pursuant to a written agreement, but the parties may enter into a services agreement following the consummation of the transactions contemplated by the Agreement.

13.	Molina Healthcare Data Center, Inc. (“MHDC”), a wholly-owned subsidiary of Borrower, intends to enter into a Loan Agreement with certain lenders in connection with the Data Center located in Albuquerque, New Mexico, pursuant to which MHDC will obtain a loan to finance the ownership of the Data Center (the “MHDC Loan”). In connection with the MHDC Loan, Borrower will enter into a Leverage Loan Agreement with New Mexico Data Center Investment Fund, LLC (the “Fund”) pursuant to which Borrower will make a loan to the Fund, part of the proceeds of which will ultimately be used to fund the MHDC Loan. In connection with such transaction, MHI and MHDC entered into an Asset Purchase and Contribution Agreement. In addition, MHI and MHDC intend to enter into a Collocation and Facilities Management Services and a Services Agreement.

14.	In the ordinary course of business, the Borrower may enter into agreements with its subsidiaries for the provision of administrative, consulting, and other support services including, but not limited to, health plan operations, regulatory support, finance, and marketing.

SCH. 6.27-1

EXHIBIT A
COMPLIANCE CERTIFICATE
To:	The Lenders parties to the Credit Agreement Described Below
     This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of September 9, 2011 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Molina Healthcare, Inc. (the “Borrower”), the lenders from time to time party thereto and U.S. Bank National Association, as Administrative Agent for the Lenders, as LC Issuer and as Swing Line Lender. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
     THE UNDERSIGNED HEREBY CERTIFIES THAT:
     1. I am the duly elected [__________] of the Borrower;
     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;
     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;
     4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct;
     5. Schedule II hereto sets forth the determination of the interest rates to be paid for Advances, the LC Fee rates and the Commitment Fee rates commencing on the fifth day following the delivery hereof; and
     6. Schedule III attached hereto sets forth the various reports and deliveries which are required at this time under the Agreement, the Collateral Documents and the other Loan Documents and the status of compliance.
     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

EXH. A-1

     The foregoing certifications, together with the computations set forth in Schedule I [and Schedule II] hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this __ day of _______, __.
_________________________

EXH. A-2

SCHEDULE I TO COMPLIANCE CERTIFICATE
Compliance as of _________, ____ with
Provisions of ___ and ____ of
the Agreement
[insert relevant calculations]

EXH. A-3

SCHEDULE II TO COMPLIANCE CERTIFICATE
Borrower’s Applicable Margin Calculation

EXH. A-4

SCHEDULE III TO COMPLIANCE CERTIFICATE
Reports and Deliveries Currently Due

EXH. A-5

EXHIBIT B
ASSIGNMENT AND ASSUMPTION AGREEMENT
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in Section 1 below (the “Assignor”) and the Assignee identified in Section 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto (the “Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swing line loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	____________________________________

2.	Assignee:	____________________________________ [and is an Affiliate/ Approved Fund of [identify Lender][1]

3.	Borrower(s):	Molina Healthcare, Inc., a Delaware corporation

[1]	Select as applicable.

EXH. B-1

4.	Administrative Agent:	U.S. Bank National Association, as the agent under the Credit Agreement.

5.	Credit Agreement:	The $170,000,000 Credit Agreement dated as of September 9, 2011 among Molina Healthcare, Inc., the Lenders party thereto, U.S. Bank National Association, as Administrative Agent, LC Issuer and Swing

Line Lender, and the other agents party thereto.
6.	Assigned Interest:

Aggregate Amount of
	Commitment/Loans	Amount of
	for all	Commitment/Loans	Percentage Assigned of
Facility Assigned	Lenders[2]	Assigned[3]	Commitment/Loans[4]
____________[5]	$	$	_______	%
____________	$	$	_______	%
____________	$	$	_______	%
7.	Trade Date: ____________________________________[6]
Effective Date: ____________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]
     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:

[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[3]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[5]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” etc.).

[6]	Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

EXH. B-2

[Consented to and][7] Accepted: U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent
By:
Name:
Title:

[Consented to:][8] [NAME OF RELEVANT PARTY]
By:
Name:
Title:

[7]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[8]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, LC Issuer) is required by the terms of the Credit Agreement.

EXH. B-3

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule I to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vii) attached as Schedule I to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, Reimbursement Obligations, fees and other amounts) to the Assignor for amounts

EXH. B-4

which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXH. B-5

EXHIBIT C
[FORM OF] BORROWING NOTICE / SWING LINE BORROWING NOTICE
TO: U.S. Bank National Association, as administrative agent (the “Administrative Agent”) under that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of September 9, 2011 among Molina Healthcare, Inc. (the “Borrower”), the financial institutions party thereto from time to time, as lenders (the “Lenders”), and the Administrative Agent.
          Capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.
          The undersigned Borrower hereby gives to the Administrative Agent a Borrowing Notice pursuant to Section [2.8] [2.4(b)] of the Credit Agreement, and the Borrower hereby requests to borrow on _______________, 20__ (the “Borrowing Date”):
(a)	from the Lenders, on a pro rata basis, an aggregate principal amount of $___________ in Revolving Loans as:
1. ☐ a Base Rate Advance
2. ☐ a Eurodollar Advance with an Interest Period of _______ month(s)
(b)	from the Swing Line Lender, a Swing Line Loan of $____________ bearing interest at:
1. Base Rate
2. Daily Eurodollar Rate
     The undersigned hereby certifies to the Administrative Agent and the Lenders that (i) all of the representations and warranties of the Borrower set forth in the Credit Agreement (a) that contain a materiality qualifier are true and correct in all respects and (b) that do not contain a materiality qualifier are true and correct in all material respects (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) on and as of the Borrowing Date; (ii) at the time of and immediately after giving effect to such Advance, no Default shall have occurred and be continuing; and (iii) all other relevant conditions set forth in Section 4.2 of the Credit Agreement have been satisfied.
******

EXH. C-1

          IN WITNESS WHEREOF, the undersigned has caused this Borrowing Notice to be executed by its authorized officer as of the date set forth below.
Dated: _______________, 20__

MOLINA HEALTHCARE, INC.
By:
Name:
Title:

EXH. C-2

EXHIBIT D
NOTE
[Date]
     FOR VALUE RECEIVED, Molina Healthcare, Inc., a Delaware corporation (the “Borrower”), promises to pay to the order of [__________________________] (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement, in immediately available funds at the applicable office of U.S. Bank National Association, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.
     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.
     This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of September 9, 2011 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders from time to time party thereto, including the Lender and U.S. Bank National Association, as Administrative Agent, Swing Line Lender and LC Issuer, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is secured pursuant to the Collateral Documents and guaranteed pursuant to the Subsidiary Guaranty, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
     In the event of default hereunder, the undersigned agree to pay all costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waive demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.
     THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

MOLINA HEALTHCARE, INC.
By:
Print Name:
Title:

EXH. D-1

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF _________________,
DATED __________,

	Principal	Maturity	Principal
	Amount of	of Interest	Amount	Unpaid
Date	Loan	Period	Paid	Balance

EXH. D-2

EXHIBIT E
FORM OF INCREASING LENDER SUPPLEMENT
          INCREASING LENDER SUPPLEMENT, dated [__________], 20[__] (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of September 9, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Molina Healthcare, Inc. (the “Borrower”), the Lenders from time to time party thereto and U.S. Bank National Association, as administrative agent (in such capacity, the “Administrative Agent”), Swing Line Lender and LC Issuer. Unless otherwise defined herein, capitalized terms used in this Supplement have the meanings ascribed thereto in the Credit Agreement.
W I T N E S S E T H
          WHEREAS, pursuant to Section 2.23 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Commitments under the Credit Agreement by requesting one or more Lenders to increase the amount of its Commitment;
          WHEREAS, the Borrower has given notice to the Administrative Agent of its intention to increase the Commitments pursuant to such Section 2.23 of the Credit Agreement; and
          WHEREAS, pursuant to Section 2.23 of the Credit Agreement, the undersigned Increasing Lender now desires to increase the amount of its Commitment under the Credit Agreement by executing and delivering to the Borrower and the Administrative Agent this Supplement;
          NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
          1. The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall have its Commitment increased by $[__________], thereby making the aggregate amount of its total Commitments equal to $[__________].
          2. The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.
          3. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
          4. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

EXH. E-1

          IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]
By:
Name:
Title:

Accepted and agreed to as of the date first written above: MOLINA HEALTHCARE, INC.
By:
Name:
Title:

Acknowledged as of the date first written above: U.S. BANK NATIONAL ASSOCIATION as Administrative Agent
By:
Name:
Title:

EXH. E-2

EXHIBIT F
FORM OF AUGMENTING LENDER SUPPLEMENT
          AUGMENTING LENDER SUPPLEMENT, dated [__________], 20[__] (this “Supplement”), to the Credit Agreement, dated as of September 9, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Molina Healthcare, Inc. (the “Borrower”), the Lenders from time to time party thereto and U.S. Bank National Association, as administrative agent (in such capacity, the “Administrative Agent”), Swing Line Lender and LC Issuer. Unless otherwise defined herein, capitalized terms used in this Supplement have the meanings ascribed thereto in the Credit Agreement.
W I T N E S S E T H
          WHEREAS, the Credit Agreement provides in Section 2.23 thereof that any bank, financial institution or other entity may extend Commitments under the Credit Agreement subject to the approval of the Borrower and the Administrative Agent, by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and
          WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;
          NOW, THEREFORE, each of the parties hereto hereby agrees as follows:
          1. The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a Commitment with respect to Revolving Loans of $[__________].
          2. The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
          3. The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:
               [___________]

EXH. F-1

          4. The Borrower hereby represents and warrants that no Default or Event of Default has occurred and is continuing on and as of the date hereof.
          5. This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
          6. This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.
[remainder of this page intentionally left blank]

EXH. F-2

          IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]
By:
Name:
Title:

Accepted and agreed to as of the date first written above: MOLINA HEALTHCARE, INC.
By:
Name:
Title:

Acknowledged as of the date first written above: U.S. BANK NATIONAL ASSOCIATION as Administrative Agent
By:
Name:
Title:

EXH. F-3

EXHIBIT G
LIST OF CLOSING DOCUMENTS
MOLINA HEALTHCARE, INC.
CREDIT FACILITIES
September 9, 2011
LIST OF CLOSING DOCUMENTS9
A. LOAN DOCUMENTS
1.	Credit Agreement dated as of September 9, 2011 among Molina Healthcare, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and U.S. Bank National Association, as administrative agent (in such capacity, the “Administrative Agent”), Swing Line Lender and LC Issuer, evidencing a revolving credit facility to the Borrower from the Lenders in an initial aggregate principal amount of up to $170,000,000.
EXHIBITS

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Borrowing Notice
Exhibit D	Form of Note
Exhibit E	Form of Increasing Lender Supplement
Exhibit F	Form of Augmenting Lender Supplement
Exhibit G	List of Closing Documents
Exhibit H	Form of Joinder Agreement
Exhibit I	Form of Mortgage
Exhibit J	Form of Pledge Agreement
Exhibit K	Form of Security Agreement
Exhibit L	Form of Subsidiary Guaranty
Exhibit M-1	Form of Legal Opinion of External Counsel
Exhibit M-2	Form of Legal Opinion of In-House Counsel
SCHEDULES

Pricing Schedule Schedule I	Commitments
Schedule 1	Initial Guarantors
Schedule 2.19	Existing Facility LCs
Schedule 5.3	Third Party Consents
Schedule 5.8	Subsidiaries and Other Equity Investments
Schedule 5.11	Fee Properties; Leased Properties
Schedule 5.14	Insurance

[9]	Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Borrower and/or Borrower’s counsel.

EXH. G-1

Schedule 5.20	Labor Matters
Schedule 5.23	Borrower Identification
Schedule 6.19	Liens
Schedule 6.20	Investments
Schedule 6.21	Indebtedness
Schedule 6.27	Transactions with Affiliates
2.	Notes executed by the Borrower in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.13(d) of the Credit Agreement.

3.	Subsidiary Guaranty executed by the initial Guarantors (collectively with the Borrower, the “Loan Parties”) in favor of the Administrative Agent.

4.	Pledge Agreement executed by the Loan Parties in favor of the Administrative Agent.

5.	Security Agreement executed by the Loan Parties in favor of the Administrative Agent.

6.	Intellectual Property Security Agreement with respect to trademarks executed by the relevant Loan Parties in favor of the Administrative Agent.

7.	Certificates of Insurance listing (a) the Administrative Agent as lender loss payee for the property and casualty insurance policies and business interruption insurance policies of the Loan Parties, together with a long-form lender loss payable endorsement, and (b) the Administrative Agent as an additional insured with respect to the liability insurance of the Loan Parties, together with additional insured endorsements, in each case to the extent required by Section 6.7 of the Credit Agreement.
B. UCC AND OTHER COLLATERAL-RELATED DELIVERIES
8.	UCC, tax lien, judgment and name variation search reports naming each Loan Party from the appropriate offices in relevant jurisdictions.

9.	UCC financing statements set forth in Appendix A hereto naming each Loan Party as debtor and the Administrative Agent as secured party filed with the appropriate offices in the jurisdictions set forth in Appendix A hereto.

10.	Search reports naming each Loan Party from the United States Patent and Trademark Office and U.S. Copyright Office.
C. CORPORATE DOCUMENTS
11.	Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the Operating Agreement or other organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, (iv) the

EXH. G-2

Good Standing Certificate (or analogous documentation if applicable) for such Loan Party from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction and (v) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of each Borrower) authorized to request an Advance or the issuance of a Facility LC under the Credit Agreement.
D. OPINIONS
12.	Opinion of Orrick, Herrington & Sutcliffe LLP, counsel for the Loan Parties.
13.	Opinion of in-house counsel to the Loan Parties.
E. CLOSING CERTIFICATES AND MISCELLANEOUS
14.	A Certificate signed by an Authorized Officer of the Borrower certifying the following: on the date of the initial Credit Extension (1) no Default or Event of Default has occurred and is continuing and (2) the representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.
15.	Payoff documentation providing evidence satisfactory to the Administrative Agent that the Existing Credit Agreement has been terminated and cancelled (along with all of the agreements, documents and instruments delivered in connection therewith) and all Indebtedness owing thereunder has been repaid.
F. POST-CLOSING
16.	Account Control Agreements entered into among the relevant Loan Parties, the Administrative Agent and the relevant account bank or securities intermediary, as applicable.

EXH. G-3

Appendix A
UCC-1 Financing Statement Jurisdictions

Debtor	Filing Jurisdiction
Molina Healthcare, Inc.	Delaware
Molina Information Systems, LLC	California

EXH. G-4

EXHIBIT H
FORM OF JOINDER AGREEMENT
     THIS JOINDER AGREEMENT (this “Agreement”), dated as of [____], is by and between [____], a [____] (the “Subsidiary”), and U.S. Bank National Association, in its capacity as Administrative Agent under that certain Credit Agreement (as amended, modified, supplemental, increased and extended from time to time, the “Credit Agreement”), dated as of September 9, 2011, among Molina Healthcare, Inc. (the “Borrower”), the Lenders parties thereto and U.S. Bank National Association, as Administrative Agent. All of the defined terms in the Credit Agreement are incorporated herein by reference.
     The Borrower is required by Section 6.13 of the Credit Agreement to cause each Non-Regulated Subsidiary if it is not an Excluded Subsidiary to become a “Guarantor” under the Subsidiary Guaranty, a “Grantor” under the Security Agreement and a “Pledgor” under the Pledge Agreement.
     Accordingly, the applicable Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:
ARTICLE I.
JOINDERS
     1.1 Guaranty. The Subsidiary hereby (a) acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Subsidiary Guaranty and a “Guarantor” (as such term is defined in the Subsidiary Guaranty) for all purposes of the Credit Agreement and the Subsidiary Guaranty, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Subsidiary Guaranty, (b) jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in the Subsidiary Guaranty, the prompt payment and performance of the Guaranteed Obligations (as defined in the Subsidiary Guaranty) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof, and (c) makes each representation and warranty set forth in Article III of the Subsidiary Guaranty as to itself to the same extent as each other Guarantor and hereby agrees to be bound as a Guarantor by all of the terms and provisions of the Subsidiary Guaranty to the same extent as all other Guarantors.
     1.2 Security Agreement. The Subsidiary hereby (a) acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Security Agreement, and a “Grantor” (as such term is defined in the Security Agreement) for all purposes of the Credit Agreement and the Security Agreement, and shall have all the obligations of a Grantor thereunder as if it had executed the Security Agreement, (b) assigns and pledges to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, as collateral for the Secured Obligations, a pledge and assignment of, and a security interest in, all of the right, title and interest of the undersigned in and to its Collateral (as such term is defined in the Security Agreement), whether now owned or hereafter acquired, subject to all of the terms and provisions of the Security Agreement, as if such Collateral of the undersigned had been subject to the Security Agreement on the date of its original execution, (c) attaches hereto supplements to Schedules I through VI to the Security Agreement, and certifies that such supplements have been prepared by the Subsidiary in substantially the form of the Schedules to the Security Agreement and are accurate and complete as of the date first above written, and (d) makes each representation and warranty set forth in Article III of the Security Agreement as to itself and as to its Collateral to the same extent as each other Grantor and hereby agrees to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as all other Grantors.

EXH. H-1

     1.3 Pledge Agreement. The Subsidiary hereby (a) acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be deemed to be a party to the Pledge Agreement, and a “Pledgor” (as such term is defined in the Pledge Agreement) for all purposes of the Pledge Agreement and shall have all the obligations of a Pledgor thereunder as if it had executed the Pledge Agreement, (b) assigns and pledges to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, as collateral for the Secured Obligations, a pledge and assignment of, and a security interest in, all of the right, title and interest of the undersigned in and to its Collateral (as such term is defined in the Pledge Agreement), whether now owned or hereafter acquired, subject to all of the terms and provisions of the Pledge Agreement, as if such Collateral of the undersigned had been subject to the Pledge Agreement on the date of its original execution, (c) attaches hereto a supplement to Schedule I to the Pledge Agreement, and certifies that such supplement has been prepared by the Subsidiary in substantially the form of Schedule I to the Pledge Agreement and is accurate and complete as of the date first above written, and (d) makes each representation and warranty set forth in Article III of the Pledge Agreement as to itself and as to its Collateral to the same extent as each other Pledgor and hereby agrees to be bound as a Pledgor by all of the terms and provisions of the Pledge Agreement to the same extent as all other Pledgors.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES
     The Subsidiary hereby represents and warrants that:
     (a) This Agreement has been duly authorized, executed and delivered by the Subsidiary and constitutes a legal, valid and binding obligation of the Subsidiary, enforceable against the Subsidiary in accordance with its terms; and
     (b) No Default or Event of Default has occurred and is continuing on the date hereof.
ARTICLE III.
EFFECTIVENESS
     The effectiveness of this Agreement is subject to the following conditions:
     (a) The Administrative Agent shall have received the following (in each case in form and substance satisfactory to the Administrative Agent, in its reasonable discretion):
     (i) duly executed counterparts of this Agreement;
     (ii) a certificate of the Secretary or an Assistant Secretary of the Subsidiary certifying (i) that there have been no changes in the charter document of the Subsidiary, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the Operating Agreement or other organizational document, as attached thereto, of the Subsidiary as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of the Subsidiary authorizing the execution, delivery and performance of each Loan Document to which it is a party, (iv) the Good Standing Certificate (or analogous documentation if applicable) for the Subsidiary from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction and (v) the names and true signatures of the incumbent officers of the Subsidiary authorized to sign the Loan Documents to which it is a party;

EXH. H-2

     (iii) written legal opinions of each of (i) Orrick, Herrington & Sutcliffe LLP, counsel to the Subsidiary, and (ii) in-house counsel to the Subsidiary, in each case addressed to the Lenders and in the forms attached as Exhibits M-1 and M-2 to the Credit Agreement, respectively;
     (iv) evidence that all insurance, including certificates and endorsements, required to be maintained pursuant to the Loan Documents with respect to such Subsidiary have been obtained and are in full force and effect;
     (v) original certificates evidencing all of the issued and outstanding shares of capital stock or other equity or other ownership interests required to be pledged by the Subsidiary pursuant to the terms of the Pledge Agreement, which certificates shall be accompanied by undated stock powers duly executed in blank by each relevant pledgor in favor of the Administrative Agent;
     (vi) the original Intercompany Notes required to be pledged pursuant to the terms of the Pledge Agreement duly endorsed in blank by each relevant pledgor in favor of the Administrative Agent;
     (vii) UCC, tax lien, judgment and name variation search reports naming the Subsidiary from the appropriate offices in relevant jurisdictions;
     (viii) search reports naming the Subsidiary from the United States Patent and Trademark Office and U.S. Copyright Office;
     (ix) (A) acknowledgment copies of UCC financing statements naming the Subsidiary as the debtor and the Administrative Agent as the secured party, and which such UCC financing statements have been filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the first priority security interest of the Administrative Agent pursuant to the Security Agreement; (B) evidence reasonably satisfactory to the Administrative Agent of the filing (or delivery for filing) of appropriate Intellectual Property Security Agreements with respect to trademarks, copyrights and patents with the United States Patent and Trademark Office and United States Copyright Office to the extent relevant; and (C) such control agreements (including Account Control Agreements) as reasonably requested by the Administrative Agent with respect to the Collateral under the Security Agreement in which a security interest may be perfected by “control” (as defined in the relevant UCC), in each case, duly executed and delivered or authenticated by the parties thereto;
     (x) subject to Section 6.15(b) of the Credit Agreement, if the Subsidiary owns or leases any Real Property Assets located in the United States or, to the extent reasonably deemed to be material by the Administrative Agent or the Required Lenders in its or their sole discretion, located outside the United States, and, in any such case if the actions described in this clause (x) would be required of the Borrower if such property were acquired by the Borrower, such Mortgages, deeds of trust or other agreements or instruments covering such Real Property Assets and fixtures (other than immaterial leased properties) as shall be necessary to create and perfect valid and enforceable Liens (subject only to Permitted Liens) on such Real Property Assets and fixtures as collateral security for the Obligations, together in each case with such UCC financing statements, environmental reports, mortgage title insurance policies, surveys, policies of insurance, landlord’s waivers, consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as the Administrative Agent or the Required Lenders may reasonably request;

EXH. H-3

     (xi) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests (together with access letters) created under the Collateral Documents has been taken (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements); and
     (xii) such other assurances, certificates, documents, consents and waivers, estoppel certificates, or opinions as the Administrative Agent, the Swing Line Lender, the LC Issuer or the Required Lenders reasonably may require.
     (b) No Default or Event of Default shall have occurred and be continuing at the time of the execution and delivery hereof or would occur immediately after giving effect to the execution and delivery of this Agreement and the performance by the Subsidiary of its obligations hereunder.
ARTICLE IV.
MISCELLANEOUS
     4.1 Integration; Confirmation. On and after the date hereof, each of the Subsidiary Guaranty, the Security Agreement, the Pledge Agreement, and the respective Schedules thereto shall be supplemented as expressly set forth herein; all other terms and provisions of each of the Subsidiary Guaranty, the Security Agreement, the Pledge Agreement, the other Loan Documents and the respective Schedules thereto shall continue in full force and effect and unchanged and are hereby confirmed in all respects.
     4.2 Loan Document. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.
     4.3 Expenses. The Subsidiary agrees to pay (a) all reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees, charges and disbursements of outside counsel for the Administrative Agent, in connection with the preparation, execution and delivery of this Agreement or any document or agreement contemplated hereby and (b) all taxes which the Administrative Agent or any Secured Party may be required to pay by reason of the security interests granted in the Collateral (including any applicable transfer taxes).
     4.4 Addresses for Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to each party hereto at the address set forth in Section 13.1(a) of the Credit Agreement (with any notice to the Subsidiary being delivered to the Subsidiary in care of the Borrower). All such notices and other communications shall be deemed to be given or made at the times provided in Section 13.1(a) of the Credit Agreement.
     4.5 Section Captions. Section captions used in this Agreement are for convenience of reference only, and shall not affect the construction of this Agreement.
     4.6 Severability. Any provision in this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

EXH. H-4

     4.7 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     4.8 Governing Law.
          (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
          (b) THE SUBSIDIARY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND THE SUBSIDIARY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY TO BRING PROCEEDINGS AGAINST THE SUBSIDIARY IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE SUBSIDIARY AGAINST THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.
[Signature pages follow]

EXH. H-5

          IN WITNESS WHEREOF, the Subsidiary has caused this Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[SUBSIDIARY]
By:
Name:
Title:

EXH. H-6

Acknowledged and accepted: U.S. BANK NATIONAL ASSOCIATION as Administrative Agent
By:
Name:
Title:

EXH. H-7

[ATTACH SUPPLEMENTS TO
SCHEDULES I THROUGH VI
TO
SECURITY AGREEMENT]

EXH. H-8

[ATTACH SUPPLEMENTS TO
SCHEDULE I TO PLEDGE AGREEMENT]

EXH. H-9

EXHIBIT I
FORM OF MORTGAGE
[For Fee[Lease] Interests]
[LEASEHOLD] MORTGAGE
(and Security Agreement)
Dated as of ________________ ____, _______
by
[NAME OF MORTGAGOR]
Mortgagor,
to
U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent,
Mortgagee
This instrument affects real and personal property
located in __________ County,
State of ________.
[NOTE: STATE AND LOCAL LAW CHANGES MAY BE MADE TO THIS FORM]
Record and return to:
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: __________
This instrument was prepared by the above-named attorney.

EXH. I

EXH. I

EXH. I

EXECUTION PAGE
ACKNOWLEDGMENT
Schedule 1 — Description of the Land [Leased Premises]
Schedule 2 — Permitted Encumbrances
[Schedule 2.9 — Leases]
[Schedule 3 — Encumbered Lease]

EXH. I

[LEASEHOLD] MORTGAGE
(and Security Agreement)
     This [LEASEHOLD] MORTGAGE (and Security Agreement), dated as of __________ ____, ____ (this “Mortgage”), made by _________________________ a ___________ _________________ (the “Mortgagor”), having an address at _____________________, to U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Administrative Agent under the Credit Agreement (as defined below) (together with its successors and assigns from time to time acting in such capacity under such Credit Agreement, the “Mortgagee”) for the various financial lending institutions which are, or may from time to time hereafter become, “Lenders” under the Credit Agreement and the other Secured Parties referred to in the Credit Agreement.
W I T N E S S E T H:
     WHEREAS, [pursuant to the Encumbered Lease (as hereinafter defined),] the Mortgagor is on the date of delivery hereof the holder of a fee simple [leasehold] estate in the parcel or parcels of land [(the “Leased Properties”)]described in Schedule 1 hereto (the “Land”) and of the Improvements (such term and other capitalized terms used in this Mortgage having the respective meanings specified or referred to in Article I);
     WHEREAS, pursuant and subject to the terms, conditions and provisions of the Credit Agreement, dated as of September 9, 2011 (together with all amendments, restatements, amendments and restatements, supplements and other modifications, if any, from time to time thereafter made thereto, the “Credit Agreement”), among Molina Healthcare Inc., a Delaware corporation (the “Borrower”), the Lenders and the Mortgagee and the other Loan Documents referred to therein, the Lenders have agreed to make Credit Extensions and other financial accommodations available to or for the benefit of the Mortgagor;
     WHEREAS, under the Credit Agreement, the Mortgagor is required to execute and deliver this Mortgage for the benefit of the Mortgagee to secure all of the Obligations, including: (i) the payment of the principal amount evidenced by the Loan Documents (including all present and future reborrowings or other advances of money), together with interest thereon, and (ii) any other payment or performance obligations of the Mortgagor under this Mortgage and any other Loan Documents (the aforesaid obligations, as well as the Obligations, shall be hereinafter referred to collectively as the “Secured Obligations”); and
     WHEREAS, the Mortgagor has duly authorized the execution, delivery and performance of this Mortgage;
G R A N T:
     NOW, THEREFORE, for and in consideration of the premises, and of the mutual covenants herein contained, and in order to induce the Lenders to make the Loans to the Mortgagor pursuant to the Credit Agreement, and in order to secure the full, timely and proper payment of the Secured Obligations, the Mortgagor hereby irrevocably grants, bargains, sells, mortgages, warrants, aliens, demises, releases, hypothecates, pledges, assigns, transfers and conveys to the Mortgagee and its successors and assigns, forever, all of the following (the “Collateral”):

EXH. I-1

          (a) Real Estate. The fee simple [leasehold] estate in the Land [created by the Encumbered Lease and all rights, options and other benefits inuring to the lessee under the Encumbered Lease], and all additional lands and estates therein now owned or hereafter acquired by the Mortgagor for use or development with the Land or any portion thereof, together with all and singular the tenements, rights, easements, hereditaments, rights of way, privileges, liberties, appendages and appurtenances now or hereafter belonging or in anywise pertaining to the Land and such additional lands and estates therein (including, without limitation, all rights relating to storm and sanitary sewer, water, gas, electric, railway and telephone services); all development rights, air rights, riparian rights, water, water rights, water stock, all rights in, to and with respect to any and all oil, gas, coal, minerals and other substances of any kind or character underlying or relating to the Land and such additional lands and estates therein and any interest therein; all estate, claim, demand, right, title or interest of the Mortgagor in and to any street, road, highway or alley, vacated or other, adjoining the Land or any part thereof and such additional lands and estates therein; all strips and gores belonging, adjacent or pertaining to the Land or such additional lands and estates; and any after-acquired title to any of the foregoing (herein collectively called the “Real Estate”);
          (b) Improvements. All buildings, structures and other improvements and any additions and alterations thereto or replacements thereof, now or hereafter built, constructed or located upon the Real Estate; and all furnishings, fixtures, fittings, appliances, apparatus, equipment, machinery, building and construction materials and other articles of every kind and nature whatsoever and all replacements thereof, now or hereafter affixed or attached to, placed upon or used in any way in connection with the complete and comfortable use, enjoyment, occupation, operation, development and maintenance of the Real Estate or such buildings, structures and other improvements, including, but not limited to, partitions, furnaces, boilers, oil burners, radiators and piping, plumbing and bathroom fixtures, refrigeration, heating, ventilating, air conditioning and sprinkler systems, other fire prevention and extinguishing apparatus and materials, vacuum cleaning systems, gas and electric fixtures, incinerators, compactors, elevators, engines, motors, generators and all other articles of property which are considered fixtures under applicable law (such buildings, structures and other improvements and such other property are herein collectively referred to as the “Improvements”; the Real Estate and the Improvements are herein collectively referred to as the “Property”);
          (c) Leases. All rights of the Mortgagor in, to and under all real property leases [subleases], licenses, occupancy agreements, concessions and other arrangements, oral or written, now existing or hereafter entered into, whereby any Person agrees to pay money or any other consideration for the use, possession or occupancy of, or any estate in, the Property or any portion thereof or interest therein (herein collectively referred to as the “Leases”), and for any options under or with respect to such Leases for renewal or extension and all rights of Mortgagor in to and under any agreements, concessions and other arrangements, oral or written providing for the termination or relinquishment of any such Lease and the right, upon the occurrence of any Event of Default hereunder, to receive and collect the Rents (as hereinafter defined) paid or payable thereunder;
          (d) Plans. All rights of the Mortgagor in and to all plans and specifications, designs, drawings and other information, materials and matters heretofore or hereafter prepared relating to the Improvements or any construction on the Real Estate or which may be filed or recorded with any governmental authority or private association to which the use of the Property is subject (herein collectively referred to as the “Plans”);
          (e) Permits. All rights of the Mortgagor in, to and under all permits, franchises, licenses, approvals and other authorizations respecting the use, occupation and operation of the Property

EXH. I-2

and every part thereof and respecting any business or other activity conducted on or from the Property, and any product or proceed thereof or therefrom, including, without limitation, all building permits, certificates of occupancy and other licenses, permits and approvals issued by governmental authorities having jurisdiction (herein collectively called the “Permits”);
          (f) Rents. All rents, issues, profits, royalties, avails, income and other benefits derived or owned, directly or indirectly, by the Mortgagor from the Property, including, without limitation, all rents and other consideration payable by tenants, claims against guarantors, and any cash, letter of credit or other securities deposited to secure performance by tenants, under the Leases and any payments in consideration of the termination or relinquishment of any Leases (herein collectively referred to as “Rents”);
          (g) [Certain Rights under the Encumbered Lease. All rights of the Mortgagor as lessee under the Encumbered Lease to exercise (i) any right or option to renew the term of the Encumbered Lease, (ii) any right or option to purchase the premises demised thereunder or to purchase the Property (including any right of first refusal or right of first offer), and (iii) any right to terminate the Encumbered Lease as a result of the condemnation of all or a portion of the Land or a casualty to the Improvements or by the exercise of any termination option contained in the Encumbered Lease (the foregoing rights are referred to, collectively, as the “Special Encumbered Lease Rights”)]
          (h) Proceeds. All proceeds of the conversion, voluntary or involuntary of any of the foregoing into cash or liquidated claims, including, without limitation, proceeds of insurance and condemnation awards (herein collectively referred to as “Proceeds”); and
          (i) Other Property. All other property and rights of the Mortgagor of every kind and character relating to the Property, and all proceeds and products of any of the foregoing (except to the extent such property or rights of the Mortgagor are included as Collateral under any other Collateral Document);
     AND, without limiting any of the other provisions of this Mortgage, the Mortgagor expressly grants to the Mortgagee, as secured party, a security interest in all of those portions of the Collateral which are or may be subject to the State Uniform Commercial Code provisions applicable to secured transactions;
     TO HAVE AND TO HOLD the Collateral unto the Mortgagee, its successors and assigns, forever.
     FURTHER to secure the full, timely and proper payment and performance of the Secured Obligations, the Mortgagor hereby covenants and agrees with and warrants to the Mortgagee as follows:
ARTICLE I
DEFINITIONS
     1.1 Terms Defined in this Mortgage. When used herein the following terms have the following meanings:
     “Collateral” is defined in the granting clause.
     “Collateral Account” is defined in the Security Agreement.

EXH. I-3

     “Credit Agreement” is defined in the second recital.
     “Credit Extension” is defined in the Credit Agreement.
     “Default” is defined in the Credit Agreement.
     [“Encumbered Lease” means the Lease described on Schedule 3 annexed hereto and made a part hereof.]
     “Event of Default” is defined in the Credit Agreement.
     “Herein”, “hereof”, “hereto”, and “hereunder” and similar terms refer to this Mortgage and not to any particular Section, paragraph or provision of this Mortgage.
     “Impositions” is defined in Section 2.5.
     “Improvements” is defined in clause (b) of the granting clause.
     “Indemnified Party” is defined in Section 2.16.
     “Insurance Requirements” is defined in Section 2.6(a).
     “Land” is defined in the first recital.
     [“Leased Premises” is defined in the first recital.]
     “Leases” is defined in clause (c) of the granting clause.
     “Legal Requirements” is defined in Section 2.6(b).
     “Lenders” is defined in the Credit Agreement.
     “Letter of Credit” is defined in the Credit Agreement.
     “Loan” is defined in the Credit Agreement.
     “Mortgage” is defined in the preamble.
     “Mortgagee” is defined in the preamble.
     “Mortgagor” is defined in the preamble.
     “Obligations” is defined in the Credit Agreement.
     “Permits” is defined in clause (e) of the granting clause.
     “Permitted Encumbrances” is defined in Section 2.2(a).
     “Person” is defined in the Credit Agreement.
     “Plans” is defined in clause (d) of the granting clause.

EXH. I-4

     “Proceeds” is defined in [clause (h)] of the granting clause.
     “Property” is defined in clause (b) of the granting clause.
     “Real Estate” is defined in clause (a) of the granting clause.
     “Rents” is defined in clause (f) of the granting clause.
     “Secured Obligations” is defined in the third recital.
     “Security Agreement” is defined in the Credit Agreement.
     [“Special Encumbered Lease Rights” is defined in clause (g) of the granting clause.]
     “State” means the State of [________________].
     “Taking” is defined in Section 3.2(b).
     “Termination Date” is defined in the Security Agreement.
     “Total Destruction” means any damage to or destruction of the Improvements or any part thereof which, in the reasonable estimation of the Mortgagee shall require the expenditure of an amount in excess of [$_______] to restore the Improvements to substantially the same condition of the Improvements immediately prior to such damage or destruction.
     “Total Taking” means a Taking, whether permanent or for temporary use, which, in the reasonable judgment of the Mortgagee, shall substantially interfere with the normal operation of the Property by the Mortgagor.
     1.2 Use of Defined Terms. Terms for which meanings are provided in this Mortgage shall, unless otherwise defined or the context otherwise requires, have such meanings when used in any certificate and any opinion, notice or other communication delivered from time to time in connection with this Mortgage or pursuant hereto.
     1.3 Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Mortgage, including its preamble and recitals, have the meanings provided in the Credit Agreement.
     1.4 Other Interpretive Provisions. In the event of any conflict between the terms and conditions of this Mortgage and those of the Credit Agreement, the terms and conditions of the Credit Agreement shall control.
ARTICLE II
COVENANTS AND AGREEMENTS OF THE MORTGAGOR
     2.1 Payment of Obligations; Secured Obligations.
          (a) The Mortgagor agrees that it will duly and punctually pay and perform or cause to be paid and performed each of the Obligations of the Mortgagor at the times and in the manner specified herein and in the other Loan Documents to which the Mortgagor is a party.

EXH. I-5

          (b) The aggregate Obligations secured by this Mortgage (including, without limitation, all future Credit Extensions made by any or all of the Secured Parties and all Obligations in respect of such future Credit Extensions) may increase or decrease from time to time; provided, however, that the maximum Obligations outstanding at any one time which are secured by this Mortgage shall not exceed the amount set forth in Section 3.5 below. [This amount shall be equal to 200% of the amount of the Obligations unless the Collateral is located in a mortgage tax state, in which event the limit will be [125%] of the value of the Collateral].
     2.2 Title to Collateral, etc. The Mortgagor represents and warrants to and covenants with the Mortgagee that:
          (a) as of the date hereof and at all times hereafter while this Mortgage is outstanding, the Mortgagor is and shall be the sole owner and holder of the fee simple estate [leasehold interest] in the Property [created by the Encumbered Lease] and the sole owner of the legal and beneficial title to all other property included in the Collateral, subject in each case only to this Mortgage and the encumbrances set forth in Schedule 2 hereto (the “Permitted Encumbrances”);
          (b) the Mortgagor has the lawful right, power and authority to execute this Mortgage and to convey, transfer, assign, mortgage and grant a security interest in the Collateral, all as provided herein;
          (c) this Mortgage has been duly executed, acknowledged and delivered on behalf of the Mortgagor, all consents and other actions required to be taken by the officers, directors, shareholders and partners, as the case may be, of the Mortgagor have been duly and fully given and performed and this Mortgage constitutes the legal, valid and binding obligation of the Mortgagor, enforceable against the Mortgagor in accordance with its terms; and
          (d) the Mortgagor, at its expense, will warrant and defend to the Mortgagee and any purchaser under the power of sale herein or at any foreclosure sale such title to the Collateral and the first mortgage lien and first priority perfected security interest of this Mortgage thereon and therein against all claims and demands and will maintain, preserve and protect such lien and security interest and will keep this Mortgage a valid, direct first mortgage lien of record on and a first priority perfected security interest in the Collateral, subject only to the Permitted Encumbrances.
     2.3 Title Insurance.
          (a) Concurrently with the recordation of this Mortgage or as soon as possible thereafter, the Mortgagor, at its expense, shall obtain and deliver to the Mortgagee a loan policy or policies of title insurance in an amount reasonably satisfactory to the Mortgagee naming the Mortgagee as the insured, insuring the title to and the first mortgage lien of this Mortgage on the [leasehold interest created by the Encumbered Lease in the] Property with endorsements specified in Section 6.15 of the Credit Agreement and as otherwise reasonably requested by Mortgagee. The Mortgagor shall duly pay in full all premiums and other charges due in connection with the issuance of such policy or policies of title insurance. Upon delivery of the loan title policy [to the Mortgagee], the Mortgagor shall have no knowledge that the loan title policy delivered to Mortgagee has failed to disclose any exceptions or title defects, and Mortgagor shall not have provided the title insurer any indemnities, collateral or guaranties to induce the title insurer to waive or endorse over any matter except as disclosed in writing to Mortgagee.
          (b) All proceeds received by and payable to the Mortgagee for any loss under the loan policy or policies of title insurance delivered to the Mortgagee pursuant to Section 2.3(a), or under any policy or policies of title insurance delivered to the Mortgagee in substitution therefor or replacement

EXH. I-6

thereof, shall be the property of the Mortgagee and shall, except as expressly provided to the contrary in the Credit Agreement, be applied by the Mortgagee in accordance with the provisions of Section 3.3.
     2.4 Recordation. The Mortgagor, at its expense, will at all times cause this Mortgage and any instruments amendatory hereof or supplemental hereto and any instruments of assignment hereof or thereof (and any appropriate financing statements or other instruments and continuations thereof) to be kept recorded, registered and filed, in such manner and in such places, and will pay all such recording, registration, filing fees, mortgage, intangibles or other taxes and other charges, and will comply with all such statutes and regulations as may be required by law in order to establish, preserve, perfect and protect the lien and security interest of this Mortgage as a valid, direct first mortgage lien and first priority perfected security interest in the Collateral, subject only to the Permitted Encumbrances. The Mortgagor will pay or cause to be paid, and will indemnify the Mortgagee in respect of, all taxes (including interest and penalties) at any time payable in connection with the filing and recording of this Mortgage and any and all supplements and amendments hereto.
     2.5 Payment of Impositions, etc. Subject to Section 2.8 (relating to permitted contests), the Mortgagor will pay or cause to be paid, before any fine, penalty, interest or cost may be added for non-payment and before the commencement of any action to foreclose the lien of any Imposition (as defined below) against all or any portion of the Collateral, all taxes, assessments, water and sewer rates, charges, license fees, inspection fees and other governmental levies or payments, of every kind and nature whatsoever, general and special, ordinary and extraordinary, unforeseen as well as foreseen, which at any time may be assessed, levied, confirmed, imposed or which may become a lien upon the Collateral, or any portion thereof, or which are payable with respect thereto, or upon the rents, issues, income or profits thereof, or on the occupancy, operation, use, possession or activities thereof, whether any or all of the same be levied directly or indirectly or as excise taxes or as income taxes, and all taxes, assessments or charges which may be levied on the Obligations, or the interest thereon (collectively, the “Impositions”). The Mortgagor will deliver to the Mortgagee, upon request, copies of official receipts or other satisfactory proof evidencing such payments.
     2.6 Insurance and Legal Requirements. Subject to Section 2.8 (relating to permitted contests), the Mortgagor, at its expense, will comply, or cause compliance with, or with respect to the following which are not obligations of the Mortgagor under the Encumbered Lease but are landlord obligations thereunder, will use commercially reasonable efforts to cause the landlord thereunder to comply in all material respects with (a) all provisions of any insurance policy covering or applicable to the Collateral or any part thereof, all requirements of the issuer of any such policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to or affecting the Collateral or any part thereof or any use or condition of the Collateral or any part thereof (collectively, the “Insurance Requirements”) and (b) all laws, including Environmental Laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments, departments, commissions, boards, courts, authorities, agencies, officials and officers, foreseen or unforeseen, ordinary or extraordinary, which now or at any time hereafter may be applicable to the Collateral or any part thereof, or any of the adjoining sidewalks, curbs, vaults and vault space, if any, streets or ways, or any use or condition of the Collateral or any part thereof (collectively, the “Legal Requirements”) whether or not compliance therewith shall require structural changes in or interference with the use and enjoyment of the Collateral or any part thereof.
     2.7 Security Interests, etc. The Mortgagor will not directly or indirectly create or permit or suffer to be created or to remain, and will promptly discharge or cause to be discharged, any deed of trust, mortgage, encumbrance or charge on, pledge of, security interest in or conditional sale or other title retention agreement with respect to or any other lien on or in the Collateral or any part thereof or the

EXH. I-7

interest of the Mortgagor or the Mortgagee therein, or any Proceeds thereof or Rents or other sums arising therefrom, other than (a) Permitted Encumbrances, and (b) liens of mechanics, materialmen, suppliers or vendors or rights thereto incurred in the ordinary course of the business of the Mortgagor for sums not yet due or any such liens or rights thereto which are at the time being contested as permitted by Section 2.8. The Mortgagor will not postpone the payment of any sums for which liens of mechanics, materialmen, suppliers or vendors or rights thereto have been incurred (unless such liens or rights thereto are at the time being contested as permitted by Section 2.8), or enter into any contract under which payment of such sums is postponable (unless such contract expressly provides for the legal, binding and effective waiver of any such liens or rights thereto), in either case, for more than thirty (30) days after the completion of the action giving rise to such liens or rights thereto.
     2.8 Permitted Contests. The Mortgagor at its expense may contest, or cause to be contested, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any Imposition, Legal Requirement or Insurance Requirement or lien of a mechanic, materialman, supplier or vendor; provided, however, that, (a) in the case of any contest involving a dispute that is greater than [$_____], the Mortgagor shall promptly deliver notice to the Administrative Agent describing such contest, (b) in the case of an unpaid Imposition, lien, encumbrance or charge, such proceedings shall suspend the collection thereof from the Mortgagor, the Mortgagee, and the Collateral (including any rent or other income therefrom) and shall not interfere with the payment of any such rent or income, (c) neither the Collateral nor any rent or other income therefrom nor any part thereof or interest therein would be in any danger of being sold, forfeited, lost or interfered with, (d) in the case of any Imposition, neither the Mortgagor nor the Mortgagee would be in danger of any civil liability (other than for the contested amount and for interest and penalties thereon, which amount, interest and penalties shall be payable by the Mortgagor) or, in the case of a Legal Requirement, neither the Mortgagor nor the Mortgagee would be in danger of any civil or criminal liability for failure to comply therewith, (e) the Mortgagor shall have furnished such security, if any, as may be required in the proceedings or as may be reasonably requested by the Mortgagee, (f) the non-payment of the whole or any part of any Imposition will not result in the delivery of a tax deed to the Collateral or any part thereof because of such non-payment, (g) the payment of any sums required to be paid with respect to the Notes and the Letters of Credit or under this Mortgage or any other Loan Document (other than any unpaid Imposition, lien, encumbrance or charge at the time being contested in accordance with this Section 2.8) shall not be interfered with or otherwise affected, (h) in the case of any Insurance Requirement, the failure of the Mortgagor to comply therewith shall not affect the validity of any insurance required to be maintained by the Mortgagor under Section 2.3(a), and (i) that adequate reserves, determined in accordance with GAAP, shall have been set aside on Mortgagor’s books.
     2.9 Leases. The Mortgagor represents and warrants to the Mortgagee that, as of the date hereof, there are no written or oral leases or other agreements of any kind or nature relating to the occupancy or use of any portion of the Property [Leased Premises] by any Person other than the Mortgagor except as expressly provided in Schedule 2.9 and Mortgagor represents and warrants that Schedule 2.9 is true, complete, accurate and not misleading in any material respect, that all amendments are indicated in said Schedule, all rent is paid currently except as indicated in said Schedule, all security deposits are indicated in said Schedule and no defaults have been declared by Mortgagor or any tenant except as indicated in said Schedule. During the continuation of an Event of Default, the Mortgagor will not enter into any such written or oral lease [sublease, assignment] or other agreement with respect to any portion of the Property [Leased Premises] without first obtaining the written consent of the Mortgagee which shall not be unreasonably withheld or delayed.
     2.10 Compliance with Instruments. The Mortgagor at its expense will promptly comply in all material respects with all rights of way or use, privileges, franchises, servitudes, licenses, easements, tenements, hereditaments and appurtenances forming a part of the Property and all instruments creating or

EXH. I-8

evidencing the same, in each case, to the extent compliance therewith is required of the Mortgagor under the terms thereof [of the Encumbered Lease]. The Mortgagor will not take any action which may result in a forfeiture or termination of the rights afforded to the Mortgagor under any such instruments and will not, without the prior written consent of the Mortgagee, amend any of such instruments, which shall not be unreasonably withheld or delayed.
     2.11 Maintenance and Repair, etc. Subject to the provisions of Section 2.12, the Mortgagor will keep or cause to be kept all presently and subsequently erected or acquired Improvements and the sidewalks, curbs, vaults and vault space, if any, located on or adjoining the same, and the streets and the ways adjoining the same, in good and substantial order and repair and in such a fashion that the value and utility of the Collateral will not be diminished, and, at its sole cost and expense, will promptly make or cause to be made all necessary and appropriate repairs, replacements and renewals thereof, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen, so that its business carried on in connection therewith may be properly conducted at all times. All repairs, replacements and renewals shall be equal in quality and class to the original Improvements. The Mortgagor at its expense will do or cause to be done all shoring of foundations and walls of any building or other Improvements on the Property and (to the extent permitted by law) of the ground adjacent thereto, and every other act necessary or appropriate for the preservation and safety of the Property by reason of or in connection with any excavation or other building operation upon the Property and upon any adjoining property, whether or not the Mortgagor shall, by any Legal Requirement, be required to take such action or be liable for failure to do so. [Notwithstanding the foregoing or any provision of this Mortgage to the contrary, the obligations of the Mortgagor under this Section shall be applicable only to the extent Mortgagor is required to perform such obligations under the terms of the Encumbered Lease, or, with respect to obligations of the Mortgagor under this Section which are not obligations of the Mortgagor under the Encumbered Lease but are landlord obligations thereunder, Mortgagor shall use commercially reasonable efforts to cause the landlord thereunder to perform such obligations.]
     2.12 Alterations, Additions, etc. So long as no Event of Default shall have occurred and be continuing, the Mortgagor shall have the right at any time and from time to time to make or cause to be made alterations of and additions to the Property or any part thereof; provided, however, that any alteration or addition:
          (a) shall not change the general character of the Property or reduce the fair market value thereof below its value immediately before such alteration or addition, or impair the usefulness of the Property for the carrying on of Mortgagor’s business;
          (b) complies strictly with all requirements of zoning, building and other laws and ordinances and is done pursuant to permits issued by applicable governmental authorities;
          (c) is effected with due diligence, in a good and workmanlike manner and in compliance with all Legal Requirements and Insurance Requirements;
          (d) is promptly and fully paid for, or caused to be paid for, by the Mortgagor; and
          (e) is made, in case the estimated cost of such alteration or addition exceeds [__________] and is commenced during the continuation of an Event of Default,
     (i) only after the Mortgagee shall have consented thereto and shall have reviewed and approved in writing the plans and specifications therefor, which approval shall not be unreasonably withheld or delayed,

EXH. I-9

     (ii) under the supervision of a qualified architect or engineer or another professional approved by the Mortgagee, which approval shall not be unreasonably withheld or delayed, and
     (iii) only after the Mortgagor shall have furnished to the Mortgagee a performance bond or other security reasonably satisfactory to the Mortgagee.
     2.13 Acquired Property Subject to Lien. All property at any time acquired by the Mortgagor and provided or required by this Mortgage to be or become subject to the lien and security interest hereof, whether such property is acquired by exchange, purchase, construction or otherwise, shall forthwith become subject to the lien and security interest of this Mortgage without further action on the part of the Mortgagor or the Mortgagee. The Mortgagor, at its expense, will execute and deliver to (and will record and file as provided in Section 2.4) an instrument supplemental to this Mortgage satisfactory in substance and form to the Mortgagee, whenever such an instrument is necessary under applicable law to subject to the lien and security interest of this Mortgage all right, title and interest of the Mortgagor in and to all property provided or required by this Mortgage to be subject to the lien and security interest hereof.
     2.14 Assignment of Rents, Proceeds, etc. The assignment, grant and conveyance of the Leases, Rents, Proceeds and other rents, income, proceeds and benefits of the Collateral contained in the Granting Clause of this Mortgage shall constitute an absolute, present and irrevocable assignment, grant and conveyance; provided, however, that permission is hereby given to the Mortgagor, so long as no Event of Default has occurred, to collect, receive and apply such Rents, Proceeds and other rents, income, proceeds and benefits as they become due and payable, but not in advance thereof, and in accordance with all of the other terms, conditions and provisions hereof and of the Leases, contracts, agreements and other instruments with respect to which such payments are made or such other benefits are conferred. Upon the occurrence of an Event of Default, such permission shall terminate immediately and automatically, without notice to the Mortgagor or any other Person, and shall not be reinstated upon a cure of such Event of Default without the express written consent of the Mortgagee. Such assignment shall be fully effective without any further action on the part of the Mortgagor or the Mortgagee and the Mortgagee shall be entitled, at its option, upon the occurrence of an Event of Default hereunder, to collect, receive and apply all Rents, Proceeds and all other rents, income, proceeds and benefits from the Collateral, including all right, title and interest of the Mortgagor in any escrowed sums or deposits or any portion thereof or interest therein, whether or not the Mortgagee takes possession of the Collateral or any part thereof. The Mortgagor further grants to the Mortgagee the right, at the Mortgagee’s option, upon the occurrence of an Event of Default hereunder, to:
          (a) enter upon and take possession of the Property for the purpose of collecting Rents, Proceeds and said rents, income, proceeds and other benefits;
          (b) dispossess by the customary summary proceedings any tenant, purchaser or other Person defaulting in the payment of any amount when and as due and payable, or in the performance of any other obligation, under the Leases, contract or other instrument to which said Rents, Proceeds or other rents, income, proceeds or benefits relate;
          (c) let or convey the Collateral or any portion thereof or any interest therein; and
          (d) apply Rents, Proceeds and such rents, income, proceeds and other benefits, after the payment of all necessary fees, charges and expenses, on account of the Obligations in accordance with Section 4.11.

EXH. I-10

     2.15 No Claims Against the Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by the Mortgagee, express or implied, for the performance of any labor or the furnishing of any materials or other property in respect of the Property or any part thereof, or be construed to permit the making of any claim against the Mortgagee in respect of labor or services or the furnishing of any materials or other property or any claim that any lien based on the performance of such labor or the furnishing of any such materials or other property is prior to the lien and security interest of this Mortgage. All contractors, subcontractors, vendors and other persons dealing with the Property, or with any persons interested therein, are hereby required to take notice of the provisions of this Section.
     2.16 Indemnification. The Mortgagor will protect, indemnify, save harmless and defend the Mortgagee, the Arranger, each other Secured Party, their respective affiliates, and each of their directors, officers and employees, agents and advisors (each an “Indemnified Party”), from and against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor (including reasonable fees, charges and disbursements of outside counsel) whether or not the Mortgagee, the Arranger or such other Secured Party or any affiliate is a party thereto), which any of them may pay or incur arising out of, in connection with, or as a result of (a) ownership of an interest in this Mortgage, any other Loan Documents or the Property, (b) any accident, injury to or death of persons or loss of or damage to or loss of the use of property occurring on or about the Property or any part thereof or the adjoining sidewalks, curbs, vaults and vault spaces, if any, streets, alleys or ways, (c) any use, non-use or condition of the Property or any part thereof or the adjoining sidewalks, curbs, vaults and vault spaces, if any, streets, alleys or ways, (d) any failure on the part of the Mortgagor to perform or comply with any of the terms of this Mortgage, (e) performance of any labor or services or the furnishing of any materials or other property in respect of the Collateral or any part thereof made or suffered to be made by or on behalf of the Mortgagor, (f) any negligence or tortious act on the part of the Mortgagor or any of its agents, contractors, lessees, licensees or invitees, (g) any work in connection with any alterations, changes, new construction or demolition of or additions to the Property, or (h) (i) any Hazardous Material on, in, under or affecting all or any portion of the Property, the groundwater, or any surrounding areas, (ii) any misrepresentation, inaccuracy or breach of any warranty, covenant or agreement contained or referred to in Section 2.18, (iii) any violation or claim of violation by the Mortgagor of any Environmental Laws, or (iv) the imposition of any lien for damages caused by or the recovery of any costs for the cleanup, release or threatened release of Hazardous Material; except to the extent that (x) they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the applicable Indemnified Party or (y) they result from a claim brought by any Loan Party against the applicable Indemnified Party for a material breach in bad faith of such Indemnified Party’s express obligations under this Mortgage or any other Loan Documents pursuant to a claim made by the Mortgagor, if such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. If any action or proceeding be commenced, to which action or proceeding any Indemnified Party is made a party by reason of the execution of this Mortgage or any other Loan Document, or in which it becomes necessary to defend or uphold the lien of this Mortgage, all sums paid by the Indemnified Parties, for the expense of any litigation to prosecute or defend the rights and lien created hereby or otherwise, shall be paid by the Mortgagor to such Indemnified Party, as the case may be, as hereinafter provided. The Mortgagor will pay and save each Indemnified Party harmless against any and all liability with respect to any intangible personal property tax or similar imposition of the State or any subdivision or authority thereof now or hereafter in effect, to the extent that the same may be payable by such Indemnified Party in respect of this Mortgage or any Obligation. All amounts payable to any Indemnified Party under this Section 2.16 shall be deemed Obligations secured by this Mortgage and any such amounts which are not paid within ten (10) days after written demand therefor by any Indemnified Party shall bear interest at the rate provided for in the Credit Agreement from the date of such demand. In case any action, suit or proceeding is brought against any Indemnified Party by reason

EXH. I-11

of any such occurrence, the Mortgagor, upon request of such Indemnified Party, will, at the Mortgagor’s expense, resist and defend such action, suit or proceeding or cause the same to be resisted or defended by counsel designated by the Mortgagor and approved by such Indemnified Party. The obligations of the Mortgagor under this Section 2.16 shall survive any discharge or reconveyance of this Mortgage and payment in full of the Obligations.
     2.17 No Credit for Payment of Taxes. The Mortgagor shall not be entitled to any credit against the Obligations by reason of the payment of any tax on the Property or any part thereof or by reason of the payment of any other Imposition.
     2.18 Hazardous Substances and Wastes. The Mortgagor hereby represents and warrants to the Mortgagee, solely with respect to the Real Property, as set forth in the Credit Agreement. The Mortgagor further agrees that, upon the reasonable written request of the Mortgagee following the occurrence of any event or the discovery of any condition that either the Mortgagee or the Required Lenders reasonably believes has caused (or could be reasonably expected to cause) the representations and warranties set forth in Section 5.12 of the Credit Agreement to be untrue in any material respect, furnish or cause to be furnished to the Mortgagee, at the Mortgagor’s expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Mortgagee as to the nature and extent of the presence of Hazardous Materials on the Property and as to the compliance by the Mortgagor with Environmental Laws at the Property. If the Mortgagor fails to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Mortgagee may arrange for the same, and the Mortgagor hereby grants to the Mortgagee and its representatives access to the Property to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Mortgagee pursuant to this provision will be payable by the Mortgagor on demand and added to the obligations secured by the Collateral Documents.
     2.19 [Intentionally deleted].
     2.20 [Encumbered Lease.
          (a) The Mortgagor covenants and agrees that it will do or cause to be done all things necessary to preserve and keep unimpaired the rights of the Mortgagor as lessee under the Encumbered Lease, and to prevent any termination, surrender, cancellation, forfeiture or impairment thereof. The Mortgagor shall at all times fully perform and comply with all agreements, covenants, terms and conditions imposed upon or assumed by it as lessee under the Encumbered Lease prior to the expiration of any notice and/or cure period provided in the Encumbered Lease. Upon receipt by the Mortgagee from the lessor under the Encumbered Lease of any written notice of default by the lessee thereunder, the Mortgagee may rely thereon and take any action the Mortgagee reasonably deems necessary to prevent or to cure any default by the Mortgagor in the performance of or compliance with any of the agreements, covenants, terms or conditions imposed upon or assumed by the Mortgagor as lessee under the Encumbered Lease, even though the existence of such default or the nature thereof be questioned or denied by the Mortgagor or by any party on behalf of the Mortgagor; provided, that the Mortgagee shall give the Mortgagor advance written notice of its intent to undertake any such action and shall grant to the Mortgagor the opportunity to cure such default for a period of 30 days prior to Mortgagee taking such action. Without limiting the generality of any other provisions hereof, the Mortgagor hereby expressly grants to the Mortgagee, and agrees that the Mortgagee shall have, the absolute and immediate right to enter in and upon the Mortgaged Property or any part thereof to such extent and as often as the Mortgagee deems reasonably necessary for the purposes permitted by the immediately preceding sentence; provided, that the Mortgagee shall use its good faith efforts to give the Mortgagor advance written notice of any

EXH. I-12

such entry and shall schedule such entry during normal business hours of the Mortgagor. Subject to the foregoing, and without limiting Mortgagee’s other remedies under this Mortgage, the Mortgagee may pay and expend such sums of money as the Mortgagee deems necessary for any such purpose, and, in such event the amount so paid shall be due and payable, within ten (10) days after demand, together with interest thereon at the interest rate provided for in the Loan Agreement for overdue payments, from the date of any such payment by the Mortgagee to the date of repayment to the Mortgagee in good and immediately available funds..
          (b) The Mortgagor further covenants and agrees that:
     (i) It shall not surrender any leasehold estate and interest hereinabove described (except upon the expiration thereof), nor terminate or cancel the Encumbered Lease, and that it shall not without the express written consent of the Mortgagee modify, change, supplement, alter or amend the Encumbered Lease either orally or in writing, except that Mortgagor may enter into any modifications, changes, supplements, alterations or amendments which do not and will not adversely affect in any material respect the rights and obligations of Mortgagor as lessee under the Encumbered Lease or Mortgagee under this Mortgage, without the consent of Mortgagee. As further security for the repayment of the Indebtedness secured hereby and for the performance of the covenants herein and in the Encumbered Lease contained, and except as stated in the foregoing sentence, the Mortgagor hereby collaterally assigns to the Mortgagee all of its rights, privileges and prerogatives as lessee under the Encumbered Lease to terminate, cancel, modify, change, supplement, alter or amend the Encumbered Lease, and so long as an Event of Default has occurred and is continuing any such termination, cancellation, modification, change, supplement, alteration or amendment of the Encumbered Lease without the prior written consent thereto by the Mortgagee (to the extent required above) shall be void and of no force and effect.
     (ii) No release or forbearance of any of the Mortgagor’s obligations under the Encumbered Lease, pursuant to the Encumbered Lease or otherwise, shall release the Mortgagor from any of its obligations under this Mortgage, including, without limitation, its obligations with respect to the payment of rent as provided for in the Encumbered Lease and the performance of all of the terms, provisions, covenants, conditions and agreements contained in the Encumbered Lease, to be kept, performed and complied with by the lessee therein.
     (iii) Unless the Mortgagee shall otherwise expressly consent in writing, the fee title to the Land, the Mortgagor’s interest in the improvements on the Land and the leasehold estate created by the Encumbered Lease shall not merge by and shall always remain separate and distinct, notwithstanding the union of said estates either in the lessor or in the lessee, or in a third party by purchase or otherwise. If notwithstanding the foregoing a merger of such fee and leasehold estate is deemed to have occurred, then this Mortgage shall nonetheless remain in full force and effect in accordance with the terms hereof and shall encumber the entire merged fee and leasehold estate.
     (iv) The Mortgagor will not appoint or consent to the appointment of an arbitrator pursuant to any provision of the Encumbered Lease so providing without the prior written consent of the Mortgagee, which shall not be unreasonably withheld or delayed. The Mortgagor shall promptly notify the Mortgagee in writing of any request made by the Mortgagor, as lessee under the Encumbered Lease, or the lessor thereunder, for arbitration proceedings pursuant to the Encumbered Lease and of the institution of

EXH. I-13

any arbitration proceedings, as well as all proceedings thereunder. In addition, the Mortgagor shall promptly deliver to the Mortgagee a copy of the determination of the arbitrators in each such arbitration proceeding. The Mortgagee shall have the right to participate with the Mortgagor or on its own behalf as an interested party in accordance with the terms of the Encumbered Lease.
     (v) [Unless required pursuant to the terms of the Encumbered Lease — only for use in future leases between non-Affiliates of any Loan Party], the Mortgagor shall not consent to the subordination of the Encumbered Lease to any mortgage, deed of trust or other lien on the fee interest of the lessor under the Encumbered Lease.
     (vi) If the Mortgagor acquires fee simple title or any other estate, title or interest in the Land, the Mortgagor shall promptly notify the Mortgagee of such acquisition and, upon written request by the Mortgagee, shall cause to be executed and recorded all such other and further assurances or other instruments in writing as may in the opinion of the Mortgagee be required or desirable to carry out the intent and meaning of clause (iii) above.
     (vii) Within five (5) days after the Mortgagor’s receipt of any notice of any motion, application or effort to reject the Encumbered Lease by the lessor thereunder or any trustee arising from or in connection with any case, proceeding or other action commenced or pending by or against such lessor under the Code or any comparable provisions contained in any present or future Federal, state, local, foreign or other statute, law, rule or regulation, the Mortgagor shall give notice thereof to the Mortgagee. The Mortgagor hereby (A) assigns to the Mortgagee any and all of the Mortgagor’s rights as lessee under Section 365(h) of the Code or any comparable provisions contained in any present or future Federal, state, local, (“Comparable Provisions”) and (B) covenants that it shall not elect to treat the Encumbered Lease as terminated pursuant to Section 365(h) of the Code without first obtaining the prior written consent of the Mortgagee, and (C) agrees that any such election by the Mortgagor without such consent shall be null and void.
     (viii) Without limiting the generality of the foregoing, the Mortgagor hereby unconditionally assigns, transfers and sets over to the Mortgagee all of the Mortgagor’s claims and rights to the payment of damages arising from any rejection by the lessor under the Encumbered Lease under the Code or any Comparable Provision. The Mortgagee shall have the right to proceed in its own name or in the name the Mortgagor in respect of any claim, suit, action or proceeding relating to the rejection of the Encumbered Lease, including, without limitation, the right to file and prosecute, to the exclusion of the Mortgagor, any proofs of claim, complaints, motions, applications, notices and other documents, in any case in respect of the lessor thereunder under the Code or any Comparable Provision. This Assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Indebtedness shall have been satisfied and discharged in full. Any amounts received by the Mortgagee in damages arising out of the rejection of the Encumbered Lease as aforesaid shall be applied first to all reasonable costs and expenses of the Mortgagee (including, without limitation, reasonable attorneys’ fees and disbursements), incurred in connection with the exercise of any of its rights or remedies under this Section 2.20.

EXH. I-14

     (ix) If there shall be filed by or against the Mortgagor a petition under the Code and the Mortgagor, as lessee under the Encumbered Lease, shall determine to reject the Encumbered Lease, the Mortgagor shall give the Mortgagee not less than ten (10) days prior notice of the date on which the Mortgagor shall apply to the United States Bankruptcy Court or other judicial body with appropriate jurisdiction for authority to reject the Encumbered Lease; the Mortgagee shall have the right, but not the obligation, to serve upon the Mortgagor within such ten (10) day period a notice stating that (a) the Mortgagee demands that the Mortgagor assume and assign the Encumbered Lease to the Mortgagee pursuant to Section 365 of the Code and (b) the Mortgagee covenants to cure or provide adequate assurance of prompt cure of all defaults and provide adequate assurance of future performance under the Encumbered Lease. If the Mortgagee serves upon the Mortgagor the notice described in the preceding sentence, the Mortgagor shall not seek to reject the Encumbered Lease and shall comply with the demand provided for in subclause (a) of the preceding clause within thirty (30) days after the notice shall have been given subject to the performance by the Mortgagee of the covenant provided for in subclause (b) of the preceding clause. Effective upon the entry of an order for relief in respect of the Mortgagor under Chapter 7 of the Code or any Comparable Provision, the Mortgagor hereby assigns and transfers to the Mortgagee a non-exclusive right to apply to the Bankruptcy Court or other judicial body with appropriate jurisdiction for an order extending the period during which the Encumbered Lease may be rejected or assumed.
     (x) The Mortgagor shall promptly give to the Mortgagee copies of (A) all notices of default or (B) any other communications or notices with respect to events which relate to the possible impairment of the security of this Mortgage which it shall give or receive under the Encumbered Lease and shall promptly notify the Mortgagee of any default under the Encumbered Lease on the part of the lessor thereunder or the Mortgagor.
     (xi) The Mortgagor shall enforce the obligations of the lessor under the Encumbered Lease, to the end that the Mortgagor may enjoy all of the rights granted to it under the Encumbered Lease.
     (xii) The Mortgagor shall notify the Mortgagee within ten (10) days after the Mortgagor becomes aware of the transfer of the fee interest in the Land or any portion thereof.
          (c) The Mortgagor hereby represents and warrants that (i) the Encumbered Lease is in full force and effect, and there have been no amendments to the Encumbered Lease or other agreements with the lessor with respect to the Leased Premises, (ii) all rent and additional rent payable under the Encumbered Lease has been paid to the extent they were due and payable to the date hereof, and (iii) no events of default by the Mortgagor have occurred under the Encumbered Lease, and to the Mortgagor’s knowledge, no events of default by the landlord thereunder have occurred and no event has occurred which, with the giving of notice, the passage of time, or both, would constitute an event of default under the Encumbered Lease.
          (d) The Mortgagor hereby acknowledges that if the Encumbered Lease shall be terminated prior to the natural expiration of its term due to default by the lessee thereunder, and if the Mortgagee or its designee shall acquire from the lessor thereunder a new lease of the Real Estate or any portion thereof, the Mortgagor shall have no right, title or interest in or to such lease or the leasehold estate created thereby, or the options therein contained, if any.

EXH. I-15

          (e) None of the rights and privileges granted to the Mortgagor hereunder or under any other Loan Document is in any way intended to diminish or lessen the Mortgagor’s obligations under subparagraph (a) of this Section 2.20.
          (f) Without the prior written consent of the Mortgagee, which shall not be unreasonably withheld or delayed, the Mortgagor will not, during the continuation of an Event of Default, exercise or waive any of the Special Encumbered Lease Rights. During the continuance of an Event of Default, upon request made by the Mortgagee, and provided such exercise is reasonably necessary to protect the rights of the Mortgagee under this Mortgage and in the Collateral, the Mortgagor will exercise any or all of the Special Encumbered Lease Rights. Subject to the foregoing, the Mortgagor hereby collaterally assigns to the Mortgagee the right to exercise during the continuance of an Event of Default any or all of the Special Encumbered Lease Rights by and on behalf of the Mortgagor and, upon such request made by the Mortgagee, the Mortgagor will promptly (and in any event within ten (10) days after request) take such actions and execute such instruments as are requested by the Mortgagor to evidence to any third party the Mortgagee’s rights to so exercise the Special Encumbered Lease Rights. Notwithstanding the assignment of the Special Encumbered Lease Rights to the Mortgagee, so long as an Event of Default is not continuing the Mortgagor shall retain the nonexclusive right to exercise, without the concurrence of the Mortgagee, any of the Special Encumbered Lease Rights other than the right to terminate the Encumbered Lease as a result of condemnation of the Land.]
ARTICLE III
INSURANCE; DAMAGE, DESTRUCTION OR TAKING, ETC.
     3.1 Insurance.
          (a) [Except to the extent required in the Credit Agreement, provided such coverage is required of the lessee under the Encumbered Lease, the] the Mortgagor will, at its expense, maintain or cause to be maintained with insurance carriers approved by Mortgagee (i) insurance with respect to the Improvements [Leased Premises] against loss or damage by fire, lightning and such other risks as are included in standard “all-risk” policies, in amounts sufficient to prevent the Mortgagor and the Mortgagee from becoming a co-insurer of any partial loss under the applicable policies, but in any event in amounts not less than the then full insurable value (actual replacement value) of the Improvements [Leased Premises], as determined by the Mortgagor in accordance with generally accepted insurance practice and approved by the Mortgagee or, at the request of the Mortgagee, as determined at the Mortgagor’s expense by the insurer or insurers or by an expert approved by the Mortgagee, (ii) commercial general liability insurance, including bodily injury, property damage, personal injury, product liability and completed operations coverage, applicable to the businesses conducted at the Property [Leased Premises] in such amounts as are usually carried by Persons operating similar properties in the same general locality, [but in any event with a combined single limit of not less than $[_____________] per occurrence,] (iii) explosion insurance in respect of any steam and pressure boilers and similar apparatus located in the Property [Leased Premises] in such amounts as are usually carried by persons operating similar properties in the same general locality, but in any event in an amount not less than reasonably required by the Mortgagee, (iv) worker’s compensation insurance to the full extent required by applicable law for all employees of the Mortgagor engaged in any work on or about the Property [Leased Premises] and employer’s liability insurance with a limit of not less than the $[_______________________] for each occurrence, (v) all-risk, builders’ risk insurance with respect to the Property [Leased Premises] during any period during which there is any construction work being performed, against loss or damage by fire or other risks, including vandalism, malicious mischief and sprinkler leakage, as are included in so-called “extended coverage” clauses at the time available and (vi) such other insurance with respect to the Property [Leased Premises] in such amounts and against such insurable hazards as the Mortgagee from time to time may reasonably require by written notice to the Mortgagor. For purposes hereof, if certain insurance or amounts or forms

EXH. I-16

of coverage are reasonably required for the Secured Obligations to be rated by required rating and approved rating agencies, it shall be deemed “reasonable” for Mortgagee to require the same.
          (b) All insurance maintained by the Mortgagor pursuant to Section 3.1(a) shall (i) (except for worker’s compensation insurance) name the Mortgagor and the Mortgagee as insureds as their respective interests may appear, (ii) (except for worker’s compensation and public liability insurance) provide that the proceeds for any losses shall be adjusted by the Mortgagor subject to the approval of the Mortgagee in the event the proceeds shall exceed [________], and shall be payable to the Mortgagee, to be held and applied as provided in Section 3.3, (iii) include effective waivers by the insurer of all rights of subrogation against any named insured, the indebtedness secured by this Mortgage and the Property [Leased Premises] and all claims for insurance premiums against the Mortgagee, (iv) provide that any losses shall be payable notwithstanding (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupation or use of the Property [Leased Premises] for purposes more hazardous than permitted by the terms thereof, (C) any foreclosure or other action or proceeding taken by the Mortgagee pursuant to any provision of this Mortgage, or (D) any change in title or ownership of the Property [Leased Premises], (v) provide that no cancellation, reduction in amount or material change in coverage thereof or any portion thereof shall be effective until at least 30 days after receipt by the Mortgagee of written notice thereof, (vi) provide that any notice under such policies shall be simultaneously delivered to Mortgagee, and (vii) be satisfactory in all other respects to the Mortgagee. Any insurance maintained pursuant to Section 3.1(b) may be evidenced by blanket insurance policies covering the Property [Leased Premises] and other properties or assets of the Mortgagor; provided, however, that any such policy shall specify the portion, if less than all, of the total coverage of such policy that is allocated to the Property [Leased Premises] and shall in all other respects comply with the requirements of this Section 3.1.
          (c) The Mortgagor will deliver to the Mortgagee, promptly upon request, (i) copies of all policies evidencing all insurance required to be maintained under Section 3.1(a) (or, in the case of blanket policies, certificates thereof by the insurers together with a counterpart of each blanket policy), and (ii) evidence as to the payment of all premiums due thereon (with respect to insurance policies payable other than by a single lump sum, all installments for the current year due thereon to such date); provided, however, that the Mortgagee shall not be deemed by reason of its custody of such policies to have knowledge of the contents thereof. The Mortgagor will also deliver to the Mortgagee not later than thirty (30) days prior to the expiration of any policy a binder or certificate of the insurer evidencing the replacement thereof. In the event the Mortgagor shall fail to effect or maintain any insurance required to be effected or maintained pursuant to the provisions of this Section 3.1, the Mortgagor will indemnify the Mortgagee against damage, loss or liability resulting from all risks for which such insurance should have been effected or maintained.
          (d) The Mortgagor will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained pursuant to this Section 3.1.
     3.2 Damage, Destruction or Taking; Mortgagor to Give Notice; Assignment of Awards.
     In case of:
          (a) any damage to or destruction of the Collateral or any part thereof, or
          (b) any taking, whether for permanent or temporary use, of all or any part of the Collateral or any interest therein or right accruing thereto, as the result of or in anticipation of the exercise of the right of condemnation or eminent domain, or a change of grade affecting the Collateral or any

EXH. I-17

portion thereof (a “Taking”), or the commencement of any proceedings or negotiations which may result in a Taking, the Mortgagor will promptly give written notice thereof to the Mortgagee, generally describing the nature and extent of such damage or destruction and the Mortgagor’s best estimate of the cost of restoring the Collateral, or the nature of such proceedings or negotiations and the nature and extent of the Taking which might result therefrom, as the case may be. Except as expressly provided to the contrary in the Credit Agreement and subject to applicable law, the Mortgagee shall be entitled to all insurance proceeds payable on account of such damage or destruction and to all awards or payments allocable to the Collateral on account of such Taking, and the Mortgagor hereby irrevocably assigns, transfers and sets over to the Mortgagee all rights of the Mortgagor to any such proceeds, awards or payments and irrevocably authorizes and empowers the Mortgagee, at its option, in the name of the Mortgagor or otherwise, to file and prosecute what would otherwise be the Mortgagor’s claim for any such proceeds, award or payment and to collect, receipt for and retain the same for disposition in accordance with Section 3.3. The Mortgagor will pay all reasonable costs and expenses incurred by the Mortgagee in connection with any such damage, destruction or Taking and seeking and obtaining any insurance proceeds, awards or payments in respect thereof.
     3.3 Application of Proceeds and Awards.
          (a) At such time as a Default or Event of Default shall have occurred and is continuing, the Mortgagee may, at its option, in connection with all amounts recovered under any insurance policy required to be maintained by the Mortgagor hereunder and all awards received by it on account of any Taking, subject to applicable Law, (i) hold such amounts in a Collateral Account, (ii) apply such amounts to the payment of the Obligations in accordance with the Credit Agreement or (iii) disburse such amounts to Mortgagor in Mortgagee’s sole discretion.
          (b) If no Default or Event of Default shall have occurred and be continuing, the insurance proceeds or condemnation awards are equal to or less than $______________ and Mortgagor delivers written notice to Beneficiary of its intention to repair, replace, or restore the Collateral within twenty-one (21) days after receiving notice of the amount of such insurance proceeds or condemnation award, such insurance proceeds or condemnation awards shall be paid directly to Mortgagor. With respect to an insured loss or Taking where the insurance proceeds or condemnation awards exceed $____________, but it is not a Total Destruction or a Total Taking, subject to the provisions of the Credit Agreement and the provisions of Section 3.4, if each of the following conditions is satisfied, the Mortgagee, upon request of the Mortgagor, shall apply insurance proceeds or condemnation awards received by it to the restoration or replacement of the Collateral, to the extent necessary for the restoration or replacement thereof:
     (i) the Mortgagor shall furnish to the Mortgagee a certificate of an architect or engineer reasonably acceptable to the Mortgagee stating (x) that the Collateral is capable of being restored, prior to the maturity of the Credit Agreement, to substantially the same condition as existed prior to the casualty or Taking, (y) the aggregate estimated direct and indirect costs of such restoration and (z) as to any Taking, that the property taken in such Taking, or sold under threat thereof, is not necessary to the Mortgagor’s customary use or occupancy of the Property;
     (ii) the Mortgagor shall furnish the Mortgagee with a letter from the applicable municipal authority that restoration for the pre-existing use and purposes, without material diminution of size of the aggregate square footage of buildings included in the Collateral or need to change existing parking, access, or similar matters or pay

EXH. I-18

additional impact fees, is legally permitted without need of any municipal or governmental approval other than customary permitting applicable generally; and
     (iii) in the event that the estimated cost of restoration set forth in the certificate of such architect or engineer (and such revisions to such estimate as are from time to time made) exceeds the net insurance proceeds or condemnation awards actually received from time to time, the Mortgagor shall deposit the amount of such excess with the Mortgagee.
     In the event that such insurance proceeds or condemnation awards are to be utilized in the restoration of the Collateral, the Mortgagee shall disburse such Proceeds and the additional amounts deposited by the Mortgagor for such restoration after receipt of a written request for disbursement, on not fewer than five (5) Business Days nor more than twelve (12) Business Days notice and, to the extent applicable, in accordance with customary construction loan procedures and conditions. In the event that such insurance proceeds or condemnation awards are to be utilized to replace the Collateral so destroyed or taken, the Mortgagee shall disburse such Proceeds after receipt of a written request for disbursement, on not fewer than five (5) Business Days nor more than twelve (12) Business Days notice simultaneously with the acquisition of such replacement property by the Mortgagor. In the event that, after the restoration or replacement of the Collateral, any insurance or condemnation awards shall remain, such amount shall be paid to the Mortgagor. Insurance proceeds and condemnation awards shall be invested in the manner reasonably requested by the Mortgagor and approved by the Mortgagee, and all interest earned thereon shall be applied as provided in this Section 3.3. If, prior to the receipt by the Mortgagee of such insurance proceeds or condemnation awards, the Collateral shall have been sold on foreclosure, the Mortgagee shall have the right to receive said insurance proceeds or condemnation awards to the extent of any deficiency found to be due upon such sale, with legal interest thereon, whether or not a deficiency judgment shall have been sought or recovered or denied, and the reasonable attorneys’ fees, costs and disbursements incurred by the Mortgagee in connection with the collection of such award or payment.
     3.4 Total Taking and Total Destruction. In the event of a Total Destruction or a Total Taking, the Mortgagee shall apply all amounts recovered under any insurance policy referred to in Section 2.3(a) and all awards received by it on account of any such Taking as follows:
          (a) first, to the payment of the reasonable costs and expenses incurred by the Mortgagee in obtaining any such insurance proceeds or awards, including the fees and expenses of attorneys and insurance and other experts and consultants, the costs of litigation, arbitration, mediation, investigations and other judicial, administrative or other proceedings and all other out-of-pocket expenses;
          (b) second, to the payment of any Obligation (other than as provided in clause (c) below);
          (c) third, to the payment of the principal of the Loans and any interest (including post-petition Interest to the extent such interest is an Obligation) accrued and unpaid thereon, without regard to whether any portion or all of such amounts shall be matured or unmatured, together with interest at the rate provided for in the Credit Agreement on any overdue principal and (to the extent permitted by applicable law) interest; and, in case such amount shall be insufficient to pay in full all such amounts, then such amount shall be applied, first, to the payment of all amounts of interest (including post-petition Interest to the extent such interest is an Obligation) accrued on the Loans and unpaid, and second, to the payment of all amounts of principal at the time outstanding;

EXH. I-19

          (d) fourth, to fulfill any of the other covenants contained herein or in any other Loan Document as the Mortgagee may determine; and
          (e) fifth, the balance, if any, to the Mortgagor.
     3.5 Future Advances. This Mortgage is given to secure not only presently existing indebtedness of Borrower under the Credit Agreement and the other Loan Documents [(and of Mortgagor under the Subsidiary Guarantee Agreement)] but also future advances that constitute Obligations under the Credit Agreement (whether such advances are obligatory or to be made at the option of Mortgagee, or otherwise), to the same extent and with the same priority as if such future advances were made on the date of the execution of this Mortgage and without regard as to whether or not there is any advance made at the time of execution of this Mortgage and without regard as to whether or not there is any indebtedness outstanding at the time any advance is made. [Subject to the limitations upon the maximum amount secured hereby, this] [This] Mortgage secures all present and future disbursements of the Loans under the Credit Agreement and the other Loan Documents, and all other sums from time to time owing to the Lenders by Borrower [and/or Mortgagor] under the Loan Documents. [ADD IF REQUIRED BY LOCAL LAW: Notwithstanding anything contained in this Mortgage to the contrary, the maximum principal amount which may be secured hereby at any one time is _____________ Dollars ($___________), plus interest thereon, and any disbursements made by Mortgagee for the payment of taxes, special assessments, or insurance on the Mortgaged Property, with interest on such disbursements; provided, however, that the foregoing limitation shall apply only to the maximum amount of the lien created by this Mortgage, and it shall not in any manner limit, affect or impair any grant of a security interest or other right in favor of the Mortgagee or the other Lenders under the provisions of the Credit Agreement or under any of the other Loan Documents at any time executed by Borrower [or Mortgagor or any of the other Subsidiary Guarantors].] To the fullest extent permitted by applicable law, the lien of this Mortgage, as to all such sums so advanced, shall have priority over all subsequent liens and encumbrances, including statutory liens.
ARTICLE IV
EVENTS OF DEFAULT; REMEDIES, ETC.
     4.1 Events of Default; Acceleration. If an Event of Default shall occur, then and in any such event the Mortgagee may at any time thereafter (unless all Events of Default shall theretofore have been remedied and all costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by or on behalf of the Mortgagee, shall have been paid in full by the Mortgagor) declare, by written notice to the Mortgagor, the Loans and all other Obligations to be due and payable immediately or on a date specified in such notice, and on such date the same shall be and become due and payable, together with interest accrued thereon, without presentment, demand, protest or notice, all of which the Mortgagor hereby waives. The Mortgagor will pay on demand all costs and expenses, including, without limitation, attorneys’ fees and expenses, incurred by or on behalf of the Mortgagee in enforcing this Mortgage or the Obligations, or any other Loan Document, or occasioned by any default hereunder or thereunder.
     4.2 Legal Proceedings; Foreclosure. If an Event of Default shall have occurred and be continuing, the Mortgagee at any time may, at its election, proceed at law or in equity or otherwise to enforce the payment of the Obligations in accordance with the terms hereof and thereof and to foreclose the lien of this Mortgage in accordance with the laws of the State in which the Property is located, as against all or any part of the Collateral and to have the same sold under the judgment or decree of a court of competent jurisdiction. The Mortgagee shall be entitled to recover in such proceedings all costs incident thereto, including attorneys’ fees and expenses in such amounts as may be fixed by the court.

EXH. I-20

     4.3 Power of Sale. Provided that power of sale is legally permitted in the state in which the Land is located the following shall apply. If any unpaid principal amount of and interest on the Loans shall have become due and payable (whether at maturity or as an installment of combined principal and interest or by reason of any prepayment requirement or by declaration or acceleration or otherwise) and shall not have been paid, the Mortgagee may sell, assign, transfer and deliver the whole or, from time to time, any part of the Collateral, or any interest in any part thereof, at any private sale or at public auction, with or without demand, advertisement or notice, for cash, on credit or for other property, for immediate or future delivery, and for such price or prices and on such terms as the Mortgagee in its uncontrolled discretion may determine, or as may be required by law. Without limiting the authority granted in the immediately preceding sentence, the Mortgagee shall, without demand on the Mortgagor, after the lapse of such time as may then be required by law, and notice of default and notice of sale having been given as then required by law, sell the Collateral on the date and at the time and place designated in the notice of sale, either as a whole or in separate parcels and in such order as the Mortgagee may determine, but subject to any statutory right of the Mortgagor to direct the order in which such property, if consisting of several known lots, parcels or interests, shall be sold, at public auction to the highest bidder, the purchase price payable in lawful money of the United States at the time of sale. The Person conducting the sale may, for any cause deemed expedient, postpone the sale from time to time until it shall be completed and, in every such case, notice of postponement shall be given by public declaration thereof by such Person at the time and place last appointed for the sale; provided, however, that, if the sale is postponed for longer than one day beyond the day designated in the notice of sale, notice of sale and notice of the time, date and place of sale shall be given in the same manner as the original notice of sale. The Mortgagee shall execute and deliver to the purchaser at any such sale a mortgagee’s deed conveying the property so sold, but without any covenant or warranty, express or implied. The recitals in such mortgagee’s deed of any matters or facts shall be conclusive proof of the truthfulness thereof. Any Person, including the Mortgagee, may bid at the sale.
     4.4 Uniform Commercial Code Remedies. If an Event of Default shall have occurred and be continuing, the Mortgagee may exercise from time to time and at any time any rights and remedies available to it under applicable law upon default in the payment of indebtedness, including, without limitation, any right or remedy available to it as a secured party under the Uniform Commercial Code of the State. The Mortgagor shall, promptly upon request by the Mortgagee, assemble the Collateral, or any portion thereof generally described in such request, and make it available to the Mortgagee at such place or places designated by the Mortgagee and reasonably convenient to the Mortgagee. If the Mortgagee elects to proceed under the Uniform Commercial Code of the State to dispose of portions of the Collateral, the Mortgagee, at its option, may give the Mortgagor notice of the time and place of any public sale of any such property, or of the date after which any private sale or other disposition thereof is to be made, by sending notice by registered or certified first class mail, postage prepaid, to the Mortgagor at least ten days before the time of the sale or other disposition. If any notice of any proposed sale, assignment or transfer by the Mortgagee of any portion of the Collateral or any interest therein is required by law, the Mortgagor conclusively agrees that ten days notice to the Mortgagor of the date, time and place (and, in the case of a private sale, the terms) thereof is reasonable.
     4.5 Mortgagee Authorized to Execute Deeds, etc. The Mortgagor irrevocably appoints the Mortgagee (which appointment is coupled with an interest) the true and lawful attorney of the Mortgagor, in its name and stead and on its behalf, for the purpose of effectuating any sale, assignment, transfer or delivery for the enforcement hereof, whether pursuant to power of sale, foreclosure or otherwise, to execute and deliver all such deeds, bills of sale, assignments, releases and other instruments as may be designated in any such request.
     4.6 Purchase of Collateral by Mortgagee. The Mortgagee may be a purchaser of the Collateral or of any part thereof or of any interest therein at any sale thereof, whether pursuant to power

EXH. I-21

of sale, foreclosure or otherwise, and the Mortgagee may apply upon the purchase price thereof the indebtedness secured hereby owing to the Mortgagee. Such purchaser shall, upon any such purchase, acquire good title to the properties so purchased, free of the security interest and lien of this Mortgage and free of all rights of redemption in the Mortgagor.
     4.7 Receipt a Sufficient Discharge to Purchaser. Upon any sale of the Collateral or any part thereof or any interest therein, whether pursuant to power of sale, foreclosure or otherwise, the receipt of the Mortgagee or the officer making the sale under judicial proceedings shall be a sufficient discharge to the purchaser for the purchase money, and such purchaser shall not be obliged to see to the application thereof.
     4.8 Waiver of Appraisement, Valuation, etc. The Mortgagor hereby waives, to the fullest extent it may lawfully do so, the benefit of all appraisement, valuation, stay, extension and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale of the Collateral or any part thereof or any interest therein.
     4.9 Sale a Bar Against Mortgagor. Any sale of the Collateral or any part thereof or any interest therein under or by virtue of this Mortgage, whether pursuant to power of sale, foreclosure or otherwise, shall forever be a bar against the Mortgagor, to the fullest extent permitted by applicable Law.
     4.10 Obligations to Become Due on Sale. Upon any sale of the Collateral or any material portion thereof or interest therein by virtue of the exercise of any remedy by the Mortgagee under or by virtue of this Mortgage, whether pursuant to power of sale, foreclosure or otherwise in accordance with this Mortgage or by virtue of any other remedy available at law or in equity or by statute or otherwise, at the sole option of the Mortgagee, all Obligations shall, if not previously declared due and payable, immediately become due and payable, together with interest accrued thereon and all other indebtedness which this Mortgage by its terms secures.
     4.11 Application of Proceeds of Sale and Other Moneys. The proceeds of any sale of the Collateral or any part thereof or any interest therein under or by virtue of this Mortgage, whether pursuant to power of sale, foreclosure or otherwise, and all other moneys at any time held by the Mortgagee as part of the Collateral, shall be applied as provided in the Credit Agreement.
     4.12 Appointment of Receiver. If an Event of Default shall have occurred and be continuing, the Mortgagee shall, as a matter of right and without regard to the adequacy of any security for the indebtedness secured hereby or the solvency of the Mortgagor, be entitled to the appointment of a receiver for all or any part of the Collateral, whether such receivership be incidental to a proposed sale of the Collateral or otherwise, and the Mortgagor hereby consents to the appointment of such a receiver and will not oppose any such appointment.
     4.13 Possession, Management and Income. If an Event of Default shall have occurred and be continuing, in addition to, not in limitation of, the rights and remedies provided in Section 2.14, the Mortgagee, upon five days notice to the Mortgagor, may enter upon and take possession of the Collateral or any part thereof by force, summary proceeding, ejectment or otherwise and may remove the Mortgagor and all other Persons and any and all property therefrom and may hold, operate, maintain, repair, preserve and manage the same and receive all earnings, income, Rents, issues and Proceeds accruing with respect thereto or any part thereof. The Mortgagee shall be under no liability for or by reason of any such taking of possession, entry, removal or holding, operation or management, except that any amounts so received by the Mortgagee shall be applied to pay all costs and expenses of so entering upon, taking possession of, holding, operating, maintaining, repairing, preserving and managing the Collateral or any part thereof, and any Impositions or other charges prior to the lien and security interest of this Mortgage which the

EXH. I-22

Mortgagee may consider it necessary or desirable to pay, and any balance of such amounts shall be applied as provided in Section 4.11.
     4.14 Right of Mortgagee to Perform Mortgagor’s Covenants, etc. If the Mortgagor shall fail to make any payment or perform any act required to be made or performed hereunder or under the Credit Agreement or any the other Loan Document, the Mortgagee, without notice to or demand upon the Mortgagor and without waiving or releasing any obligation or Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of the Mortgagor, and may enter upon the Collateral for such purpose and take all such action thereon as, in the Mortgagee’s opinion, may be necessary or appropriate therefor. No such entry and no such action shall be deemed an eviction of any lessee of the Property or any part thereof. All sums so paid by the Mortgagee and all costs and expenses (including, without limitation, attorneys’ fees and expenses) so incurred, together with interest thereon at the rate provided for in the Credit Agreement from the date of payment or incurring, shall constitute additional indebtedness under the Credit Agreement secured by this Mortgage and shall be paid by the Mortgagor to the Mortgagee on demand.
     4.15 Subrogation. To the extent that the Mortgagee, on or after the date hereof, pays any sum due under any provision of any Legal Requirement or any instrument creating any lien prior or superior to the lien of this Mortgage, or the Mortgagor or any other Person pays any such sum with the proceeds of any Credit Extension, the Mortgagee shall have and be entitled to a lien on the Collateral equal in priority to the lien discharged, and the Mortgagee shall be subrogated to, and receive and enjoy all rights and liens possessed, held or enjoyed by, the holder of such lien, which shall remain in existence and benefit the Mortgagee in securing the Obligations.
     4.16 Remedies, etc., Cumulative. Each right, power and remedy of the Mortgagee provided for in this Mortgage or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Mortgage or the other Loan Documents, or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Mortgagee of any one or more of the rights, powers or remedies provided for in this Mortgage, or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Mortgagee of any or all such other rights, powers or remedies.
     4.17 Provisions Subject to Applicable Law. All rights, powers and remedies provided in this Mortgage may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of law and are intended to be limited to the extent necessary so that they will not render this Mortgage invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any applicable law. If any term of this Mortgage or any application thereof shall be invalid or unenforceable, the remainder of this Mortgage and any other application of such term shall not be affected thereby.
     4.18 No Waiver, etc. No failure by the Mortgagee to insist upon the strict performance of any term hereof or of any other Loan Document, or to exercise any right, power or remedy consequent upon a breach hereof or thereof, shall constitute a waiver of any such term or of any such breach. No waiver of any breach shall affect or alter this Mortgage, which shall continue in full force and effect with respect to any other then existing or subsequent breach. By accepting payment or performance of any amount or other Obligations secured hereby before or after its due date, the Mortgagee shall not be deemed to have waived its right either to require prompt payment or performance when due of all other amounts and Obligations payable hereunder or to declare a default for failure to effect such prompt payment.

EXH. I-23

     4.19 Compromise of Actions, etc. Any action, suit or proceeding brought by the Mortgagee pursuant to any of the terms of this Mortgage, the Credit Agreement, any other Loan Document, or otherwise, and any claim made by the Mortgagee hereunder or thereunder, may be compromised, withdrawn or otherwise dealt with by the Mortgagee without any notice to or approval of the Mortgagor.
ARTICLE V
MISCELLANEOUS
     5.1 Further Assurances, etc.
          (a) The Mortgagor agrees that, from time to time at its own expense, the Mortgagor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Mortgagee may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Mortgagee to exercise and enforce its rights and remedies hereunder with respect to any Collateral (including replacements or substitutions for any Improvements or any other after-acquired property). Without limiting the generality of the foregoing, the Mortgagor will execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the Mortgagee may reasonably request, in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Mortgagee hereby.
     5.2 Additional Security. Without notice to or consent of the Mortgagor, and without impairment of the security interest and lien and rights created by this Mortgage, the Mortgagee may accept from the Mortgagor or any other Person additional security for the Obligations. Neither the giving of this Mortgage nor the acceptance of any such additional security shall prevent the Mortgagee from resorting, first, to such additional security, or, first, to the security created by this Mortgage, or concurrently to both, in any case without affecting the Mortgagee’s lien and rights under this Mortgage.
     5.3 Release; Termination.
          (a) Upon any sale, transfer or other disposition of any part of the Collateral by the Mortgagor in accordance with Section 6.23 of the Credit Agreement, the Mortgagee will, at the Mortgagor’s expense and without any representations, warranties or recourse of any kind whatsoever, execute and deliver to the Mortgagor such documents as the Mortgagor shall reasonably request to evidence the release of such part of the Collateral from the assignment and security interest granted hereby; provided, however, that the Mortgagee shall have no obligation to do so upon any sale, transfer or other disposition not in accordance with the terms of the Credit Agreement unless the Mortgagor shall have obtained the Mortgagee’s advance written consent and (i) at the time of such request and such release no Default or Event of Default shall have occurred and be continuing and (ii) the Mortgagor shall have delivered to the Mortgagee, at least seven (7) Business Days prior to the date of the proposed release, a written request for release describing the part of the Collateral, together with a form of release for execution by the Mortgagee (which release shall be in form and substance satisfactory to the Mortgagee) and a certificate of the Mortgagor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Mortgagee (or the Required Lenders through the Mortgagee) may reasonably request.
          (b) Upon the Termination Date, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall be deemed to have been reconveyed, released and discharged to the Mortgagor. Upon any such termination, the Mortgagee will, at the Mortgagor’s expense and without any representations, warranties or recourse of any kind whatsoever, execute and

EXH. I-24

deliver to the Mortgagor such documents as the Mortgagor shall reasonably request to evidence such termination.
     5.4 Loan Document. This Mortgage is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.
     5.5 Amendments, etc.; Successors and Assigns.
          (a) No amendment to or waiver of any provision of this Mortgage nor consent to any departure by the Mortgagor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Mortgagee and, with respect to any such amendment, by the Mortgagor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          (b) This Mortgage shall be binding upon the Mortgagor and its successors, transferees and assigns and shall inure to the benefit of the Mortgagee and each other Secured Party and their respective successors, transferees and assigns; provided, however, that the Mortgagor may not assign its obligations hereunder without the prior written consent of the Mortgagee.
     5.6 Addresses for Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to each party hereto at the address set forth in Section 13.1(a) of the Credit Agreement (with any notice to Mortgagor other than the Borrower being delivered to such Mortgagor in care of the Borrower). All such notices and other communications shall be deemed to be given or made at the times provided in Section 13.1(a) of the Credit Agreement. The foregoing incorporation by reference of the Mortgagor’s mailing address shall be deemed to be a request by the Mortgagor that a copy of any notice of default and of any notice of sale hereunder be mailed to the Mortgagor at such address as provided by law.
     5.7 Section Captions. Section captions used in this Mortgage are for convenience of reference only, and shall not affect the construction of this Mortgage.
     5.8 Severability. Any provision in this Mortgage that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.
     5.9 Counterparts. This Mortgage may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
     5.10 Governing Law, Etc.
          (a) THIS MORTGAGE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF [________] APPLICABLE TO AGREEMENTS MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF [________]; PROVIDED THAT THE MORTGAGEE SHALL RETAIN ALL RIGHTS ARISING UNDER

EXH. I-25

FEDERAL LAW, AND EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR ENFORCEMENT OF MORTGAGEE’S STATUTORY POWER OF SALE GRANTED HEREUNDER AND THE CREATION, PERFECTION AND ENFORCEMENT OF THE SECURITY INTERESTS CREATED PURSUANT THERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE WHERE THE PROPERTY IS LOCATED.
          (b) EXCEPT AS PROVIDED IN THE LAST SENTENCE OF THE IMMEDIATELY PRECEDING SUBSECTION, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS MORTGAGE MAY BE BROUGHT IN THE COURTS OF THE STATE OF [            ] SITTING IN [            ] OR OF THE UNITED STATES FOR THE [            ] DISTRICT OF SUCH STATE AND NEW YORK SITTING IN NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY SHALL BE BROUGHT, AT THE MORTGAGEE’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE MORTGAGOR AND THE MORTGAGEE CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE MORTGAGOR AND THE MORTGAGEE IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR OTHER DOCUMENT RELATED THERETO. THE MORTGAGOR AND THE MORTGAGEE WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.
     5.11 Waiver of Jury Trial. THE MORTGAGOR, THE MORTGAGEE AND EACH OTHER SECURED PARTY HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS MORTGAGE OR ANY OTHER LOAN DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
     5.12 Entire Agreement. THIS MORTGAGE AND THE OTHER LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE MORTGAGOR, THE MORTGAGEE AND THE OTHER SECURED PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS AMONG THE MORTGAGOR, THE MORTGAGEE AND THE OTHER SECURED PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF.
[Signatures Follow]

EXH. I-26

     IN WITNESS WHEREOF, the Mortgagor has caused this Mortgage to be duly executed as of the day and year first above written.

MORTGAGOR: [NAME OF MORTGAGOR]
By:
Name:
[Corporate Seal]		Title:

EXH. I-27

ACKNOWLEDGMENT OF MORTGAGOR
STATE OF ______________ )
               ) ss.:
COUNTY OF ____________ )
     The foregoing instrument was acknowledged before me this ____ day of __________, [_______], by ___________________, the ___________________ of ____________________, a ________________ [corporation], on behalf of said [corporation].
     __________________________
     Notary Public

EXH. I-28

SCHEDULE 1
Description of the Land
[Leased Premises]

EXH. I-29

SCHEDULE 2
Permitted Encumbrances

EXH. I-30

[SCHEDULE 2.9]
[Leases]

EXH. I-31

[SCHEDULE 3]
[Description of Encumbered Lease]

EXH. I-32

EXHIBIT J
FORM OF PLEDGE AGREEMENT
     This PLEDGE AGREEMENT, dated as of September 9, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by MOLINA HEALTHCARE, INC., a Delaware corporation (the “Borrower”) together with the Additional Pledgors (as defined in Section 7.2(b), collectively referred to as the “Pledgors” and individually as a “Pledgor”), in favor of U.S. BANK NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for each of the Secured Parties.
W I T N E S S E T H:
     WHEREAS, pursuant to a Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the various financial institutions as are, or may from time to time become, parties thereto and the Administrative Agent, and the other Loan Documents referred to therein, the Secured Parties have agreed to make Credit Extensions and other financial accommodations available to or for the benefit of the Pledgors;
     WHEREAS, as a condition precedent to the making of the initial Credit Extension under the Credit Agreement, each Pledgor is required to execute and deliver this Agreement; and
     WHEREAS, each Pledgor has duly authorized the execution, delivery and performance of this Agreement;
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders and the LC Issuer to make Credit Extensions (including the initial Credit Extension) to the Borrower pursuant to the Credit Agreement, each Pledgor agrees, for the benefit of each Secured Party, as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):
     “Additional Pledgors” is defined in clause (b) of Section 7.2.
     “Administrative Agent” is defined in the preamble.
     “Agreement” is defined in the preamble.
     “Borrower” is defined in the preamble.
     “Credit Agreement” is defined in the first recital.
     “Collateral” is defined in Section 2.1.
     “Designated Investment” is defined in Section 3.1(a).

EXH. J-1

     “Distributions” means all Equity Interest dividends, other dividends, including liquidating dividends, Equity Interests resulting from (or in connection with the exercise of) splits, reclassifications, warrants, options, non-cash dividends and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Pledged Equity Interests or other Equity Interests constituting Collateral, but shall not include Dividends.
     “Dividends” means cash dividends and cash distributions with respect to any Pledged Equity Interests made in the ordinary course of business and not as a liquidating dividend.
     “Equity Interests” is defined in the Credit Agreement.
     “Indemnified Party” is defined in Section 6.5.
     “Lender” is defined in the Credit Agreement.
     “LLC Agreement” means the limited liability company agreement, operating agreement and other organizational document of a Securities Issuer which is a limited liability company, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
     “Partnership Agreement” means the partnership agreement and other organizational document of a Securities Issuer which is a partnership, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
     “Person” is defined in the Credit Agreement.
     “Pledged Equity Interests” means all Pledged Shares, Pledged Partnership Interests and Pledged Membership Interests.
     “Pledged Membership Interests” is defined in clause (c) of Section 2.1.
     “Pledged Notes” is defined in clause (a) of Section 2.1. The form of the original Pledged Notes hereunder is attached as Exhibit A hereto.
     “Pledged Partnership Interests” is defined in clause (c) of Section 2.1.
     “Pledged Shares” is defined in clause (b) of Section 2.1.
     “Pledgor” and “Pledgors” is defined in the preamble.
     “Proceeds” is defined in the Security Agreement.
     “Security Agreement” is defined in the Credit Agreement.
     “Secured Obligations” is defined in the Credit Agreement.
     “Secured Party” is defined in the Credit Agreement.
     “Securities Issuer” means any Person listed on Schedule I hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.1(b) hereto) that has issued or may issue a Pledged Equity Interest or a Pledged Note.
     “Termination Date” is defined in the Security Agreement.

EXH. J-2

     “U.C.C.” is defined in the Security Agreement.
          1.2 Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.
          1.3 U.C.C. Definitions. Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the U.C.C. are used in this Agreement, including its preamble and recitals, with such meanings.
ARTICLE II
PLEDGE
          2.1 Grant of Security Interest. Each Pledgor hereby pledges, assigns, charges, mortgages, delivers, and transfers to the Administrative Agent, for its benefit and the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in all of its right, title and interest in and to the following property of such Pledgor, whether now or hereafter existing or acquired (collectively, the “Collateral”):
     (a) All promissory notes of each Securities Issuer identified in Item A of Schedule I hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.1(b)) opposite the name of such Pledgor and all other promissory notes of any such Securities Issuer issued from time to time to such Pledgor, as such promissory notes are amended, supplemented, restated or otherwise modified from time to time and together with any promissory note of any Securities Issuer taken in extension or renewal thereof or substitution therefor (such promissory notes being referred to herein as the “Pledged Notes”);
     (b) All issued and outstanding shares of capital stock of each Securities Issuer which is a corporation (or similar type of issuer) identified in Item B of Schedule I hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.1(b)) opposite the name of such Pledgor and all additional shares of capital stock of any such Securities Issuer from time to time acquired by such Pledgor in any manner, and the certificates representing such shares of capital stock (such shares of capital stock being referred to herein as the “Pledged Shares”);
     (c) All Equity Interests of each Securities Issuer which is a limited liability company or partnership identified in Item C or Item D, respectively, of Schedule I hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.1(b)) opposite the name of such Pledgor and all additional Equity Interests of any such Securities Issuer from time to time acquired by such Pledgor in any manner, including, in each case, (i) the LLC Agreement or Partnership Agreement, as the case may be, of such Securities Issuer, (ii) all rights (but not obligations) of such Pledgor as a member or partner thereof, as the case may be, and all rights to receive Dividends and Distributions from time to time received, receivable, or otherwise distributed thereunder, (iii) all claims of such Pledgor for damages arising out of or for breach of or default under such LLC Agreement or Partnership Agreement, (iv) the right of such Pledgor to terminate such LLC Agreement or Partnership Agreement, to perform and exercise consensual or voting rights thereunder, and to compel performance and otherwise exercise all remedies thereunder, (v) all rights of such Pledgor, whether as a member or partner thereof, as the case may be, or otherwise, to all property and assets of such Securities Issuer (whether real property, inventory, equipment, accounts, general intangibles, securities, instruments, chattel paper, documents, choses in action, financial assets, or otherwise) and (vi) all certificates or instruments evidencing such Equity Interests (such Equity Interests being referred to herein, in the case of membership interests, as the “Pledged Membership Interests” and, in the case of partnership interests, as the “Pledged Partnership Interests”);

EXH. J-3

     (d) All Dividends, Distributions, principal, interest, and other payments and rights with respect to any of the items listed in clauses (a), (b), and (c) above; and
     (e) All Proceeds of any and all of the foregoing Collateral.
          2.2 Security for Secured Obligations. The Collateral of each Pledgor under this Agreement secures the prompt payment in full of all Secured Obligations of such Pledgor under the Loan Documents.
          2.3 Delivery of Collateral. All certificates or instruments representing or evidencing any Collateral, including all Pledged Equity Interests and all Pledged Notes, (a) shall be delivered to and held by or on behalf of the Administrative Agent pursuant hereto, (b) shall be in suitable form for transfer by delivery, and (c) shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank.
          2.4 Dividends on Pledged Equity Interests and Payments on Pledged Notes. In the event that any Dividend is permitted to be paid on any Pledged Equity Interest or any payment of principal or interest or other amount is permitted to be made on any Pledged Note at a time when no Event of Default has occurred and is continuing, such Dividend or payment may be paid directly to each Pledgor and the Secured Parties shall have no further rights hereunder with respect thereto. If any Event of Default has occurred and is continuing, then any such Dividend or payment shall be paid directly to the Administrative Agent.
          2.5 Continuing Security Interest; Transfer of Credit Extensions. This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the Termination Date, be binding upon each Pledgor and its successors, transferees and assigns, and inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and each other Secured Party. Without limiting the generality of the foregoing, any Secured Party may assign or otherwise transfer (in whole or in part) any Credit Extension held by it to any other Person as permitted by the terms and provisions of the Credit Agreement and such other Person shall thereupon become vested with all the rights and benefits in respect thereof granted to such Secured Party under any Loan Document (including this Agreement) or otherwise, subject, however, to any contrary provisions in such assignment or transfer.
          2.6 Security Interest Absolute. All rights of the Administrative Agent and the security interests granted to the Administrative Agent hereunder, and all obligations of each Pledgor hereunder, shall be absolute and unconditional, irrespective of any of the following conditions, occurrences or events:
               (a) Any lack of validity or enforceability of any Loan Document;
               (b) The failure of any Secured Party to assert any claim or demand or to enforce any right or remedy against the Borrower, any other Pledgor or any other Person under the provisions of any Loan Document, or otherwise or to exercise any right or remedy against any other guarantor of, or collateral securing, any Secured Obligation;
               (c) Any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other extension, compromise or renewal of any Secured Obligation, including any increase in the Secured Obligations resulting from the extension of additional credit to any Pledgor or otherwise;

EXH. J-4

               (d) Any reduction, limitation, impairment or termination of any Secured Obligation for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Pledgor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, non-genuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligation or otherwise;
               (e) Any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of any Loan Document;
               (f) Any addition, exchange, release, surrender or non-perfection of any collateral (including the Collateral), or any amendment to or waiver or release of or addition to or consent to departure from any guaranty, for any of the Secured Obligations; or
               (g) Any other circumstances which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, any other Pledgor or otherwise.
          2.7 Pledgors Remain Liable. Anything herein to the contrary notwithstanding, (a) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Pledgor from any of its duties or obligations under any contracts or agreements included in the Collateral and (b) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any such contracts or agreements included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
          2.8 Subrogation. Until the Termination Date, no Pledgor shall exercise any claim or other rights which it may now or hereafter acquire against any other Pledgor that arises from the existence, payment, performance or enforcement of such Pledgor’s obligations under this Agreement, including any right of subrogation, reimbursement, exoneration or indemnification, any right to participate in any claim or remedy against any other Pledgor or any collateral which the Administrative Agent now has or hereafter acquires, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any other Pledgor, directly or indirectly, in cash or other property or by setoff or in any manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Pledgor in violation of the preceding sentence, such amount shall be deemed to have been paid for the benefit of the Secured Parties, and shall promptly be paid to the Administrative Agent to be credited and applied upon the Secured Obligations, whether matured or unmatured. Each Pledgor acknowledges that it will receive direct and indirect benefits for the financing arrangements contemplated by the Loan Documents and that the agreement set forth in this Section is knowingly made in contemplation of such benefits.
          2.9 Release; Termination. (a) Upon any sale, transfer or other disposition of any item of Collateral of any Pledgor in accordance with Section 6.23 of the Credit Agreement, the Administrative Agent will promptly, at such Pledgor’s expense and without any representations, warranties or recourse of any kind whatsoever, execute and deliver to such Pledgor such documents as such Pledgor shall reasonably request to evidence the release of such item of Collateral from the pledge, assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Event of Default shall have occurred and be continuing and (ii) such Pledgor shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral, together with a form of release for execution by the Administrative Agent (which release shall be in from and substance satisfactory to the

EXH. J-5

Administrative Agent) and a certificate of such Pledgor to the effect that the transaction is in compliance with the Loan Documents.
               (b) Upon the Termination Date, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Pledgor. Upon any such termination, the Administrative Agent will, at the applicable Pledgor’s expense and without any representations, warranties or recourse of any kind whatsoever, execute and deliver to such Pledgor such documents and take such other action as such Pledgor shall reasonably request to evidence such termination and deliver to such Pledgor all certificates and instruments representing or evidencing the Collateral then held by the Administrative Agent.
          2.10 Health Care Regulations. In the event of any enforcement against the Collateral, the Administrative Agent and each Pledgor will be required to comply with the Health Care Regulations in the state in which each such Pledgor operates prior to acquiring title to or selling such Collateral. Additionally, each Pledgor shall cooperate with any reasonable requests from the Administrative Agent following such enforcement against the Collateral in connection with the Administrative Agent’s efforts to acquire title or sell Collateral in compliance with the Health Care Regulations.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Each Pledgor represents and warrants unto each Secured Party, as at the date of each pledge and delivery hereunder (including each pledge and delivery of a Pledged Equity Interest and each pledge and delivery of a Pledged Note) by such Pledgor to the Administrative Agent of any Collateral, as set forth in this Article.
          3.1 Ownership; No Liens, etc. (a) Schedule I hereto accurately identifies as of the date hereof and as of each date such Schedule is supplemented pursuant to Section 4.1(b) hereof each Investment in any other Person maintained by each Pledgor as of such date, other than the Investments permitted by Section 6.20 of the Credit Agreement (the “Designated Investments”):
               (b) Such Pledgor is the legal and beneficial owner of, and has good and marketable title to (and has full right and authority to pledge and assign) such Collateral, free and clear of all Liens, except for Permitted Liens and the security interest granted pursuant hereto in favor of the Administrative Agent.
          3.2 Valid Security Interest. Except for uncertificated Pledged Shares, Pledged Membership Interests, and Pledged Partnership Interests (all of which shall be subject to the filing of U.C.C. financing statements), the delivery of such Collateral to the Administrative Agent is effective to create a valid, perfected, first priority security interest in such Collateral and all Proceeds thereof, subject to no other Liens (other than Permitted Liens), securing the payment of the Secured Obligations. No filing or other action will be necessary to perfect or protect such security interest.
          3.3 As to Pledged Notes. Each Pledged Note has been duly authorized, executed, endorsed, issued and delivered, and is the legal, valid and binding obligation of the relevant Securities Issuer thereof except as enforceability may be limited by Debtor Relief Laws and, to the Pledgor’s knowledge, such Pledgor is not in default thereunder.
          3.4 As to Pledged Shares. In the case of any Pledged Share constituting such Collateral, all of such Pledged Shares are duly authorized and validly issued, fully paid, and non assessable, and

EXH. J-6

constitute 100% of the issued and outstanding voting capital stock and 100% of the non-voting shares of capital stock of each Securities Issuer thereof. The Pledgors have no Subsidiaries other than (a) the Securities Issuers and (b) each of the following Excluded Subsidiaries: (i) Molina Healthcare of California, a California corporation; (ii) Molina Healthcare of California Partner Plan, Inc., a California corporation; (iii) Molina Healthcare of Missouri, Inc., a Missouri corporation; (iv) Molina Healthcare of Georgia, Inc., a Georgia corporation; (v) Molina Healthcare of Arizona, Inc., an Arizona corporation; (vi) Molina Healthcare of Virginia, Inc., a Virginia corporation; (vii) Molina Healthcare of Mississippi, Inc., a Mississippi corporation; (viii) Molina Healthcare of Illinois, Inc., an Illinois corporation; (ix) Molina Healthcare Data Center, Inc., a New Mexico corporation; (x) Molina Pathways, LLC, a Delaware limited liability company; (xi) American Family Care, Inc., a California corporation; (xii) Molina Center LLC, a Delaware limited liability company; (xiii) Molina Healthcare Services, a California corporation; and (xiv) Molina Healthcare of Texas Insurance Company, a Texas corporation.
          3.5 As to Pledged Membership Interests and Pledged Partnership Interests, etc. (a) In the case of any Pledged Membership Interests and Pledged Partnership Interests constituting a part of the Collateral, all of such Pledged Equity Interests are duly authorized and validly issued, fully paid, and non-assessable, and constitute all of the issued and outstanding Equity Interests held by such Pledgor in the applicable Securities Issuer.
               (b) Each LLC Agreement and Partnership Agreement to which the Pledgor is a party, true and complete copies of which have been furnished to the Administrative Agent, has been duly authorized, executed, and delivered by such Pledgor, has not been amended or otherwise modified except as permitted by the Administrative Agent, is in full force and effect, and is binding upon and enforceable against such Pledgor in accordance with its terms except as enforceability may be limited by Debtor Relief Laws. To the Pledgor’s knowledge, there exists no default under any such LLC Agreement or Partnership Agreement by such Pledgor.
               (c) Each such LLC Agreement and Partnership Agreement, as the case may be, expressly provides that the Pledged Membership Interests or Pledged Partnership Interests, as the case may be, are not “securities” governed by Article 8 of applicable Uniform Commercial Code.
               (d) Such Pledgor’s Equity Interest in the applicable Securities Issuer is set forth in Schedule I hereto, as supplemented from time pursuant to Section 4.1(b), and Schedule I, as so supplemented, accurately reflects whether such Equity Interest is in certificated form.
               (e) Such Pledgor had and has the power and legal capacity to execute and carry out the provisions of all such LLC Agreements and Partnership Agreements, as the case may be, to which it is a party. To the Pledgor’s knowledge, such Pledgor has substantially performed all of its obligations to date under all such LLC Agreements and Partnership Agreements, as the case may be, and has not received notice of the failure of any other party thereto to perform its obligations thereunder.
               (f) The state of organization of each Securities Issuer is as set forth in Schedule I hereto.
          3.6 Authorization, Approval, etc. No authorization, approval, or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required either:
               (a) for the pledge by such Pledgor of any Collateral pursuant to this Agreement or for the execution, delivery, and performance of this Agreement by such Pledgor, other than authorizations and approvals which have been received or filings which have been made and in each case are in full force and effect; or

EXH. J-7

               (b) for the exercise by the Administrative Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except, with respect to the Pledged Equity Interests, as may be required in connection with a disposition of such Pledged Equity Interests by Laws affecting the offering and sale of securities generally.
          3.7 Loan Documents. Each Pledgor makes each representation and warranty made in the Loan Documents by the Borrower or anyother Loan Party with respect to such Pledgor.
ARTICLE IV
COVENANTS
     Each Pledgor covenants and agrees that, until the Termination Date, such Pledgor will, unless the Administrative Agent with the consent of the Required Lenders shall otherwise agree in writing, perform the obligations set forth in this Section.
          4.1 Protect Collateral; Further Assurances, etc. (a) No Pledgor will create or suffer to exist any Lien on the Collateral (except a Lien in favor of the Administrative Agent and other Liens permitted under Section 6.19(c), (d), (e), (f), (g), (h), (k) and (n) of the Credit Agreement). Each Pledgor will warrant and defend the right and title herein granted unto the Administrative Agent in and to the Collateral (and all right, title, and interest represented by the Collateral) against the claims and demands of all Persons whomsoever.
               (b) Promptly following any Investment (other than a Designated Investment) made by any Pledgor in any other Person after the date hereof which is not described in Schedule I hereto and, in any case, not later than the next date thereafter on which the Borrower is required to deliver a Compliance Certificate pursuant to Section 6.2(b) of the Credit Agreement, the Borrower, on behalf of such Pledgor, shall deliver a supplement to Schedule I hereto which supplement shall accurately describe such Investment, together with a certificate of a Responsible Officer certifying that, as of the date thereof and after giving effect to the supplement to such schedule delivered therewith, the representations and warranties in Article III hereof are true and correct. Following receipt by any Pledgor of any promissory note or certificate evidencing any such Investment made by any Pledgor in any such Person which has not been delivered by such Pledgor to the Administrative Agent in pledge hereunder, such Pledgor shall deliver such promissory note or other certificate to the Administrative Agent, endorsed and accompanied by instruments of transfer or assignment as contemplated by Section 2.3 hereof.
               (c) Each Pledgor agrees that at any time, and from time to time, at the expense of such Pledgor, such Pledgor will, as soon as reasonably practicable, execute and deliver all further instruments, and take all further action that the Administrative Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.
               (d) Each Pledgor will not permit any Securities Issuer of any Pledged Equity Interests pledged by such Pledgor hereunder to issue any certificated Equity Interest unless the same is promptly delivered in pledge to the Administrative Agent hereunder.
          4.2 Powers, Control, etc. (a) Each Pledgor agrees that all certificated Pledged Equity Interests (and all other certificated Equity Interests constituting Collateral) delivered by such Pledgor pursuant to this Agreement will be accompanied by duly executed undated blank powers, or other equivalent instruments of transfer acceptable to the Administrative Agent.

EXH. J-8

               (b) With respect to any Pledged Equity Interests in which any Pledgor has any right, title or interest and that constitutes an uncertificated security, such Pledgor will cause the applicable Securities Issuer either (i) to register the Administrative Agent as the registered owner of such Pledged Equity Interest or (ii) to deliver a written acknowledgement and agreement to the Administrative Agent (A) to acknowledge the security interest of the Administrative Agent in such Pledged Equity Interest granted hereunder, (B) to confirm that such Securities Issuer has marked the company register for such Pledged Equity Interest or other applicable records to reflect such security interest of the Administrative Agent, (C) to confirm to the Administrative Agent that it has not received notice of any other Lien in such Pledged Equity Interest (and has not agreed to accept instructions from any other Person in respect of such Pledged Equity Interest and will not accept or execute any instructions to transfer ownership of such Pledged Equity Interest unless consented to in writing by the Administrative Agent) and (D) to agree with such Pledgor and the Administrative Agent that, after the occurrence and during the continuance of an Event of Default, such Securities Issuer will comply with instructions with respect to such Pledged Equity Interest originated by the Administrative Agent without further consent of such Pledgor, such acknowledgement and agreement to be in form and substance reasonably satisfactory to the Administrative Agent.
               (c) Each Pledgor which is the Securities Issuer of any Pledged Equity Interests in which any other Pledgor has any right, title, or interest, hereby (i) acknowledges the security interest of the Administrative Agent in such Pledged Equity Interests granted by such other Pledgor hereunder, (ii) confirms that it has marked its register for such Pledged Equity Interests or other applicable company records to reflect such security interest of the Administrative Agent, (iii) confirms that it has not received notice of any other Lien in such Pledged Equity Interests (and has not agreed to accept instructions from any other person in respect of such Pledged Equity Interests and will not accept or execute any instructions to transfer ownership of such Pledged Equity Interest, unless consented to in writing by the Administrative Agent), (iv) agrees that it will comply with the instructions with respect to such Pledged Equity Interests originated by the Administrative Agent without further consent of such other Pledgor and (v) unless the Partnership Agreement or LLC Agreement, as the case may be, of any such Pledgor already so provides on the date such Pledgor becomes a party to this Agreement, agrees to promptly prepare, execute and deliver to each of its partners or members, as the case may be, any amendment or supplement to such Partnership Agreement or LLC Agreement, as the case may be, as may be necessary to expressly provide that the Equity Interests of such Pledgor are not “securities” governed by Article 8 of the applicable Uniform Commercial Code (and each Pledgor which is a partner or member of such Pledgor shall promptly execute and deliver such amendment).
               (d) Each Pledgor will, from time to time upon the request of the Administrative Agent, promptly deliver to the Administrative Agent such powers, instruments, and similar documents, satisfactory in form and substance to the Administrative Agent, with respect to the Collateral as the Administrative Agent may reasonably request and will, from time to time upon the request of the Administrative Agent after the occurrence of any Event of Default, promptly transfer any Pledged Equity Interests or other Equity Interests constituting Collateral into the name of any nominee designated by the Administrative Agent.
          4.3 Continuous Pledge. Subject to Sections 2.4 and 4.1, each Pledgor will, at all times, keep pledged to the Administrative Agent pursuant hereto all Pledged Equity Interests and all other Equity Interests constituting Collateral, all Dividends and Distributions with respect thereto, all Pledged Notes, all interest, principal and other proceeds received by the Administrative Agent with respect to the Pledged Notes, and all other Collateral and other securities, instruments, proceeds, and rights from time to time received by or distributable to such Pledgor in respect of any Collateral.
          4.4 [Intentionally Deleted.]

EXH. J-9

          4.5 As to LLC Agreements and Partnership Agreements. (a) Each Pledgor of a Pledged Membership Interest and/or Pledged Partnership Interests shall at its own expense:
          (i) perform and observe all the terms and provisions of each LLC Agreement and/or Partnership Agreement, as the case may be, to which it is a party and each other contract and agreement included in all the Collateral to be performed or observed by it, maintain such LLC Agreement and/or Partnership Agreement, as the case may be, and each such other contract and agreement in full force and effect, enforce such LLC Agreement and/or Partnership Agreement, as the case may be, and each such other contract and agreement in accordance with its terms, and take all such action to such end as may from time to time be reasonably be requested by the Administrative Agent; and
          (ii) furnish to the Administrative Agent promptly upon receipt thereof copies of all material notices, requests and other documents received by such Pledgor under or pursuant to such LLC Agreement and/or Partnership Agreement, as the case may be, and any other contract or agreement included in the Collateral to which it is a party, and from time to time (A) furnish to the Administrative Agent such information and reports regarding the Collateral as the Administrative Agent may reasonably request, and (B) upon the reasonable request of the Administrative Agent, make to any other party to such LLC Agreement and/or Partnership Agreement, as the case may be, or any such other contract or agreement such demands and requests for information and reports or for action as such Pledgor is entitled to make thereunder.
                    (b) No Pledgor of a Pledged Membership Interest and/or Pledged Partnership Interest, as the case may be, shall, except as otherwise permitted by the Credit Agreement:
          (i) cancel or terminate any LLC Agreement, Partnership Agreement or any other contract or agreement included in the Collateral to which it is a party or consent to or accept any cancellation or termination thereof;
          (ii) amend or otherwise modify any such LLC Agreement, Partnership Agreement or any such contract or agreement or give any consent, waiver, or approval thereunder, unless, in each case, any such amendment is not adverse in any material respect to the Administrative Agent or the Secured Parties;
          (iii) waive any material default under or material breach of any such LLC Agreement, Partnership Agreement or any such other contract or agreement; or
          (iv) take any other action in connection with any such LLC Agreement or any such other contract or agreement that would impair the value of the interest or rights of such Pledgor thereunder or that would impair the interest or rights of the Administrative Agent.
          4.6 As to Pledged Notes. Each Pledgor will not, without the prior written consent of the Administrative Agent:
                    (a) enter into any agreement amending, supplementing, or waiving any provision of any Pledged Note (including any underlying instrument pursuant to which such Pledged Note is issued) or compromising or releasing or extending the time for payment of any obligation of the maker thereof; or

EXH. J-10

               (b) take or omit to take any action the taking or the omission of which could result in any impairment or alteration of any obligation of the maker of any Pledged Note or other instrument constituting Collateral.
ARTICLE V
THE ADMINISTRATIVE AGENT
          5.1 Appointment as Attorney-in-Fact. Each Pledgor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Pledgor and in the name of such Pledgor or in its own name, for the purpose of carrying out the terms of this Agreement, to take, upon the occurrence and during the continuance of any Event of Default, any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement. Without limiting the generality of the foregoing (and in addition to the powers and rights granted to the Administrative Agent pursuant to Article V of the Security Agreement), each Pledgor hereby gives the Administrative Agent the power and right, on behalf of such Pledgor, without notice to or assent by such Pledgor, to do any or all of the following upon the occurrence and during the continuance of any Event of Default:
               (a) in the name of such Pledgor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under or in respect of any Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under or in respect of any Collateral whenever payable; and
               (b) (i) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (ii) ask or demand for, collect, and receive payment of and give receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (iii) receive, collect, sign and endorse any drafts or other instruments, documents and chattel paper in connection with any of the Collateral; (iv) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (v) defend any suit, action or proceeding brought against such Pledgor with respect to any Collateral; (vi) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; and (vii) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Pledgor’s expense, at any time, or from time to time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Pledgor might do.
     Each Pledgor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.
          5.2 Administrative Agent Has No Duty. (a) In addition to, and not in limitation of, Section 2.7, the powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Neither the Administrative Agent nor any of its officers, directors, employees or agents shall be

EXH. J-11

liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Pledgor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof (including the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral). Neither the Administrative Agent nor any of its officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
               (b) Each Pledgor assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Collateral. The Secured Obligations shall not be affected by any failure of the Administrative Agent to take any steps to perfect the pledge and security interest granted hereunder or to collect or realize upon the Collateral, nor shall loss or damage to the Collateral release any Pledgor from any of its Secured Obligations.
ARTICLE VI
REMEDIES
          6.1 Certain Remedies. If any Event of Default shall have occurred and be continuing:
               (a) The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the U.C.C. and also may, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by applicable Law referred to below) to or upon any Pledgor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing) in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. Each Pledgor agrees that, to the extent notice of sale shall be required by applicable Law, at least 10 days’ prior notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
               (b) The Administrative Agent may:
     (i) transfer all or any part of the Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that such Collateral is subject to the lien and security interest hereunder;
     (ii) notify the parties obligated on any of the Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder;
     (iii) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto;

EXH. J-12

     (iv) endorse any checks, drafts, or other writings in each Pledgor’s name to allow collection of the Collateral;
     (v) take control of any proceeds of the Collateral;
     (vi) execute (in the name, place and stead of each Pledgor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral; and
     (vii) enforce compliance with, and take any and all actions with respect to, a LLC Agreement or Partnership Agreement, as the case may be, to the full extent as though the Administrative Agent were the absolute owner of the Pledged Membership Interests, Pledged Partnership Interests and other Collateral, including the right to receive all distributions and other payments that are made pursuant to such LLC Agreement or Partnership Agreement, as the case may be.
               (c) In view of the fact that federal and state securities laws may impose certain restrictions on the method by which a sale of the Collateral may be effected after an Event of Default, each Pledgor agrees that after the occurrence and during the continuance of an Event of Default, the Administrative Agent may, from time to time, attempt to sell all or any part of the Collateral by means of a private placement restricting the bidders and prospective purchasers to those who are qualified and will represent and agree that they are purchasing for investment only and not for distribution. In doing so, the Administrative Agent may solicit offers to buy the Collateral, or any part of it, from a limited number of investors deemed by the Administrative Agent, in its reasonable judgment, to be financially responsible parties who might be interested in purchasing the Collateral. If the Administrative Agent solicits such offers from not less than two (2) such investors, then acceptance by the Administrative Agent of the highest offer obtained therefrom shall be deemed to be commercially reasonable disposing of such Collateral; provided, however, that this sub-section does not impose a requirement that the Administrative Agent solicit offers from two (2) or more investors in order for the sale to be commercially reasonable.
     The Administrative Agent shall give the Pledgors ten (10) days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-612 of the U.C.C.) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or time within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchase or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by Law, private) sale made pursuant to this Section, the Administrative Agent (for the Secured Parties) may bid for or purchase, free (to the

EXH. J-13

extent permitted by applicable Law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all said rights being also hereby waived and released to the extent permitted by applicable Law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Pledgor as a credit against the purchase price, and the Administrative Agent (for such Secured Party) may upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Pledgor therefor.
          6.2 [Intentionally Deleted.]
          6.3 Compliance with Restrictions. Each Pledgor agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and each Pledgor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to any Pledgor for any discount allowed by reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.
          6.4 Application of Proceeds. All cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall be applied (after payment of any amounts payable to the Administrative Agent pursuant to Section 6.2 of the Security Agreement and Section 6.5 below) in whole or in part by the Administrative Agent for the ratable benefit of the Secured Parties against all or any part of the Secured Obligations in accordance with Section 8.2 of the Credit Agreement. Any surplus of such cash or cash proceeds held by the Administrative Agent and remaining after payment in full in cash of all the Secured Obligations (other than unliquidated obligations that have not yet arisen) and the termination of this Agreement as provided in Section 2.9(b) hereof, shall be paid over to the applicable Pledgor or to whomsoever may be lawfully entitled to receive such surplus.
          6.5 Indemnity and Expenses. Each Pledgor agrees to jointly and severally indemnify and hold harmless the Administrative Agent, the Arranger, each other Secured Party, their respective affiliates, and each of their directors, officers and employees, agents and advisors (each an “Indemnified Party”) from and against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor (including reasonable fees, charges and disbursements of outside counsel) whether or not the Administrative Agent, the Arranger or such other Secured Party or any affiliate is a party thereto), which any of them may pay or incur arising out of, in connection with, or as a result of, this Agreement and the other Loan Documents (including enforcement of this Agreement and the other Loan Documents), except to the extent that (x) they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the applicable Indemnified Party or (y) they result from a claim brought by any Loan Party against the applicable Indemnified Party for a material breach in bad faith of such Indemnified Party’s express obligations under this Agreement or the other Loan Documents pursuant to a claim made by the Pledgor, if such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Each Pledgor will, upon demand, pay to the Administrative Agent the amount of any and all reasonable expenses,

EXH. J-14

including reasonable attorneys’ fees and disbursements and the reasonable fees and disbursements of any experts and agents, which the Administrative Agent may incur in connection with the following:
               (a) the administration of this Agreement and the other Loan Documents;
               (b) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral;
               (c) the exercise or enforcement of any of the rights of the Administrative Agent or of any Secured Party; or
               (d) the failure by any Pledgor to perform or observe any of the provisions hereof.
     The agreements in this Section 6.5 shall survive the termination of the Commitments and the repayment, satisfaction or discharge of the other obligations (other than unliquidated obligations that have not yet arisen).
          6.6 Waivers. Each Pledgor hereby waives any right, to the extent permitted by applicable Law and not otherwise in contravention of this Agreement, to receive prior notice of or a judicial or other hearing with respect to any action or prejudgment remedy or proceeding by the Administrative Agent to take possession, exercise control over or dispose of any item of Collateral where such action is permitted under the terms of this Agreement or any other Loan Document or by applicable Laws or the time, place or terms of sale in connection with the exercise of the Administrative Agent’s rights hereunder. Each Pledgor waives, to the extent permitted by applicable Laws, any bonds, security or sureties required by the Administrative Agent with respect to any of the Collateral. Each Pledgor also waives any damages (direct, consequential or otherwise) occasioned by the valid enforcement of the Administrative Agent’s rights under this Agreement or any other Loan Document, including the taking of possession of any Collateral, all to the extent that such waiver is permitted by applicable Laws but excluding damages caused by the Administrative Agent’s gross negligence or willful misconduct. These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties and each Pledgor acknowledges that it has been represented by counsel of its own choice and has consulted such counsel with respect to its rights hereunder.
          6.7 Voting Rights; Dividends, etc. Each Pledgor agrees:
               (a) after any Event of Default shall have occurred and be continuing, promptly upon receipt thereof by such Pledgor and without any request therefor by the Administrative Agent, to deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent all Dividends, Distributions, interest, principal, other cash payments, and proceeds of the Collateral, all of which shall be held by the Administrative Agent as additional Collateral for use in accordance with Section 6.4; and
               (b) after any Event of Default shall have occurred and be continuing and the Administrative Agent has notified such Pledgor of the Administrative Agent’s intention to exercise its voting power under this clause:
          (i) the Administrative Agent may exercise (to the exclusion of such Pledgor) the voting power and all other incidental rights of ownership with respect to any Pledged Equity Interests or other Equity Interests constituting Collateral and such

EXH. J-15

Pledgor hereby grants the Administrative Agent an irrevocable proxy, exercisable under such circumstances, to vote the Pledged Equity Interests and such other Collateral; and
          (ii) such Pledgor shall promptly deliver to the Administrative Agent such additional proxies and other documents as may be necessary to allow the Administrative Agent to exercise such voting power.
     All Dividends, Distributions, interest, principal, cash payments, and proceeds which may at any time and from time to time be held by any Pledgor but which such Pledgor is then obligated to deliver to the Administrative Agent, shall, until delivery to the Administrative Agent, be held by each Pledgor separate and apart from its other property in trust for the Administrative Agent. The Administrative Agent agrees that until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the notice referred to in clause (b) above, each Pledgor shall have the exclusive voting power with respect to any Equity Interests constituting Collateral and the Administrative Agent shall, upon the written request of each Pledgor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by each Pledgor which are necessary to allow such Pledgor to exercise voting power with respect to any such Equity Interests constituting Collateral; provided, however, that no vote shall be cast, or consent, waiver, or ratification given, or action taken or any action not taken by the Pledgor that would impair any Collateral or be inconsistent with or violate any provision of the Credit Agreement or any other Loan Document (including this Agreement).
ARTICLE VII
MISCELLANEOUS PROVISIONS
          7.1 Loan Document. (a) This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.
          (b) Concurrently herewith each Pledgor is executing and delivering the Security Agreement pursuant to which such Pledgor is granting a security interest to the Administrative Agent in all of the properties and assets of such Pledgor (other than the Collateral hereunder). Such security interests shall be governed by the terms of the Security Agreement and not by this Agreement.
          7.2 Amendments, etc.; Additional Pledgors; Successors and Assigns.
               (a) No amendment to or waiver of any provision of this Agreement nor consent to any departure by any Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and, with respect to any such amendment, by the Pledgors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
               (b) Upon the execution and delivery by any Person of a Joinder Agreement, (i) such Person shall be referred to as an “Additional Pledgor” and shall be and become a Pledgor, and each reference in this Agreement to “Pledgor” shall also mean and be a reference to such Additional Pledgor and (ii) the attachment supplement attached to each Joinder Agreement shall be incorporated into and become a part of and supplement Schedule I hereto, and the Administrative Agent may attach such attachment supplements to Schedule I, and each reference to Schedule I shall mean and be a reference to Schedule I, as supplemented pursuant hereto.
               (c) Upon delivery by the Borrower of each certificate of a Responsible Officer certifying a supplement to Schedule I pursuant to Section 4.1(b), the schedule supplement

EXH. J-16

attached to each such certificate shall be incorporated into and become part of and supplement Schedule I hereto, and the Administrative Agent may attach such schedule supplement to such Schedule and each reference to such Schedule shall mean and be a reference to such Schedule, as supplemented pursuant hereto.
               (d) This Agreement shall be binding upon each Pledgor and its successors, transferees and assigns and shall inure to the benefit of the Administrative Agent and each other Secured Party and their respective successors, transferees and assigns; provided, however, that no Pledgor may assign its obligations hereunder without the prior written consent of the Administrative Agent.
          7.3 Addresses for Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to each party hereto at the address set forth in Section 13.1(a) of the Credit Agreement (with any notice to a Pledgor other than the Borrower being delivered to such Pledgor in care of the Borrower). All such notices and other communications shall be deemed to be given or made at the times provided in Section 13.1(a) of the Credit Agreement.
          7.4 Section Captions. Section captions used in this Agreement are for convenience of reference only, and shall not affect the construction of this Agreement.
          7.5 Severability. Any provision in this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.
          7.6 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          7.7 Governing Law, etc. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
               (b) EACH PLEDGOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND SUCH PLEDGOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR

EXH. J-17

THAT SUCH COURT IS AN INCONVENIENT FORUM; NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY TO BRING PROCEEDINGS AGAINST ANY PLEDGOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY PLEDGOR AGAINST THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.
          7.8 Waiver of Jury Trial. EACH PLEDGOR, THE ADMINISTRATIVE AGENT AND EACH OTHER SECURED PARTY HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
          7.9 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE PLEDGORS, THE ADMINISTRATIVE AGENT AND THE OTHER SECURED PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS AMONG THE PLEDGORS, THE ADMINISTRATIVE AGENT AND THE OTHER SECURED PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF.
[Signature pages follow]

EXH. J-18

     IN WITNESS WHEREOF, each Pledgor has caused this Agreement to be duly executed and delivered by its respective officer thereunto duly authorized as of the date first above written.

MOLINA HEALTHCARE, INC.
By:
Name:
Title:

MOLINA INFORMATION SYSTEMS, LLC
By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED: U.S. BANK NATIONAL ASSOCIATION as Administrative Agent
By:
Name:

EXH. J-19

SCHEDULE I
to
Pledge Agreement
Item A. Pledged Notes

	Securities Issuer		Original
	(Jurisdiction of		Principal
Pledgor	Organization)	Date	Amount

Item B. Pledged Shares

	Securities Issuer	Authorized		% of
	(Jurisdiction of	Shares	Outstanding	Shares	Certificate
Pledgor	Organization)	Interests	Shares	Pledged	No.

Item C. Pledged Membership Interests

Membership
	Securities Issuer	No. of	Interests % of	Certificated
	(Jurisdiction of	Membership	Interests	Certificate
Pledgor	Organization)	Interests	Pledged	No.

Item D. Pledged Partnership Interests

	Securities Issuer	Type of Pledged	Partnership % of	Certificated
	(Jurisdiction of	Partnership	Pledged Partnership	Certificate
Pledgor	Organization)	Interests	Interest	No.

EXH. J-20

EXHIBIT A
to
Pledge Agreement
[Date]
INTERCOMPANY
PROMISSORY NOTE1
$___________________________
     FOR VALUE RECEIVED, the undersigned, ____________________, (the “Maker”) unconditionally promises to pay to the order of [NAME OF PLEDGOR], the “Payee”) on demand, the principal sum of ___________________________ DOLLARS ($ _____________), or if less, the aggregate unpaid principal amount set forth on the schedule attached hereto and made a part hereof (and any continuation thereof), representing the aggregate principal amount of an intercompany loan made by the Payee to the Maker.
     The unpaid principal amount of this promissory note (this “Note”) from time to time outstanding shall bear interest at a rate of interest equal to __________, which the Maker represents to be a lawful and commercially reasonable rate, payable ______________, and all payments of principal of and interest on this Note shall be payable in lawful currency of the United States of America. All such payments shall be made by the Maker to an account established by the Payee at such financial institution as is specified by the Payee to the Maker from time to time and shall be recorded on the grid attached hereto by the holder hereof (including the Administrative Agent (as hereinafter defined), as pledgee). Upon the occurrence and during the continuance of any Event of Default (as hereafter defined), and notice thereof by the Administrative Agent to the Maker, (a) the Maker shall make every payment due under this Note, in same day funds, to such other account as the Administrative Agent shall direct in such notice and (b) the Administrative Agent shall have all rights of the Payee to collect and accelerate, and enforce all rights with respect to, the indebtedness evidenced by this Note.
     The Maker may not prepay the unpaid principal of this Note at any time after the occurrence and during the continuance of an Event of Default, without consent of the Administrative Agent.
     Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Pledge Agreement, dated as of September 9, 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Pledge Agreement”), from the Payee and certain other Persons in favor of U.S. Bank National Association as administrative agent (the “Administrative Agent”) for the Secured Parties referred to therein.
     This Note is one of the Pledged Notes referred to in the Pledge Agreement and has been pledged to the Administrative Agent as security for the Secured Obligations.

[1]	Each Intercompany Promissory Note in which the Maker is the Borrower shall have Annex A hereto attached to it and shall contain the following legend:
“THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBORDINATE AND JUNIOR IN RIGHT OF PAYMENT TO ALL SENIOR INDEBTEDNESS (AS DEFINED IN ANNEX A HERETO) TO THE EXTENT PROVIDED IN SAID ANNEX A.”

EXH. J-21

     In addition to, but not in limitation of, the foregoing, the Maker further agrees to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder (including the Administrative Agent, as pledgee) of this Note endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.
     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.
     THE MAKER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS NOTE. THE MAKER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE TO ACCEPT THIS NOTE.

[NAME OF MAKER]
By:
Name:
Title:

EXH. J-22

ENDORSEMENT
          FOR VALUE RECEIVED, the undersigned, as the Payee under that certain Promissory Noted dated _______ __, ____ (the “Note”), by [Name of Maker] (together with its successors and permitted assigns, the “Maker”) in favor of the undersigned, does hereby (a) sell, assign and transfer unto __________________________[*] (“Assignee”) all right, title and interest of the undersigned in and to the Note and (b) irrevocably direct the Maker to pay all amounts under the Note to the order of Assignee.

[NAME OF PAYEE]
By:
Name:
Title:
	Date:	[*]

*	to remain blank on the Closing Date

EXH. J-23

GRID
     Intercompany Loans made by [Name of Pledgor] to [Name of Pledged Note Issuer] and payments of principal on such Loans.

	Amount of	Amount of	Outstanding	Notation Made
Date	Intercompany Loan	Principal Payment	Principal Balance	By

EXH. J-24

Annex A
to
Exhibit A
to
Pledge Agreement
SUBORDINATION PROVISIONS TO INTERCOMPANY NOTE
     [Each Intercompany Promissory Note in which the maker is the Borrower shall have the following subordination provisions attached as Annex A thereto.]
     1.1 Subordination of Liabilities. _______________ (the “Company”), for itself, its successors and assigns, covenants and agrees, and each holder of the Intercompany Promissory Note to which this Annex A is attached (the “Note”) by its acceptance thereof likewise covenants and agrees, that the payment of the principal of, interest on, and all other amounts owing in respect of, the Note (the “Subordinated Indebtedness”) is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all Senior Indebtedness (as defined in Section 1.7 of this Annex A). The provisions of this Annex A shall constitute a continuing offer to all Persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.
     1.2 Company Not to Make Payments with Respect to Subordinated Indebtedness in Certain Circumstances.
          (b) Upon the maturity of any Senior Indebtedness (including interest thereon or fees or any other amounts owing in respect thereof), whether at stated maturity, by acceleration or otherwise, all Secured Obligations (as defined in Section 1.7 of this Annex A) owing in respect thereof, in each case to the extent due and owing, shall first be paid in full in cash before any payment (whether in cash, property, securities or otherwise) is made on account of the Subordinated Indebtedness.
          (c) If any Default or Event of Default under the Credit Agreement (as defined in Section 1.7 of this Annex A) is in existence the Company may not, directly or indirectly, make any payment of any Subordinated Indebtedness and may not acquire any Subordinated Indebtedness for cash or property until all Senior Indebtedness has been paid in full in cash. Each holder of the Note hereby agrees that, so long as any such Default or Event of Default in respect of any issue of Senior Indebtedness exists, it will not sue for, or otherwise take any action to enforce the Company’s obligations to pay, amounts owing in respect of the Note.
          (d) In the event that notwithstanding the provisions of the preceding clauses (a) and (b) of this Section, the Company shall make any payment on account of the Subordinated Indebtedness at a time when payment is not permitted by said clauses (a) or (b), such payment shall be held by the holder of the Note, in trust for the benefit of, and shall be paid promptly over and delivered to, the Administrative Agent (as defined in Section 1.7 of this Annex A) for application to the payment in full in cash of all the Senior Indebtedness.
     1.3 Subordination to Prior Payment of all Senior Indebtedness on Dissolution, Liquidation or Reorganization of Company. Upon any distribution of assets of the Company upon dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency, receivership proceedings, upon an assignment for the benefit of creditors or otherwise):

EXH. J-25

          (a) holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash of all Senior Indebtedness (including, without limitation, post-petition interest at the rate provided in the documentation with respect to the Senior Indebtedness, whether or not such post-petition interest is an allowed claim against the Company in any bankruptcy or similar proceeding) before the holder of the Note is entitled to receive any payment of any kind or character on account of the Subordinated Indebtedness;
          (b) any payment or distributions of assets of the Company of any kind or character, whether in cash, property or securities to which the holder of the Note would be entitled except for the provisions of this Annex A, shall be paid by the liquidating trustee or Administrative Agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or Administrative Agent, directly to the Administrative Agent for application to the payment in full in cash of all the Senior Indebtedness; and
          (c) in the event that, notwithstanding the foregoing provisions of this Section any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, shall be received by the holder of the Note on account of Subordinated Indebtedness before all Senior Indebtedness is paid in full in cash, such payment or distribution shall be received and held in trust for and shall be paid over to the Administrative Agent for application to the payment in full in cash of all the Senior Indebtedness.
     1.4 Subrogation. Subject to the prior payment in full in cash of all Senior Indebtedness, the holder of the Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until all amounts owing on the Note shall be paid in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Company or by or on behalf of the holder of the Note by virtue of this Annex A which otherwise would have been made to the holder of the Note shall, as between the Company, its creditors (other than the holders of Senior Indebtedness) and the holder of the Note, be deemed to be payment by the Company to or on account of the Senior Indebtedness, it being understood that the provisions of this Annex A are and are intended solely for the purpose of defining the relative rights of the holder of the Note, on the one hand, and the holders of the Senior Indebtedness, on the other hand.
     1.5 Obligation of the Company Unconditional. Nothing contained in this Annex A or in the Note is intended to or shall impair, as between the Company and the holder of the Note, the obligation of the Company, which is absolute and unconditional, to pay to the holder of the Note the principal of and interest on the Note as and when the same shall become due and payable in accordance with their terms.
     1.6 Subordination Rights not Impaired by Acts or Omissions of Company or Holders of Senior Indebtedness. No right of the Administrative Agent or any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act in good faith by the Administrative Agent or any such holder, or by any noncompliance by the Company with the terms and provisions of the Note, regardless of any knowledge thereof which the Administrative Agent or such holder may have or be otherwise charged with. The Administrative Agent and the holders of the Senior Indebtedness may, without in any way affecting the obligations of the holder of the Note with respect hereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, any Senior Indebtedness (including, without limitation, increase the amount of Senior Indebtedness by extending additional credit to the Company) or amend, modify or supplement any agreement or

EXH. J-26

instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness, including, without limitation, the waiver of any Default or Event of Default or the release of any Collateral (as such terms are defined in the Credit Agreement referred to in Section 1.7 of this Annex A) securing such Senior Indebtedness, all without notice to or assent from the holder of the Note.
     1.7 Senior Indebtedness. The term “Senior Indebtedness” shall mean all Secured Obligations of the Company under, or in respect of, the Credit Agreement, dated as of September 9, 2011 (the “Credit Agreement”), among the Company, the various financial institutions party thereto from time to time and U.S. Bank National Association, as administrative agent, and any other Loan Document (as therein defined) to which the Company is a party, and in each case any renewal, extension, restatement, refinancing or refunding thereof. As used herein, the term “Secured Obligation” shall mean any principal, interest, premium, penalties, fees, expenses, indemnities and other liabilities and obligations payable under the documentation governing any Senior Indebtedness (including interest after the commencement of any Debtor Relief Laws, whether or not such interest is an allowed claim against the debtor in any such proceeding). All other capitalized terms used herein without definition shall have the meanings provided for in the Credit Agreement.

EXH. J-27

EXHIBIT K
FORM OF SECURITY AGREEMENT
     This SECURITY AGREEMENT, dated as of September 9, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by MOLINA HEALTHCARE, INC., a Delaware corporation (the “Borrower”), and each of the other Persons (such capitalized term and all other capitalized terms not otherwise defined herein to have the meanings provided for in Article I) listed on the signature pages hereof (such other Persons, together with the Additional Grantors (as defined in Section 7.2(b)) and the Borrower are collectively referred to as the “Grantors” and individually as a “Grantor”), in favor of U.S. BANK NATIONAL ASSOCIATION as administrative agent (in such capacity, the “Administrative Agent”) for each of the Secured Parties.
W I T N E S S E T H:
     WHEREAS, pursuant to a Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the various financial institutions as are, or may from time to time become, parties thereto and the Administrative Agent, and the other Loan Documents referred to therein, the Secured Parties have agreed to make Credit Extensions and other financial accommodations available to or for the benefit of the Grantors;
     WHEREAS, as a condition precedent to the making of the initial Credit Extension under the Credit Agreement, each Grantor is required to execute and deliver this Agreement; and
     WHEREAS, each Grantor has duly authorized the execution, delivery and performance of this Agreement;
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders and the LC Issuer to make Credit Extensions (including the initial Credit Extension) to the Borrower pursuant to the Credit Agreement, each Grantor agrees, for the benefit of each Secured Party, as follows:
ARTICLE I.
DEFINITIONS
     1.1 Definitions. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):
     “Account” means a right to payment of a monetary obligation, whether or not earned by performance (and shall include invoices, contracts, rights, accounts receivable, notes, refunds, indemnities, interest, late charges, fees, undertakings, and all other obligations and amounts owing to any Grantor from any Person):
          (a) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of;
          (b) for services rendered or to be rendered;
          (c) for a policy of insurance issued or to be issued;

EXH. K-1

          (d) for a secondary obligation incurred or to be incurred; or
          (e) arising out of the use of a credit or charge card or information contained on or for use with the card.
     “Account Control Agreement” means an account control agreement in form and substance reasonably satisfactory to the Administrative Agent, entered into among a Grantor, the Administrative Agent and the bank or Securities Intermediary where a Deposit Account or Securities Account, respectively, of such Grantor is maintained, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
     “Additional Grantors” is defined in clause (b) of Section 7.2.
     “Administrative Agent” is defined in the preamble.
     “Agreement” is defined in the preamble.
     “Authenticate” means:
          (a) to sign; or
          (b) to execute or otherwise adopt a symbol, or encrypt or similarly process a record in whole or in part, with the present intent of the authenticating person to identify the person and adopt or accept a record.
     “Borrower” is defined in the preamble.
     “Chattel Paper” means a record or records that evidence both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, a security interest in specific goods and license of software used in the goods, a lease of specific goods, or a lease of specific goods and license of software used in the goods.
     “Collateral” is defined in Section 2.1.
     “Collateral Account” means, for each Grantor, a deposit account in the name of the Administrative Agent and subject to the sole dominion and control of the Administrative Agent.
     “Commercial Tort Claim” means a claim arising in tort with respect to which:
          (a) the claimant is an organization; or
          (b) the claimant is an individual and the claim:
               (i) arose in the course of the claimant’s business or profession; and
               (ii) does not include damages arising out of personal injury to or the death of an individual.
     “Commodity Account” means an account maintained by a Commodity Intermediary in which a Commodity Contract is carried out for a Commodity Customer.

EXH. K-2

     “Commodity Contract” means a commodity futures contract, an option on a commodity futures contract, a commodity option or any other contract that, in each case, is
          (a) traded on or subject to the rules of a board of trade that has been designated as a contract market for such a contract pursuant to the federal commodities laws; or
          (b) traded on a foreign commodity board of trade, exchange or market, and is carried on the books of a Commodity Intermediary for a Commodity Customer.
     “Commodity Customer” means a Person for whom a Commodity Intermediary carries a Commodity Contract on its books.
     “Commodity Intermediary” means:
          (a) a Person who is registered as a futures commission merchant under the federal commodities laws; or
          (b) a Person who in the ordinary course of its business provides clearance or settlement services for a board of trade that has been designated as a contract market pursuant to federal commodities laws.
     “Computer Hardware and Software Collateral” means:
          (a) all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware;
          (b) all software programs (including both source code, object code and all related applications and data files), whether now owned or hereafter acquired by each Grantor, designed for use on the computers and electronic data processing hardware described in clause (a)above;
          (c) all licenses and leases of software programs;
          (d) all firmware associated therewith;
          (e) all documentation (including flow charts, logic diagrams, manuals, guides and specifications) with respect to such hardware, software and firmware described in the preceding clauses (a) through (d); and
          (f) all rights with respect to all of the foregoing, including any and all copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, additions, modifications or model conversions of any of the foregoing.
     “Control” means the act or condition of gaining or maintaining control of collateral by any appropriate method under the U.C.C.
     “Copyright Collateral” means:
          (a) all copyrights of each Grantor, whether statutory or common law, registered or unregistered, now or hereafter in force throughout the world including all of such Grantor’s right, title and

EXH. K-3

interest in and to all copyrights registered in the United States Copyright Office or anywhere else in the world and also including the copyrights referred to in Item A of Schedule IV attached hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.14 hereof), and all applications for registration thereof, whether pending or in preparation;
          (b) all copyright licenses, including each copyright license referred to in Item B of Schedule IV attached hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.14 hereof); and
          (c) all proceeds of, and rights associated with, the foregoing, including any claim by each Grantor against third parties for past, present or future infringement or dilution of any Copyright, Copyright registration or Copyright license, including any Copyright, Copyright registration or Copyright license referred to in Item A of Schedule IV attached hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.14), or for breach or enforcement of any Copyright license.
     “Credit Agreement” is defined in the first recital.
     “Deposit Account” means a demand, time, savings, passbook, or similar account (including all bank accounts, collection accounts and concentration accounts, together with all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing such accounts) maintained with a bank.
     “Documents” means a document of title or a receipt of the type described in Section 7-201(2) of the U.C.C.
     “Electronic Chattel Paper” means Chattel Paper evidenced by a record or records consisting of information stored in an electronic medium.
     “Entitlement Holder” means a Person identified in the records of a Securities Intermediary as the Person having a Security Entitlement against the Securities Intermediary. If a person acquires a Security Entitlement by virtue of Section 8-501(b)(2) or (3) of the U.C.C., such person is the Entitlement Holder.
     “Equipment” means all machinery, equipment in all its forms, wherever located, including all computers, furniture and furnishings, all other property similar to the foregoing (including tools, parts, rolling stock and supplies of every kind and description), components, parts and accessories installed thereon or affixed thereto and all parts thereof, and all Fixtures and all accessories, additions, attachments, improvements, substitutions and replacements thereto and therefor.
     “Financial Asset” means:
          (a) a Security;
          (b) an obligation of a Person or a share, participation or other interest in a Person or in property or an enterprise of a Person, which is, or is of a type, dealt with in or traded on financial markets, or which is recognized in any area in which it is issued or dealt in as a medium for investment; or
          (c) any property that is held by a Securities Intermediary for another person in a Securities Account if the Securities Intermediary has expressly agreed with the other Person that the property is to be treated as a Financial Asset under Article 8 of the U.C.C. As the context requires, the term Financial Asset shall mean either the interest itself or the means by which a Person’s claim to it is

EXH. K-4

evidenced, including a certificated or uncertificated Security, a certificate representing a Security or a Security Entitlement.
     “Fixtures” means all items of Equipment, whether now owned or hereafter acquired, of any Grantor that become so related to particular real estate that an interest in them arises under any real estate law applicable thereto.
     “General Intangible” means any personal property, including things in action, Payment Intangibles and software, other than Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Goods, Health-Care-Insurance Receivables, Instruments, Investment Property, Letter-of-Credit Rights, Letters of Credit, money, and oil, gas, or other minerals before extraction.
     “Goods” means all things that are movable when a security interest attaches, including computer programs embedded in goods and any supporting information provided in connection with a transaction relating to the program if (i) the program is associated with the goods in such a manner that is customarily is considered part of the goods, or (ii) by becoming the owner of the goods, a person acquires a right to use the program in connection with the goods.
     “Grantor” and “Grantors” are defined in the preamble.
     “Health-Care-Insurance Receivable” means an interest in or claim under a policy of insurance which is a right to payment of a monetary obligation for health-care goods or services provided.
     “Indemnified Party” is defined in Section 6.2.
     “Instrument” means a negotiable instrument or any other writing that evidences a right to the payment of a monetary obligation, is not itself a security agreement or lease, and is of a type that in ordinary course of business is transferred by delivery with any necessary endorsement or assignment.
     “Intellectual Property Collateral” means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral.
     “Intellectual Property Security Agreement” means a memorandum agreement with respect to the security interest granted by any Grantor pursuant to this Agreement in the Copyright Collateral, Patent Collateral or Trademark Collateral of such Grantor which is registered under the federal Laws of the United States of America or the Laws of any foreign country, which agreement shall be in the form of Exhibit B hereto and otherwise in form for filing in the United States Patent and Trademark Office, the United States Copyright Office or in the corresponding filing office under the Laws of such foreign jurisdiction, as applicable, from such Grantor, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
     “Inventory” means Goods, other than farm products, which:
          (a) are leased by a Person as lessor;
          (b) are held by a Person for sale or lease or to be furnished under a contract of service;
          (c) are furnished by a Person under a contract of service; or

EXH. K-5

          (d) consist of raw materials, work in process, or materials used or consumed in a business, and includes, without limitation, (i) finished goods, returned goods and materials and supplies of any kind, nature or description which are or might be used in connection with the manufacture, packing, shipping, advertising, selling or finishing of any of the foregoing; (ii) all goods in which a Grantor has an interest in mass or a joint or other interest or right of any kind (including goods in which Grantor has an interest or right as consignee); (iii) all goods which are returned to or repossessed by any Grantor; and (iv) all accessions thereto, products thereof and documents therefor.
     “Investment Property” means all Securities (whether certificated or uncertificated), Security Entitlements, Securities Accounts, Financial Assets, Commodity Contracts and Commodity Accounts of each Grantor; provided, however, that Investment Property shall not include any certificated Securities constituting Collateral (as defined in the Pledge Agreement).
     “Letter-of-Credit Right” means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance, but excludes the right of a beneficiary to demand payment or performance under a letter of credit.
     “Loan Documents” is defined in the Credit Agreement.
     “Material Contract Collateral” means, with respect to each Grantor, all Material Contracts to which such Grantor is now or may hereafter become a party and all Accounts thereunder, including (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Material Contracts, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Material Contracts, (iii) claims of such Grantor for such damages arising out of or for breach of or default under the Material Contracts and (iv) the right of such Grantor to terminate the Material Contracts, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder.
     “Material Contracts” is defined in the Credit Agreement.
     “Patent Collateral” means:
          (a) all letters patent and applications for letters patent throughout the world (including all patent applications in preparation for filing anywhere in the world), including each patent and patent application referred to in Item A of Schedule II attached hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.14 hereof);
          (b) all patent licenses, including each patent license referred to in Item B of Schedule II attached hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.14 hereof);
          (c) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clauses (a) and (b) above; and
          (d) all proceeds of, and rights associated with, the foregoing (including license royalties and proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, including any patent or patent application referred to in Item A of Schedule II attached hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.14 hereof), and for breach or enforcement of any patent license, including any patent license

EXH. K-6

referred to in Item B of Schedule II attached hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.14 hereof), and all rights corresponding thereto throughout the world.
     “Payment Intangible” means a general intangible under which the account debtor’s principal obligation is a monetary obligation.
     “Pledged Deposits” means all time deposits of money (other than Deposit Accounts and Instruments), whether or not evidenced by certificates, which a Grantor may from time to time designate as pledged to the Administrative Agent or to any Secured Party as security for any Secured Obligations, and all rights to receive interest on said deposits.
     “Proceeds” means the following property:
          (a) whatever is acquired upon the sale, lease, license, exchange, or other disposition of the Collateral;
          (b) whatever is collected on, or distributed on account of, the Collateral;
          (c) rights arising out of the Collateral;
          (d) to the extent of the value of the Collateral, claims arising out of the loss, nonconformity, or interference with the use of, defects or infringement of rights in, or damage to, the Collateral; or
          (e) to the extent payable to the debtor or the secured party, insurance payable by reason of the loss or nonconformity of, defects or infringement of rights in, or damage to, the Collateral.
     “Receivables Collateral” means, collectively, Accounts, Health-Care-Insurance Receivables, Documents, Instruments and Chattel Paper.
     “Secured Obligations” is defined in Section 2.2.
     “Securities” means any obligations of an issuer or any shares, participations or other interests in an issuer or in property or an enterprise of an issuer which:
          (a) are represented by a certificate representing a security in bearer or registered form, or the transfer of which may be registered upon books maintained for that purpose by or on behalf of the issuer;
          (b) are one of a class or series or by their terms is divisible into a class or series of shares, participations, interests or obligations; and
          (c) (i) are, or are of a type, dealt with or traded on securities exchanges or securities markets or (ii) are a medium for investment and by their terms expressly provide that they are a security governed by Article 8 of the U.C.C.
     “Securities Account” shall mean an account to which a Financial Asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise rights that comprise the Financial Asset.

EXH. K-7

     “Securities Intermediary” means:
          (a) a clearing corporation; or
          (b) a Person, including a bank or broker, that in the ordinary course of its business maintains securities accounts for others and is acting in that capacity.
     “Security Entitlements” means the rights and property interests of an Entitlement Holder with respect to a Financial Asset.
     “Supporting Obligation” means a Letter-of-Credit Right or secondary obligation that supports the payment or performance of an Account, Chattel Paper, Document, General Intangible, Instrument or Investment Property, including, without limitation, all security agreements, guaranties, leases and other contracts securing or otherwise relating to any such Accounts, Chattel Paper, Documents, General Intangible, Instruments or Investment Property, including Goods represented by the sale or lease of delivery which gave rise to any of the foregoing, returned or repossessed merchandise and rights of stoppage in transit, replevin, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party.
     “Tangible Chattel Paper” means Chattel Paper evidenced by a record or records consisting of information that is inscribed on a tangible medium.
     “Termination Date” means the date on which the latest of the following events occurs:
          (a) the payment in full in cash of the Secured Obligations (other than unliquidated obligations that have not yet arisen);
          (b) the Facility Termination Date; and
          (c) the termination or expiration of all Facility LCs and all other Secured Obligations (other than unliquidated obligations that have not yet arisen).
     “Trademark Collateral” means:
          (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, service marks, certification marks, collective marks, logos, other source of business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of a like nature (all of the foregoing items in this clause (a) being collectively called a “Trademark”), now existing anywhere in the world or hereafter adopted or acquired, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America or any State thereof or any foreign country, including those referred to in Item A of Schedule III attached hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.14);
          (b) all Trademark licenses, including each Trademark license referred to in Item B of Schedule III attached hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.14);

EXH. K-8

          (c) all reissues, extensions or renewals of any of the items described in clauses (a) and (b) above;
          (d) all of the goodwill of the business connected with the use of, and symbolized by the items described in, clauses (a) and (b) above; and
     (e) all proceeds of, and rights associated with, the foregoing, including any claim by each Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, including any Trademark, Trademark registration or Trademark license referred to in Item B of Schedule III attached hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.14), or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license.
     “Trade Secrets Collateral” means common law and statutory trade secrets and all other confidential or proprietary information and all know-how obtained by or used in or contemplated at any time for use in the business of any Grantor (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form (including all documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licenses), including each Trade Secret license referred to in Schedule V attached hereto, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license.
     “U.C.C.” means the Uniform Commercial Code as from time to time in effect in the State of New York or, with respect to any Collateral located in any state or jurisdiction other than the State of New York, the Uniform Commercial Code as from time to time in effect in such state or jurisdiction.
     1.2 Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.
     1.3 U.C.C. Definitions. Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the U.C.C. are used in this Agreement, including its preamble and recitals, with such meanings.
ARTICLE II.
SECURITY INTEREST
     2.1 Grant of Security. Each Grantor hereby assigns and pledges to the Administrative Agent for its benefit and the ratable benefit of each of the Secured Parties, and hereby grants to the Administrative Agent for its benefit and the ratable benefit of each of the Secured Parties a security interest in all of its right, title and interest in and to the following, whether now or hereafter existing or acquired (collectively, the “Collateral”):
          (a) all Equipment in all of its forms of such Grantor;
          (b) all Inventory in all of its forms of such Grantor;
          (c) all Receivables Collateral in all of its forms, including all Accounts, Documents, Instruments, Health-Care-Insurance Receivables and Chattel Paper, of such Grantor;

EXH. K-9

          (d) to the extent not included under clause (c) above, all Material Contract Collateral in all its forms of such Grantor;
          (e) all General Intangibles in all of its forms, including all Payment Intangibles, of such Grantor;
          (f) all Supporting Obligations of such Grantor;
          (g) all Intellectual Property Collateral in all of its forms of such Grantor;
          (h) all Investment Property in all of its forms, including all Securities Accounts, of such Grantor;
          (i) all Deposit Accounts of such Grantor;
          (j) all Commercial Tort Claims of such Grantor;
          (k) all Pledged Deposits of such Grantor;
          (l) all other Goods of such Grantor;
          (m) all of such Grantor’s books, records, writings, data bases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section 2.1;
          (n) all of such Grantor’s other property and rights of every kind and description and interests therein, including all moneys, securities and other property, now or hereafter held or received by, or in transit to, the Administrative Agent or any Secured Party from or for such Grantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise; and
          (o) all Proceeds of any and all of the foregoing Collateral; provided, however, that the Collateral shall not include any of Grantor’s rights, title or interest in or to (i) Intellectual Property if the grant of such security interest shall constitute or result in abandonment, invalidation or rendering unenforceable any right, title or interest of any Grantor therein, (ii) any license, contract or agreement to which Grantor is a party only to the extent that such a grant would, under the laws thereof, result in a breach or termination of the terms of any such license, contract or agreement (provided that such Grantor shall use all reasonable efforts to obtain all requisite consent to enable such Grantor to provide a security interest in such asset, and immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include all such rights and interests as if such provision had never been in effect) or (iii) the Specified Real Estate.
     2.2 Security for Secured Obligations. The Collateral of each Grantor under this Agreement secures the prompt payment in full of all Secured Obligations of such Grantor under the Loan Documents, whether for principal, interest, costs, fees, expenses, indemnities or otherwise and whether now or hereafter existing.
     2.3 Continuing Security Interest; Transfer of Credit Extensions. This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the Termination Date, be binding upon each Grantor, its successors, transferees and assigns, and inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and each other Secured Party. Without limiting the generality of the foregoing, any

EXH. K-10

Secured Party may assign or otherwise transfer (in whole or in part) any Credit Extension held by it to any other Person as permitted by the terms and provisions of the Credit Agreement, and such other Person shall thereupon become vested with all the rights and benefits in respect thereof granted to such Secured Party under any Loan Document (including this Agreement) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of Section 12.1 and Article X of the Credit Agreement.
     2.4 Grantors Remain Liable. Anything herein to the contrary notwithstanding,
          (a) each Grantor shall remain liable under the contracts and agreements included in the Collateral (including the Material Contracts) to the extent set forth therein,
          (b) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral, and
          (c) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any such contracts or agreements included in the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
     2.5 Security Interest Absolute. All rights of the Administrative Agent and the security interests granted to the Administrative Agent hereunder, and all obligations of each Grantor hereunder, shall be absolute and unconditional, irrespective of any of the following conditions, occurrences or events:
          (a) any lack of validity or enforceability of any Loan Document;
          (b) the failure of any Secured Party to assert any claim or demand or to enforce any right or remedy against the Borrower, any other Grantor or any other Person under the provisions of any Loan Document or otherwise or to exercise any right or remedy against any other guarantor of, or collateral securing, any Secured Obligation;
          (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other extension, compromise or renewal of any Secured Obligation, including any increase in the Secured Obligations resulting from the extension of additional credit to any Grantor or any other obligor or otherwise;
          (d) any reduction, limitation, impairment or termination of any Secured Obligation for any reason, other than pursuant to an amendment or waiver pursuant to Section 7.2 hereof, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Grantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligation or otherwise;
          (e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of any other Loan Document;

EXH. K-11

          (f) any addition, exchange, release, surrender or non-perfection of any collateral (including the Collateral), or any amendment to or waiver or release of or addition to or consent to departure from any guaranty, for any of the Secured Obligations; or
          (g) any other circumstances which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower, any other Grantor or otherwise.
     2.6 Waiver of Subrogation. Until the Termination Date, no Grantor shall exercise any claim or other rights which it may now or hereafter acquire against any other Grantor that arises from the existence, payment, performance or enforcement of such Grantor’s Secured Obligations under this Agreement, including any right of subrogation, reimbursement, exoneration or indemnification, any right to participate in any claim or remedy against any other Grantor or any collateral which the Administrative Agent now has or hereafter acquires, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any other Grantor, directly or indirectly, in cash or other property or by setoff or in any manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Grantor in violation of the preceding sentence, such amount shall be deemed to have been paid for the benefit of the Secured Parties, and shall promptly be paid to the Administrative Agent to be credited and applied upon the Secured Obligations, whether matured or unmatured. Each Grantor acknowledges that it will receive direct and indirect benefits for the financing arrangements contemplated by the Loan Documents and that the agreement set forth in this Section is knowingly made in contemplation of such benefits.
     2.7 Release; Termination.
          (a) Upon any sale, transfer or other disposition of any item of Collateral of any Grantor permitted by, and in accordance with Section 6.23 of the Credit Agreement, the Administrative Agent will promptly, at such Grantor’s expense and without any representations, warranties or recourse of any kind whatsoever, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Event of Default shall have occurred and be continuing and (ii) such Grantor shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral, together with a form of release for execution by the Administrative Agent (which release shall be in form and substance satisfactory to the Administrative Agent) and a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents.
          (b) At the direction of the Required Lenders, the Administrative Agent will, at such Grantor’s expense, execute and deliver to such Grantor such documents, instruments or other evidence as such Grantor reasonably requests to evidence the release of such item of Collateral from the assignment and security interest granted hereby.
          (c) Upon the Termination Date, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Administrative Agent will, at the applicable Grantor’s expense and without any representations, warranties or recourse of any kind whatsoever, execute and deliver to such Grantor such documents and take such other actions as such Grantor shall reasonably request to evidence such termination and deliver to such Grantor all Instruments, Tangible Chattel Paper and negotiable documents representing or evidencing the Collateral then held by the Administrative Agent.

EXH. K-12

     2.8 Health Care Regulations. In the event of any enforcement against the Collateral, the Administrative Agent and each Grantor will be required to comply with the Health Care Regulations in the state in which each such Grantor operates prior to acquiring title to or selling such Collateral. Additionally, each Grantor shall cooperate with reasonable requests from the Administrative Agent following such enforcement against the Collateral in connection with the Administrative Agent’s efforts to acquire title or sell Collateral in compliance with the Health Care Regulations.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
     Each Grantor represents and warrants unto each Secured Party as set forth in this Article.
     3.1 Scheduled Information. Set forth in the Schedules to this Agreement is the following information for each Grantor, all of which is accurate and complete as of the Closing Date and as of each date on which such Schedules are supplemented pursuant to Section 4.14 hereof:
          (a) Location of Grantors. Item A of Schedule I hereto identifies for such Grantor (i) the state in which it is organized, (ii) the relevant organizational identification number (or states that one does not exist), and (iii) the principal place of business and chief executive office of such Grantor and the office where such Grantor keeps its records concerning the Collateral, and where the original copies of each Material Contract and all originals of all Tangible Chattel Paper are located.
          (b) Leased Properties; Warehouses; etc. Except as disclosed in Item B of Schedule I hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.14 hereof), none of the Collateral is in the possession of any consignee, bailee, warehouseman, agent or processor, located on any leased property or subject to the Control of any Person, other than the Administrative Agent, such Grantor or another Grantor.
          (c) Trade Names. Except as set forth in Item C of Schedule I hereto, such Grantor has no trade names and has not been known by any legal name different from the one set forth on the signature page hereto.
          (d) Commercial Torts Claims. Item D of Schedule I hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.14 hereof), describes all Commercial Tort Claims owned by each Grantor as of the date hereof and as of the date of each supplement to such Schedule delivered pursuant to Section 4.14 hereof.
          (e) Government Contracts. Except as notified by such Grantor to the Administrative Agent in writing, such Grantor is not a party to any one or more Federal, state or local government contracts.
          (f) Deposit Accounts; Securities Accounts. Schedule VI hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.14 hereof) accurately identifies each Deposit Account and each Securities Account of each Grantor as of the date hereof and as of the date of each supplement to such Schedule delivered pursuant to Section 4.14 hereof.
     3.2 Ownership, No Liens, etc. Such Grantor owns its portion of the Collateral free and clear of any Lien, except for the security interest created by this Agreement and Permitted Liens.
     3.3 Negotiable Documents, Instruments and Chattel Paper. Such Grantor has delivered into the Administrative Agent’s possession all originals of all negotiable documents, Instruments and

EXH. K-13

Tangible Chattel Paper currently owned or held by such Grantor (duly endorsed in blank, if requested by the Administrative Agent).
     3.4 Intellectual Property Collateral. With respect to any Intellectual Property Collateral that is material to the operations of any Grantor, such Grantor has made all necessary filings and recordations to protect its interest in such Intellectual Property Collateral, including recordations of all of its interests in the Patent Collateral and Trademark Collateral in the United States Patent and Trademark Office;
     3.5 Validity, etc. This Agreement creates a valid, first priority security interest in the Collateral in which the Grantors now have rights and all Proceeds thereof, subject to no other Liens other than Permitted Liens, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken (or, in the case of the filings referred to in Section 3.6, have been delivered to the Administrative Agent pursuant to the Credit Agreement).
     3.6 Authorization, Approval, etc. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority (other than the filing of financing statements in the U.C.C. filing offices of each jurisdiction referred to in Section 3.1(a)(i) and, if there is any Intellectual Property Collateral, the filing of this Agreement or Intellectual Property Security Agreements with the United States Patent and Trademark Office) is required either (a) for the grant by such Grantor of the security interest granted hereby or for the execution, delivery and performance of this Agreement by such Grantor or (b) for the perfection of or the exercise by the Administrative Agent of its rights and remedies hereunder.
     3.7 Loan Documents. Each Grantor makes each representation and warranty made in the Loan Documents by the Borrower or any other Loan Party with respect to such Grantor, as if such representation and warranty were expressly set forth herein.
     3.8 Material Contracts. During the continuance of an Event of Default, upon the request of the Administrative Agent, each Grantor shall obtain and deliver, with respect to each Material Contract, a written consent to the assignment to the Administrative Agent of such Material Contract pursuant to this Agreement in substantially the form of Exhibit A hereto.
ARTICLE IV.
COVENANTS
     Each Grantor covenants and agrees that, until the Termination Date, such Grantor will, unless the Administrative Agent with the consent of the Required Lenders shall otherwise agree in writing, perform the obligations set forth in this Section.
     4.1 As to Collateral Generally.
          (a) Upon request of the Administrative Agent after the occurrence and during the continuance of any Event of Default, each Grantor will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder.
          (b) After the occurrence and during the continuance of any Event of Default, the Administrative Agent is authorized to endorse, in the name of each Grantor, any item, howsoever

EXH. K-14

received by the Administrative Agent, representing any payment on or other proceeds of any of the Collateral.
     4.2 Insurance. Each Grantor will maintain or cause to be maintained insurance as provided in Section 6.7 of the Credit Agreement. All proceeds of insurance maintained by each Grantor so covering the Collateral shall be applied to the payment of the Secured Obligations under the circumstances provided for in the Credit Agreement. Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or Administrative Agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required by Section 6.7 of the Credit Agreement or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems advisable. All sums disbursed by the Administrative Agent in connection with this Section, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Administrative Agent and shall be additional Secured Obligations secured hereby.
     4.3 Transfers and Other Liens. No Grantor shall:
          (a) sell, assign (by operation of Law or otherwise) or otherwise dispose of any of the Collateral, except as permitted by Section 6.23 of the Credit Agreement; or
          (b) create or suffer to exist any Lien upon or with respect to any of the Collateral, except for the security interest created by this Agreement and except those permitted by Section 6.19 of the Credit Agreement.
     4.4 Inspections and Verification. The Administrative Agent shall have the inspection rights set forth in Section 6.11 of the Credit Agreement.
     4.5 Bailees, Warehouses and Leased Premises.
          (a) Except as disclosed in Item B of Schedule I hereto (as such Schedule may be supplemented from time to time pursuant to Section 4.14 hereof), no Collateral shall at any time be in the possession or Control of any warehouseman, bailee or any of any Grantor’s agents or processors or located on any leased premises without the Administrative Agent’s prior written consent and unless the Administrative Agent, if the Administrative Agent has so requested pursuant to clause (b) of this Section 4.5, has received warehouse receipts or other bailee lien waivers reasonably satisfactory to the Administrative Agent prior to the commencement of such possession or Control.
          (b) Each Grantor shall, upon the request of the Administrative Agent, notify any such warehouseman, bailee, agent, processor or lessor identified in Item B of Schedule I hereto of the Liens granted to the Administrative Agent hereunder, shall instruct such Person to hold all such Collateral for the Administrative Agent’s account subject to the Administrative Agent’s instructions and shall use commercially reasonable efforts to obtain an acknowledgement reasonably satisfactory to the Administrative Agent from such Person that such Person holds the Collateral for the Administrative Agent’s benefit.

EXH. K-15

     4.6 As to Accounts, Chattel Paper, Documents and Instruments.
          (a) Each Grantor shall: (i) not change its (A) legal name, (B) identity or type of organization or corporate structure, (C) Federal Taxpayer Identification Number or organizational identification number or (D) jurisdiction of organization (whether pursuant to a transaction permitted pursuant to Section 6.22 of the Credit Agreement or otherwise) unless the Borrower or such Grantor has given at least thirty (30) days’ prior written notice to the Administrative Agent, and all actions necessary to maintain the Administrative Agent’s perfected first priority security interest shall have taken with respect to the Collateral of such Grantor; and (ii) hold and preserve such records and Chattel Paper (or copies of any such Chattel Paper so delivered to the Administrative Agent).
          (b) Upon written notice by the Administrative Agent to any Grantor, all Proceeds of Collateral received by such Grantor shall be delivered in kind to the Administrative Agent for deposit to the Collateral Account for such Grantor, and such Grantor shall not commingle any such proceeds, and shall hold separate and apart from all other property, all such Proceeds in express trust for the benefit of the Administrative Agent until delivery thereof is made to the Administrative Agent. The Administrative Agent will not give the notice referred to in the preceding sentence unless there shall have occurred and be continuing any Event of Default. No funds, other than proceeds of Collateral of a Grantor, will be deposited in the Collateral Account for such Grantor.
          (c) The Administrative Agent shall have the right to apply any amount in the Collateral Account to the payment of any Secured Obligations which are due and payable or payable upon demand, or to the payment of any Secured Obligations at any time that any Event of Default shall exist. Subject to the rights of the Administrative Agent, the Borrower on behalf of each Grantor shall have the right on each Business Day, with respect to and to the extent of collected funds in the Collateral Account, to require the Administrative Agent to purchase any cash equivalent Investment permitted under Section 6.20 of the Credit Agreement, provided that, in the case of certificated securities, the Administrative Agent will retain possession thereof as Collateral and, in the case of other Investment Property, the Administrative Agent will take such actions, including registration of such Investment Property in its name, as it shall determine is necessary to perfect its security interest therein. The Administrative Agent may at any time and shall promptly following any Grantor’s request therefor, so long as no Event of Default has occurred and is continuing, transfer to such Grantor’s general demand deposit account at the Administrative Agent or its bank (if not the Administrative Agent) any or all of the collected funds in the Collateral Account; provided, however, that any such transfer shall not be deemed to be a waiver or modification of any of the Administrative Agent’s rights under this Section. None of the Grantors will, without the Administrative Agent’s prior written consent (not to be unreasonably withheld, delayed or conditioned), grant any extension of the time of payment of any Receivables Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than (i) extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged and (ii) as otherwise permitted by the Credit Agreement.
     4.7 As to Intellectual Property Collateral.
          (a) No Grantor shall, unless such Grantor shall either (i) reasonably and in good faith determine (and notice of such determination shall have been delivered to the Administrative Agent) that any of the Patent Collateral is of negligible economic value to such Grantor or (ii) have a valid business purpose (exercised in the ordinary course of business) to do otherwise, do any act, or omit to do any act,

EXH. K-16

whereby any of the Patent Collateral may lapse or become abandoned or dedicated to the public or unenforceable.
          (b) No Grantor shall, and no Grantor shall permit any of its licensees to, unless such Grantor shall either (i) reasonably and in good faith determine (and notice of such determination shall have been delivered to the Administrative Agent) that any of the Trademark Collateral is of negligible economic value to such Grantor or (ii) have a valid business purpose (exercised in the ordinary course of business) to do otherwise,
     (1) fail to continue to use any of the Trademark Collateral in order to maintain all of the Trademark Collateral in full force free from any claim of abandonment for non-use;
     (2) fail to employ all of the Trademark Collateral registered with any Federal or state or foreign authority with an appropriate notice of such registration; or
     (3) do or permit any act or knowingly omit to do any act whereby any of the Trademark Collateral may lapse or become invalid or unenforceable.
          (c) No Grantor shall, unless such Grantor shall either reasonably and in good faith determine (and notice of such determination shall have been delivered to the Administrative Agent) that any of the Copyright Collateral or any of the Trade Secrets Collateral is of negligible economic value to such Grantor or have a valid business purpose (exercised in the ordinary course of business) to do otherwise, do or permit any act or knowingly omit to do any act whereby any of the Copyright Collateral or any of the Trade Secrets Collateral may lapse or become invalid or unenforceable or placed in the public domain except upon expiration of the end of an unrenewable term of a registration thereof.
          (d) Each Grantor, upon obtaining actual knowledge, shall notify the Administrative Agent promptly if it knows that any application or registration relating to any material item of the Intellectual Property Collateral may become abandoned or dedicated to the public or placed in the public domain or invalid or unenforceable, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any foreign counterpart thereof or any court) regarding such Grantor’s ownership of any of the Intellectual Property Collateral, its right to register the same or to keep and maintain and enforce the same.
          (e) After filing an application for the registration of any Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, Grantor shall promptly inform the Administrative Agent pursuant to Section 4.14 or otherwise and, upon request of the Administrative Agent, Grantors shall execute and deliver any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Intellectual Property Collateral and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.
          (f) Each Grantor shall take all necessary steps, as may be commercially reasonable, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, the Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation

EXH. K-17

proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation is permitted under the foregoing clauses (a)and (b)).
     4.8 [Intentionally Omitted.]
     4.9 Chattel Paper. Each Grantor will deliver to the Administrative Agent all Tangible Chattel Paper to the extent such Chattel Paper individually exceeds $100,000, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent. Each Grantor will provide the Administrative Agent with Control of all Electronic Chattel Paper by having the Administrative Agent identified as the assignee of the records(s) pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of Control set forth in the U.C.C. Each Grantor will also deliver to the Administrative Agent all security agreements securing any Chattel Paper and execute U.C.C. financing statement amendments assigning to the Administrative Agent any U.C.C. financing statements filed by such Grantor in connection with such security agreements. Each Grantor will mark conspicuously all Chattel Paper to the extent such Chattel Paper individually exceeds $100,000 with a legend, in form and substance reasonably satisfactory to the Administrative Agent, indicating that such Chattel Paper is subject to the Liens created hereunder.
     4.10 Letters of Credit. Each Grantor will deliver to the Administrative Agent all Letters of Credit in which it is the beneficiary and which individually have a face value exceeding $100,000, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent. Each Grantor will take any and all actions necessary (or reasonably requested by the Administrative Agent), from time to time, to cause the Administrative Agent to obtain exclusive Control of such Letter-of-Credit Rights owned by such Grantor in a manner reasonably acceptable to the Administrative Agent.
     4.11 Commercial Tort Claims. Each Grantor shall advise the Administrative Agent promptly upon such Grantor becoming aware, after the date hereof, that it owns any additional Commercial Tort Claims which individually have an aggregate value exceeding $1,000,000. With respect to any such Commercial Tort Claims, such Grantor will execute and deliver such documents as the Administrative Agent deems necessary to describe, create, perfect and protect the Administrative Agent’s first priority security interest in such Commercial Tort Claim.
     4.12 Bank Accounts; Securities Accounts. Upon receipt of a written request by the Administrative Agent, each Grantor shall enter into an Account Control Agreement with each financial institution with which such Grantor maintains from time to time any Deposit Account or any Securities Account with an average daily balance in excess of $500,000; provided that the aggregate average daily balance of all Deposit Accounts and Securities Accounts which are not then subject to an Account Control Agreement may not exceed $1,200,000. Each Grantor hereby grants to the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, a continuing security interest in all such Deposit Accounts and Securities Accounts and all funds and Investment Property at any time paid, deposited, credited or held in such Deposit Accounts and Securities Accounts (whether for collection, provisionally or otherwise) or otherwise in the possession of such financial institutions, and each such financial institution shall act as the Administrative Agent’s agent in connection therewith.
     4.13 Further Assurances, etc.
          (a) Each Grantor agrees that, from time to time at its own expense, such Grantor will as soon as reasonably practicable execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Administrative Agent may reasonably

EXH. K-18

request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor will take each of the following actions:
     (i) at the request of the Administrative Agent, mark conspicuously each of its records pertaining to any Collateral with a legend, in form and substance satisfactory to the Administrative Agent, indicating that such Chattel Paper is subject to the security interest granted hereby;
     (ii) if any Account shall be evidenced by a promissory note or other instrument or negotiable document, deliver and pledge to the Administrative Agent hereunder such promissory note, instrument or negotiable document duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent;
     (iii) file such financing or continuation statements, or amendments thereto, and execute and file such other instruments or notices (including (i) any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof and (ii) any Intellectual Property Security Agreement under the Laws of any applicable jurisdiction), as may be necessary, or as the Administrative Agent may reasonably request, in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Administrative Agent hereby;
     (iv) furnish to the Administrative Agent, from time to time at the Administrative Agent’s reasonable request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail;
     (v) take all actions that the Administrative Agent deems reasonably necessary or advisable to enforce collection of the Receivables Collateral;
     (vi) if requested by the Administrative Agent, use commercially reasonable efforts to cause the landlord, bailee, warehouseman or processor with Control over any Equipment or Inventory of such Grantor to transfer any such Equipment or Inventory to warehouses designated by the Administrative Agent;
     (vii) if requested by the Administrative Agent, each Grantor which owns or leases Equipment which is subject to a certificate of title statute that requires notation of a lien thereon to perfect a security interest therein shall deliver to the Administrative Agent all original certificates of title for such Equipment, shall take all necessary steps to cause the Administrative Agent’s security interest to be perfected in accordance with such statute and deliver to the Administrative Agent a schedule in reasonable detail describing such Equipment, registration number, license number and all other information required to comply with such statute; provided, however, that until the Administrative Agent makes such a request under this clause, the parties hereto acknowledge that the security interest of the Administrative Agent in such Collateral has not been perfected and all the representations and warranties, covenants and Events of Default contained herein and in

EXH. K-19

the other Loan Documents which would otherwise be violated shall be deemed modified to reflect the foregoing and not be violated; and
     (viii) from time to time, promptly following the Administrative Agent’s request, execute and deliver confirmatory written instruments pledging to the Administrative Agent the Collateral, but any such Grantor’s failure to do so shall not affect or limit the security interest granted hereby or the Administrative Agent’s other rights in and to the Collateral.
With respect to the foregoing and the grant of the security interest hereunder, each Grantor hereby authorizes the Administrative Agent to Authenticate and to file one or more financing or continuation statements, and amendments thereto, and make filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), in each case for the purpose of perfecting, continuing, enforcing or protecting the security interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party. A carbon, photographic, telecopied or other reproduction of this Agreement, any Intellectual Property Security Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by Law. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure that the perfection of the security interest in the Collateral granted to the Administrative Agent herein, including, without limitation, describing such property as “all assets of the Debtor whether now owned or hereafter acquired and wheresoever located, including all accessions thereto and proceeds thereof” or using words of similar import.
     4.14 Supplements to Scheduled Information. Concurrently with the delivery by the Borrower of each Compliance Certificate pursuant to Section 6.2(b) of the Credit Agreement, the Borrower, on behalf of each Grantor, shall deliver to the Administrative Agent the following applicable supplements to the Schedules hereto together with a certificate of Responsible Officers certifying that, as of the date thereof and after giving effect to the supplements to such Schedules delivered therewith, the representations and warranties in Article III hereof are true and correct in all material respects; for the avoidance of doubt, each supplement to the Schedules identified herein is only required to be delivered in the event that information contained on the corresponding previously delivered Schedules has changed:
          (a) a supplement to Item B of Schedule I hereto identifying any new consignee, warehouseman, agent, bailee, processor, leased property or other similar location where any Equipment or Inventory of such Grantor is located which is not already identified on such Schedule;
          (b) a supplement to Item D of Schedule I hereto describing any new Commercial Tort Claim owned by such Grantor which is not described on such Schedule;
          (c) a supplement to Schedule II, III, IV or V, as the case may be, describing any new Intellectual Property Collateral of the type referred to in such Schedule of such Grantor which is not described on such Schedule, together with an Intellectual Property Security Agreement or a supplement to an existing Intellectual Property Security Agreement of such Grantor with respect to such new Intellectual Property Collateral which is registered under Laws of the United States or the Laws of any foreign country, duly executed by such Grantor; and
          (d) a supplement to Schedule VI hereto which accurately describes each new Deposit Account or Securities Account of such Grantor which is not described on such Schedule, together with an

EXH. K-20

Account Control Agreement or a supplement to an existing such agreement, as the case may be, duly executed by the applicable bank or Securities Intermediary and such Grantor.
ARTICLE V.
THE ADMINISTRATIVE AGENT
     5.1 Appointment as Attorney-in-Fact. Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take, upon the occurrence and during the continuance of any Event of Default, any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement.
     5.2 The Administrative Agent may, at any time following the occurrence and during the continuance of any Event of Default, whether before or after any revocation of such power and authority or the maturity of any of the Secured Obligations, notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder and enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby.
     5.3 Administrative Agent Has No Duty.
          (a) In addition to, and not in limitation of, Section 2.4, the powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Neither the Administrative Agent nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof (including the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral). Neither the Administrative Agent nor any of its officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
          (b) Each Grantor assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Collateral. The Secured Obligations shall not be affected by any failure of the Administrative Agent to take any steps to perfect the security interest granted hereunder or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Grantor from any of its Secured Obligations.
ARTICLE VI.
REMEDIES
     6.1 Certain Remedies. If any Event of Default shall have occurred and be continuing:
          (a) The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the U.C.C. and also may take the following actions:

EXH. K-21

     (i) require each Grantor to, and each Grantor hereby agrees that it will, at its expense and upon the request of the Administrative Agent, promptly assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at its premises or another place designated by the Administrative Agent (whether or not the U.C.C. applies to the affected Collateral);
     (ii) without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by Law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by Law, at least ten (10) days’ prior notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification (unless such notice period is prescribed by Law). The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned;
     (iii) with respect to the Intellectual Property, on demand, to cause the security interest to become an assignment, transfer and conveyance of any of or all such Collateral by the applicable Grantors to the Administrative Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then existing licensing arrangements to the extent that waivers cannot be obtained);
     (iv) with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral and without liability for trespass to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral;
     (v) demand payment of its Receivables Collateral; (ii) enforce payments of its Receivables Collateral by legal proceedings or otherwise; (iii) exercise all of its rights and remedies with respect to proceedings brought to collect its Receivables Collateral; (iv) sell or assign its Receivables Collateral upon such terms, for such amount and at such times as the Administrative Agent deems advisable; (v) settle, adjust, compromise, extend or renew any of its Receivables Collateral; (vi) discharge and release any of its Receivables Collateral; (vii) prepare, file and sign such Grantor’s name on any proof of claim in bankruptcy or other similar document against any obligor of any of its Receivables Collateral; (viii) notify the post office authorities to change the address for delivery of such Grantor’s mail to an address designated by the Administrative Agent, and open and dispose of all mail addressed to the Grantor; and (ix) endorse such Grantor’s name upon any Chattel Paper, document, instrument, invoice, or similar document or agreement relating to any Receivables Collateral or any goods pertaining thereto;

EXH. K-22

     (vi) in the case of any Intellectual Property Collateral, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Secured Parties’ security interest in such Intellectual Property Collateral and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;
     (vii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;
     (viii) execute, in connection with any sale or other disposition provided for in this Section 6.1, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and
     (ix) (a) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (b) ask or demand for, collect, and receive payment of and give receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (c) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (d) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (e) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (f) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (g) notify, or require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent and change the post office box number or other address to which the Account Debtors make payments; (h) assign any Intellectual Property Collateral (along with the goodwill of the business to which any such Intellectual Property Collateral pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (i) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
          (b) All cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Administrative Agent, be held, to the extent permitted under applicable Law, by the Administrative Agent as additional collateral security for all or any part of the Secured Obligations, and/or then or at any time thereafter shall be applied (after payment of any amounts payable to the Administrative Agent pursuant to Section 9.6 of the Credit Agreement and Section 6.2 below) in whole or in part by the Administrative Agent for the ratable benefit of the Secured Parties against all or any part of the Secured Obligations in accordance with Section 8.2 of the Credit Agreement. Any surplus of such cash or cash proceeds held by the Administrative Agent and remaining after payment in full of all the Secured Obligations, and the

EXH. K-23

termination of all Commitments, shall be paid over to the Grantors or to whomsoever may be lawfully entitled to receive such surplus.
          (c) The Administrative Agent may exercise any and all rights and remedies of each Grantor under or in connection with the Collateral, including the right to sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of any Grantor for the Secured Obligations or under this Agreement or any other Loan Document and the Material Contracts or otherwise in respect of the Collateral, including any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, any Collateral.
The Administrative Agent shall give the Grantors ten (10) days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-612 of the U.C.C.) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or time within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchase or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by Law, private) sale made pursuant to this Section, any Secured Party may bid for or purchase, free (to the extent permitted by Law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by Law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. The Secured Obligations shall not be affected by any failure of the Administrative Agent to take any steps to perfect the security interest granted hereunder or to collect or realize upon the Collateral, nor shall loss or damage to the Collateral release any Grantor from any of its Secured Obligations.
     6.2 Indemnity and Expenses. Each Grantor agrees to jointly and severally indemnify and hold harmless the Administrative Agent, the Arranger, each other Secured Party, their respective affiliates, and each of their directors, officers and employees, agents and advisors (each an “Indemnified Party”) from and against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor (including reasonable fees, charges and disbursements of outside counsel) whether or not the Administrative Agent, the Arranger or such other Secured Party or any affiliate is a party thereto), which any of them may pay or incur arising

EXH. K-24

out of, in connection with, or as a result of, this Agreement and the other Loan Documents (including enforcement of this Agreement and the other Loan Documents), except to the extent that (x) they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the applicable Indemnified Party or (y) they result from a claim brought by any Loan Party against the applicable Indemnified Party for a material breach in bad faith of such Indemnified Party’s express obligations under this Agreement or the other Loan Documents pursuant to a claim made by the Grantor, if such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Each Grantor will upon demand pay to the Administrative Agent the amount of any and all reasonable expenses, including its reasonable attorneys’ fees and disbursements and the reasonable fees and disbursements of any experts and agents, which the Administrative Agent may incur in connection with the following:
          (a) the administration of this Agreement and the other Loan Documents;
          (b) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral;
          (c) the exercise or enforcement of any of the rights of the Administrative Agent or the Secured Parties hereunder; or
          (d) the failure by any Grantor to perform or observe any of the provisions hereof.
          The agreements in this Section 6.2 shall survive the termination of the Commitments and the repayment, satisfaction or discharge of the other obligations.
     6.3 Waivers. Each Grantor hereby waives any right, to the extent permitted by applicable Law, to receive prior notice of or a judicial or other hearing with respect to any action or prejudgment remedy or proceeding by the Administrative Agent to take possession, exercise control over or dispose of any item of Collateral where such action is permitted under the terms of this Agreement or any other Loan Document or by applicable Laws or the time, place or terms of sale in connection with the exercise of the Administrative Agent’s rights hereunder. Each Grantor waives, to the extent permitted by applicable Laws, any bonds, security or sureties required by the Administrative Agent with respect to any of the Collateral. Each Grantor also waives any damages (direct, consequential or otherwise) occasioned by the enforcement of the Administrative Agent’s rights under this Agreement or any other Loan Document, including, the taking of possession of any Collateral or the giving of notice to any Account Debtor or the collection of any Receivables Collateral, all to the extent that such waiver is permitted by applicable Laws but excluding damages caused by the Administrative Agent’s gross negligence or willful misconduct. Each Grantor also consents that the Administrative Agent, in connection with the enforcement of the Administrative Agent’s rights and remedies under this Agreement, may enter upon any premises owned by or leased to it without obligations to pay rent or for use and occupancy, through self-help, without judicial process and without having first obtained an order of any court. These waivers and all other waivers provided for in this Agreement and the other Loan Documents have been negotiated by the parties and each Grantor acknowledges that it has been represented by counsel of its own choice and has consulted such counsel with respect to its rights hereunder.

EXH. K-25

ARTICLE VII.
MISCELLANEOUS PROVISIONS
     7.1 Loan Document.
          (a) This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.
          (b) Concurrently herewith each Grantor is executing and delivering the Pledge Agreement pursuant to which each Grantor is pledging all the certificated Securities of such Grantor constituting Collateral (as defined in the Pledge Agreement). Such pledges shall be governed by the terms of the Pledge Agreement and not by this Agreement.
     7.2 Amendments, etc.; Additional Grantors; Successors and Assigns.
          (a) No amendment to or waiver of any provision of this Agreement nor consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and, with respect to any such amendment, by the Grantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          (b) Upon the execution and delivery by any Person of a Joinder Agreement (i) such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor, and each reference in this Agreement to “Grantor” shall also mean and be a reference to such Additional Grantor and (ii) the schedule supplements attached to each Joinder Agreement shall be incorporated into and become a part of and supplement Schedules I through VI hereto, as appropriate, and the Administrative Agent may attach such schedule supplements to such Schedules, and each reference to such Schedules shall mean and be a reference to such Schedules, as supplemented pursuant hereto.
          (c) Upon the delivery by the Borrower of each certificate of Responsible Officers certifying supplements to the Schedules to this Agreement pursuant to Section 4.14, the schedule supplements attached to each such certificate shall be incorporated into and become a part of and supplement Schedules I through VI hereto, as appropriate, and the Administrative Agent may attach such schedule supplements to such Schedules, and each reference to such Schedules shall mean and be a reference to such Schedules, as supplemented pursuant hereto.
          (d) This Agreement shall be binding upon each Grantor and its successors, transferees and assigns and shall inure to the benefit of the Administrative Agent and each other Secured Party and their respective successors, transferees and assigns; provided, however, that no Grantor may assign its obligations hereunder without the prior written consent of the Administrative Agent.
     7.3 Addresses for Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to each party hereto at the address set forth in Section 13.1(a) of the Credit Agreement (with any notice to a Grantor other than the Borrower being delivered to such Grantor in care of the Borrower). All such notices and other communications shall be deemed to be given or made at the times provided in Section 13.1(a) of the Credit Agreement.
     7.4 Section Captions. Section captions used in this Agreement are for convenience of reference only, and shall not affect the construction of this Agreement.

EXH. K-26

     7.5 Severability. Any provision in this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.
     7.6 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     7.7 Governing Law, Etc.
          (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
          (b) EACH GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND SUCH GRANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY SHALL BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY GRANTOR AGAINST THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.
     7.8 Waiver of Jury Trial. EACH GRANTOR, THE ADMINISTRATIVE AGENT AND EACH OTHER SECURED PARTY HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING

EXH. K-27

OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
     7.9 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE GRANTORS, THE ADMINISTRATIVE AGENT AND THE OTHER SECURED PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS AMONG THE GRANTORS, THE ADMINISTRATIVE AGENT AND THE OTHER SECURED PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF.
[Signature pages follow]

EXH. K-28

     IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

MOLINA HEALTHCARE, INC., a Delaware corporation
By:
Name:
Title:

MOLINA INFORMATION SYSTEMS, LLC, a California limited liability company
By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED: U.S. BANK NATIONAL ASSOCIATION as Administrative Agent
By:
Name:
Title:

EXH. K-29

SCHEDULE I
to
Security Agreement
Item A. State of Organization, Identification Number, Chief Executive Office

Organizational
Grantor	State of Organization	Identification Number	Chief Executive Office

Item B. Leased Property; Bailees
The Borrower and, solely with respect to the properties indicated as leased by MMS below, MMS maintain Collateral at the leased locations below:

Location (street address & state)	Lessor	Lessee

Item C. Trade Names

Grantor	Trade Name

Item D. Commercial Tort Claims

Description of Commercial
Grantor	Tort Claim

EXH. K-30

SCHEDULE II
to
Security Agreement
Item A. Patents
Issued Patents

Grantor	Country	Patent No.	Issue Date	Inventor(s)	Title

Pending Patent Applications

Grantor	Country	Serial No.	Filing Date	Inventor(s)	Title

Patent Applications in Preparation

Grantor	Country	Docket No.	Expected Filing Date	Inventor(s)	Title

Item B. Patent Licenses

Country or				Effective	Expiration	Subject
Territory	Licensor	Licensee	Date	Date	Date	Matter

EXH. K-31

SCHEDULE III
to
Security Agreement
Item A. Trademarks
Registered Trademarks

Grantor	Country	Trademark	Registration No.	Registration Date

Unregistered Trademarks

Grantor	Trademark

Pending Trademark Applications

Grantor	Country	Trademark	Serial No.	Filing Date

Trademark Applications in Preparation

				Expected	Products/
Grantor	Country	Trademark	Docket No.	Filing Date	Services

Item B. Trademark Licenses

Country or					Expiration
Territory	Trademark	Licensor	Licensee	Effective Date	Date

EXH. K-32

SCHEDULE IV
to
Security Agreement
Item A. Copyrights
Registered Copyrights

Grantor	Country	Registration No.	Registration Date	Author(s)	Title

Copyrights Pending Registration Applications

Grantor	Country	Serial No.	Filing Date	Author(s)	Title

Copyright Registration Applications in Preparation

Expected
Grantor	Country	Docket No.	Filing Date	Author(s)	Title

Item B. Copyright Licenses

	Country or			Effective	Expiration	Subject
Grantor	Territory	Licensor	Licensee	Date	Date	Matter

EXH. K-33

SCHEDULE V
to
Security Agreement
Trade Secret or Know-How Licenses

	Country or			Effective	Expiration	Subject
Grantor	Territory	Licensor	Licensee	Date	Date	Matter

EXH. K-34

SCHEDULE VI
to
Security Agreement
Deposit Accounts

Entity Bank	Account Type	Account Number	Bank Address & Officer
Securities Accounts

Entity Bank	Account Type	Account Number	Bank Address & Officer

EXH. K-35

EXHIBIT A
to
Security Agreement
FORM OF CONSENT AND AGREEMENT
     The undersigned hereby acknowledges notice of, and consents to the granting of a security interest in favor of, U.S. Bank National Association as administrative agent (together with any successor(s) thereto in such capacity, the “Administrative Agent”) for certain financial institutions, pursuant to the Security Agreement, dated as of September 9, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by Molina Healthcare, Inc. (the “Borrower”) and certain affiliates of the Borrower (the Borrower and such other persons are collectively referred to as the “Grantors” and individually as a “Grantor”), and hereby agrees with the Administrative Agent that, upon the receipt of a written notice from the Administrative Agent that it is exercising its rights under the [__________] Agreement, dated [_____________________] (the “Material Contract”):
          (a) The undersigned will make all payments to be made by it under or in connection with the Material Contract directly to Administrative Agent or as otherwise specified by the Administrative Agent. All such payments shall be made by the undersigned irrespective of, and without deduction for, any counterclaim, defense, recoupment or setoff and shall be final, and the undersigned will not seek to recover from the Administrative Agent or any person it is acting on behalf of for any reason any such payment once made.
          (b) The Administrative Agent shall be entitled to exercise any and all rights and remedies of the Grantor under the Material Contract in accordance with the terms of the Security Agreement, and the undersigned shall comply in all respects with such exercise.
          (c) The undersigned will not, without the prior written consent of the Administrative Agent, cancel or terminate the Material Contract or consent to or accept any cancellation or termination thereof (whether as a result of a bankruptcy or insolvency proceeding in respect of the Grantor, or otherwise).
          (d) The Administrative Agent shall have no obligation or liability to perform any of the obligations or duties of any Grantor under the Material Contract.
     This Consent and Agreement shall be binding upon the undersigned and its successors and assigns, and shall inure to the benefit of the Administrative Agent and its successors, transferees and assigns. This Consent and Agreement shall be governed by and construed in accordance with the laws of the State of New York.

EXH. K-36

     IN WITNESS WHEREOF, the undersigned has duly executed this Consent and Agreement as of the date set opposite its name below.

Dated: [_______________]	[NAME OF OBLIGEE]
By:
Name:
Title:

EXH. K-37

EXHIBIT B
to
Security Agreement
FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT
Attached.

EXH. K-38

EXHIBIT L
FORM OF SUBSIDIARY GUARANTY AGREEMENT
     This SUBSIDIARY GUARANTY AGREEMENT, dated as of September 9, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by each of the Persons (such capitalized term and all other capitalized terms not otherwise defined herein to have the meanings provided for in Article I) listed on the signature pages hereof (such Persons, together with the Additional Guarantors (as defined in Section 5.7) are collectively referred to as the “Guarantors” and individually as a “Guarantor”), in favor of U.S. BANK NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for each of the Secured Parties.
W I T N E S S E T H:
     WHEREAS, Molina Healthcare, Inc., a Delaware corporation (the “Borrower”) is party to a Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the various financial institutions as are, or may from time to time become, parties thereto and the Administrative Agent, and the other Loan Documents referred to therein;
     WHEREAS, each of the Guarantors is a Subsidiary of the Borrower and will receive substantial direct and indirect benefits from the Credit Agreement and the Credit Extensions and other financial accommodations to be made or issued thereunder; and
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders and the LC Issuer to make Credit Extensions (including the initial Credit Extension) to the Borrower pursuant to the Credit Agreement, each Guarantor agrees, for the benefit of each Secured Party, as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):
     “Additional Guarantors” is defined in Section 5.7(b).
     “Administrative Agent” is defined in the preamble.
     “Agreement” is defined in the preamble.
     “Allocable Amount” is defined in Section 2.6(b).
     “Borrower” is defined in the first recital.
     “Credit Agreement” is defined in the first recital.
     “Guaranteed Obligations” is defined in Section 2.1.

EXH. L-1

     “Guarantor” and “Guarantors” are defined in the preamble.
     “Guarantor Payment” is defined in Section 2.6(a).
     “Indemnified Party” is defined in Section 5.4(a).
     “Loan Documents” is defined in the Credit Agreement.
     “Obligations” is defined in the Credit Agreement.
     “Post Petition Interest” is defined in Section 5.5(b).
     “Secured Obligations” is defined in the Credit Agreement.
     “Subordinated Obligations” is defined in Section 5.5.
     “Termination Date” means the date on which the latest of the following events occurs:
          (a) the payment in full in cash of the Guaranteed Obligations (other than unliquidated obligations that have not yet arisen) and all other amounts payable under this Agreement;
          (b) the Facility Termination Date; and
          (c) the termination or expiration of all Facility LCs and all other Secured Obligations (other than unliquidated obligations that have not yet arisen).
     1.2 Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.
ARTICLE II
GUARANTY
     2.1 Guaranty; Limitation of Liability. Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees, jointly and severally with the other Guarantors, the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Secured Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Secured Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees, charges and disbursements of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Agreement or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall (i) extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party and (ii) continue until the Termination Date. Each of the Guarantors hereby agrees that this

EXH. L-2

Guaranty is an absolute, irrevocable and unconditional guaranty of payment, and is not a guaranty of collection.
     2.2 Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Guaranteed Obligations of each Guarantor under or in respect of this Agreement are independent of the Guaranteed Obligations or any other Secured Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Agreement, irrespective of whether any action is brought against the Borrower or any other Loan Party, or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Agreement shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire by reason of:
          (a) any lack of validity or enforceability of any Loan Document;
          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Secured Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;
          (c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
          (d) (i) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations or (ii) any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Secured Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;
          (e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other Loan Party or its assets or any resulting release or discharge of any Guaranteed Obligation;
          (f) the existence of any claim, set-off or other right which any Guarantor may have at any time against any Loan Party, the Administrative Agent, any Secured Party or any other Person, whether in connection herewith or any unrelated transaction;
          (g) any invalidity or unenforceability relating to or against the Borrower or any other Loan Party for any reason of the whole or any provision of any Loan Document, or any provision of applicable Law purporting to prohibit the payment or performance by the Borrower of the Guaranteed Obligations;

EXH. L-3

          (h) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);
          (i) the failure of any other Person to execute or deliver this Agreement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or
          (j) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.
     2.3 Waivers and Acknowledgments.
          (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Agreement and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.
          (b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Agreement and acknowledges that this Agreement is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future for so long as such Guaranteed Obligations (other than unliquidated obligations that have not yet arisen) are outstanding.
          (c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral; (ii) any defense based on any right of set-off or counterclaim against or in respect of the Guaranteed Obligations of such Guarantor hereunder; and (iii) any defense such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated (whether provided by Sections 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2825, 2839, 2845, 2848, 2849 or 2850 of the California Civil Code or otherwise), arising by reason of: (1) the impairment or suspension of the Administrative Agent’s and the other Secured Parties’ rights or remedies against any other guarantor of the Guaranteed Obligations; (2) the alteration by the Administrative Agent and the Secured Parties of the Guaranteed Obligations; (3) any discharge of the other Guarantors’ obligations to the Administrative Agent and the Secured Parties by operation of law as a result of the Administrative Agent’s and the Secured Parties’ intervention or omission; or (4) the acceptance by the Administrative Agent and the Secured Parties of anything in partial satisfaction of the Guaranteed Obligations.

EXH. L-4

          (d) Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Agreement, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable Law.
          (e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.
          (f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2.2 and this Section 2.3 are knowingly made in contemplation of such benefits.
          (g) Each Guarantor absolutely, unconditionally, knowingly, and expressly waives, to the fullest extent permitted by law, pursuant to California Civil Code Section 2856, all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Guarantor’s rights of subrogation and reimbursement against any other guarantor of the Guaranteed Obligations;
          (h) Each Guarantor absolutely, unconditionally, knowingly, and expressly waives, to the fullest extent permitted by law, the benefits of Section 2815 of the California Civil Code (or any similar law in any other jurisdiction) purporting to allow a guarantor to revoke a continuing guaranty with respect to any transactions occurring after the date of the guaranty;
          (i) Each Guarantor absolutely, unconditionally, knowingly, and expressly waives, to the fullest extent permitted by law, its right, under Sections 2845 or 2850 of the California Civil Code, or otherwise, to require the Administrative Agent and the other Secured Parties to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Secured Parties has or may have against any other guarantor of the Guaranteed Obligations or any third party, or against any collateral provided by any other guarantor of the Guaranteed Obligations, or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of any other guarantor of the Guaranteed Obligations or by reason of the cessation from any cause whatsoever of the liability of such other guarantors in respect thereof; and
          (j) Each Guarantor, pursuant to California Civil Code Section 2856(c), waives all rights and defenses that such Guarantor may have because the Guaranteed Obligations are secured by real property. This means, among other things:
          (i) The Administrative Agent and the other Secured Parties may collect from such Guarantor without first foreclosing on any real or personal property Collateral pledged by a Loan Party.
          (ii) If the Administrative Agent or any other Secured Party forecloses on any real property Collateral pledged by a Loan Party:

EXH. L-5

          (A) The amount of the Guaranteed Obligations may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the Collateral is worth more than the sale price.
          (B) The Administrative Agent or other Secured Parties may collect from the Guarantor even if the Administrative Agent or such other Secured Parties, by foreclosing on the real property Collateral, have destroyed any right the Guarantor may have to collect from the Borrower or other Loan Parties.
This is an unconditional and irrevocable waiver of any rights and defenses the Guarantor may have because the Guaranteed Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon California Civil Code Sections 580a, 580b, 580d, or 726.
WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS GUARANTY, EACH GUARANTOR HEREBY ABSOLUTELY, KNOWINGLY, UNCONDITIONALLY, AND EXPRESSLY WAIVES AND AGREES NOT TO ASSERT ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE SECTIONS 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2825, 2839, 2845, 2848, 2849, AND 2850, AND CALIFORNIA UNIFORM COMMERCIAL CODE SECTIONS 3116, 3118, 3119, 3419, 3605.
In accordance with Section 5.12 below, this Guaranty shall be construed in accordance with and governed by the law of the state of New York. The portions of this section referencing California law and other referenced provisions of California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the referenced provisions of California law are in any way applicable to this Guaranty or to any of the Secured Obligations.
     2.4 Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Guaranteed Obligations under or in respect of this Agreement or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution (pursuant to Section 2.6) or indemnification, and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Termination Date. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the Termination Date, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall promptly be paid or delivered to the Administrative Agent in the same form as so received (with any reasonably necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Agreement thereafter arising. If the Termination Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an

EXH. L-6

interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Agreement.
     2.5 Payments Free and Clear of Taxes, Etc.
          (a) Any and all payments made by any Guarantor under or in respect of this Agreement or any other Loan Document shall be made, in accordance with Section 2.12 of the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes except as required by Law. Subject to Section 3.5(d) of the Credit Agreement, if any Guarantor shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to the Administrative Agent or any other Secured Party, (i) the sum payable by such Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.5), each of the Administrative Agent or any other Secured Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make all such deductions, (iii) such Guarantor shall pay the full amount deducted to the taxing Governmental Authority or other authority in accordance with applicable Law and (iv) such Guarantor shall furnish to the Administrative Agent (which shall forward the same to such Secured Party) the original or a certified copy of a receipt, or other evidence of such payment reasonably acceptable to the Administrative Agent, evidencing payment thereof as soon as practicable after such payment is made.
          (b) In addition, each Guarantor agrees to pay any present or future Other Taxes that arise from any payment made by or on behalf of such Guarantor under or in respect of this Agreement or any other Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement and the other Loan Documents.
          (c) Each Guarantor agrees to indemnify the Administrative Agent and each other Secured Party for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such other Secured Party, (ii) amounts payable under this Section 2.5 and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (c) shall be made within thirty (30) days after the date the relevant Secured Party or the Administrative Agent makes a demand therefor.
     2.6 Contribution With Respect to Guaranteed Obligations.
     (a) To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors (as determined immediately prior to the making of such Guarantor Payment), then, following payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than unliquidated obligations that have not yet arisen), and the termination of all Commitments and Facility LCs (or the cash-collateralization of such Facility LCs on terms reasonably acceptable to the Administrative Agent), the termination or expiration of any other Secured Obligations (other than unliquidated obligations that have not yet arisen) and the termination of the Credit Agreement and all Swap Contracts and all contracts for Cash Management Services with one or more Secured Parties or

EXH. L-7

their Affiliates, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
     (b) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.
     (c) This Section 2.6 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 2.6 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.
     (d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.
     (e) The rights of the indemnifying Guarantors against other Guarantors under this Section 2.6 shall be exercisable upon the full payment of the Guaranteed Obligations in cash (other than unliquidated obligations that have not yet arisen) and the termination or expiry (or in the case of all Facility LCs, full collateralization), on terms reasonably acceptable to the Administrative Agent, of the Commitments and all Facility LCs issued under the Credit Agreement and the termination of the Credit Agreement and all Swap Contracts and all contracts for Cash Management Services with one or more Secured Parties or their Affiliates.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Each Guarantor hereby makes each representation and warranty made in the Loan Documents by the Borrower or any other Loan Party with respect to such Guarantor and each Guarantor hereby further represents and warrants as follows:
     3.1 Independent Credit Analysis. Such Guarantor has, independently and without reliance upon any Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.
ARTICLE IV
COVENANTS
     4.1 Loan Documents. Each Guarantor covenants and agrees that until the Termination Date, such Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to

EXH. L-8

be performed or observed or that the Borrower has agreed to cause such Guarantor or such Subsidiaries to perform or observe.
ARTICLE V
MISCELLANEOUS PROVISIONS
     5.1 Loan Document. This Agreement is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.
     5.2 No Waiver; Remedies. No failure on the part of any Secured Party or Guarantor to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable Law.
     5.3 Right of Set-off. In addition to any rights and remedies of the Secured Parties provided by applicable Law, upon the occurrence and continuance of any Event of Default, each Secured Party and each of their respective Affiliates is hereby authorized at any time and from time to time, without prior notice to any Guarantor or any other Loan Party, any such notice being waived by such Guarantor (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Secured Party or such Affiliate to or for the credit or the account of any Guarantor against any and all of the Guaranteed Obligations of such Guarantor now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Secured Party shall have made any demand under this Agreement or any other Loan Document and although such Guaranteed Obligations may be contingent or unmatured. Each Secured Party agrees promptly to notify such Guarantor and the Administrative Agent after any such set-off and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
     5.4 Indemnification.
     (a) Without limitation on any other Obligations of any Guarantor or remedies of any of the Secured Parties under this Agreement or any other Loan Document, each Guarantor shall indemnify and hold harmless the Administrative Agent, the Arranger, each Secured Party and their respective affiliates, and each of their directors, officers and employees, agents and advisors (each an “Indemnified Party”) from and against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor (including reasonable fees, charges and disbursements of outside counsel) whether or not the Administrative Agent, the Arranger or any other Secured Party or any Affiliate is a party thereto) which any of them may pay or incur arising out of, in connection with, or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms, except to the extent that (x) they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct of the applicable Indemnified Party or (y) they result from a claim brought by any Loan Party against the party seeking indemnification for a material breach in bad faith of such Indemnified Party’s express obligations hereunder or under any other Loan Document pursuant to a claim made by such Guarantor, if such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

EXH. L-9

     (b) Each Guarantor hereby also agrees that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loans, the actual or proposed use of the proceeds of the Credit Extensions, Loan Documents or any of the transactions contemplated by the Loan Documents.
     (c) All amounts due under this Section 5.4 shall be payable not later than ten (10) Business Days after demand therefor.
     (d) Without prejudice to the survival of any of the other agreements of any Guarantor under this Agreement or any of the other Loan Documents, the agreements and obligations of each Guarantor contained in Section 2.1 (with respect to enforcement expenses), the last sentence of Section 2.2, Section 2.5 and this Section 5.4 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Agreement.
     5.5 Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party including, pursuant to Section 2.6 (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 5.5:
          (a) Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), however, unless the Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.
          (b) In any proceeding under any Debtor Relief Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.
          (c) After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests in writing, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Administrative Agent to be applied to the Guaranteed Obligations (including all Post Petition Interest), together with any reasonably necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Agreement.
          (d) After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to

EXH. L-10

submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).
          (e) In the event of a conflict between the provisions of this Section 5.5 and provisions of Annex A of any Pledged Note (as defined in the Pledge Agreement), the provisions of such Annex A shall govern.
     5.6 Continuing Guaranty. This Agreement is a continuing agreement and shall: (a) remain in full force and effect until the Termination Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns.
     5.7 Amendments, etc.; Additional Guarantors; Successors and Assigns.
     (a) No amendment to or waiver of any provision of this Agreement nor consent to any departure by any Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and, with respect to any such amendment, by the Guarantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     (b) Upon the execution and delivery by any Person of a Joinder Agreement in substantially the form of Exhibit H to the Credit Agreement, such Person shall be referred to as an “Additional Guarantor” and shall be and become a Guarantor, and each reference in this Agreement to “Guarantor” shall also mean and be a reference to such Additional Guarantor.
     (c) This Agreement shall be binding upon each Guarantor and its successors, transferees and assigns and shall inure to the benefit of the Administrative Agent and each other Secured Party and their respective successors, transferees and assigns; provided, however, that no Guarantor may assign its obligations hereunder without the prior written consent of the Administrative Agent.
     5.8 Addresses for Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to each party hereto at the address set forth in Section 13.1(a) of the Credit Agreement (with any notice to a Guarantor other than the Borrower being delivered to such Guarantor in care of the Borrower). All such notices and other communications shall be deemed to be given or made at the times provided in Section 13.1(a) of the Credit Agreement.
     5.9 Section Captions. Section captions used in this Agreement are for convenience of reference only, and shall not affect the construction of this Agreement.
     5.10 Severability. Any provision in this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.
     5.11 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of

EXH. L-11

which when taken together shall constitute a single contract. This Agreement shall become effective when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     5.12 Governing Law, Etc.
     (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
     (b) EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND SUCH GUARANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY TO BRING PROCEEDINGS AGAINST ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY GUARANTOR AGAINST THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY OTHER SECURED PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.
     5.13 Waiver of Jury Trial. EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH OTHER SECURED PARTY HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
     5.14 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE OTHER SECURED PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS AMONG THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE OTHER SECURED PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF.
[Signature Page Follows]

EXH. L-12

     IN WITNESS WHEREOF, each Guarantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

MOLINA INFORMATION SYSTEMS, LLC, a California limited liability company
By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:
U.S. BANK NATIONAL ASSOCIATION,
     as Administrative Agent

By:
Name:
Title:

EXH. L-13

EXHIBIT M-1
FORM OF LEGAL OPINION OF EXTERNAL COUNSEL
September 9, 2011
The Administrative Agent and
Each Lender Party to the Credit Agreement
Referred to below
c/o U.S. Bank National Association, as Administrative Agent
1420 Fifth Avenue, 9th Floor
Seattle, Washington 98101
     Re:    Molina Healthcare, Inc. Credit Agreement
Ladies and Gentlemen:
     We have acted as special counsel to (i) Molina Healthcare, Inc., a Delaware corporation (the “Borrower”), and (ii) Molina Information Systems, LLC, a California limited liability company (the “Guarantor” and, together with the Borrower, the “Loan Parties”), in connection with the transactions contemplated by that certain Credit Agreement, dated as of the date hereof (the “Credit Agreement”), by and among the Borrower, the lenders from time to time party thereto (the “Lenders”), and U.S. Bank National Association, as Administrative Agent, LC Issuer and Swing Line Lender. This opinion is being rendered to you pursuant to Section 4.1(c) of the Credit Agreement. Terms used in this opinion letter that are defined in the New York Uniform Commercial Code (the “NYUCC”), the California Uniform Commercial Code (the “CUCC”) or the Delaware Uniform Commercial Code (the “DUCC”), shall have the meanings assigned to such terms in the NYUCC, the CUCC or the DUCC, as applicable. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given to such terms, as applicable, in the Credit Agreement and the other Loan Documents (as defined below).
Materials Examined:
     In rendering this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following, each dated as of September 9, 2011 unless otherwise noted:
     1. The Credit Agreement, together with the exhibits and schedules thereto, executed by the Borrower, the Lenders and U.S. Bank National Association, as Administrative Agent, LC Issuer and Swing Line Lender.
     2. The Security Agreement executed by the Loan Parties in favor of the Administrative Agent, on behalf of itself and the Lenders;
     3. The Pledge Agreement executed by the Loan Parties in favor of the Administrative Agent, on behalf of itself and the Lenders;

EXH. M-1-1

     4. The Intellectual Property Security Agreement executed by the Loan Parties in favor of the Administrative Agent, on behalf of itself and the Lenders;
     5. Each of the Notes; and
     6. The Subsidiary Guaranty by the Guarantor in favor of the Administrative Agent, on behalf of itself and the Lenders (the “Subsidiary Guaranty”).
     The documents listed in numbers 1-6 above are collectively referred to herein as the “Loan Documents”. The documents listed in numbers 2, 3 and 4 above are collectively referred to herein as the “Security Documents”. In addition, for purposes of this opinion, we have examined originals or copies of the following documents:
     7. The UCC-1 financing statement naming the Borrower as debtor and the Administrative Agent as secured party, filed with the Delaware Secretary of State on August 30, 2011, as filing number 2011 3364992 (the “Borrower Financing Statement”);
     8. The UCC-1 financing statement naming the Guarantor as debtor and the Administrative Agent as secured party, filed with the California Secretary of State on August 31, 2011, as filing number 11-7283406729 (the “Guarantor Financing Statement”);
     9. A certificate from the Secretary of State of the State of Delaware indicating that the Borrower is in good standing as of August 19, 2011 (the “Borrower Good Standing Certificate”);
     10. A certificate from the Secretary of State of the State of California indicating that the Guarantor is in good standing as of August 22, 2011 and a certificate from the California Franchise Tax Board indicating that the Guarantor is in tax good standing in California as of August 19, 2011 (the “Guarantor Good Standing Certificates”);
     11. A certified copy of the Certificate of Incorporation of the Borrower, as certified by the Delaware Secretary of State on August 19, 2011 (the “Borrower Certificate of Incorporation”);
     12. A certified copy of the Articles of Organization of the Guarantor, as certified by the California Secretary of State on August 26, 2011 (the “Guarantor Articles of Organization”);
     13. A copy of the Amended and Restated Bylaws of the Borrower, adopted by the Board of Directors of the Borrower on February 10, 2009, certified by the Senior Vice President, General Counsel and Secretary of Borrower as being a true and correct copy of the Borrower’s Bylaws on the date hereof (the “Borrower Bylaws”);
     14. A copy of the Operating Agreement of the Guarantor, effective December 17, 2009, certified by the Secretary of the Guarantor as being a true and correct copy of the Guarantor’s Operating Agreement on the date hereof (the “Guarantor Operating Agreement”);
     15. A copy of the resolutions adopted by the members of the Board of Directors of the Borrower at a regularly scheduled meeting held on August 23, 2011, with respect to the

EXH. M-1-2

transactions contemplated pursuant to the Loan Documents, certified by the Senior Vice President, General Counsel and Secretary of the Borrower as being a true and correct copy on the date hereof;
     16. A copy of the resolutions duly adopted by the sole manager of the Guarantor on August 30, 2011, with respect to the transactions contemplated pursuant to the Loan Documents, certified by the Secretary of the Guarantor as being a true and correct copy on the date hereof;
     17. The Certificate of Jeffrey D. Barlow, the Senior Vice President, General Counsel and Secretary of the Borrower (the “Borrower Factual Certificate”);
     18. The Certificate of Jeffrey D. Barlow, the Secretary of the Guarantor (the “Guarantor Factual Certificate”, and together with the Borrower Factual Certificate, the “Factual Certificates”);
     19. The Certificate (1940 Act) of Jeffrey D. Barlow, the Senior Vice President, General Counsel and Secretary of the Borrower (the “Borrower 1940 Act Certificate”); and
     20. The Certificate (1940 Act) of Jeffrey D. Barlow, the Secretary of the Guarantor (the “Guarantor 1940 Act Certificate”, and together with the Borrower 1940 Act Certificate, the “1940 Act Certificates”).
     Finally, we have examined such records, documents, and certificates of public officials and the Loan Parties, and made such inquiries of representatives of the Loan Parties as we have deemed necessary or appropriate for the purpose of rendering the opinions set forth herein. With respect to matters of fact (as distinguished from matters of law), we have also relied upon and assumed that the representations and statements of the Loan Parties and all other parties set forth in the Loan Documents, the Factual Certificates and any other certificates, instruments and agreements executed in connection therewith or delivered to us are true, correct, complete and not misleading.
Opinions:
     Based upon the foregoing, having regard for the legal considerations that we deem relevant, and subject to the qualifications stated herein, we are of the opinion that:
     1. The Borrower is a corporation duly incorporated, validly existing and, based solely on the Borrower Good Standing Certificate, in good standing under the laws of the State of Delaware.
     2. The Guarantor is a limited liability company duly formed, validly existing and, based solely on the Guarantor Good Standing Certificates, in good standing under the laws of the State of California.
     3. The Borrower has the corporate power and authority to own and operate its properties; carry on its business as currently conducted; execute, deliver and perform the Loan Documents to which it is a party and carry out the transactions contemplated thereby.

EXH. M-1-3

     4. The Guarantor has the limited liability company power and authority to own and operate its properties; carry on its business as currently conducted; execute, deliver and perform the Loan Documents to which it is a party and carry out the transactions contemplated thereby.
     5. The execution, delivery and performance of the Loan Documents to which the Borrower is a party have been duly authorized by all necessary corporate action on the part of the Borrower.
     6. The execution, delivery and performance of the Loan Documents to which the Guarantor is a party have been duly authorized by all necessary limited liability company action on the part of the Guarantor.
     7. Each Loan Document to which a Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes the valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms.
     8. The execution and delivery by the Borrower of the Loan Documents to which it is a party do not, and the performance of its obligations thereunder will not (a) result in a breach or violation of, or constitute a default under the Borrower Certificate of Incorporation or Borrower Bylaws, or (b) result in a breach or violation of any federal or New York state statute, rule or regulation applicable to the Borrower.
     9. The execution and delivery by the Guarantor of the Loan Documents to which it is a party do not, and the performance of its obligations thereunder will not (a) result in a breach or violation of, or constitute a default under the Guarantor Articles of Organization or the Guarantor Operating Agreement or (b) result in a breach or violation of any federal, New York or California state statute, rule or regulation applicable to the Guarantor.
     10. Each of the Security Documents creates in favor of the Administrative Agent (on behalf of and for the benefit of each of the Secured Parties (as such terms are defined therein)), with respect to each of the Loan Parties, a security interest in the rights of such Loan Party in the Collateral as defined in each such Security Document in which a security interest may be created under the NYUCC (the “Collateral”).
     11. The security interests described in paragraph 10 will be perfected in such of the “Pledged Equity Interests” (as defined in the Pledge Agreement) that are certificated securities in registered form upon the Administrative Agent acquiring possession in the State of New York of each related security certificate, indorsed to the Administrative Agent or in blank by an effective indorsement, or registered in the name of the Administrative Agent, upon original issue or registration of transfer by the issuer. Assuming that the Administrative Agent acquires such certificated security for value and without notice of any adverse claim to such certificated security, the Administrative Agent will acquire its security interest in such certificated security free of any adverse claim.
     12. The security interests described in paragraph 10 will be perfected in such of the “Pledged Notes” (as defined in the Pledge Agreement) that are instruments upon the Administrative Agent acquiring possession in the State of New York of each such instrument. Assuming that the Administrative Agent acquires such instrument in good faith and without

EXH. M-1-4

notice that such security interest violates the rights of any other secured party in any of such instruments, the Administrative Agent’s security interest in such instruments will be prior to any security interest in any of such instruments that is created by the Borrower in favor of any other secured party under the NYUCC.
     13. The security interests described in paragraph 10 granted by the Borrower are perfected under the DUCC in such of the Collateral (as defined in the Security Documents to which the Borrower is a party) described in the Borrower Financing Statement in which a security interest may be perfected by the filing of a financing statement with the Delaware Secretary of State under the DUCC.
     14. The security interests described in paragraph 10 granted by the Guarantor are perfected under the CUCC in such of the Collateral (as defined in the Security Documents to which the Guarantor is a party) described in the Guarantor Financing Statement in which a security interest may be perfected by the filing of a financing statement with the California Secretary of State under the CUCC.
     15. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Certain Assumptions:
     With your permission, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures, and the conformity to the originals of all documents submitted to us as copies and the due execution and delivery by the indicated officers of any documents submitted to us an unexecuted; (ii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (iii) except as specifically covered in the opinions set forth above with respect to the Loan Parties, the due organization, valid existence and good standing of each of the respective parties to the Loan Documents; (iv) except as specifically covered in the opinions set forth above with respect to the Loan Parties, the due authorization, execution and delivery of the Loan Documents by each of the respective parties thereto; (v) except as specifically covered in the opinions set forth above with respect to the Loan Parties, the legality, validity, or binding effect of the Loan Documents with respect to and the enforceability of the Loan Documents against each of the respective parties thereto; (vi) the compliance by the respective parties to the Loan Documents, other than the Loan Parties, with any applicable requirements to file returns and pay taxes under Delaware, California, or New York law; (vii) the absence of any evidence extrinsic to the provisions of the written agreements among the parties that the parties intended a meaning contrary to that expressed by those provisions; (viii) there has not been any mutual mistake of fact, fraud, duress or undue influence; (ix) each party to the transaction, other than the Loan Parties, has satisfied those legal requirements that are applicable to it to the extent necessary to make the Loan Documents enforceable against it; (x) each party to the Loan Documents, other than the Loan Parties, has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Loan Documents against the Loan Parties; (xi) the Lenders have acted in good faith in a commercially reasonable manner and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of, the Loan Documents;

EXH. M-1-5

(xii) all parties to the Loan Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Loan Documents; (xiii) each Loan Party holds the requisite title and rights to any property involved in the Loan Documents, and (xiv) each party to the Guarantor Operating Agreement has complied with or satisfied all of the terms, conditions and restrictions set forth in the Guarantor Operating Agreement with respect to admission of members and the issuance of membership interests.
Certain Limitations and Qualifications:
     The foregoing opinions are limited to matters involving (i) the federal laws of the United States, (ii) the laws of the State of New York, (iii) with respect to only the opinions set forth in paragraphs 1, 3, 5, and 8, the Delaware General Corporation Law and (iv) with respect to only the opinions set forth in paragraphs 2, 4, 6, and 9 the California Limited Liability Company Act. The opinions in paragraphs 10, 11 and 12 are limited to Article 9 of the NYUCC, and thus those opinions cover only security interests, collateral, transactions, and perfection methods to the extent governed by Article 9 of the NYUCC. The opinion in paragraph 13 is limited to Article 9 of the DUCC, and thus that opinion covers only security interests, collateral, transactions, and perfection methods to the extent governed by Article 9 of the DUCC. The opinion in paragraph 14 is limited to Article 9 of the CUCC, and thus that opinion covers only security interests, collateral, transactions, and perfection methods to the extent governed by Article 9 of the CUCC. Without limiting the generality of the foregoing sentences, we note that the application of all or part of Article 9 of the Uniform Commercial Code to a creditor that is a federally-regulated entity, or an affiliate of such an entity, may be preempted by federal law. E.g., Crespo v. WFS Financial Inc., 580 F. Supp. 2d 614 (N.D. Ohio 2008) (portions of UCC Article 9 could not be applied to creditor that was subsidiary of federal savings association).
     As you know, we are not admitted to practice in the State of Delaware. Accordingly, (i) the opinions set forth herein with respect to Delaware General Corporation Law are based solely on a review of the text of such law set forth in the Delaware Corporation Laws Annotated, 2010-2011 Edition, published by LexisNexis, without regard to judicial or administrative interpretations of such law, and (ii) the opinions set forth herein with respect to the DUCC are based solely on our review of the text of Article 9 of the DUCC as set forth in the Delaware Uniform Commercial Code Annotated, 2010-2011 Edition, published by LexisNexis, without regard to judicial or administrative interpretations of such law.
     We have made no inquiry into, and express no opinions as to, (a) the statutes, regulations, treaties or common laws of any other nation, state or jurisdiction or the enforceability of the Loan Documents under, or the effect on the Loans as contemplated by the Loan Documents of non-compliance with, such other laws, (b) compliance or non-compliance with applicable federal and state antifraud or securities laws, statutes, rules and regulations, (c) compliance or non-compliance with applicable federal and state usury laws, statutes, rules and regulations other than those of the States of New York or California or (d) compliance or non-compliance with the Health Care Regulations and any consents or filings required under such Health Care Regulations in connection with the execution, delivery and performance of the Loan Documents including the grant of the security interests or exercise of remedies under the Security Documents.

EXH. M-1-6

     With respect to our opinion in paragraph 1 above with respect to due incorporation, we have relied exclusively on certificates of public officials and the Borrower Bylaws, and we have assumed the charter documents of the Borrower were duly executed and delivered by authorized individuals at the time of formation and in the proper statutorily prescribed form. With respect to our opinion in paragraph 2 above with respect to limited liability company due formation, we have relied exclusively on the Guarantor Article of Organization and the Guarantor Operating Agreement, and we have assumed the Guarantor Operating Agreement was duly adopted, executed and delivered by qualifying members at the time of formation.
     With respect to our opinion in paragraphs 8 and 9 above, the phrase “[will not] result in a breach or violation of any federal or New York state statute, rule or regulation applicable to [such Loan Party]” means that such execution and delivery by such Loan Party is neither prohibited by, nor subjects such Loan Party to a fine, penalty or similar sanction that would be materially adverse to such Loan Party under, any federal or New York state statute or regulation that a lawyer in New York exercising customary professional diligence would reasonably recognize to be directly applicable to such Loan Party, the Loan Documents or the transactions contemplated pursuant to the Loan Documents.
     Furthermore, our opinion that the Loan Documents are valid, binding and enforceable is subject to and limited by the following exceptions and qualifications:
          (a) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, receivership, assignment for the benefit of creditors or other laws relating to or affecting the rights of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent or preferential transfers);
          (b) limitations upon indemnification and contribution rights which may be imposed by applicable law and equitable principles;
          (c) the unenforceability under certain circumstances of provisions imposing penalties, forfeiture, late payment charges, or an increase in interest rate upon delinquency in payment or the occurrence of any event of default;
          (d) general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the effect of such principles on the possible unavailability of the remedy of specific performance of an obligation, injunctive relief, or the appointment of a receiver;
          (e) compliance with the procedural and substantive requirements of NYUCC Section 9-601, et seq., regarding creditors’ rights with respect to personal property collateral upon the occurrence of a default in satisfying a secured obligation;
          (f) the unenforceability under certain circumstances of provisions expressly or by implication waiving broadly or vaguely stated rights, the benefits of statutory or constitutional provisions (including the statutes described above), unknown future rights,

EXH. M-1-7

defenses to obligations or rights granted by law, where such waivers are against public policy or prohibited by law;
          (g) the unenforceability under certain circumstances of provisions to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy or the election of some particular right or remedy does not preclude recourse to one or more other rights or remedies;
          (h) possible limitations on the exercise of self-help or other summary procedures for the obtaining of possession of various personal property as set forth in the Loan Documents;
          (i) possible limitations on the enforceability of the use of condemnation proceeds or insurance proceeds to reduce the principal amount of obligations, rather than making such proceeds available for restoration of property that is security for such obligations, to the extent that Lender is unable to show that its security has been impaired by reason of such condemnation or casualty. See, e.g., Schoolcraft v. Ross, 81 Cal.App.3d 75 (1978) (casualty insurance proceeds); Civ.Proc.Code Section 1265.225 and Milstein v. Security Pacific National Bank, 27 Cal.App.3d 482 (1972) (condemnation awards);
          (j) we express no opinion as to any provision of the Loan Documents that purport to vary Section 9-315 of the applicable Uniform Commercial Code with respect to proceeds;
          (k) the application of California Civil Code Sections 2903 through 2905 which provide to certain persons the right to redeem property from liens, California Civil Code Section 2889 which provides that provisions in contracts which are in restraint of the right of redemption are void (although the inclusion of such provisions do not void the remainder of the contract); and
          (l) the restrictions established by California statutory and case law upon enforceability of any waivers contained in any Loan Document, which waivers purport to waive various statutory and other rights accorded to guarantors or sureties under California law, including without limitation certain provisions codified in California Civil Code Sections 2787 through 2855, inclusive. We also note the effect of California Civil Code Section 3268, which provides, in essence, that such statutory protections can be waived, unless such waiver would be against public policy. See, e.g., Cathay Bank v. Lee, 14 Cal.App.4th 1533 (1993); Pearl v. General Motors Acceptance Corporation, 13 Cal.App.4th 1023 (1993). However, we express no opinion on the extent, if any, to which Section 3268 would have the effect of validating or invalidating any waivers that might be contained in any Loan Document. In this regard, we further note, but express no opinion on, the effect of California Civil Code Section 2856 and the legislative history with respect thereto, which was enacted to attempt to establish more definite rules in this area.
     Any opinion as to any security interest in proceeds is subject to the provisions of Section 9-315 of the NYUCC, Section 9315 of the CUCC, and Section 9-315 of the DUCC, as applicable.

EXH. M-1-8

     With respect to the name of any debtor set forth in any financing statement, we have relied, with your permission and without investigation, on the certified documents described above as documents 13 and 14, and we express no opinion in paragraphs 13 and 14 to the extent that any such document does not completely and correctly state the name of the applicable debtor. The opinions set forth in paragraphs 13 and 14 are subject to the provisions of Section 9-338 of the DUCC and 9338 of the CUCC, respectively, regarding filed financing statements that contain incorrect information.
     We have no obligation to perfect or to maintain the perfection or the priority of any security interest described in this opinion letter or to advise anyone after the date hereof as to actions necessary or advisable to do so.
No Opinion:
     We have not been asked to render, and we expressly decline to provide, any opinion concerning the following matters:
     A. We express no opinion in paragraphs 10 through 14 as to: (1) any collateral to the extent that the applicable debtor does not have rights or the power to transfer rights, or any collateral that is not adequately and sufficiently described in the applicable documents, (2) any collateral that is of a type described in Section 9-501(a)(1) of the NYUCC, Section 9-501(a)(1) of the DUCC, or Section 9501(a)(1) of the CUCC, or that constitutes “transition property” or “recovery property” as referred to in Section 9109(d)(15) of the CUCC, consumer goods, or a commercial tort claim, (3) any collateral that constitutes a debt, liability, or other obligation of the secured party, (4) any consumer transaction, (5) any security interest for which value has not been given to the debtor, (6) the perfection of any security interest if the applicable financing statement does not sufficiently set forth the name of the secured party, and (7) the priority of any security interest. We express no opinion as to which jurisdiction’s law governs perfection, the effect of perfection or nonperfection, or the priority, of any security interest, or which jurisdiction’s law governs whether an adverse claim can be asserted against the Administrative Agent;
     B. The validity or enforceability under certain circumstances of any provisions which waive statutory rights to receive notice or to be allowed to cure, reinstate or redeem in the event of default;
     C. The enforceability of any provision that purports to indemnify a party for losses, costs, expenses, liabilities or similar matters resulting from such parties own negligence;
     D. Any provision of the Loan Documents that may be deemed to permit the Administrative Agent or the Lenders or any other Person to sell or otherwise dispose of any personal property collateral except in compliance with the applicable Uniform Commercial Code and other applicable laws;
     E. Any provision of the Loan Documents that may be deemed to impose on the Administrative Agent or the Lenders standards for the care of the personal property collateral in the possession of the Administrative Agent or such Lender other than as provided in Section 9-207 of the applicable Uniform Commercial Code and other applicable laws;

EXH. M-1-9

     F. The enforceability of any provision of the Loan Documents (i) pursuant to which any party (a) waives, directly or indirectly, rights to trial by jury or access to the courts; (b) waives or limits any rights, claims or causes of action it may have against Lender or any right to offset the same against the indebtedness evidenced by the Loan Documents, (c) waives any equitable right (including, without limitation, waiver, estoppel, laches, etc.) or (d) waives any other law, right or benefit, except to the extent the validity of such waiver has been specifically and independently established by statute, (ii) which provides that the Loan Documents are enforceable in accordance with their terms, or (iii) which characterizes the Loan Documents as jointly prepared or waives the benefit of any laws or rule of construction which would interpret ambiguities contained in the Loan Documents against the Administrative Agent or the Lenders;
     G. The enforceability of any collateral assignments to the extent any necessary third party consents to such collateral assignments have not been obtained. In addition, we express no opinion with respect to the existence or absence of any right or power of any parties to modify, terminate or waive provisions of any documents, instruments or agreements which are the subject of any such collateral assignment;
     H. The enforceability of any right of set off, banker’s lien, counterclaim or similar right, or the effect of the exercise thereof, or the effect on the Administrative Agent or the Lenders and remedies if any Lender releases any one or more parties from its or their obligations under any of the Loan Documents or elects to proceed under any of the Loan Documents against less than all obligors under the Loan Documents who are, or whose property is, liable for or pledged to secure the obligations of the Loan Parties under the Loan Documents; and
     I. Whether any income, franchise, sales, withholding, real property, personal property, business license or other tax, assessment, charge or levy will result from the transaction.
     Moreover, in giving this opinion, we advise you that a Delaware, California or New York court may not strictly enforce certain covenants contained in the Loan Documents or allow acceleration of the maturity of the indebtedness evidenced thereby if it concludes that such enforcement or acceleration would be unreasonable under the then existing circumstances. We do believe, however, that subject to the limitations expressed herein, enforcement and acceleration would be available if an Event of Default occurs as a result of a material breach of a material covenant contained in the Loan Documents.
     Insofar as our opinion as to the enforceability of any Loan Document pertains to the parties’ agreement that the law of the State of New York shall be the law governing such Loan Document, such opinion is based solely on Section 5-1401 of the New York General Obligations Law. We express no opinion as to whether such statute would violate the Constitution of the United States of America, particularly under circumstances where an agreement had no reasonable relationship to the State of New York. We express no opinion as to (i) whether a federal court of the United States of America or a state court outside the State of New York would give effect to the choice of New York law provided for in any of the Loan Documents, and (ii) whether a federal court of the United States of America would have jurisdiction over any action brought against the Loan Parties by any party not a United States natural or juridical person or an entity formed under the laws of any State of the United States.

EXH. M-1-10

Use of Opinion:
     This opinion letter is solely for your benefit in connection with the transaction covered in the first paragraph of this opinion letter and may not be relied upon or used by, circulated, quoted or referred to, nor may copies hereof be delivered to, any other person without our prior written approval, except that copies of this opinion letter may be furnished to independent auditors and legal counsel in connection with their providing advice regarding such transaction and to appropriate regulatory authorities or pursuant to an order or legal process of any relevant governmental authority and to your permitted successors and assigns and prospective successors and assigns. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof. This letter speaks only as of the date hereof, we have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressees, or to take into account changes in law, facts or any other developments of which we may later become aware. At your request, we hereby consent to reliance hereon by your successors or assigns pursuant to the Credit Agreement, on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressees, or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance by a successor or assign must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the successor or assign at such time.

Very truly yours, ORRICK, HERRINGTON & SUTCLIFFE LLP

EXH. M-1-11

EXHIBIT M-2
FORM OF LEGAL OPINION OF IN-HOUSE COUNSEL
September 9, 2011
The Administrative Agent and
each Lender party to the Credit Agreement
referred to below
c/o U.S. Bank National Association, as Administrative Agent
1420 Fifth Avenue, 9th Floor
Seattle, Washington 98101
          Re:    Credit Agreement with Molina Healthcare, Inc.
Ladies and Gentlemen:
I am the Senior Vice President, General Counsel and Secretary of Molina Healthcare, Inc., a Delaware corporation (the “Borrower”) and the Secretary of Molina Information Systems, LLC, a California limited liability company (the “Guarantor” and, together with the Borrower, the “Loan Parties”), and I am delivering this opinion in connection with the preparation, execution and delivery of the Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among the Borrower, the Lenders parties thereto, and U.S. Bank National Association, as Administrative Agent, LC Issuer and Swing Line Lender. This opinion is being delivered to you pursuant to Section 4.1(c) of the Credit Agreement. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given to such terms in the Credit Agreement.
Materials Examined:
In rendering this opinion, I and/or attorneys working under my supervision have examined originals, or copies certified or otherwise identified to my satisfaction, of the following, copies of which have been delivered to you, each dated as of September 9, 2011, unless otherwise noted:
16.	The Credit Agreement;

17.	The Security Agreement executed by the Loan Parties in favor of the Administrative Agent, on behalf of itself and the Lenders;

18.	The Pledge Agreement executed by the Loan Parties in favor of the Administrative Agent, on behalf of itself and the Lenders;

19.	The Intellectual Property Security Agreement executed by the Loan Parties in favor of the Administrative Agent, on behalf of itself and the Lenders;

20.	Each of the Notes; and

EXH. M-2-1

21.	The Subsidiary Guaranty by the Guarantor in favor of the Administrative Agent, on behalf of itself and the Lenders;
The documents listed in numbers 1-6 above are collectively referred to herein as the “Transaction Documents.” Finally, I and/or attorneys working under my supervision have examined such records, documents, and certificates of public officials as I have deemed necessary or appropriate for the purpose of rendering the opinions set forth herein.
Opinions:
Based upon the foregoing, having regard for the legal considerations that I deem relevant, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, I am of the opinion that:
     1. Neither the execution, delivery or performance by the Borrower of the Transaction Documents to which it is a party (i) constitutes a violation of or a default under any Material Contract to which the Borrower is a party, or (ii) causes the creation of any Lien under any Material Contract to which the Borrower is a party (except for Permitted Liens or as otherwise contemplated by the Transaction Documents). Neither the execution, delivery or performance by the Guarantor of the Transaction Documents to which the Guarantor is a party (i) constitutes a violation of or a default under any Material Contract to which the Guarantor is a party, or (ii) causes the creation of any Lien under any Material Contract to which the Guarantor is a party (except for Permitted Liens or as otherwise contemplated by the Transaction Documents).
     2. Excluding any future pledges of Regulated Subsidiaries, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required on the part of the Borrower or the Guarantor for its execution or delivery of the Transaction Documents to which it is a party or the consummation of the transactions contemplated thereby (other than those that have been obtained by the Borrower and the Guarantor).
     3. There are no actions, suits, proceedings, claims or disputes pending or threatened at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or the Guarantor or against any of their respective properties or revenues or injunctions, writs, temporary restraining orders or other orders of any nature issued by any court or Governmental Authority that (a) purport to affect or pertain to the Credit Agreement or any other Loan Document or any of the transactions contemplated thereby or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
Certain Assumptions
In rendering these opinions, I and/or attorneys working under my supervision have, with your permission, assumed the following: (i) the authenticity of original documents and the conformity to the originals of all documents submitted to me as copies; (ii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed; and (iii) the absence of any evidence

EXH. M-2-2

extrinsic to the provisions of the written agreements among the parties that the parties intended a meaning contrary to that expressed by those provisions.
Certain Limitations and Qualifications:
A. I note that my opinions are based upon current statutes, rules, regulations, cases and official interpretive opinions, and cover certain items that are not directly or definitely addressed by such authorities.
B. This opinion is limited to the internal laws of the States of California and Delaware and the federal laws of the United States of America, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to matters of municipal law or the laws of any other local agencies within any state.
Use of Opinion:
This opinion is solely for your benefit and the benefit of your participants, successors and assigns under the Loan Documents and may not be relied upon, used, quoted, circulated or referred to, nor may copies hereof be delivered to, any other person without my prior written approval, except that copies of this opinion letter may be furnished to independent auditors and legal counsel in connection with their providing advice regarding such transaction and to appropriate regulatory authorities or pursuant to an order or legal process of any relevant governmental authority and to your permitted successors and assigns and prospective successors and assigns. I disclaim any obligation to update this opinion for events occurring or coming to my attention after the date hereof. At your request, I hereby consent to reliance hereon by your successors or assigns pursuant to the Credit Agreement, on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) I have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressees, or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance by a successor or assign must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the successor or assign at such time.
[Signature page follows]

EXH. M-2-3

Very truly yours,

Jeffrey D. Barlow
Senior Vice President, General Counsel and Secretary
Molina Healthcare, Inc. and
Secretary
Molina Information Systems, LLC

EXH. M-2-4